UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

OXFORD FINANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $6,461.70

(2)	Form, Schedule or Registration Statement No.: Schedule 14A

(3)	Filing Party: Oxford Finance Corporation

(4)	Date Filed: 2-23-04

Oxford Finance Corporation

133 North Fairfax Street
Alexandria, Virginia 22314

To the Stockholders of Oxford Finance Corporation:

      You are cordially invited to attend a special meeting of stockholders of Oxford Finance Corporation to be held at Oxford’s corporate headquarters, 133 North Fairfax Street, Alexandria, Virginia 22314 on Friday, the 28th day of May, 2004 at 10:00 a.m. local time. This letter, along with the attached notice and proxy statement are being distributed to Oxford’s stockholders, and we kindly request that you either attend the meeting or return your proxy card as quickly as possible, as your vote is very important.

      As previously announced, on January 28, 2004, the board of directors unanimously approved the sale of substantially all of Oxford’s assets, and the transfer of related liabilities, on the terms and subject to the conditions of the asset purchase agreement between Oxford and Oxford Finance Acquisition Corp., a Delaware corporation, referred to in the proxy statement as OAC, and a wholly-owned subsidiary of Sumitomo Corporation of America, a New York corporation. As more fully set forth in the accompanying proxy statement, at the special meeting we will ask you to consider and vote upon the following proposals:

•	the approval of the sale of substantially all of Oxford’s assets, and the transfer of related liabilities, to OAC on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer to be filed with the Maryland State Department of Assessments and Taxation upon completion of the asset sale; and

•	the approval of Oxford’s plan of liquidation and dissolution, under which Oxford’s board of directors and authorized officers following the consummation of the sale of substantially all of Oxford’s assets and transfer of related liabilities will take all steps necessary to dissolve Oxford as a corporation under Maryland law and withdraw Oxford’s election as a business development company under the Investment Company Act of 1940, as amended.

      As described in the accompanying proxy statement, Oxford’s officers and board of directors will not implement the plan of liquidation and dissolution unless the proposal to approve the sale of substantially all of Oxford’s assets and transfer of related liabilities is approved. Approval of each proposal requires the affirmative vote of two-thirds of the outstanding shares of Oxford common stock entitled to vote on such proposal. Officers, directors and stockholders of Oxford who, in the aggregate, hold approximately 25% of the votes entitled to be cast at the special meeting have indicated that they will vote in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities and in favor of the plan of liquidation and dissolution.

      The Oxford board of directors, by unanimous vote and after careful consideration, (1) has approved the asset purchase agreement and the transactions contemplated thereby, including the sale of substantially all of Oxford’s assets and the transfer of related liabilities to OAC; (2) has approved the plan of liquidation and dissolution and the transactions contemplated thereby; (3) has determined that the terms of the asset purchase agreement and the terms of the plan of liquidation and dissolution are advisable, fair to and in the best interests of Oxford and its stockholders; (4) recommends that Oxford stockholders vote “FOR” the proposal to approve the sale of substantially all of Oxford’s assets and the transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement; and (5) recommends that Oxford stockholders vote “FOR” the proposal to approve Oxford’s plan of liquidation and dissolution.

      In the materials accompanying this letter, you will find a notice of special meeting of stockholders, a proxy statement relating to the proposed actions to be taken by Oxford stockholders at the special meeting and a proxy card. Please read the notice and the proxy statement in their entirety and consider the information included therein carefully. Your vote is important. All stockholders are invited to attend the special meeting in person; however, even if you expect to be present at the special meeting, we ask that as promptly as possible, you mark, sign, date and return the enclosed proxy card in the postage pre-paid envelope provided. Stockholders attending the special meeting may vote in person even if they previously voted by proxy.

      If you have any questions or need assistance in voting your shares of Oxford common stock, please call me at (703) 519-4900.

Very truly yours,

J. ALDEN PHILBRICK, IV
Chairman of the Board,
President and Chief Executive Officer

April 30, 2004

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

      This proxy statement is dated April 30, 2004 and is first being mailed to stockholders on or about May 5, 2004.

TABLE OF CONTENTS

Oxford Finance Corporation 133 North Fairfax Street Alexandria, Virginia 22314
Notice of Special Meeting of Stockholders
SUMMARY TERM SHEET
• Parties to the Asset Purchase Agreement --
• Oxford’s Reasons for the Asset Sale
• Opinion of Oxford’s Financial Advisor
• Recommendation of the Oxford Board of Directors
• Conditions to the Asset Sale
• Termination of the Asset Sale
• Termination Fee
• Voting and Support Agreement
• Plan of Liquidation and Dissolution
• Reasons for Implementing the Plan of Liquidation and Dissolution
• Distributions of Proceeds to Oxford Stockholders
• The Asset Sale and Distribution of Proceeds May Be Taxable to You
• Interests of Oxford’s Executive Officers, Directors and Significant Stockholder
• Appraisal Rights
• Required Vote
• Regulatory Approvals
QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND THE PLAN OF LIQUIDATION AND DISSOLUTION
FORWARD-LOOKING INFORMATION
MARKET PRICE AND DIVIDEND INFORMATION
Market Price and Stockholder Information
Equity Compensation Plan Table
Dividend Policy
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF OXFORD
STATEMENTS OF OPERATIONS
THE SPECIAL MEETING
Date, Time and Place
Purpose of the Special Meeting
Who Can Vote at the Special Meeting
Quorum and Required Vote
Proxies, Voting and Revocation
Solicitation of Proxies
PROPOSAL 1: THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT
THE ASSET SALE
Background of the Asset Sale
Fairness Opinion of Oxford’s Financial Advisor
Recommendation of the Oxford Board of Directors
THE ASSET PURCHASE AGREEMENT
Assets to be Sold
Excluded Assets
Assumed Liabilities
Consideration to be Received in the Asset Sale
Conditions to Consummation of the Asset Sale
Representations and Warranties
Conduct of Business Pending the Asset Sale
Takeover Proposals
Stockholder Meeting; Preparation of Proxy Statement
Additional Covenants
Material Adverse Effect
Termination
Termination Fee
Fees and Expenses
Company Indemnification Provisions
Assignment
Modification
FEDERAL INCOME TAX CONSEQUENCES
REGULATORY APPROVALS
APPRAISAL RIGHTS
AGREEMENTS RELATED TO THE ASSET PURCHASE AGREEMENT
Voting and Support Agreement
Trademark Assignment Agreement
Domain Name Assignment Agreement
Employment Agreement with Mr. Philbrick
Employment Agreement with Mr. Altenburger
Subscription Agreement
Stockholders Agreement
PROPOSAL 2: ADOPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION
Background
Reasons for Implementing the Plan of Liquidation and Dissolution
Legal Requirements and Effects of Implementing the Plan of Liquidation and Dissolution
Summary of Plan of Liquidation and Dissolution
Procedure for Dissolution under Maryland Law
Federal Income Tax Consequences
Recommendation of the Oxford Board of Directors
BUSINESS OVERVIEW FOR OXFORD
EXECUTIVE SUMMARY
Oxford’s Business
Oxford’s Industry
Oxford’s Background
Oxford’s Products
Election to be a Business Development Company and Regulated Investment Company Status
BUSINESS
General
Background
Business
Life Science Industry
“Life Science” Companies
Underwriting Discipline
Underwriting Process
Portfolio Monitoring and Risk Management
Investment Rating System
Loan Servicing Procedures
Competition
Employees
Temporary Investments
Potential Hedging Activities
ELECTION TO BE A BUSINESS DEVELOPMENT COMPANY AND REGULATED INVESTMENT COMPANY STATUS
DETERMINATION OF NET ASSET VALUE
PORTFOLIO COMPANIES
Oxford Finance Corporation Schedule of Investments December 31, 2003
PROPERTY DESCRIPTION
LEGAL PROCEEDINGS
SELECTED FINANCIAL DATA AND SUPPLEMENTARY FINANCIAL INFORMATION
BALANCE SHEET
MANAGEMENT’S DISCUSSION AND ANALYSIS
Overview
Conversion to Business Development Company
Critical Accounting Policies
Portfolio Composition and Asset Quality
Results of Operations for the Year Ended December 31, 2003
Portfolio Companies
Officers and Directors
Committees of the Board of Directors
Beneficial Ownership of Directors, Executive Officers and 5% Stockholders
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS

Oxford Finance Corporation

133 North Fairfax Street
Alexandria, Virginia 22314

Notice of Special Meeting of Stockholders
to be held on May 28, 2004

To the Stockholders of OXFORD FINANCE CORPORATION:

      Notice is hereby given that a special meeting of stockholders of Oxford Finance Corporation will be held at Oxford’s corporate headquarters, 133 North Fairfax Street, Alexandria, Virginia 22314 on Friday, the 28th day of May, 2004 at 10:00 a.m. local time, to consider and vote upon the following proposals:

1. The sale of substantially all of Oxford’s assets, and the transfer of related liabilities, on the terms and subject to the conditions set forth in the asset purchase agreement, dated as of January 28, 2004, between Oxford and Oxford Finance Acquisition Corp., a Delaware corporation, referred to herein as OAC, and a wholly-owned subsidiary of Sumitomo Corporation of America, a copy of which is attached as Appendix A to the accompanying proxy statement, including the articles of transfer to be filed with the Maryland State Department of Assessments and Taxation upon completion of the sale of substantially all of Oxford’s assets and transfer of related liabilities, a form of which is attached as Appendix I to the accompanying proxy statement;

2. The plan of liquidation and dissolution, a copy of which is attached as Appendix B to the accompanying proxy statement, under which Oxford’s board of directors and authorized officers following the consummation of the sale of substantially all of Oxford’s assets, and the transfer of related liabilities, will take all steps necessary to dissolve Oxford’s status as a corporation in accordance with Maryland law and withdraw Oxford’s election as a business development company under the Investment Company Act of 1940, as amended; and

3. To transact any business as may properly come before the special meeting and any adjournments thereof.

      As described in the accompanying proxy statement, Oxford’s officers and board of directors will not implement the plan of liquidation and dissolution unless the proposal to approve the sale of substantially all of Oxford’s assets and the transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement is approved and the sale of substantially all of Oxford’s assets and the transfer of related liabilities is consummated.

      The Oxford board of directors, by unanimous vote and after careful consideration, (1) has approved the asset purchase agreement and the transactions contemplated thereby, including the sale of substantially all of Oxford’s assets and the transfer of related liabilities to OAC; (2) has approved the plan of liquidation and dissolution and the transactions contemplated thereby; (3) has determined that the terms of the asset purchase agreement and the terms of the plan of liquidation and dissolution are advisable, fair to and in the best interests of Oxford and its stockholders; (4) recommends that Oxford stockholders vote “FOR” the proposal to approve the sale of substantially all of Oxford’s assets and the transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement; and (5) recommends that Oxford stockholders vote “FOR” the proposal to approve Oxford’s plan of liquidation and dissolution.

      Only stockholders of record at the close of business on April 30, 2004 will be entitled to notice of and to vote at the special meeting. Approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, requires the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter. In addition, approval of the plan of liquidation and dissolution requires the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter. The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business at the special meeting.

      The total number of stockholders of Oxford common stock entitled to notice of and to vote at the special meeting is 101. It is very important that your shares be represented and voted. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying postage paid, addressed envelope as promptly as possible. You may revoke the proxy by giving written notice to the Secretary of Oxford at the address above, by executing and delivering a later dated proxy or by attending and voting at the special meeting.

By order of the Board of Directors,

MICHAEL J. ALTENBURGER
Secretary

April 30, 2004

Index to Oxford Financial Statements	FN-1
Asset Purchase Agreement (including exhibits)	Appendix A
Plan of Liquidation and Dissolution	Appendix B
Opinion of Milestone Advisors, LLC	Appendix C
Voting and Support Agreement	Appendix D
Employment Agreement with Mr. Philbrick	Appendix E
Employment Agreement with Mr. Altenburger	Appendix F
Stockholders Agreement between Mr. Philbrick and Sumitomo Corporation of America	Appendix G
Subscription Agreement between Mr. Philbrick and Oxford Finance Acquisition Corp.	Appendix H
Form of Articles of Transfer	Appendix I
Sections 3-202 through 3-213 of the Maryland General Corporation Law	Appendix J
Form of Proxy Card	Appendix K

SUMMARY TERM SHEET

      This proxy statement describes the material terms of the sale of substantially all of Oxford’s assets and the transfer of related liabilities to Oxford Finance Acquisition Corp., which is referred to in this proxy statement as OAC, and the plan of liquidation and dissolution of Oxford and this summary highlights information from the proxy statement that Oxford believes is important. You should carefully read this entire document and the documents to which it refers for a complete description of the sale of substantially all of Oxford’s assets and transfer of related liabilities and the plan of liquidation and dissolution. This summary includes page references in parentheses to direct you to more complete descriptions of the topics presented in this summary.

•	Parties to the Asset Purchase Agreement —

Oxford Finance Corporation	Sumitomo Corporation of America and Oxford Finance Acquisition Corp.

Oxford Finance Corporation is a Maryland corporation founded in October of 2001 with its corporate headquarters in Alexandria, Virginia. On December 31, 2002, Oxford elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Oxford’s investment objective is to achieve a high level of current income from interest payments from the loans made to portfolio companies and to achieve capital gains through an increase in the value of the warrants received from portfolio companies in connection with these loans. Oxford provides loans primarily to emerging-growth life science companies and generally secures loans with equipment and other assets. Mr. J. Alden Philbrick, IV is the Chairman of the Board, President and Chief Executive Officer of Oxford and will own a 3% ownership interest in OAC upon the consummation of the transactions contemplated by the asset purchase agreement.

Oxford’s corporate address is:

Oxford Finance Corporation
133 North Fairfax Street
Alexandria, Virginia 22314

The phone number is: (703) 519-4900
Sumitomo Corporation of America is a New York corporation headquartered in New York City. Sumitomo Corporation of America is an integrated global trading firm with diversified investments and trading businesses. Oxford Finance Acquisition Corp., referred to herein as OAC, is a wholly-owned Delaware subsidiary of Sumitomo Corporation of America. OAC was formed on January 21, 2004 for the sole purpose of holding all the assets acquired and liabilities assumed under the asset purchase agreement. Sumitomo Corporation of America currently owns all of the issued and outstanding stock of OAC. Immediately prior to the closing of the asset purchase agreement, there will be 970 shares of stock of OAC issued and outstanding and the approximate capitalization of OAC will be at least $51,000,000. Upon the closing of the asset purchase agreement, Mr. J. Alden Philbrick, IV will invest approximately $1,530,000 in return for 3% of the issued and outstanding shares of OAC and Sumitomo Corporation of America will retain the remaining 97%. Mr. Philbrick will pay for his interest in OAC with two promissory notes. Mr. Philbrick will not execute the notes, and therefore Mr. Philbrick will not own any OAC stock, unless and until the sale of substantially all of Oxford’s assets has been consummated. Shortly after the closing of the asset purchase agreement, Sumitomo Corporation, the sole stockholder of Sumitomo Corporation of America, may acquire between 10% and 17% of the issued and outstanding stock of OAC from Sumitomo Corporation of America.
Sumitomo Corporation of America’s, including Oxford Finance Acquisition Corp.’s, corporate address is:
Sumitomo Corporation of America
600 Third Avenue
New York, New York 10016

The phone number is: (212) 207-0700

•	The Asset Sale — You are being asked to consider and vote upon the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the filing of articles of transfer, under which Sumitomo Corporation of America, through its wholly-owned subsidiary, will acquire substantially all of Oxford’s assets and assume the related liabilities for approximately $51,000,000 in cash. OAC will also simultaneously pay to Oxford the aggregate amount outstanding under Oxford’s bank credit agreements as of the closing date of the asset purchase agreement, less certain adjustments; provided such amount shall not exceed $36,000,000. Assuming that the parties close the asset purchase agreement during the second quarter of 2004, Oxford expects that OAC will pay Oxford in the range of approximately $27,000,000 to $30,000,000 towards the outstanding debt under Oxford’s bank credit agreements. In addition, Sumitomo Corporation of America has agreed in writing to pay and perform all of OAC’s obligations under the asset purchase agreement and related documents.

•	Oxford’s Reasons for the Asset Sale — Oxford’s reasons for the sale of substantially all of its assets and transfer of related liabilities to Sumitomo includes, without limitation, providing Oxford stockholders with the opportunity to receive a fair price for their shares that are currently considered illiquid while maintaining favorable tax treatment for Oxford and its stockholders in the transaction. In particular, Oxford intends to elect and maintain its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986 until Oxford receives and distributes all proceeds from the transaction, less related expenses, to its stockholders, which would provide Oxford and its stockholders with preferred tax treatment.

Oxford and Sumitomo contemplated, for a brief period of time, structuring the transaction as an all-cash merger before deciding upon the current asset sale structure. The transaction is structured as a sale of substantially all of the assets of Oxford to OAC instead of a merger of Oxford and OAC because the asset sale structure was necessary to induce Sumitomo to enter into the transaction (as described in “Background of the Asset Sale”), and the choice of either structure was not expected to materially alter: (i) Oxford’s tax status; (ii) the proceeds of the sale that Oxford’s stockholders would receive; or (iii) the other terms of the transaction. Oxford’s board of directors recommends that Oxford stockholders vote in favor of the asset sale and final distribution to stockholders because Oxford believes that it provides immediate liquidity to stockholders at a fair price.

Since its formation, Oxford’s senior management regularly analyzed its business opportunities and capital needs and discussed their analysis with Oxford’s board of directors. Oxford’s objective has been to maintain its competitive position in its market while also seeking to ultimately provide liquidity to its stockholders. While Oxford’s business operations currently are profitable, industry dynamics and circumstances have evolved that impact Oxford’s strategic considerations. Due to slower growth in other markets and the increasing recognition of the financial attractiveness of the life science market, Oxford faces increasing competition. This increased competition has caused growth in assets and profits to be slower than anticipated. This slower growth has delayed the opportunity to provide liquidity to Oxford’s investors through publicly registered equity financings on acceptable terms and conditions.

Oxford is also subject to constraints on the use of leverage as a business development company under the 1940 Act. Therefore, while not currently hindered by the constraints on leverage under the 1940 Act, by late 2004 Oxford expects the 1940 Act leverage limitations to significantly constrain its ability to increase leverage as a means of increasing return on equity. Oxford believes that it has utilized approximately 52% of its available leverage as of March 31, 2004. Oxford could have terminated its business development company status and opted for C-Corporation status, however a C-Corporation election would provide less favorable tax treatment for Oxford and its stockholders. These factors, combined with the absence of a liquid market for its common stock, make it difficult to raise capital quickly and efficiently. As a result, Oxford’s management and board of directors concluded that a sale to a strategic partner that produced liquidity would maximize value for all of Oxford’s stockholders.

•	Opinion of Oxford’s Financial Advisor — One of Oxford’s financial advisors, Milestone Advisors, LLC, has rendered its opinion to Oxford that, as of January 28, 2004, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by Oxford in the sale of substantially all of its assets and transfer of related liabilities is fair, from a financial point of view, to Oxford. On April 30, 2004, Milestone Advisors updated and confirmed its original fairness opinion dated January 28, 2004, and such updated opinion is attached as Appendix C. Oxford encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Milestone Advisors’ opinion is addressed to Oxford and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the proposals. (page 24)

•	Recommendation of the Oxford Board of Directors — The Oxford board of directors, by unanimous vote and after careful consideration, (1) approved the asset purchase agreement and the transactions contemplated thereby, including the sale of substantially all of Oxford’s assets and the transfer of related liabilities to OAC; (2) approved the plan of liquidation and dissolution and the transactions contemplated thereby; (3) determined that the terms of the asset purchase agreement and the terms of the plan of liquidation and dissolution are advisable, fair to and in the best interests of Oxford and its stockholders; (4) recommends that Oxford stockholders vote “FOR” the proposal to approve the sale of substantially all of Oxford’s assets and the transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement; and (5) recommends that Oxford stockholders vote “FOR” the proposal to approve Oxford’s plan of liquidation and dissolution. (page 30)

•	Conditions to the Asset Sale — Oxford and OAC are obligated to close the asset purchase agreement only if each of the conditions set forth in the asset purchase agreement, including the following, is satisfied or waived:

•	the adoption and approval of the asset sale by the holders of two-thirds of Oxford’s outstanding voting stock;

•	there is no law or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing consummation of the transactions contemplated by the asset purchase agreement is in effect;

•	all necessary consent and approvals of any governmental entity required for consummation of the sale of substantially all of Oxford’s assets and transfer of related liabilities and the transactions contemplated thereby shall have been obtained, and any waiting period applicable to the consummation of the asset sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated; and

•	each of Oxford and OAC must certify to the other that its representations and warranties contained in the asset purchase agreement are true and correct in all material respects and each must also certify to the other that it has complied, in all material respects, with all agreements, obligations, covenants and conditions required under the asset purchase agreement.

There are several conditions specific to the obligations of Oxford and OAC that must be satisfied or waived prior to completion of the asset sale and are described in detail elsewhere in this proxy statement. Under the terms of the asset purchase agreement, either Oxford or OAC may waive, at such party’s option and discretion, any condition precedent to such party’s performance under the asset purchase agreement. In the event that Oxford waives a condition precedent to its performance under the asset purchase agreement, Oxford will re-solicit proxies for the special meeting if Oxford determines that such waiver would have a significant propensity to alter the outcome of the vote. (page 32)

•	Termination of the Asset Sale — Oxford and OAC can mutually agree at any time to terminate the asset purchase agreement without completing the sale of substantially all of Oxford’s assets and transfer of related liabilities, even if the stockholders of Oxford have approved the asset sale. Also, under certain circumstances either Oxford or OAC can decide, without the consent of the other party, to terminate the asset purchase agreement prior to the closing of the sale of substantially all of Oxford’s assets and transfer of related liabilities. Under certain circumstances described below in “Termination

Fee”, OAC would be entitled to a termination fee equal to $2,550,000, representing approximately 5% of the purchase price (assuming a purchase price of $51,000,000). (page 41)

•	Termination Fee — Oxford may be required to pay a termination fee to OAC if, among other things, Oxford’s board of directors fails to recommend stockholder approval of the asset sale transaction with OAC, withdraws its recommendation or changes its recommendation in a manner adverse to the interests of OAC or if Oxford or its board of directors recommends that Oxford stockholders approve any acquisition proposal other than the asset sale transaction with OAC. If any of the foregoing are the reasons that the asset purchase agreement is terminated, and another unaffiliated takeover transaction proposal is announced or communicated to the Oxford board of directors, and such takeover proposal is consummated or Oxford executes a definitive agreement in connection with such takeover proposal within 18 months of the termination of the asset purchase agreement, then Oxford must pay a termination fee of 5% of the purchase price to OAC. Assuming a purchase price of $51,000,000, the termination fee would be $2,550,000. In other circumstances, Oxford may have to reimburse OAC and its affiliates for their transaction fees and expenses up to $500,000. (page 41)

•	Voting and Support Agreement — In connection with the execution of the asset purchase agreement, Friedman, Billings, Ramsey Group, Inc., which beneficially owns approximately 22% of the issued and outstanding shares of Oxford common stock, agreed to vote all of its beneficially owned shares of Oxford common stock in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer. In addition, the executive officers of Oxford who own, in the aggregate, approximately 3.7% of the outstanding shares of Oxford common stock entitled to be voted at the special meeting, have verbally indicated their intention to vote all of their respective shares in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and in favor of the plan of liquidation and dissolution. (page 49)

•	Plan of Liquidation and Dissolution — In connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities, you are being asked to consider and vote upon Oxford’s plan of liquidation and dissolution, under which Oxford’s board of directors and authorized officers following the consummation of the sale of substantially all of Oxford’s assets and transfer of related liabilities and distribution of proceeds, less related expenses, to Oxford stockholders will, among other things, take the necessary steps to dissolve Oxford as a corporation under Maryland law and withdraw Oxford’s election as a business development company under the Investment Company Act of 1940, as amended. (page 52)

•	Reasons for Implementing the Plan of Liquidation and Dissolution — As a business development company, Oxford must meet a number of regulatory requirements, many of which cause Oxford to incur expenses. If the asset sale is consummated in accordance with the asset purchase agreement, Oxford will no longer be operating a viable business and it would be unnecessary and unwarranted to continue to incur the expenses required to meet these regulatory requirements. Moreover, the implementation of the plan of liquidation and dissolution will enable Oxford to elect to maintain its regulated investment company status during 2004 until all proceeds from the sale of substantially all of Oxford’s assets and transfer of related liabilities, less related expenses, are distributed to Oxford’s stockholders, which should provide Oxford and its stockholders with preferred tax treatment. The Oxford board of directors believes that liquidating Oxford’s assets and terminating its existence following the consummation of the asset sale is advisable, fair to and in the best interests of Oxford and its stockholders. Following consummation of the transactions contemplated by the asset purchase agreement and receipt of all contemplated payments, Oxford will have sold substantially all of its assets and have approximately $51,000,000 available for distribution to its stockholders and will not be a viable business. As such, Oxford’s board of directors believes that it is in the best interests of the stockholders to liquidate and dissolve Oxford in order to permit Oxford to make its liquidating distributions to stockholders as soon as practicable following the consummation of the transactions contemplated by the asset purchase agreement. (page 52)

•	Distributions of Proceeds to Oxford Stockholders — Assuming that (1) the stockholders approve the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement and the plan of liquidation and dissolution, (2) the asset sale is consummated, (3) the initial payment and contingent payment are received in full by Oxford, and (4) Oxford distributes all of the proceeds, less related expenses, from the asset sale to its stockholders following completion of items (1) through (3), Oxford estimates that the aggregate amount ultimately distributed to the holders of Oxford common stock less estimated liabilities of Oxford, including year-to-date distributable income, if any, will be in the range of approximately $9.32 to $9.68 per share. (page 54)

•	The Asset Sale and Distribution of Proceeds May Be Taxable to You — Oxford intends to elect to be regulated for tax purposes as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. Distributions of Oxford’s investment company taxable income and net capital gains, including net capital gains from the asset sale, if any, before Oxford’s liquidation will generally be taxable to Oxford’s stockholders as ordinary income or capital gains, respectively. In general, the liquidation will be treated for U.S. tax purposes as a sale of shares in Oxford. A stockholder who is subject to federal income taxation will recognize gain or loss measured by the difference between the distributions received and the stockholder’s basis in Oxford shares. (page 55)

•	Interests of Oxford’s Executive Officers, Directors and Significant Stockholder — In connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities and subsequent liquidating distributions, certain executive officers, directors and significant stockholders of Oxford will receive the following consideration:

•	Payment for Vested and Unvested Options: Messrs. Philbrick and Altenburger have each previously entered into option agreements with Oxford. In connection with the winding up and dissolution of Oxford following closing, Mr. J. Alden Philbrick, IV, the current Chairman of the Board, Chief Executive Officer and President of Oxford, and Mr. Michael Altenburger, the current Chief Financial Officer, Executive Vice President and a director of Oxford, have each agreed to cancel their respective option agreements and any rights thereunder in consideration for a payment by Oxford of the product of (i) the amount distributed to Oxford’s stockholders on a per share basis, pursuant to the plan of liquidation and dissolution, and (ii) the number of shares of Oxford issuable pursuant to the vested options the option holder will cancel as a result of the asset sale, less the applicable strike price of each option. The Estimated Distribution chart entitled “Proposed Distribution to Stockholders” on page 54 details the consideration that Messrs. Philbrick and Altenburger will receive in consideration for the cancellation of their options. As of May 31, 2004, Mr. Philbrick will own a total of 530,000 options, 397,502 of which will be vested and 132,498 of which will be unvested. All of Mr. Philbrick’s unvested options will be cancelled at the effective time of the liquidation. As of May 31, 2004, Mr. Altenburger will own a total of 144,000 options, 108,000 of which will be vested and 36,000 of which would be unvested. However, the Oxford board of directors passed a resolution vesting all of Mr. Altenburger’s options pursuant to its intent, previously disclosed in the private placement memorandum circulated in connection with the $50,000,000 initial equity offering, to vest all of Mr. Altenburger’s remaining unvested options upon a change of control of Oxford, including a sale of substantially all of the assets of Oxford as contemplated in the asset purchase agreement.

•	Messrs. Philbrick and Altenburger’s Compensation for their Respective Oxford Stock: Messrs. Philbrick and Altenburger will receive between $9.32 to $9.68 per share for each of their respective shares of Oxford, representing the same price per share to be received by all Oxford stockholders under the plan of liquidation and dissolution. Mr. Philbrick will receive a total amount in the range of $1,435,280 to $1,490,720 for his Oxford stock and Mr. Altenburger will receive a total amount in the range of $372,800 to $387,200 for his Oxford stock.

•	Messrs. Philbrick and Altenburger’s Employment Agreements with OAC: Messrs. Philbrick and Altenburger have executed employment agreements with OAC that will be effective as of the closing date. OAC offered Messrs. Philbrick and Altenburger employment because of their expertise in the industry and familiarity with the assets purchased by OAC pursuant to the asset sale. Under these employment agreements, Mr. Philbrick has agreed to serve as the Chief Executive Officer and President of OAC and Mr. Altenburger has agreed to serve as the Executive Vice President, Chief Financial Officer and Treasurer of OAC. Although these employment agreements will be effective as of the closing date of the asset purchase agreement, Messrs. Philbrick and Altenburger will continue to act on behalf of Oxford in connection with the winding up and dissolution of Oxford following the closing. The total compensation package (exclusive of any bonus) that each of Messrs. Philbrick and Altenburger will receive under their employment agreements with OAC is substantially similar to their current compensation package with Oxford. Mr. Philbrick’s base salary from OAC will be approximately $900,000 over three years and Mr. Altenburger’s base salary from OAC will be approximately $175,000 over one year. Messrs. Philbrick and Altenburger will receive approximately $7,800 and $6,522 respectively in other compensation consisting of contributions to OAC’s 401(k) plan and premiums paid for group term life insurance and long-term disability. Messrs. Philbrick and Altenburger may be entitled to annual bonuses in the discretion of OAC’s compensation committee. The amount of Mr. Philbrick’s annual bonus shall be determined upon the mutual agreement of Mr. Philbrick and OAC’s compensation committee. In the event the parties cannot agree, Mr. Philbrick’s annual bonus shall be determined in the manner more fully described in paragraph (2)(b)(ii)(B) of Mr. Philbrick’s employment agreement attached as Appendix E. The amount of Mr. Altenburger’s bonus will be determined in the sole discretion of OAC’s compensation committee.

•	Actual or Potential Conflicts of Interest:

•	Mr. Philbrick’s Exit Success Fee with OAC: The exit success fee is a component of Mr. Philbrick’s employment with OAC that he did not have in his employment agreement with Oxford. The exit success fee is equal to a percentage of the amount by which the value of OAC exceeds an agreed upon (described below) amount upon the earlier to occur of: (i) the date that Mr. Philbrick or an affiliate no longer owns any shares of OAC stock; (ii) the transfer of all issued and outstanding OAC shares to a third party via a merger or other disposition; or (iii) the transfer of all or substantially all of OAC’s assets. If at the time the fee becomes payable the value of OAC exceeds $54,000,000 but is less than $60,000,000, the fee could range from $0 to approximately $800,000. If at the time the fee becomes payable the value of OAC equals or exceeds $60,000,000, the minimum fee would be $810,000. The amount Mr. Philbrick may receive if the value of company exceeds $60,000,000 is equal to 9% of the difference between the value of OAC and $51,000,000. The method to be used to determine the value of OAC for the purpose of calculating the exit success fee is set forth in detail in Section 2(b)(iii) of Mr. Philbrick’s employment agreement attached as Appendix E.

Although OAC has agreed to pay up to $51,000,000 for the assets of Oxford, the value of OAC for exit success fee purposes is not determinable at this time because Mr. Philbrick has not transferred his shares to OAC pursuant to the Stockholders Agreement and therefore no independent third party appraiser has appraised or will appraise the fair market value of OAC as of a time immediately after the consummation of the asset sale, and no merger, consolidation, stock sale or asset sale by or with respect to OAC has occurred.

Mr. Philbrick’s shares are subject to a general prohibition upon transfer under the terms of the stockholder agreement attached as Appendix G, and such shares may only be transferred to affiliates of Mr. Philbrick or pursuant to certain put rights or participation rights specified therein. The staff of the Division of Investment Management of the Securities and Exchange Commission has not taken a position as to whether Mr. Philbrick’s approximate 3% ownership interest in OAC and the promissory notes by Mr. Philbrick in favor of OAC constitute a joint transaction with the asset sale within the meaning of the 1940 Act.

•	Mr. Philbrick to Acquire Ownership Interest in OAC: Mr. Philbrick also has agreed to acquire 30 shares of common stock in OAC representing 3% of all issued and outstanding shares of OAC stock following the consummation of the transactions contemplated by the asset purchase agreement, for an aggregate purchase price of approximately $1,530,000, corresponding to the value of Mr. Philbrick’s ownership interest in Oxford and representing 3% of the amount that OAC will pay to acquire substantially all of the assets of Oxford. Sumitomo Corporation of America will own 970 shares of common stock in OAC representing the other 97% of all issued and outstanding shares of OAC stock. The amount to be paid by Mr. Philbrick represents a pro rata amount for his equity interest in OAC compared to the amount that Sumitomo Corporation of America will pay for its 97% interest in OAC. Mr. Philbrick has executed a stockholders agreement with Sumitomo Corporation of America and OAC, effective as of the closing date, providing him with certain rights as a stockholder of OAC. Mr. Philbrick will pay for his interest in OAC with two promissory notes. The first note will be in the amount of $1,385,883.70 and Mr. Philbrick will pay this note within six months of the closing date of the asset sale with his share of proceeds from the sale of Oxford’s assets and subsequent liquidation in respect of shares of Oxford stock held by him. The second note in the amount of $144,116.30 payable within three years of the closing date of the asset sale represents the amount of Mr. Philbrick’s tax liability as a result of the liquidating distribution to be made to him in respect of Oxford stock held by him following the sale of Oxford’s assets. Mr. Philbrick will not execute the notes, and therefore Mr. Philbrick will not own any OAC stock, unless and until the sale of substantially all of Oxford’s assets has been consummated. Mr. Philbrick recommends that Oxford stockholders vote in favor of the asset sale and final distribution to stockholders as Mr. Philbrick believes that it provides immediate liquidity to stockholders at a fair price. Mr. Philbrick believes that OAC will compete more effectively in this marketplace as it will have different operating and return parameters than Oxford because it will be privately owned and not a business development corporation.

•	Fees to a Significant Stockholder of Oxford: Mr. Richard J. Hendrix, a director of Oxford, is the chief investment officer of Friedman, Billings, Ramsey Group, Inc., a significant stockholder of Oxford. In addition, Mr. Hendrix is a senior managing director of Friedman, Billings, Ramsey & Co., Inc., a subsidiary of Friedman, Billings, Ramsey Group and one of Oxford’s financial advisors for the sale of substantially all of Oxford’s assets and transfer of related liabilities. Oxford expects that upon closing of the sale of substantially all of Oxford’s assets and transfer of related liabilities, it will owe Friedman, Billings, Ramsey & Co., Inc. a fee of approximately $460,000 in connection with its financial advisory services.

•	Appraisal Rights — Under Maryland law, you may have appraisal rights or other similar statutory rights in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement, however, you will not have any appraisal rights with respect to the plan of liquidation and dissolution. If any stockholder makes a demand on Oxford for appraisal of such stockholder’s shares, Oxford will need to retain a necessary amount of funds to respond to the demand and to any appraisal proceeding that may take place. These proceedings, if they occur, could delay all, or a portion of, the distributions that would be made to Oxford stockholders as a result of the asset sale. (page 47)

•	Required Vote — Approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, requires the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter by the holders of Oxford common stock. The approval of the plan of liquidation and dissolution also requires the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter by the holders of Oxford common stock.

•	Regulatory Approvals — The asset purchase agreement provides that Oxford and OAC will use commercially reasonable efforts to cause the sale of substantially all of Oxford’s assets and transfer of related liabilities to be consummated, including by obtaining all necessary waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the sale of substantially all of its assets and transfer of liabilities. In addition, although neither Oxford nor OAC believes that the asset sale will violate any antitrust laws, Oxford and OAC will submit information regarding the asset sale for review by the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. (page 47)

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND

THE PLAN OF LIQUIDATION AND DISSOLUTION

Q: Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because, as of April 30, 2004, the record date for the special meeting, you owned shares of Oxford common stock. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also provides you with the important information about these issues to enable you to make an informed decision as to whether or not to vote your shares of Oxford common stock for approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and for approval of the plan of liquidation and dissolution.

Q: When and where is the special meeting of stockholders?

A:	The special meeting of stockholders will be held at Oxford’s corporate headquarters, 133 North Fairfax Street, Alexandria, Virginia 22314 on Friday, the 28th day of May, 2004 at 10:00 a.m. local time.

Q: What will be voted on at the special meeting?

A:	You are being asked to consider and vote upon the sale of substantially all of Oxford’s tangible and intangible assets used in connection with its business to, and the assumption of certain of the related liabilities by, OAC, on the terms and subject to the conditions set forth in the asset purchase agreement between Oxford and OAC, a copy of which is attached hereto as Appendix A. You also are asked to approve the plan of liquidation and dissolution, a copy of which is attached hereto as Appendix B, under which the board of directors will have the authority to dissolve Oxford as a corporation under Maryland law and withdraw Oxford’s election as a business development company under the Investment Company Act of 1940, as amended.

Q: Who is entitled to vote at the special meeting?

A:	Holders of record of Oxford common stock as of the close of business on April 30, 2004 are entitled to vote at the special meeting. Each holder of common stock has one vote per share on the proposal to approve the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and on the proposal to approve Oxford’s plan of liquidation and dissolution.

Q: What stockholder approval or other action is required to adjourn the special meeting?

A:	If the special meeting cannot be convened because a quorum is not in attendance, stockholders representing a majority of the shares of Oxford common stock present, in person or by proxy, at the special meeting may adjourn, or in the absence of a decision by a majority, any officer of Oxford entitled to preside at the special meeting may adjourn, the special meeting to a date not more than 30 days after the date of the special meeting. In the event that a quorum is present at the special meeting but there is not a sufficient number of votes to approve the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement and to approve the plan of liquidation and dissolution, the special meeting may be adjourned for the purpose of soliciting additional votes in favor of approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement and approval of the plan of liquidation and dissolution by the affirmative vote of stockholders representing a majority of the shares of Oxford common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Q: How do I vote?

A:	Please read this proxy statement carefully in its entirety and vote your shares as soon as possible so that your shares may be represented and voted at the special meeting. You may vote your shares in one of the following two ways: (1) complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible; or (2) attend the special meeting and vote your shares in person at the special meeting. Even if you would like to attend the special meeting, we ask that you complete, sign, date and mail your proxy card as soon as possible.

Q: What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting AGAINST approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and AGAINST approval of the plan of liquidation and dissolution.

Q: What happens if I return a signed proxy card but do not indicate how to vote my proxy?

A:	If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted FOR the approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and FOR the approval of the plan of liquidation and dissolution.

Q: What do I do if I want to change my vote?

A:	To change your vote, just submit a later-dated proxy to Oxford. You may also attend the special meeting in person and vote, or revoke your proxy by sending a notice of revocation to Oxford’s Secretary, Michael J. Altenburger, at Oxford’s headquarters. If, however, you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides to you. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as voting against the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, with respect to the required affirmative vote of two-thirds of all votes entitled to be cast and against the plan of liquidation and dissolution with respect to the required affirmative vote of two-thirds of all votes entitled to be cast.

Q: May I attend the special meeting in person?

A:	You may attend the special meeting in person if you have shares registered in your name or if you present a valid proxy in your favor from the registered holder. If shares are registered in the name of a corporation or other organization, bring a letter from an authorized agent of that corporation or organization giving you authority to vote its shares.

Q:	If I have shares registered in my name or if I have a proxy in my favor from a registered holder, what do I need to do to attend the special meeting in person?

A:	Just bring proper photographic identification to the meeting, such as a driver’s license, passport or United States military identification.

Q:	When will the sale of substantially all of Oxford’s assets and transfer of related liabilities be completed?

A:	The parties hope to complete the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement as soon as practicable after the date of the special meeting of Oxford stockholders, which would likely be during Oxford’s second quarter. In addition to stockholder approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer,, each of Oxford and OAC must satisfy or waive, to the extent possible, all of the closing conditions contained in the asset purchase agreement.

Q:	What happens if the proposal to sell substantially all of Oxford’s assets and transfer its related liabilities under the terms and subject to the conditions set forth in the asset purchase agreement is not approved by Oxford’s stockholders or if the proposal is approved but not consummated?

A:	If the proposal to sell substantially all of Oxford’s assets and transfer its related liabilities is not approved by Oxford’s stockholders or if the proposal is approved but not completed, Oxford will not implement the plan of liquidation and dissolution and will likely continue to operate its business while management considers its various strategic alternatives. If the sale of substantially all of Oxford’s assets and transfer of related liabilities is not completed due to a failure or fault by Oxford as described in the asset purchase agreement, Oxford may be required to pay OAC a termination fee.

Q:	What rights do I have if I oppose the sale of substantially all of Oxford’s assets and transfer of related liabilities?

A:	If you oppose the sale of substantially all of Oxford’s assets and transfer of related liabilities, you may be entitled to appraisal rights under Maryland law. You may not vote in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities, must file with Oxford a written objection to the proposed transaction, and make a written demand on Oxford for payment of the objecting shares within twenty (20) days after filing the articles of transfer with the Maryland Department of Assessments and Taxation. If you properly exercise and perfect your appraisal rights under Maryland law, your shares will not have the right to receive the consideration agreed to by Oxford and OAC. Rather, holders of these objecting shares shall be entitled to receive such consideration as shall be determined in an appraisal proceeding under Maryland law. If, however, you have failed to perfect or have effectively withdrawn or lost your right to appraisal and payment under Maryland law, your shares will no longer be objecting shares and shall be deemed to have been converted as of the effective time of the sale of substantially all of Oxford’s assets and transfer of related liabilities into the right to receive the distributed consideration paid to Oxford under the asset purchase agreement.

Q:	Does OAC have the financial resources to pay the aggregate consideration payable in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities?

A:	The aggregate consideration payable to Oxford in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities is approximately $51,000,000, plus an amount equal to the aggregate outstanding balance under certain credit facilities of Oxford, which is expected to be a payment within the range of approximately $27,000,000 to $30,000,000. OAC has represented to Oxford that, as of the closing of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the terms of the asset purchase agreement, OAC will have available cash sufficient to enable it to pay the aggregate consideration owed to Oxford under the asset purchase agreement, and Sumitomo Corporation of America has agreed in writing to pay and perform all of OAC’s obligations under the asset purchase agreement and related documents. Consummation of the proposed asset sale is not contingent on OAC obtaining any financing.

Q:	What will happen to my shares of Oxford common stock after Oxford has distributed the aggregate proceeds from the asset sale, less related expenses, to its stockholders?

A.	Following the final distribution to Oxford stockholders of the proceeds received in connection with the asset sale, the Oxford officers and board of directors will implement the plan of liquidation and dissolution. On the effective date of the plan of liquidation and dissolution, the Oxford books will be closed and unless the books of Oxford are reopened for some reason, the stockholders will not be able to transfer their shares of Oxford common stock. The officers and board of directors will wind up the company in accordance with the plan of liquidation and dissolution and make any final liquidating distributions to Oxford stockholders. All stockholders will receive information concerning the liquidating distribution, if any. Stockholders who hold shares on account will not be required to take any action to receive liquidated proceeds. Stockholders holding share certificates must surrender their shares in order to receive any liquidating distribution, and should consider arranging with Oxford’s transfer agent the return of their certificates in advance of any liquidating distributions to facilitate payments. The transfer agent’s name and address is American Stock Transfer and Trust Co., Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.

Q:	Where can I learn more about Oxford?

A:	Oxford files annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission under the filing number 814-626. You may read and copy these reports, statements or other information that Oxford files with the Securities and Exchange Commission at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.

Q:	Whom can I contact if I have additional questions or would like additional copies of the proxy statement or proxy card?

A:	You should contact J. Alden Philbrick, IV, Oxford’s President, at:

Oxford Finance Corporation
133 North Fairfax Street
Alexandria, Virginia 22314
(703) 519-4900
aphilbrick@oxfordfinance.com

FORWARD-LOOKING INFORMATION

      This proxy statement and the documents to which we refer to in this proxy statement contain or incorporate by reference “forward-looking statements.” All statements contained herein, other than historical facts, may constitute such forward-looking statements. These forward-looking statements are based on current management assumptions and are subject to uncertainties and inherent risks that could cause actual results to differ materially from those contained in any forward-looking statement. These forward-looking statements may relate to, among other things, future events or Oxford’s future performance or financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential” or the negative of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Oxford’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others:

•	the financial performance of Oxford through the completion of the sale of substantially all of Oxford’s assets and transfer of related liabilities;

•	satisfaction of the closing conditions set forth in the asset purchase agreement, including the approval of Oxford stockholders and regulatory approvals;

•	a significant delay in the expected completion of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement;

•	changes in laws, including tax laws, could affect the demand for Oxford’s products;

•	adverse changes in interest rates;

•	our failure or inability to establish or maintain referral arrangements with venture capital funds to generate loan opportunities;

•	the loss of one or more of our executive officers;

•	our inability to maintain a credit facility on terms reasonably acceptable to us, if at all;

•	our inability to successfully securitize our loan portfolio on terms reasonably acceptable to us, if at all;

•	the decision of our competitors to aggressively seek to make senior loans to life sciences businesses on terms more favorable than we intend to provide; and

•	those factors listed under the caption “risk factors” in our Form 10, as filed on March 21, 2003.

      Oxford cautions readers not to place undue reliance on any such forward-looking statements. Oxford undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise after the date of this proxy statement.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price and Stockholder Information

      There is not an established public trading market for the shares of Oxford’s common stock. The number of stockholders of Oxford common stock based on the number of record holders on April 30, 2004 was 101.

Equity Compensation Plan Table

      The following table sets forth the outstanding options to purchase shares of Oxford common stock as of the year ended December 31, 2003, which were granted under the 2002 Oxford Finance Corporation Stock Incentive Plan.

Number of securities
	Number of securities		remaining available for
	to be issues upon	Weighted-average	future issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	674,000	$8.81	0
Equity compensation plans not approved by security holders	—	—	—

Total	674,000	$8.81	—

Dividend Policy

      Oxford is required to distribute at least 90% of its investment company taxable income to avoid corporate level taxes on the amount distributed and at least 98% of its investment company taxable income to avoid an excise tax. Oxford intends to make distributions on a quarterly basis to its stockholders of all of its income, except for certain net capital gains and adjustments for long-term incentive compensation expense.

      Oxford may not be able to achieve operating results that will allow it to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, Oxford may be limited in its ability to make distributions due to the asset coverage test for borrowings applicable to Oxford as a business development company and due to provisions in Oxford’s credit facilities. If Oxford does not distribute a certain percentage of its income annually, Oxford will suffer adverse tax consequences, including possible loss of its status as a regulated investment company. Oxford cannot assure stockholders that they will receive any distribution at any particular level. The following table summarizes Oxford’s dividends declared to date:

Date Declared	Record Date	Payment Date	Amount

December 3, 2003	December 15, 2003	December 31, 2003	$0.15
September 2, 2003	September 15, 2003	September 30, 2003	$0.11
May 30, 2003	June 13, 2003	June 30 2003	$0.19
February 28, 2003	March 14, 2003	March 31, 2003	$0.07
November 4, 2002	December 15, 2002	December 31, 2002	$0.03
September 5, 2002	September 15, 2002	September 30, 2002	$0.02

      The dividend declared on February 28, 2003 was based on Oxford’s projected earnings for the first quarter of 2003. Oxford subsequently received a fee from the prepayment in full of an investment in a portfolio company with a balance of $5,948,421 in 2003. This portfolio company was acquired during the first quarter of 2003, and the new parent company elected to repay the loan as well as a prepayment fee of $551,759, which is included in interest and fee income in the statement of operations during the first quarter of 2003. The dividend declared on May 30, 2003 was based on Oxford’s projected earnings for the second quarter of 2003 as well as the one time distribution of the income from the prepayment fee.

      All dividends paid during 2002 and 2003 were characterized as ordinary income with no return of capital or capital gain components.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF OXFORD

      The selected consolidated financial data for Oxford set forth below for the year ended December 31, 2003 and 2002 should be read in conjunction with the Consolidated Financial Statements included in Oxford’s Annual Report on Form 10-K, which are included in this proxy statement. Although Oxford was incorporated in October 2001, it did not begin operations until March 20, 2002. The staff of the Commission has informed Oxford that a business development company should provide the interest rates and maturity dates applicable to loan transactions such as those presented in the Schedule of Investments set forth on page FN-7 to satisfy reporting requirements under the U.S. federal securities laws. Oxford believes that the Schedule of Investments in the form presented is consistent with its historical practice and the current practices of other business development companies. In light of the asset sale and liquidation of Oxford and the fact that OAC is not expected to be a reporting company under the Securities Exchange Act of 1934, the Company has not restated the Schedule of Investments to include this information.

STATEMENTS OF OPERATIONS

		Prior to
	As a Business	becoming a Business
	Development	Development
	Company	Company
	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

INTEREST AND FEE INCOME
Interest and fee income — loans	$6,494,787	$2,214,527
Interest income — cash and cash equivalents	61,042	313,338

Total Interest and Fee Income	6,555,829	2,527,865

Salaries, payroll taxes and benefits	1,875,597	509,708
Interest and financing fees	790,386	969,636
General and administrative	1,071,673	480,196

Total Expenses	3,757,656	1,959,540

Net operating income before provision for loan losses and income taxes	2,798,173	568,325
Provision for loan losses	—	(315,000)

Net operating income before income taxes and net unrealized depreciation on investments and extraordinary item	2,798,173	253,325

Income tax expense	—	(47,000)
Income before net unrealized depreciation on investments and extraordinary item	2,798,173	206,325
Net unrealized depreciation on investments	(41,364)	(28,811)
Costs associated with proposed sale of assets	(116,909)	—
—
INCREASE IN STOCKHOLDERS’ EQUITY FROM EARNINGS	$2,659,900	$177,994

EARNINGS PER COMMON SHARE:
Basic	$0.51	$0.04
Diluted	$0.51	$0.04
Dividends declared and paid per common share	$0.52	$0.05
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	5,200,000	4,366,667
Diluted	5,200,000	4,366,667

      Oxford commenced operations on March 20, 2002 and operated as a C Corporation through December 31, 2002. Oxford had no operations at December 31, 2001. On December 31, 2002, Oxford elected to be regulated as a business development company. Different accounting principles are used in the preparation of the December 31, 2003 financial statements as a business development company under the 1940 Act than those used in the preparation of the December 31, 2002 financial statements. See note 2 to Oxford’s Financial Statements included elsewhere in this proxy statement.

      For additional financial information regarding Oxford, see Oxford’s financial statements for the year ended December 31, 2003 included elsewhere in this proxy statement.

THE SPECIAL MEETING

Date, Time and Place

      The special meeting of stockholders of Oxford will be held at Oxford’s corporate headquarters, 133 North Fairfax Street, Alexandria, Virginia 22314 on Friday, the 28th day of May, 2004 at 10:00 a.m. local time. We intend to mail this proxy statement and the accompanying proxy card on or about May 5, 2004 to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

      The purposes of the special meeting are:

1. To consider and vote on the sale of substantially all of Oxford’s assets and the transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, dated as of January 28, 2004, between Oxford and Oxford Finance Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Sumitomo Corporation of America, a copy of which is attached as Appendix A to this proxy statement, and the corresponding articles of transfer to be filed with the Maryland State Department of Assessments and Taxation upon completion of the sale of substantially all of Oxford’s assets and transfer of related liabilities, a form of which is attached as Appendix I to this proxy statement;

2. To consider and vote on Oxford’s plan of liquidation and dissolution, a copy of which is attached as Appendix B to this proxy statement, under which Oxford’s board of directors and authorized officers following the consummation of the sale of substantially all of Oxford’s assets and transfer of related liabilities will, among other things, take the necessary steps to dissolve Oxford’s status as a corporation in accordance with Maryland law and withdraw Oxford’s election as a business development company under the Investment Company Act of 1940, as amended; and

3. To transact any business as may properly come before the special meeting and any adjournments thereof.

      Oxford will not implement the plan of liquidation and dissolution unless the proposal to approve the sale of substantially all of Oxford’s assets and the transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement is approved.

      The Oxford board of directors, by unanimous vote and after careful consideration, (1) has approved the asset purchase agreement and the transactions contemplated thereby, including the sale of substantially all of Oxford’s assets and the transfer of related liabilities to OAC; (2) has approved the plan of liquidation and dissolution and the transactions contemplated thereby; (3) has determined that the terms of the asset purchase agreement and the terms of the plan of liquidation and dissolution are advisable, fair to and in the best interests of Oxford and its stockholders; (4) recommends that Oxford stockholders vote “FOR” the proposal to approve the sale of substantially all of Oxford’s assets and the transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement; and (5) recommends that Oxford stockholders vote “FOR” the proposal to approve Oxford’s plan of liquidation and dissolution.

Who Can Vote at the Special Meeting

      The Oxford board of directors has fixed the close of business on April 30, 2004 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting. Accordingly, only holders of record of Oxford common stock at the close of business on the record date are entitled to notice of the special meeting and to attend and vote at the special meeting. If you own shares of Oxford common stock registered in someone else’s name, for example, a broker, you need to direct that person to vote your shares or obtain an authorization from them and vote the shares yourself at the special meeting. On the record date, there were 5,200,000 shares of Oxford common stock outstanding held by 101 record stockholders. No other voting securities of Oxford are outstanding.

Quorum and Required Vote

      A quorum is necessary to hold the special meeting. Pursuant to Oxford’s by-laws, the presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business at the special meeting. Based upon the number of shares of Oxford common stock outstanding as of the record date, 2,600,001 shares of Oxford common stock must be present, in person or by proxy, at the special meeting to constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established. Each share of Oxford common stock is entitled to one vote.

      Approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter at the special meeting. Approval of the plan of liquidation and dissolution requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter at the special meeting. In all proceedings in which action of Oxford stockholders is to be taken, each share of Oxford common stock entitles the holder of record thereof to one vote.

      Pursuant to Oxford’s amended and restated by-laws, if the special meeting cannot be convened because a quorum is not in attendance, stockholders representing a majority of the shares of Oxford common stock present, in person or by proxy, at the special meeting may adjourn or, in the absence of a decision by a majority, any officer of Oxford entitled to preside at the special meeting to a date not more than 30 days after the date of the special meeting. In the event that a quorum is present at the special meeting, but there is not a sufficient number of votes to approve the asset sale on the terms and conditions set forth in the asset purchase agreement and the plan of liquidation and dissolution, the special meeting may be adjourned for the purpose of soliciting additional votes by the affirmative vote of stockholders representing a majority of the shares of Oxford common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Shares of Oxford common stock that are not voted in person or by proxy will not be counted for making the determination whether to adjourn the special meeting and, therefore, will have not impact on the outcome of the vote as to adjourning the special meeting.

      Pursuant to a voting and support agreement, Friedman, Billings, Ramsey Group, Inc., a significant stockholder of Oxford which beneficially owns approximately 22% of the outstanding shares of Oxford common stock entitled to be voted at the special meeting, has agreed to vote all of its shares in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer.

      In addition, the executive officers of Oxford who own, in the aggregate, approximately 3.7% of the outstanding shares of Oxford common stock entitled to be voted at the special meeting, have verbally indicated their intention to vote all of their respective shares in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and in favor of the plan of liquidation and dissolution.

Proxies, Voting and Revocation

      Shares of Oxford common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies, or, if no instructions are indicated, will be voted for approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and for approval of the plan of liquidation and dissolution. Brokers who hold Oxford common stock in “street name” will not be permitted to vote that stock in the absence of instructions from the beneficial owner of such common stock. Broker non-votes will have the same effect as a vote against approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and against the approval of the plan of liquidation and dissolution.

      Execution and return of a proxy will not in any way affect a stockholder’s right to attend and to vote in person at the special meeting. Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation with the Secretary of Oxford, Michael J. Altenburger, at 133 North Fairfax Street, Alexandria, Virginia 22314 or a duly executed proxy bearing a later date. A notice of revocation need not be on any specific form. Any proxy may also be revoked by the stockholder’s attendance at the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

      Abstentions may be specified with respect to the approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, by properly marking the “abstain” box on the proxy, and will be counted as present for the purpose of determining the existence of a quorum. The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will have the same effect as a vote against the approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement, including the articles of transfer, and against the approval of the plan of liquidation and dissolution.

      The persons named in the proxy card will use their own judgment to determine how to vote your shares of Oxford common stock regarding any matters not described in this proxy statement that are properly presented at the special meeting or any adjournment thereof or that are incident to the conduct of the special meeting or any adjournment thereof. Oxford does not know of any matter to be presented at the special meeting or any adjournment thereof other than the proposal to approve the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement and the proposal to approve the plan of liquidation and dissolution.

Solicitation of Proxies

      Proxies are being solicited by and on behalf of the board of directors. This proxy statement and a form of proxy will first be mailed to stockholders on or about May 5, 2004. Oxford will pay the expenses related to the solicitation of proxies and printing this proxy statement, as well as all mailing and U.S. Securities and Exchange Commission filing fees incurred in connection with this proxy statement. In addition to soliciting proxies by mail, officers, directors and employees of Oxford, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means.

PROPOSAL 1: THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT

THE ASSET SALE

Background of the Asset Sale

      Since beginning operations in late March 2002, Oxford has expanded its portfolio of loans to life science companies and increased its profitability. In order to continue to compete effectively and meet profitability benchmarks, management determined that Oxford needed to increase its lending capacity and the scale of its portfolio. In early 2003, Oxford’s senior management began to explore various financing and operating alternatives. After discussing a number of different strategic alternatives with various financial advisors, including Friedman, Billings, Ramsey & Co., Inc., Oxford determined the best alternative was to seek a strategic investor. Friedman, Billings, Ramsey & Co., Inc. has not entered into any agreements with OAC or its affiliates, other than the voting and support agreement described on page 49 below, and will not receive any fees or reimbursement expenses from OAC or its affiliates in connection with the transactions contemplated by the asset sale.

      Oxford believed a strategic investor would provide a larger platform for operating the business, provide balance sheet support and bring additional equity capital to support future growth. In addition, this type of relationship would permit the parties to realize synergies and exchange key competencies while providing Oxford’s current stockholders with an immediate premium valuation.

      In late March of 2002, Oxford closed its initial equity offering of $50,000,000 of its common stock in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, for which Friedman, Billings, Ramsey & Co., Inc. acted as Oxford’s initial purchaser. In connection with this offering, Oxford entered into an agreement with Friedman, Billings, Ramsey & Co., Inc. providing that, for a period of three years following the private placement, Friedman, Billings, Ramsey & Co., Inc. would have the right to act as a financial advisor to Oxford in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction. Although Oxford’s management team did meet with and seek advice from other financial advisors, they believed that Friedman, Billings, Ramsey & Co., Inc.’s knowledge of the life-science market and general understanding of the business development company structure and knowledge of Oxford’s business would be a substantial benefit to Oxford in identifying a strategic investor and closing the transaction. On September 8, 2003, Oxford memorialized the prior oral agreement it held with Friedman, Billings, Ramsey & Co., Inc. to act on behalf of Oxford as its financial advisor in its exploration of various strategic alternatives.

      Beginning in October 2002, Mr. Philbrick re-established contact with representatives of Sumitomo whom he knew from his prior dealings with Phoenixcor, a company that was at one time owned by Sumitomo. Mr. Philbrick previously owned Oxford Venture Finance, a company that sold loan transactions to Phoenixcor. From October 2002 through June 2003 Mr. Philbrick discussed with Sumitomo the opportunity to either participate in Oxford’s debt facility or acquire a minority equity interest in Oxford. Sumitomo declined both offers.

      Beginning in July of 2003, Friedman, Billings, Ramsey & Co., Inc., on behalf of Oxford, identified and spoke with several potential strategic partners regarding a transaction with Oxford and executed several confidentiality agreements with those potential partners interested in learning more about Oxford’s business. One of the potential strategic partners showed significant interest in Oxford, and as a result, Mr. Philbrick met with the chief executive officer and the managing director of this potential partner on November 3, 2003. The following day, a managing director of this prospective partner communicated a verbal proposal to acquire Oxford to Friedman, Billings, Ramsey & Co., Inc. The following bullet points illustrate the consideration proposed to be received by interested Oxford directors, officers or significant stockholders in connection with the proposed alternative transaction or indicate that such consideration was never discussed as part of the alternative proposal:

•	Payment for Vested and Unvested Options: The alternative proposal never discussed the cancellation of and payment for Messrs. Philbrick and Altenburger’s options.

•	Messrs. Philbrick and Altenburger’s Compensation for their Respective Oxford Stock: Messrs. Philbrick and Altenburger would have received the same consideration for their shares of Oxford stock as every other Oxford stockholder under the terms of the alternative proposal.

•	Employment Agreements with Messrs. Philbrick and Altenburger: The alternative proposal contemplated an employment agreement with Mr. Philbrick with substantially similar compensation and benefits as Mr. Philbrick’s current employment agreement with Oxford. The proposed employment agreement contemplated that Mr. Philbrick would receive a bonus commensurate with the bonus structure of the prospective partner. An exit success fee for Mr. Philbrick was never discussed. Mr. Altenburger was not offered employment in connection with the alternative proposal.

•	Mr. Philbrick to Acquire Options: The alternative proposal contained an offer to Mr. Philbrick to acquire options in the potential partner that would vest over time.

•	Fees to a Significant Stockholder of Oxford: Friedman, Billings, Ramsey & Co., Inc. would have received a financial advisory fee as compensation for its role as Oxford’s financial advisor in the proposed transaction.

      On July 23, 2003, Oxford entered into a confidentiality agreement with Sumitomo Corporation of America, after which the companies began to explore potential strategic alternatives involving Oxford and Sumitomo, including a potential acquisition of Oxford by Sumitomo. From August 15, 2003 to August 25, 2003, Oxford provided Sumitomo with information about the company, including its most recent financial statements and other materials describing the business and performance of the company to assist Sumitomo in its evaluation of Oxford’s business.

      In September of 2003, representatives of Oxford met with representatives of Sumitomo to discuss Sumitomo’s preliminary review of Oxford’s business and financial information. Shortly thereafter, representatives of Sumitomo visited Oxford’s headquarters in Alexandria, Virginia where they toured the Oxford facilities and met a number of the Oxford employees. During this visit, Oxford provided Sumitomo with additional information about Oxford’s business.

      From September 23, 2003 through October 24, 2003, representatives of Oxford and Sumitomo periodically met to discuss the terms of a potential acquisition of Oxford by Sumitomo. These discussions resulted in a non-binding letter of intent delivered to Oxford by Sumitomo on October 24, 2003.

      From October 25, 2003 to October 31, 2003, Oxford reviewed and discussed the terms of the non-binding letter of intent with its legal and financial advisors and the board of directors. The parties discussed the terms of the letter of intent over the next few weeks.

      Subject to final due diligence, negotiation and execution of the final transaction documents, the letter of intent provided, among other things, that each of Oxford’s existing stockholders, except for Mr. Philbrick, would receive cash for their shares of Oxford stock based on an aggregate value of $50,750,000. The letter proposed that $2,000,000 of the purchase price would be held back and released to the stockholders upon Sumitomo’s receipt of Oxford’s 2003 calendar year audited financial statements subject to deductions for portfolio losses.

      After reviewing and analyzing the risks and benefits of the proposal from Sumitomo and the other potential strategic partner, Oxford’s board of directors reached the conclusion that Sumitomo’s proposal was superior. This determination was based in part on the fact that the consideration to be paid under the other proposal was partially payable in securities that would be subject to a lock-up period and price fluctuations during the lock-up period. Furthermore, the extensive amount of due diligence already conducted by Sumitomo and the status of the negotiations combined with Sumitomo’s historical experience in Oxford’s lending niche, led the board of directors to conclude that there was a greater likelihood that a transaction with Sumitomo would actually close. The board of directors determined that the potential risk of not closing the transaction was an important factor given the estimated transaction costs and the potential delay involved in aborting a sale. The board of directors further concluded that there was less of a risk of not closing with Sumitomo because Sumitomo had conducted more recent due diligence, made an all cash offer, had first-hand experience with the industry and provided more detailed proposals and responses in writing. The board of directors concluded that these factors represented a greater value to Oxford’s stockholders.

      As a result of the Oxford board of directors’ conclusion, Mr. Philbrick executed the non-binding letter of intent with Sumitomo on November 5, 2003.

      After execution of the letter of intent, Sumitomo continued to review and discuss with Oxford management detailed business and financial information relating to Oxford. Sumitomo also reviewed Oxford’s lending criteria, rating standards and the performance of the portfolio companies.

      On December 3, 2003, Sumitomo’s outside counsel circulated a draft merger agreement reflecting the terms of the letter of intent to Oxford and its legal counsel for review. As set forth in the letter of intent, the draft merger agreement contemplated an acquisition of all the outstanding common stock of Oxford, except for the shares of common stock owned by Mr. Philbrick, by a newly created, wholly-owned subsidiary of Sumitomo for cash. Mr. Philbrick would retain his shares. The merger agreement also contemplated that certain stockholders of Oxford would execute voting and support agreements pursuant to which certain stockholders of Oxford would agree to vote in favor of the proposed transaction.

      Between December 3, 2003 and December 11, 2003, Oxford reviewed the draft merger agreement together with its legal and financial advisors. On December 11, 2003, representatives of Oxford provided the board of directors with an update on the Sumitomo proposal. Oxford management informed the board of directors that Mr. Altenburger and Mr. Philbrick would be meeting with Sumitomo on December 12, 2003 to discuss the merger agreement and related transaction issues.

      During negotiations of the merger agreement the issue was raised that in order for Sumitomo to secure board approval to enter into a merger agreement with Oxford it would be necessary for Sumitomo to be indemnified against the possibility of any post-closing liability related to Oxford’s election to be treated for tax purposes as a regulated investment company under Subchapter M of the Code. Such indemnification in the context of a merger transaction would have required the stockholders of Oxford to enter into an indemnity agreement in favor of Sumitomo. A sale of substantially all of Oxford’s assets would not require an indemnity agreement from the stockholders of Oxford because any liability related to Oxford’s election to be treated for tax purposes as a regulated investment company under Subchapter M of the Code would remain with Oxford post-closing.

      After some discussion about the structure of the transaction, Sumitomo requested that the structure be changed to an asset purchase transaction. Oxford considered the implications of this request, including specifically its effect on the proceeds of the sale that Oxford’s stockholders would receive, having regard to Oxford’s tax status as a regulated investment company, and concluded that the transaction could be structured as an asset purchase without altering Oxford’s tax status or significantly altering the agreed upon terms of the transaction. As a result, the parties agreed that the transaction should be structured as an asset purchase so that Sumitomo, or one of its affiliates, would purchase substantially all of Oxford’s assets and assume the related liabilities. The proposed transaction contemplated that Mr. Philbrick would receive cash in exchange for his Oxford stock and options and would use such proceeds to purchase stock in OAC. The transaction also contemplated that Mr. Altenburger would receive cash in exchange for his Oxford stock and options. This structure also contemplated that certain Oxford stockholders would execute voting and support agreements as an inducement for Sumitomo Corporation of America to cause OAC to enter into the asset purchase agreement.

      On December 19, 2003, counsel for Sumitomo circulated to Oxford a draft asset purchase agreement and revised voting and support agreement, which reflected the change to an asset purchase. From December 19, 2003 through January 28, 2004, Oxford’s advisors and senior management and Sumitomo’s advisors and management negotiated the terms of and worked to finalize the asset purchase agreement and the related agreements, including the voting and support agreement.

      On January 7, 2004, senior management of Oxford provided the Oxford board of directors with a summary of the current negotiations and the open issues in connection with the asset purchase agreement.

      On January 8, 2004, representatives of both parties met at Oxford’s headquarters. During this meeting, the remaining open issues were discussed. During this meeting, and as part of the resolution of the open issues,

Sumitomo agreed to increase the purchase price to $51,000,000 in cash. The parties agreed that Sumitomo’s counsel would revise the asset purchase agreement and the related documents to reflect the revised terms.

      Between January 8, 2004 and January 28, 2004, the parties continued to negotiate the asset purchase agreement and related documents. In addition, during this period, Sumitomo discussed with Oxford’s management certain due diligence matters and formed OAC on January 21, 2004. OAC had no material assets at the time of its formation and as of the date hereof its only material assets are $51,000 in cash and its rights under the asset purchase agreement and related documents.

      On January 28, 2004, Oxford’s management met with its board of directors. The board of directors was informed that all of the previously open issues in the asset purchase agreement had been resolved. At the meeting, Oxford’s outside counsel reviewed the terms of the asset purchase agreement and the transaction. In addition, after reviewing the transaction with the board of directors, Milestone Advisors, LLC, Oxford’s financial advisor, delivered its oral opinion, subsequently confirmed by delivery of a written opinion, that the transaction was fair, from a financial point of view, to Oxford. Such fairness opinion is in favor of Oxford and is intended for the use of Oxford in connection with their consideration of the transaction contemplated by the asset purchase agreement. Milestone Advisors has consented to the inclusion of the fairness opinion in its entirety in any proxy statement, information statement or any other material required to be distributed to the holders of Oxford common stock in connection with the transactions contemplated by the asset purchase agreement. The opinion cannot be relied on by any other person for any other purpose. Following the presentations of Oxford’s senior management and its legal and financial advisors, the board of directors approved the transaction, the asset purchase agreement and the related transaction documents and determined that the transaction was advisable, fair to and in the best interests of Oxford and its stockholders. Later that day, after the close of the stock market, the parties finalized and executed the asset purchase agreement.

      On January 29, 2004, Oxford and Sumitomo issued press releases in Japan and in the United States announcing the execution of the asset purchase agreement.

Oxford’s Reasons for the Asset Sale

      Oxford’s reasons for the sale of substantially all of its assets and transfer of related liabilities to Sumitomo include, without limitation, providing Oxford stockholders with the opportunity to receive a fair price for their shares that were not easily transferable, while maintaining favorable tax treatment for Oxford and its stockholders in the transaction. In particular, Oxford intends to elect and maintain its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986 until Oxford receives and distributes all proceeds from the transaction, less related expenses, to its stockholders.

      Since its formation, Oxford’s senior management regularly analyzed its business opportunities and capital needs and discussed their analysis with Oxford’s board of directors. Oxford’s objective has been to maintain its competitive position in its market while also seeking to ultimately provide liquidity to its stockholders. While Oxford’s business operations currently are profitable, industry dynamics and circumstances have evolved that impact Oxford’s strategic considerations. Due to slower growth in other markets and the increasing recognition of the financial attractiveness of the life science market, Oxford faces increasing competition. This increased competition has caused growth in assets and profits to be slower than anticipated. This slower growth has delayed the opportunity to provide liquidity to Oxford’s investors through additional equity financings on acceptable terms and conditions.

      Oxford is also subject to constraints on the use of leverage as a business development company under the 1940 Act. While not currently hindered by the constraints on leverage under the 1940 Act, by late 2004 Oxford expects the 1940 Act leverage limitations to significantly constrain its ability to increase leverage as a means of increasing return on equity. Oxford could have terminated its business development company status and opted for C-Corporation status, however a C-Corporation election would provide less favorable tax treatment for Oxford and its stockholders. See the discussion about the possible tax consequences of being a C-Corporation in bullet point number 4 below. These factors, combined with the absence of a liquid market for its common stock, make it difficult to raise capital quickly and efficiently. As a result, Oxford’s management and board of directors concluded that a sale to a strategic partner that produced liquidity would maximize value for all of Oxford’s stockholders. Oxford believes that it has utilized approximately 52% of its available leverage as of March 31, 2004.

      Oxford’s management and board of directors believe that the benefits of the sale of substantially all of Oxford’s assets and transfer of related liabilities to OAC include the following:

•	The sale of substantially all of Oxford’s assets and transfer of related liabilities will result in providing liquidity to stockholders who hold shares of Oxford without any public trading market, and therefore, not easily tradable, and by receiving cash for their shares that they can then invest elsewhere as they deem appropriate.

•	The sale of substantially all of Oxford’s assets and transfer of related liabilities will resolve the uncertainty as to the future direction of Oxford.

•	Oxford will no longer be subject to the costs associated with being a reporting company under the Exchange Act and the 1940 Act.

•	Oxford will likely be able to maintain its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, until all proceeds from the sale of substantially all of Oxford’s assets and transfer of related liabilities, less related expenses, are distributed to Oxford stockholders, which would provide Oxford and its stockholders with preferred tax treatment. However, a tax opinion has not been obtained with respect to the likelihood of Oxford maintaining its status as a regulated investment company or the income tax treatment of the proceeds distributed to Oxford’s stockholders as a result of the transaction. Therefore Oxford can provide no assurances as to these matters. In the unlikely event that Oxford is unable to maintain its tax status as a regulated investment company, Oxford will be taxed at a rate of approximately 39%, thereby reducing the amount available for distribution to stockholders.

      The main detriments to Oxford in connection with the proposal to sell its assets and transfer the related liabilities to OAC are the costs associated with the transaction and the amount of time and resources that management will use to properly consummate the sale of substantially all of its assets and transfer of liabilities instead of focusing such resources on Oxford’s business. In addition, while Oxford’s management and board of directors have concluded that the transaction with OAC will be more likely to maximize value to Oxford’s stockholders, they cannot exclude the possibility that other strategic alternatives might produce greater value in the future. However, considering Oxford’s business market, increased competition and the other possible strategic alternatives currently known to Oxford, the Oxford board of directors believes that the proposed transaction with OAC provides Oxford stockholders with a good value, in a timely manner and with the best chance of completion.

      The Oxford board of directors also believes that sufficient procedural safeguards were and are present to ensure the fairness of the asset sale and transfer of related liabilities to OAC, including:

•	The Oxford board of directors received a financial presentation from Milestone Advisors, LLC and a written opinion of Milestone Advisors as to the fairness of the consideration to be paid in the proposed transaction with OAC, which are described under “- Fairness Opinion of Oxford’s Financial Advisor” and which expressed in writing the opinions provided in the financial presentation;

•	The strategic review process remained open for a significant time period and the board of directors was actively involved in deliberations;

•	The consideration and the other terms and conditions of the asset purchase agreement resulted from extensive arm’s-length negotiations between representatives of the board of directors, on the one hand, and representatives of Sumitomo, on the other hand; and

•	The sale of substantially all of Oxford’s assets and transfer of related liabilities requires the approval of two-thirds of all of the votes entitled to be cast on the matter by holders of Oxford common stock.

      In connection with its review and analysis of the asset purchase agreement and the related transactions, Oxford’s board of directors consulted with senior management and Oxford’s legal and financial advisors and considered a number of factors, including OAC’s financial backing. In particular, Sumitomo Corporation of America confirmed to Oxford that at the closing, Sumitomo Corporation of America will cause OAC to be adequately capitalized and funded so as to enable it to fulfill its obligations under the asset purchase agreement at the closing. After undergoing this process, the Oxford board of directors, by unanimous vote and after careful consideration, (1) approved the asset purchase agreement and the transactions contemplated thereby, including the sale of substantially all of Oxford’s assets and the transfer of related liabilities to OAC; (2) approved the plan of liquidation and dissolution and the transactions contemplated thereby; (3) determined that the terms of the asset purchase agreement and the terms of the plan of liquidation and dissolution are advisable, fair to and in the best interests of Oxford and its stockholders; (4) recommends that Oxford stockholders vote “FOR” the proposal to approve the sale of substantially all of Oxford’s assets and the transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement; and (5) recommends that Oxford stockholders vote “FOR” the proposal to approve Oxford’s plan of liquidation and dissolution.

Fairness Opinion of Oxford’s Financial Advisor

      Milestone Advisors, LLC has acted as Oxford’s financial advisor in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities. Oxford selected Milestone Advisors based on Milestone Advisors’ experience, reputation, and familiarity with Oxford’s business. Milestone Advisors is an investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, including assets sales. Milestone Advisors’ principals have been involved in over $20 billion in investment banking transactions involving companies in the financial services sector, including over 140 merger and acquisition assignments. In light of the foregoing, the board of directors believes that Milestone Advisors is well qualified to provide the board of directors with independent, quality financial advice, including the delivery of the fairness opinion. Milestone Advisors does not have any affiliation with Oxford or Friedman, Billings, Ramsey & Co., Inc. Certain employees of Milestone Advisors used to be employees of Friedman, Billings, Ramsey & Co., Inc., however Milestone Advisors and Friedman, Billings, Ramsey & Co., Inc. have not entered into any agreement with one another in the past.

      In connection with Milestone Advisors’ engagement, Oxford requested that Milestone Advisors evaluate the fairness, from a financial point of view, to Oxford of the aggregate consideration to be received by Oxford in the asset sale. On January 26, 2004, at a meeting of the Oxford board of directors held to consider the sale of substantially all of Oxford’s assets and transfer of related liabilities, Milestone Advisors rendered to the Oxford board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated January 28, 2004, to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the aggregate consideration to be received by Oxford in the sale of substantially all of its assets and transfer of related liabilities was fair, from a financial point of view, to Oxford. Milestone Advisors did not find any factors that do not support the fairness of the transaction. On April 30, 2004 Milestone Advisors updated and confirmed its original fairness opinion dated January 28, 2004, and such updated opinion is attached as Appendix C. Oxford is not aware of the occurrence of any events since the date of such opinion that would reasonably be expected to materially alter the opinion.

      The full text of Milestone Advisors’ written opinion, dated April 30, 2004, to the Oxford board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C and is incorporated by reference in its entirety into this proxy statement. All material qualifications, assumptions and limitations contained in or underlying the fairness opinion are described in this section. Holders of Oxford common stock are urged to read this opinion carefully in its entirety. Milestone Advisors’ opinion is addressed to the Oxford board of directors and states that, as of the date of the opinion, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by Oxford in the sale of substantially all of its assets and transfer of related liabilities is fair, from a financial point of view, to Oxford. It does not address any other aspect of the asset sale or any related transaction and does not constitute a recommendation to any stockholder as to how that stockholder should vote on any matter relating to the sale of substantially all of Oxford’s assets and transfer of related liabilities. The following is a summary of the material financial analyses performed by Milestone Advisors in connection with rendering its opinion and does not purport to be a complete description of such analyses.

      Oxford has agreed to pay Milestone Advisors a fairness opinion fee of $70,000 for its services, $30,000 of which is contingent upon the successful completion of the transactions contemplated by the asset purchase agreement. Oxford also has agreed to reimburse Milestone Advisors for its reasonable out-of-pocket expenses which are expected to be approximately $1,000, including fees and expenses of legal counsel and any other advisor retained by Milestone Advisors, and to indemnify Milestone Advisors and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      In arriving at its opinion, Milestone Advisors:

•	reviewed the asset purchase agreement;

•	reviewed certain business and financial information through and including Oxford’s 10-Q for the period ending September 30, 2003 (publicly available on the Securities and Exchange Commission website www.sec.gov) relating to Oxford;

•	reviewed certain other information, including financial forecasts, that Oxford provided to Milestone Advisors;

•	met with the management of Oxford to discuss the business and prospects of Oxford;

•	considered certain financial data of Oxford, and compared that data with similar data for publicly held companies in businesses similar to Oxford;

•	considered the financial terms of other business combinations and other transactions that have recently been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Milestone Advisors deemed relevant.

      In connection with its review, Milestone Advisors did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Milestone Advisors was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Oxford as to the future financial performance of Oxford.

      Milestone Advisors was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Oxford, and was not furnished with any evaluations or appraisals. Milestone Advisors’ opinion was necessarily based on information available to Milestone Advisors, and financial, economic, market and other conditions as they existed and could be evaluated by Milestone Advisors, on the date of its opinion. Although Milestone Advisors evaluated the fairness from a financial point of view to Oxford of the aggregate consideration to be received by Oxford in the asset sale, Milestone Advisors was not requested to, and did not, recommend the specific consideration payable in the asset sale, which consideration was determined in negotiations between Oxford and OAC. Milestone Advisors did not opine on the consideration to be received by any affiliate of Oxford, Mr. Philbrick, or Mr Altenburger. Oxford did not place any limitations on the scope of the fairness investigation or analysis performed by Milestone Advisors. Friedman, Billings, Ramsey & Co., Inc. reviewed the opinion and supporting analysis in performance of its role as financial advisor. As advisor to the board, Friedman, Billings, Ramsey & Co., Inc. considered the fairness opinion in determining that the entire transaction was fair, but made no comment on, and suggested no changes to, such opinion.

      In preparing its opinion to the Oxford board of directors, Milestone Advisors performed various financial and comparative analyses, including those described below. The summary of Milestone Advisors’ analyses described below is not a complete description of the analyses performed in connection with rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Milestone Advisors made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Milestone Advisors believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Milestone Advisors considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Oxford. No company, transaction or business used in Milestone Advisors’ analyses as a comparison is identical to Oxford or the asset sale, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

      The estimates contained in Milestone Advisors’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Milestone Advisors’ analyses and estimates are inherently subject to substantial uncertainty.

      Milestone Advisors’ opinion and financial analyses were among many factors considered by Oxford’s board of directors in its evaluation of the sale of substantially all of Oxford’s assets and transfer of related liabilities and should not be viewed as determinative of the views of the Oxford board of directors or management with respect to the sale of substantially all of Oxford’s assets and transfer of related liabilities or the aggregate consideration to be received.

      The following is a summary of the material financial analyses underlying Milestone Advisors’ opinion dated January 28, 2004 delivered to the Oxford board of directors in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement. The financial analyses summarized below include information presented in tabular format. In order to fully understand Milestone Advisors’ financial analyses, the table must be read together with the text. The table alone does not constitute a complete description of the financial analyses. You are urged to read the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, or otherwise you may have a misleading or incomplete view of Milestone Advisors’ financial analyses.

      Price Reference Range Analyses. Milestone Advisors derived purchase price reference ranges based on a discounted cash flow analysis, selected public companies analysis and selected merger and acquisition pricing multiple analysis for Oxford as more fully described below. Milestone Advisors then compared the consideration expected to be received by Oxford in the Asset Sale, of $51,000,000 with the price reference ranges implied by these analyses.

      Discounted Cash Flow Analysis. Milestone Advisors performed a discounted cash flow analysis on Oxford’s business in order to estimate the present value of Oxford’s estimated future stand-alone free cash flows. Milestone Advisors performed its analysis based on estimates of Oxford’s future financial performance provided by and discussed with the management of Oxford.

      The discounted cash flow is calculated by taking the sum of the company’s future annual cash flows discounted at a rate commensurate with the risk of the investment. The discount rate, which is the rate of return required for comparable investments, is applied to each period’s cash flow to obtain its present value. The total of the present values is added to the value of residual (i.e., the value of all cash flows after the projection period) to find the indicated value.

      In addition to estimating the present value of Oxford’s estimated stand-alone free cash flow from calendar years 2004 through 2006 based on the projections provided by Oxford’s management which did not extend beyond 2006, Milestone Advisors calculated ranges of estimated values of such cash flow after 2006 by using terminal value multiples of 2006 estimated book value ranging from 1.0x to 1.2x. The present value of Oxford’s estimated stand-alone free cash flows were then calculated using discount rates of 9.0% to 11.0% for Oxford’s business. Milestone Advisors viewed these rates as the appropriate range of discount rates for a company with Oxford’s risk characteristics. This analysis resulted in an equity valuation reference range for Oxford of $41,979,719 to $51,262,207.

      Milestone Advisors noted that the discounted cash flow analyses were highly dependent on growth rates, discount rates and margin assumptions relating to the underlying projections and that such projections were difficult to forecast due to the nature of Oxford’s business plan and the status of the capital markets climate. Consequently, Milestone Advisors observed that the resulting discounted cash flow valuations are inherently theoretical due to the difficulty in forecasting projected operating results as well as assumptions relating to, among other factors, the availability of sufficient capital, the cost of such capital and assessing implied perpetual growth rates beyond the forecast period.

      Selected Companies Analysis. Milestone Advisors compared selected financial, operating and market data of Oxford to corresponding data of the following publicly traded business development companies:

Allied Capital
American Capital Strategies
Gladstone Capital
MCG Capital Corp.
Medallion Financial

Milestone Advisors reviewed fully diluted market capitalization values as multiples of their trailing twelve month net operating income as of September 30, 2003, book value as of September 30, 2003, and estimates of their calendar year 2003 and 2004 net operating income. Milestone Advisors then applied a range of selected multiples derived from the selected companies to Oxford’s trailing twelve month net operating income as of September 30, 2003, book value as of September 30, 2003 and estimated calendar year 2003 and 2004 net operating income. Market capitalization values for the indicated business development companies were calculated based on closing stock prices on January 21, 2004. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates and estimated financial data for Oxford was based on management estimates for Oxford. This analysis indicated an equity valuation reference range for Oxford of $35,400,000 to $60,600,000.

      Selected Acquisitions Analysis. Milestone Advisors compared purchase prices paid or proposed to be paid in selected transactions as multiples of the target company’s latest 12 months net income and most recent book value. The transactions used included:

Buyer / Target

General Electric Co. / Certain assets & liabilities of IOS Capital LLC
General Electric Co. / HPSC, Inc.
Management group / 69% of PDS Gaming Corp.
Lone Star Funds / Hanvit Leasing and Finance Co.
Comprendium Enterprise / Comdisco (Switzerland) SA
Econocom Grp / Comdisco France SA
General Electric Co. / ABB Ltd.’s Structured Finance ops.
PH networks ag / Comdisco Austria GmbH
Undisclosed Buyer / Hamilton National Leasing Corp.
Interchange Financial Services / Monarch Capital Corp.
Sterling Financial Corp. / Equipment Finance Inc.
General Electric Co. / Heller Financial Inc.
General Electric Co. / SAFECO Credit Co. Inc.
Sterling Financial Corp. / Source Capital Corp.
ABB Ltd. / Equipment lease portfolio
American Express Co. / SierraCities.com Inc.
Wells Fargo & Co. / Vendor Services Corp.

Literary Financing Ltd. / EIP Leasing
ABN AMRO Holding NV / Fidelity Leasing Inc.
Temple-Inland, Inc. / American Finance Group Inc.
Deere & Co. / Senstar Capital Corp.
MLC Holdings Inc. / CLG Inc.
CIT Group Inc. / Newcourt Credit Group Inc.
Sovereign Bancorp Inc. / Network Companies (The)
Community Financial Group Inc. / 80% of Machinery Leasing Co. of NA

      Milestone Advisors then applied a range of selected multiples derived from the selected acquisitions to Oxford’s trailing twelve month net operating income as of September 30, 2003 and book value as of September 30, 2003. All multiples were based on publicly available financial information. Since the net income multiples obtained in this analysis were substantially all after-tax multiples, Milestone Advisors tax-effected Oxford’s trailing twelve month net operating income using a 38% tax rate to get to an after-tax net income for comparison purposes. Although Oxford (as a business development company) would not be subject to income taxes, most potential buyers, and the particular buyer under the asset purchase agreement, would be subject to income tax and consequently would take the effects of such tax into account in making any offer. This analysis indicated an equity valuation reference range for Oxford of $23,400,000 to $67,700,000.

Interests of Certain Oxford Officers, Directors and Significant Stockholder in the Asset Sale

      In considering the sale of substantially all of Oxford’s assets and transfer of related liabilities, you should be aware that some members of Oxford’s management and the board of directors may have interests in the asset sale that are different from, or in addition to, their interests solely as stockholders of Oxford. Members of the Oxford board of directors were aware of these interests and considered them, among other matters, in making their recommendation to approve the sale of substantially all of Oxford’s assets and transfer of related liabilities on terms and subject to conditions set forth in the asset purchase agreement. These interests are described below.

      Mr. J. Alden Philbrick, IV. Mr. J. Alden Philbrick, IV is currently the Chairman of the Board, Chief Executive Officer and President of Oxford, and has informed Oxford of his intention to vote his shares of Oxford common stock, which represent approximately 3% of the outstanding voting stock, in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement and in favor of the plan of liquidation and dissolution. Mr. Philbrick previously owned Oxford Venture Finance, a company that sold loan transactions to Phoenixcor. Phoenixcor was a provider of equipment finance that, at the time, was owned by Sumitomo. In addition, in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities, Mr. Philbrick directly negotiated and employed an attorney (who did not act as counsel for Oxford) to assist in negotiating an employment agreement with Sumitomo Corporation of America on behalf of OAC. Sumitomo Corporation of America provided the first draft of Mr. Philbrick’s employment agreement to Mr. Philbrick. Mr. Philbrick executed an employment agreement with OAC, which will be effective as of the closing date, under which he will serve as the Chief Executive Officer and President of OAC on the closing date of the asset purchase agreement. The total compensation package (exclusive of any bonus) that Mr. Philbrick will receive under his employment agreement with OAC is substantially similar to his compensation package with Oxford. For his services, Mr. Philbrick will receive a base salary that is not less than $300,000 per year and may receive an annual bonus that is determined by mutual agreement of Mr. Philbrick and a compensation committee of OAC. Mr. Philbrick’s duties under his employment agreement with OAC will be substantially the same as his current duties at Oxford. In 2003, Mr. Philbrick received compensation from Oxford in the form of a salary of $300,000, a bonus of $69,000 (received in 2004) and other compensation totaling $7,800 consisting of Oxford’s contributions to Oxford’s 401(k) plan and premiums paid for group term life insurance and long-term disability. Under his employment agreement with OAC, Mr. Philbrick may also be entitled to an exit success fee, participation in various benefit plans, expense reimbursement, fringe benefits, office support and vacation. The exit success fee shall be equal to a percentage of the amount by which the value of OAC exceeds a certain dollar amount upon the earlier to occur of: (i) the date that Mr. Philbrick or an affiliate no longer owns any shares of OAC stock; (ii) the transfer of all issued and outstanding OAC shares to a third party via a merger or other disposition; or (iii) the sale of all or substantially all of OAC’s assets. The amount Mr. Philbrick may receive if the value of OAC exceeds $60,000,000 is equal to 9% of the difference between the value of OAC and $51,000,000. Mr. Philbrick’s shares are subject to a general prohibition upon transfer under the terms of the stockholder agreement attached as Appendix G, and such shares may only be transferred to affiliates of Mr. Philbrick or pursuant to certain put rights or participation rights specified therein. If at the time the fee becomes payable the value of OAC exceeds $54,000,000 but is less than $60,000,000, the fee could range from $0 to approximately $800,000. If at the time the fee becomes payable the value of OAC equals or exceeds $60,000,000, the minimum fee would be $810,000. The specific terms of the fee are set forth in Section 2(b)(iii) of Mr. Philbrick’s employment agreement attached as Appendix E hereto. Sumitomo Corporation of America and Mr. Philbrick have discussed the liquidation, dissolution, or other disposition of OAC only generally in the context of agreeing upon the events that would give rise to an exit success fee under Mr. Philbrick’s employment agreement with OAC. Mr. Philbrick also has executed a subscription agreement with OAC and a stockholders agreement with Sumitomo Corporation of America, both of which shall be effective as of the closing date. Under the subscription agreement, Mr. Philbrick has agreed to acquire 30 shares of common stock in OAC following the closing date for an aggregate purchase price of approximately $1,530,000. In connection therewith, Mr. Philbrick executed the stockholders agreement with Sumitomo Corporation of America in order to provide him with certain rights as a stockholder of OAC. For a more detailed description of Mr. Philbrick’s employment agreement, subscription agreement and stockholders agreement, see “Agreements Related to the Asset Purchase Agreement” on page 49. Other than as described in this proxy, Oxford is aware of no other current understandings or agreements between Mr. Philbrick and OAC or its affiliates.

      Mr. Michael J. Altenburger. Mr. Michael J. Altenburger is currently the Chief Financial Officer, Executive Vice President, Corporate Secretary, Treasurer and a director of Oxford. In connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities, Mr. Altenburger negotiated an employment agreement with Sumitomo Corporation of America on behalf of OAC on terms substantially similar to his current employment agreement with Oxford. Sumitomo Corporation of America produced the first draft of Mr. Altenburger’s employment agreement. Mr. Altenburger had his attorney review the first draft and then he negotiated the employment agreement directly with Sumitomo Corporation of America. As a result, Mr. Altenburger has executed an employment agreement with OAC, effective as of the closing date, under which he will serve as the Chief Financial Officer, Executive Vice President and Treasurer of OAC following the closing date of the asset purchase agreement. For his services under the employment agreement, Mr. Altenburger will receive a base salary that is not less than $175,000 per year and may receive an annual bonus that is determined by a compensation committee of OAC. Under this agreement, Mr. Altenburger will also be entitled to participation in various benefit plans, expense reimbursement, fringe benefits, office support and vacation. Mr. Altenburger’s duties under his employment agreement will be substantially the same as his current duties at Oxford. In 2003 Mr. Altenburger received compensation from Oxford in the form of a salary of $175,000, a bonus of $44,000 (received in 2004) and other compensation consisting of Oxford’s contributions to Oxford’s 401(k) plan and premiums paid for group term life insurance and long-term disability totaling $6,522. Oxford is not aware of any other current understandings or agreements between Mr. Altenburger and OAC or its affiliates, other than as described in this proxy.

      Mr. Richard J. Hendrix and Friedman, Billings, Ramsey Group, Inc. Mr. Richard J. Hendrix is a director of Oxford. Mr. Hendrix is also currently the chief investment officer of Friedman, Billings, Ramsey Group, Inc., which beneficially owns approximately 22% of Oxford’s outstanding common stock. Mr. Hendrix is also a senior managing director of Friedman, Billings, Ramsey & Co., Inc., a subsidiary of Friedman, Billings, Ramsey Group, Inc., which served as one of Oxford’s financial advisors in connection with the asset sale. Under the financial consulting agreement between Friedman, Billings, Ramsey & Co., Inc. and Oxford, upon closing the asset purchase agreement, Friedman, Billings, Ramsey & Co., Inc. will be entitled to a fee for its financial advisory services equal to 1% of the aggregate consideration received, plus 5% of the fair market value of any aggregate consideration received by Oxford’s stockholders as of the closing of a transaction in excess of $10.00 per share. If the sale of substantially all of Oxford’s assets and transfer of related liabilities is consummated in accordance with the asset purchase agreement and 100% of the purchase price is paid,

Oxford currently expects that Friedman, Billings, Ramsey & Co., Inc. will be entitled to a fee of approximately $460,000.

      2002 Oxford Finance Corporation Stock Incentive Plan. Each of Messrs. Philbrick and Altenburger previously entered into option agreements with Oxford that granted each of them one or more non-statutory and/or incentive stock options to purchase shares of Oxford common stock under the 2002 Oxford Finance Corporation Stock Incentive Plan. In connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities, Messrs. Philbrick and Altenburger have each entered into an option buyout and cancellation agreement with Oxford. Under the option buyout and cancellation agreement with Mr. Philbrick, Oxford has agreed to pay Mr. Philbrick an amount equal to the excess of the value of the Oxford common stock based on the distribution of proceeds received from OAC, less related expenses, to Oxford stockholders over the exercise price for all vested stock options in exchange for the cancellation of all of Mr. Philbrick’s unexercised vested stock options granted under the Oxford Option Plan. Under the option buyout and cancellation agreement with Mr. Altenburger, Oxford has agreed to fully vest Altenburger’s unexercised options as of the closing date and to pay Mr. Altenburger an amount equal to the excess of the value of the Oxford common stock based on the distribution of proceeds received from OAC, less related expenses, to Oxford stockholders over the exercise price as consideration for the cancellation of his options. The Oxford board of directors passed a resolution vesting all of Mr. Altenburger’s options pursuant to its intent, previously disclosed in the private placement memorandum circulated in connection with the $50,000,000 initial equity offering, to vest all of his remaining unvested options upon a change of control of Oxford, including a sale of substantially all of the assets of Oxford as is contemplated in the asset purchase agreement.

      The following table illustrates the estimated distributions, in the aggregate, to Messrs. Philbrick and Altenburger for the cancellation of their respective stock options based upon the proposed range of distribution of proceeds to stockholders, as indicated:

	Proposed Distribution to Stockholders[1]

	Stock	Strike
Director	Options	Price	$9.62	$9.63	$9.64	$9.65	$9.66	$9.67	$9.68

J. Alden Philbrick, IV	397,502	$8.81	$321,976.62	$325,951.64	$329,926.66	$333,901.68	$337,876.70	$341,851.72	$345,826.74
Michael J. Altenburger	144,000	$8.81	116,640.00	118,080.00	119,520.00	120,960.00	122,400.00	123,840.00	125,280.00

[1] This calculation assumes that Oxford receives the entire aggregate consideration under the asset purchase agreement and various estimates for those related expenses that will reduce the aggregate distributions to Oxford’s stockholders.

Recommendation of the Oxford Board of Directors

      The Oxford board of directors, by unanimous vote and after careful consideration, has approved the asset purchase agreement and the transactions contemplated thereby, including the sale of substantially all of Oxford’s assets and transfer of related liabilities to OAC, and has determined that the terms of the asset purchase agreement are advisable, fair to and in the best interests of Oxford and its stockholders.

      THE OXFORD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF OXFORD’S ASSETS AND TRANSFER OF RELATED LIABILITIES, INCLUDING THE ARTICLES OF TRANSFER, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE ASSET PURCHASE AGREEMENT.

THE ASSET PURCHASE AGREEMENT

      This section describes the material terms of the asset purchase agreement. The description in this section is not complete. You should read the asset purchase agreement, and the other appendices attached to this proxy statement, carefully and in their entirety for a more complete understanding of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement. The complete text of the asset purchase agreement is attached to this proxy statement as Appendix A.

Assets to be Sold

      OAC, a wholly-owned subsidiary of Sumitomo Corporation of America, has agreed to purchase all of the tangible and intangible assets of Oxford used in connection with its business, including, among others:

•	all assets reflected on Oxford’s balance sheet as of and for the year ended December 31, 2003 relating to its business and all assets used to generate revenue and income reflected on the income statement relating to its business for the year ended December 31, 2003 other than, in each case, assets disposed of after December 31, 2003 and on or prior to the closing in the ordinary course of business as permitted under the terms of the asset purchase agreement;

•	all assets used, or held for use in, necessary for or otherwise relating to Oxford’s business acquired by Oxford in the ordinary course of business after December 31, 2003 and on or prior to the closing;

•	all leases to which Oxford is a party, including real property leases for the operating facilities, relating to its business and any improvements thereunder;

•	all financing contracts relating to Oxford’s business;

•	all other contracts relating to Oxford’s business;

•	all securities or warrants to acquire securities issued to Oxford in connection with any financing contract;

•	all general intangibles and intangible property, including all of Oxford’s proprietary rights; and

•	all accounts receivable, notes receivable and other indebtedness related to Oxford’s business that are outstanding as of the closing.

Excluded Assets

      Certain assets of Oxford were specifically excluded from the assets sold and will be retained by Oxford, including, among others:

•	all cash on hand or in any bank account of Oxford;

•	certain loan and security agreements; and

•	certain agreements with accountants, financial advisors and shareholders.

Assumed Liabilities

      OAC has agreed to assume and undertake, pay, satisfy, discharge and perform only the liabilities, obligations and indebtedness of Oxford specifically scheduled, including, among others:

•	all accounts payable and accrued liabilities generated in the normal course of business;

•	unearned obligor facility fees and deposits;

•	certain consulting agreements related to Oxford’s business; and

•	certain real property and personal property leases related to Oxford’s business.

      Liabilities, obligations and indebtedness of Oxford not specifically assumed by OAC shall remain the liabilities, obligations and indebtedness of Oxford after closing, however, Oxford does not expect that it will retain any material obligations or debts after the closing.

      Oxford expects that it will have paid or reserved sufficient funds for all operating liabilities and other remaining liabilities. The table entitled “Estimated Distributions to Stockholders” in the Liquidation Distributions section on page 54 describes Oxford’s estimated liabilities upon the consummation of the asset sale. Oxford intends to satisfy or set aside adequate reserves for all remaining liabilities before making liquidating distributions to stockholders. Furthermore, OAC is obligated under the terms of the asset purchase agreement to pay up to $150,000 of Oxford’s expenses in connection with Oxford’s winding up and dissolution.

However, in the unlikely event of material remaining liabilities, there is a risk that if Oxford fails to satisfy such liabilities prior to the liquidating distribution to stockholders, Oxford’s stockholders may be liable for such liabilities up to the amount of the distribution they receive.

Consideration to be Received in the Asset Sale

      At the time the asset sale is consummated, in consideration of the conveyance by Oxford of all of its assets related to its business and other rights granted to OAC under the asset purchase agreement, OAC has agreed to:

•	assume all of the scheduled liabilities of Oxford;

•	pay an aggregate purchase price of up to $51,000,000 to Oxford; and

•	pay an amount equal to the aggregate outstanding balance under certain credit facilities of Oxford.

      Of the total purchase price, $49,000,000 shall be paid in cash at closing and the remaining $2,000,000 shall be withheld for a period of 90 days during which such amount may be reduced, but not below $0, to account for (1) Oxford investments for which OAC does not receive acceptable evidence from the obligor confirming that the obligor with respect to such investment had sufficient cash as of the closing date to satisfy all of its projected expenses over the six month period following the closing date; (2) the failure by Oxford to transfer certain assets; or (3) any accrued Oxford indemnification obligations, as described below under the heading “Oxford Indemnification Provisions.” The contingent payment of $2,000,000, net of any applicable deductions, will be paid to Oxford within 90 days following closing and such payment, less any necessary reserves, will be distributed to Oxford’s stockholders on a pro rata basis as promptly as practicable thereafter. Oxford can provide no assurances that OAC will receive such acceptable evidence from the obligors, or, to the extent that it does not, that Oxford will receive any or all of the $2,000,000 contingent payment.

Conditions to Consummation of the Asset Sale

      The obligations of the parties to the asset purchase agreement are subject to the fulfillment or waiver of various conditions as described in this section. The closing of the asset sale shall take place two business days after all of the conditions contained in the asset purchase agreement have been fulfilled or waived, other than those conditions that by their nature are to be satisfied at the closing, but subject to such conditions, or on such other date as OAC and Oxford shall agree in writing.

Conditions to Oxford’s and OAC’s Obligations

      Oxford and OAC are obligated to close the asset purchase agreement only if each of the following conditions is satisfied or waived:

•	the adoption and approval of the asset sale by the holders of two-thirds of Oxford’s outstanding voting stock;

•	no law or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing consummation of the transactions contemplated by the asset purchase agreement is in effect; and

•	any waiting period applicable to the consummation of the transactions contemplated by the asset purchase agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or terminated.

Conditions to the Obligations of OAC

      OAC will be obligated to close the asset purchase agreement only if each of the following conditions is satisfied or waived:

•	each of the representations and warranties of Oxford contained in the asset purchase agreement shall be true and correct in all material respects as of the date of the asset purchase agreement and when made and at and as of the closing date, as if made at such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date);

•	Oxford has complied, in all material respects, with all agreements, obligations, covenants and conditions required by the asset purchase agreement to be complied with by it on or prior to the closing date;

•	OAC has received evidence that Oxford has obtained all consents, approvals, authorizations, qualifications and orders of third parties necessary for the transfer of its assets and assignment of its liabilities;

•	there is no pending or threatened suit, action or proceeding by any governmental entity or by any other person (other than OAC or its affiliates) (1) challenging the acquisition by OAC of any assets, seeking to restrain or prohibit consummation of the transactions contemplated by the asset purchase agreement, or seeking to place limitations on the ownership of assets by OAC or seeking to obtain from Oxford or OAC any damages that are material in relation to Oxford, (2) as a result of any transaction contemplated by the asset purchase agreement, seeking to prohibit or materially limit the ownership or operation by Oxford or OAC of any portion of any business or of any assets of Oxford or OAC, or to compel Oxford or OAC to divest or hold separate any portion of any business or of any assets of Oxford or OAC as a result of the transactions contemplated by the asset purchase agreement or (3) seeking to prohibit OAC from effectively controlling in any material respect its business or its assets;

•	no law or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (1) through (3) of the previous paragraph is in effect;

•	no preliminary or permanent injunction or other order issued by any governmental entity, nor any law promulgated or enacted by any governmental entity, that restrains, enjoins or otherwise prohibits the transactions contemplated by the asset purchase agreement, or imposes civil or criminal penalties on OAC if such transactions are consummated, is in effect;

•	there have not been any event or events that would be reasonably likely to have, individually or in the aggregate, a material adverse effect, as defined in the asset purchase agreement;

•	each of the employment agreements between OAC and each of Michael J. Altenburger and J. Alden Philbrick, IV is in full force and effect;

•	Oxford has received a fairness opinion and such opinion has not been withdrawn or in any way modified by the provider thereof;

•	Oxford has delivered to OAC all of the items Oxford is required to deliver under the terms of the asset purchase agreement, in each case, duly executed;

•	OAC has secured a lenders license duly issued by the Department of Corporations of the State of California;

•	the subscription agreement between OAC and J. Alden Philbrick, IV has been executed, delivered and fully consummated; and

•	the stockholders agreement by and between OAC, J. Alden Philbrick, IV and Sumitomo Corporation of America has been executed and delivered and is in full force and effect.

Conditions to the Obligations of Oxford

      Oxford will be obligated to close the asset purchase agreement only if each of the following conditions is satisfied or waived:

•	each of the representations and warranties of OAC contained in the asset purchase agreement shall be true and correct in all material respects as of the date of the asset purchase agreement and when made and at and as of the closing date, as if made as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date);

•	OAC has complied, in all material respects, with all agreements, obligations, covenants and conditions required hereby to be complied with by it on or prior to the closing date;

•	OAC has delivered to Oxford, on or prior to the closing date, $49,000,000 in cash in immediately available funds and an amount equal to the aggregate outstanding balance under certain credit facilities of Oxford;

•	OAC has delivered to Oxford all of the items OAC is required to deliver under the terms of the asset purchase agreement, in each case, duly executed; and

•	no preliminary or permanent injunction or other order issued by any governmental entity, nor any law promulgated or enacted by any governmental entity, that restrains, enjoins or otherwise prohibits the transactions contemplated by the asset purchase agreement, or imposes civil or criminal penalties on Oxford if such transactions are consummated, is in effect.

Representations and Warranties

      The asset purchase agreement contains a number of customary representations and warranties made by Oxford and OAC. Oxford has made representations and warranties regarding, among other things:

•	its due incorporation, good standing and qualification;

•	its corporate power, authority and action;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals and authorizations relating to, the asset purchase agreement and the transactions contemplated by the asset purchase agreement;

•	the absence of certain violations as a result of the asset purchase agreement;

•	its books and records;

•	its governmental filings, reports, SEC documents and statutory financial statements;

•	the absence of certain changes and events;

•	its compensation and benefit plans;

•	its contracts, including financing contracts;

•	its accounts receivable;

•	its portfolio property;

•	its insurance coverage;

•	litigation and investigations;

•	its compliance with applicable laws;

•	tax matters;

•	environmental matters;

•	that no state anti-takeover statute is applicable to the sale of substantially all of Oxford’s assets and transfer of related liabilities;

•	its intellectual property rights;

•	the opinion of Milestone Advisors, LLC;

•	approval by its board of directors;

•	the vote required of its stockholders;

•	its brokers;

•	the accuracy of information provided by Oxford and contained in this proxy statement and compliance with SEC rules and regulations;

•	that no options or other agreements, other than the asset purchase agreement, exist granting any person the right to acquire Oxford’s interest in its assets;

•	that the assets to be sold to OAC constitute all of the assets necessary for its business;

•	no default;

•	no transactions with affiliates;

•	labor matters;

•	title to its assets;

•	the absence of certain business practices;

•	its leased real property; and

•	no misleading statements.

      OAC has made representations and warranties regarding, among other things:

•	its due incorporation, good standing and qualification;

•	its corporate power, authority and action;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals and authorizations relating to, the asset purchase agreement and the transactions contemplated by the asset purchase agreement;

•	its brokers;

•	the accuracy of information provided by OAC and contained in this proxy and compliance with SEC rules and regulations;

•	the sufficiency of funds necessary to consummate the transactions contemplated by the asset purchase agreement; and

•	litigation and investigations.

Conduct of Business Pending the Asset Sale

      During the period between the signing of the asset purchase agreement and closing, Oxford has agreed that, among other things, it (1) will conduct its business in the ordinary course of business consistent with past practice and shall use reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Oxford, (2) will use reasonable best efforts to protect Oxford’s proprietary rights to the end that Oxford’s goodwill and its business shall not be impaired in any material respects as of the closing date, and (3) subject to limited exceptions:

•	will not sell, lease, license or otherwise dispose of or encumber, or agree to sell, lease or otherwise dispose of or encumber, any of its assets that would be included in its assets transferred to OAC other than in the ordinary course of business;

•	will not make any loans, advances or capital contributions to, or investments in, any other person, not within the ordinary course of its business or which exceed $3,000,000 individually or $5,000,000 in the aggregate to any individual person; provided that any loans, advances or capital contributions to, or investments in any other person permitted under this clause (1) must be made in accordance with

Oxford’s underwriting practices, procedures and standards in effect on the date thereof or (2) except in the ordinary course of business, incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Oxford, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	will not make, revoke or change any tax election, settle or compromise any tax liability of Oxford or change any method or practice with respect to taxes, except as required by law, if any such action could have a material effect on OAC or otherwise bind OAC on a post-closing basis;

•	will not change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP;

•	will not make or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments for capital expenditures, with respect to its business or its assets;

•	will not take any action that, or omit to take any action where such omission would reasonably be expected to prevent, delay, impede or hinder consummation of the transactions contemplated by the asset purchase agreement;

•	will not pay, discharge, settle or satisfy any claims, liabilities or obligations related to its assets or its business (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations disclosed in the most recent financial statements (or the notes thereto) of Oxford included in the documents filed by Oxford with the SEC or incurred since the date of such financial statements in the ordinary course of business;

•	will not terminate, cancel or request any change in, or agree to any change in any contract, including any financing contract, of Oxford or enter into any contract, including any financing contract, (whether written or oral) material to the condition of the (financial or otherwise) business, properties, assets prospects or results of operations of Oxford;

•	will not (1) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any Oxford’s proprietary rights, (2) grant, extend, amend, waive or modify Oxford’s proprietary rights, or (3) amend, assign, terminate, fail to exercise a right of renewal or extension under any contract relating to Oxford’s proprietary rights;

•	will not (1) increase the compensation or benefits of any director, officer, employee or consultant of or associated with its business, (2) adopt any new employee benefit plan or any amendment to an existing benefit plan other than as required by applicable law, (3) enter into any employment or consulting agreement with any director, officer, employee or consultant of or associated with its business, (4) accelerate the payment of compensation or benefits to any director, officer, employee or consultant of or associated with its business, (5) enter into any compensation, severance, retention or change of control arrangement with any employee or other service provider of Oxford or (6) grant any stock option or other equity awards to any director, officer, employee or consultant of or associated with its business;

•	will not cease to continue to collect any accounts receivable and to pay any accounts payable in a manner consistent with past practice;

•	will not waive any material rights;

•	will not amend any material term of its bank credit agreements, or create or incur any indebtedness under its bank credit agreements except for borrowings in the ordinary course of business; provided that such borrowings shall not exceed an aggregate outstanding balance of $36,000,000 and shall be on terms consistent with Oxford’s prior borrowings and the proceeds of which shall be used for purposes consistent with prior borrowings; provided, further, that any proceeds of which that remain on the closing date shall be applied by Oxford immediately prior to closing to reduce the outstanding balance of its bank credit agreements existing on the closing date; or

•	will not authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation, warranty or covenant of Oxford contained in the asset purchase agreement as of the date when made or as of any future date.

Takeover Proposals

      Under the asset purchase agreement, a “Takeover Proposal” is any inquiry, proposal or offer from any person or group relating to (1) any direct or indirect acquisition or purchase of 15% or more of Oxford’s assets or 15% or more of any class of Oxford’s equity securities, (2) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning at least 15% of any class of Oxford’s equity securities or (3) any merger, consolidation, business combination, sale of all or any substantial portion of assets, recapitalization, liquidation or a dissolution of, or similar transaction involving Oxford other than the transactions contemplated by the asset purchase agreement.

      In addition, the asset purchase agreement defines a “Superior Proposal” as a bona fide written Takeover Proposal made by a third party to purchase at least 80% of Oxford’s outstanding equity securities pursuant to a tender offer or exchange offer or to effect any merger, consolidation, business combination or sale of all or substantially all of the assets, recapitalization or similar transaction involving Oxford (1) on terms that the board of directors determines in good faith, after consultation with its legal and financial advisors, to be superior for the Oxford stockholders, in their capacity as stockholders, from a financial point of view as compared to the transactions contemplated by the asset purchase agreement and any alternative proposal proposed by OAC as described above and (2) that is reasonably likely to be consummated, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror.

      Taking into consideration these definitions, Oxford agreed that it will not, nor will it authorize or permit any of its officers, directors, stockholders, employees, financial advisors, attorneys, accountants or other advisors, representatives or agents to (1) directly or indirectly solicit, initiate, encourage or take any other action designed to, or which would reasonably be expected to, facilitate (including by way of furnishing information) any Takeover Proposal; (2) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the sale of substantially all of Oxford’s assets and transfer of related liabilities to OAC; (3) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any person other than OAC and its affiliates any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; or (4) grant any waiver or release under any standstill or any similar agreement with respect to any class of Oxford’s equity securities.

      In addition, Oxford has agreed to, and will cause its officers, directors, stockholders, employees, financial advisors, attorneys, accountants and other advisors, representatives and agents to immediately terminate any ongoing discussions or negotiations with any parties with respect to, or that could be expected to lead to, a Takeover Proposal. Furthermore, Oxford has agreed to, immediately following the execution of the asset purchase agreement, request that each person which has heretofore executed a confidentiality agreement in connection with such person’s consideration of acquiring Oxford to return or destroy all confidential information furnished to such person by or on Oxford’s behalf.

      Notwithstanding the foregoing, at any time prior to obtaining the approval of the Oxford stockholders for the adoption of the asset purchase agreement, in response to a bona fide written Takeover Proposal that the Oxford board of directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to lead to a Superior Proposal and which Takeover Proposal was not solicited after the date of the asset purchase agreement, made after the date of the asset purchase agreement and did not otherwise result from a breach of these provisions, Oxford may, if its board of directors determines in good faith, after receiving advice from outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to Oxford stockholders under applicable law, (1) furnish information with respect to Oxford to the person making the Takeover Proposal and its representatives pursuant to an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the confidentiality agreement executed by Oxford and Sumitomo Corporation of America in connection with the asset purchase, provided that all such information has been provided to OAC or is provided to OAC prior to or at the time it is provided to such person; and (2) participate in discussions or negotiations with the person making such Takeover Proposal and its representatives regarding such Takeover Proposal.

      Oxford has agreed to promptly advise OAC of any request for information or any Takeover Proposal or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussion or negotiations and Oxford has agreed to promptly provide OAC with copies of any written materials received by Oxford in connection with any of the foregoing, as well as the identity of the person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Oxford has also agreed to keep OAC fully informed of the status and details, including any amendments or proposed amendments, of any such request, Takeover Proposal or inquiry and to keep OAC fully informed as to the details of any information requested of or provided by Oxford and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry. Oxford has further agreed to provide OAC with 72 hours’ prior written notice of any meeting of the Oxford board of directors at which the Oxford board of directors is reasonably expected to consider any Takeover Proposal.

      Neither the Oxford board of directors nor any committee of the Oxford board of directors may:

•	withdraw, or modify in a manner adverse to OAC, or propose to withdraw, or modify in a manner adverse to OAC, the approval, recommendation or declaration of advisability by the Oxford board of directors or any committee of the Oxford board of directors of the asset purchase agreement or the other transactions contemplated by the asset purchase agreement;

•	recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal; or

•	approve or recommend, or propose to approve or recommend, or allow Oxford to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition or purchase agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal, other than a confidentiality agreement as described earlier in this section.

      Notwithstanding the foregoing, at any time prior to the approval of the Oxford stockholders of the asset purchase agreement, the Oxford board of directors may make a recommendation change adverse to OAC in response to a Superior Proposal if the Oxford board of directors determines in good faith, after receiving advise from outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the Oxford stockholders under applicable law, provided that:

•	Oxford will make no recommendation change adverse to OAC until after the 5th business day following OAC’s receipt of written notice from Oxford advising OAC that the Oxford board of directors intends to take such action and specifying the reasons therefore, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Oxford board of directors, with the understanding that any amendment to the financial terms or any other material term of the Superior Proposal shall require a new notice and a new five business day period;

•	during such five business day period, Oxford shall negotiate with OAC in good faith to make such adjustments to the terms and conditions of the asset purchase agreement as would enable the Oxford board of directors to proceed with its recommendation of the asset purchase agreement and not make a recommendation change adverse to OAC; and

•	the Oxford board of directors shall not make a recommendation change adverse to OAC, if prior to the expiration of such five business day period, OAC makes a proposal to adjust the terms and conditions of the asset purchase agreement that the board of directors determines in good faith, after consultation with its financial advisors, to be at least as favorable as the Superior Proposal.

      None of the foregoing provisions prohibit Oxford from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 under the Securities Exchange Act of 1934 or making and disclosure to the Oxford stockholders if, in the good faith judgment of the Oxford board of directors, after receiving advise from outside legal counsel, such disclosure would be required under applicable law.

Stockholder Meeting; Preparation of Proxy Statement

      As soon as practicable following the date of the asset purchase agreement, but in no event more than 17 calendar days following such date, Oxford will prepare and file this proxy statement with the SEC and will use all reasonable efforts to respond to any comments by the SEC and to cause this proxy statement to be mailed to Oxford stockholders as promptly as practicable. Oxford will notify OAC promptly of the receipt of any comments or other communications from the SEC and of any request by the SEC for amendments or supplements to this proxy statement or for additional information and will provide OAC with copies of all correspondence between Oxford or any of Oxford’s representatives and the SEC with respect to this proxy statement or the transactions contemplated by the asset purchase agreement. Oxford will provide OAC an opportunity to comment on any correspondence with the SEC or any proposed material to be included in this proxy statement prior to transmission to the SEC and shall not transmit any such material to which OAC reasonably objects. If at any time prior to the Oxford stockholder meeting convened for the purpose of adopting the asset purchase agreement there shall occur any event that should be set forth in an amendment or supplement to this proxy statement, Oxford will promptly prepare and mail to its stockholders such an amendment or supplement. Oxford will not mail any proxy statement, or any amendment or supplement to any proxy statement, to which OAC reasonably objects.

      Promptly following the date of the asset purchase agreement, Oxford will establish a record date for, duly call, give notice of, convene and hold a meeting of the Oxford stockholders for the purpose of seeking the adoption of the asset purchase agreement and the transactions contemplated by the asset purchase agreement by the Oxford stockholders. Except as provided above under the heading “Takeover Proposals,” the Oxford board of directors will recommend adoption of the asset purchase agreement and include its recommendation in the proxy statement. Oxford’s obligations, as described above, will not be affected by the commencement, public proposal, public disclosure or communication to Oxford of any Takeover Proposal or the withdrawal or modification by the Oxford board of directors or any committee of the Oxford board of directors or such committee’s approval or recommendation of the asset purchase agreement or other transactions contemplated by the asset purchase agreement. Notwithstanding the foregoing, Oxford will not have breached its obligations described above if Oxford adjourns or postpones the meeting of the Oxford stockholders for a reasonable period of time, each such period not to exceed 10 business days, provided that (1) at the time of such adjournment or postponement, the Oxford board of directors will be prohibited by the terms of the asset purchase agreement from making a recommendation change adverse to OAC and the meeting of the Oxford stockholders is then scheduled to occur within four business days of the time of such adjournment or postponement, or (2) at the time the Oxford board of directors announces a recommendation change adverse to OAC, the meeting of Oxford stockholders is then scheduled to occur no later than 10 business days from the date of such recommendation change. Oxford has agreed that it may adjourn or postpone the meeting of Oxford stockholders no more than two times or for more than 15 business days in the aggregate, under the foregoing sentence.

Additional Covenants

      In addition to making the representations, warranties and agreements described above, Oxford has also agreed that, during the period from the date the asset purchase agreement was signed until the closing of the asset purchase, Oxford will, among other things:

•	take all reasonable action necessary to ensure that no stake takeover statute or regulation is or becomes applicable to the asset purchase agreement or the transactions contemplated by the asset purchase agreement;

•	not settle any litigation commenced against Oxford or its officers or directors by any Oxford stockholder without OAC’s prior written consent;

•	promptly notify OAC of the receipt of certain notices or occurrences that have or will be reasonably likely to have a material adverse effect, as defined below under the heading “Material Adverse Effect”;

•	not, and will cause its affiliates (other than Friedman, Billings, Ramsey Group, Inc.) not to solicit, employ or contract with any Oxford employee who has accepted employment with OAC pursuant to the asset purchase agreement, for a period of three years after the closing date; and

•	discontinue its business and affairs within 180 calendar days of the closing date, the costs of which (up to $150,000) will be paid by OAC.

Material Adverse Effect

      A “material adverse effect” on Oxford is defined in the asset purchase agreement as any fact, event, effect or circumstance that has had, or is reasonably likely to have, together with all similar or related facts, events, effects and circumstances, a material adverse effect on the condition (financial or otherwise), business, properties, assets, prospects or results of operations of the assets to be transferred to OAC pursuant to the asset purchase agreement, the liabilities that OAC will assume and agree to undertake, pay, satisfy, discharge and perform in respect of, pursuant to the terms of the asset purchase agreement or Oxford’s business taken as a whole or on the ability of Oxford to perform its obligations under the asset purchase agreement or that would prevent, delay, impede or hinder consummation of the transactions contemplated by the asset purchase agreement.

Termination

      The asset purchase agreement may be terminated at any time prior to the closing of the asset purchase, whether before or after adoption of the asset purchase agreement by the Oxford stockholders:

(1) by the mutual written consent of Oxford and OAC;

(2) by either Oxford or OAC, if the required approval of the Oxford stockholders is not obtained at the Oxford special meeting;

(3) by either Oxford or OAC, if the transactions contemplated by the asset purchase agreement are not consummated by May 31, 2004;

(4) by either Oxford or OAC, if any statute, law, ordinance, rule or regulation of any governmental entity or any judgment, order, writ, preliminary or permanent injunction or decree of any governmental entity prevents the consummation of the transactions contemplated by the asset purchase agreement;

(5) by Oxford or OAC, if the other party is (i) in breach of any representation, warranty, covenant or other agreement that would cause a failure of a condition to closing and (ii) incapable of being cured before May 31, 2004 or is not cured within 30 business days written notice;

(6) by OAC, if in the event that prior to obtaining the necessary approval of the Oxford stockholders at the Oxford special meeting, (i) the Oxford board of directors will have made a recommendation change adverse to OAC, (ii) Oxford will have failed to include in the proxy statement the recommendation of the Oxford board of directors that its stockholders vote in favor of the transactions contemplated by the asset purchase agreement, (iii) the Oxford board of directors will have failed to publicly reaffirm its recommendation of the asset purchase agreement or the transactions contemplated by the asset purchase agreement within five business days after OAC requests in writing that such recommendation or determination be reaffirmed, (iv) a tender or exchange offer relating to any of Oxford’s issued and outstanding stock will have been commenced and Oxford will not have sent to its stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Oxford recommends rejection of such tender or exchange offer or (v) a Takeover Proposal is publicly announced, and Oxford shall have failed to issue, within five business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Oxford board of directors that its stockholders vote in favor of the transactions contemplated by the asset purchase agreement; and

(7) by OAC, if Oxford breaches any of its obligations described above under the heading “Takeover Proposals.”

Termination Fee

      Oxford has agreed to pay OAC a non-refundable fee in the amount equal to:

•	5% of the purchaser price, if the asset purchase agreement is terminated pursuant to clause (2) or (3) or by OAC pursuant to clause (5) or (6) under the heading “Termination” above and (i) at any time after the date of the asset purchase agreement a Takeover Proposal shall have been publicly announced or otherwise communicated to the Oxford board of directors and (ii) within 18 months of the termination of the asset purchase agreement, Oxford enters into a definitive agreement with any third party with respect to a transaction similar to a Takeover Proposal or any such transaction is consummated or such a transaction is consummated; or

•	the fees and expenses of OAC and its affiliates incurred in connection with the transactions contemplated by the asset purchase agreement up to $500,000, if the asset purchase agreement is terminated pursuant to clause (7) under the heading “Termination” above.

      OAC has agreed to pay Oxford a non-refundable fee in the amount equal to the fees and expenses of Oxford and its affiliates incurred in connection with the transactions contemplated by the asset purchase agreement up to $500,000, if the asset purchase agreement is terminated by Oxford pursuant to clause (5) under the heading “Termination” above.

Fees and Expenses

      Whether or not the proposed asset sale is consummated, all fees and expenses incurred in connection with the asset purchase will be paid by the party incurring those fees and expenses, except as otherwise provided in the asset purchase agreement. In particular, the parties agreed that the filing fee under the HSR Act will be split evenly between Oxford and OAC. OAC also agreed to reimburse Oxford up to $150,000 for expenses related to the liquidation, dissolution and winding up of Oxford after the parties have consummated the sale of substantially all of Oxford’s assets and transfer of related liabilities.

Company Indemnification Provisions

      The representations and warranties made by Oxford in the asset purchase agreement will remain effective after the closing until the earlier of the payment in full of any contingent payment payable by OAC to Oxford under the asset purchase agreement or 180 calendar days following the closing date. Oxford’s covenants and agreements contained in the asset purchase agreement will survive and remain in full force and effect for the period specified therein, or if no such period is specified, indefinitely.

      Oxford has agreed to indemnify, defend and hold harmless OAC and any parent, subsidiary, associate, affiliate, director, officer, stockholder or agent of OAC, and their respective representatives, successors and permitted assigns from and against and pay on behalf of or reimburse such party in respect of, as and when occurred, all out-of-pocket losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing which any such party may suffer, sustain or become subject to, to the extent resulting from or relating to:

•	any inaccuracy in, or breach of, any representation or warranty made by Oxford under the asset purchase agreement or any ancillary agreement;

•	any material breach or non-fulfillment of any covenant or agreement on the part of Oxford under the asset purchase agreement or any ancillary agreement;

•	the ownership or operation of the assets transferred to OAC under the terms of the asset purchase agreement or the conduct or operation of the business or the activities of Oxford in connection with the transferred assets or the business on or prior to the closing of the asset purchase agreement;

•	any applicable bulk sales laws as a result of the waiver under the asset purchase agreement of compliance with the provisions of any applicable bulk sale law;

•	any fees, expenses or other payments incurred or owed by Oxford to any agent, broker, investment banker or other firm or person retained or employed in connection with the transactions contemplated by the asset purchase agreement; or

•	the liabilities retained by Oxford under the terms of the asset purchase agreement.

      Oxford will not be obligated to indemnify OAC for any losses that result from the breach of any representation or warranty or failure to perform any covenant made by Oxford until the dollar amount of such losses exceeds $10,000 in the aggregate and Oxford’s obligation for such losses will not exceed $2,000,000. Notwithstanding the foregoing, OAC’s right to seek indemnification from Oxford for other losses for which indemnification is provided will not be subject to any such limitation.

Assignment

      The asset purchase agreement may not be assigned by either Oxford or OAC, whether by operation of law or otherwise, without the prior written consent of the other party.

Modification

      The asset purchase agreement may not be supplemented, modified or amended except by an instrument in writing signed by each party to the asset purchase agreement and that specifically refers to the asset purchase agreement.

FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of material U.S. federal income tax consequences of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement to holders of Oxford’s common stock who are U.S. persons and hold their shares as capital assets. This summary is based upon the Internal Revenue Code of 1986, as amended (Code), U.S. Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (IRS) and judicial decisions in effect on the date hereof, all of which are subject to change, retroactively and prospectively, and to possibly differing interpretations. For purposes hereof, a U.S. person is (1) a U.S. citizen or resident alien individual, (2) a corporation created or organized in or under the laws of the United States, the District of Columbia, or any state, (3) an estate the income of which is subject to U.S. federal income tax without regard to the source, or (4) a trust if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions relating to the trust. The discussion set forth below is for general information only and, thus, does not address all of the U.S. federal income tax consequences of the sale of substantially all of Oxford’s assets and transfer of related liabilities that may be relevant to the holders of Oxford common stock based upon their particular circumstances. Moreover, this summary does not apply to certain categories of holders of common stock that may be subject to special tax rules, including, but not limited to, banks, tax-exempt organizations, insurance companies, regulated investment companies, non-U.S. persons and holders who acquired such shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the state, local or foreign tax consequences of the sale of substantially all of Oxford’s assets and transfer of related liabilities.

      EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ASSET SALE.

Tax Treatment as Regulated Investment Company

      Oxford intends to elect to be regulated for tax purposes as a regulated investment company under Subchapter M of the Code. The election will first be effective for Oxford’s 2003 taxable year. As a regulated investment company, Oxford generally is not subject to U.S. federal income tax on its investment company taxable income and net capital gain (generally, realized net long-term capital gain in excess of realized net short-term capital loss), if any, that it distributes to stockholders. “Investment company taxable income” is generally ordinary income plus net short-term capital gains in excess of net long-term capital losses. (The distributed investment company taxable income and net capital gains are excluded from Oxford’s income for any taxable year only if it distributes at least 90 percent of investment company taxable income (referred to as the Annual Distribution Requirement).) Oxford distributed to its stockholders substantially all of its investment company taxable income for its 2003 taxable year, and did not have any net capital gain during 2003. It intends to distribute all of its investment company taxable income and net capital gain resulting from the sale of substantially all of Oxford’s assets and transfer of related liabilities.

      To qualify as a regulated investment company for federal income tax purposes, Oxford must, among other things:

•	qualify as a business development company under the 1940 Act at all times during each taxable year;

•	derive in each taxable year at least 90 percent of its gross income from dividends, interest, payments with respect to securities loans, gains from the sale of stock or other securities, or other income derived with respect to its business of investing in such stock or securities (referred to as the 90% Income Test); and

•	diversify its holdings so that at the end of each quarter of the taxable year:

(1)	at least 50 percent of the value of its assets consists of cash, cash items, U.S. government securities, securities of other regulated investment companies, and other securities if such other securities of any one issuer do not represent more than 5 percent of the value of its assets or more than 10 percent of the outstanding voting securities of the issuer; and

(2)	no more than 25 percent of the value of its assets is invested in the securities, other than U.S. government securities or securities of other regulated investment companies, of one issuer or of two or more issuers that are controlled, as determined under applicable Code rules, by Oxford and that are engaged in the same or similar or related trades or businesses (referred to as the Diversification Tests).

      Oxford believes it satisfied all the requirements for treatment as a regulated investment company in 2003 (except for the election to be taxed as a regulated investment company, which it will make when it files its 2003 federal income tax return), and will continue to qualify for such treatment in 2004. It has not received a private letter ruling or other determination from the IRS that it qualified as a regulated investment company in 2003 or will continue to qualify as a regulated investment company for 2004. If Oxford failed (or fails) to satisfy the Annual Distribution Requirement or qualify as a regulated investment company in any taxable year, it would (or will) be treated as a C Corporation, and, as such, would be subject to U.S. federal income tax in that year on all its taxable income, including capital gains, regardless of whether it makes any distributions to its stockholders. In that case, all of its income would be subject to the corporate-level federal income tax, reducing the amount available to be distributed to its stockholders, and all of its distributions to its stockholders would be characterized as ordinary income (to the extent of its current and accumulated earnings and profits).

      Oxford anticipates that the closing date for the asset purchase agreement will occur during the second quarter of 2004. On the closing date, Oxford will receive the closing date cash payment of $49,000,000. Within 90 days of the closing date, Oxford will receive an aggregate of up to $2,000,000, which may be reduced, but not below $0, to account for specified adverse changes, if any, in respect of certain Oxford investments, the failure by Oxford to transfer certain assets, or any accrued Oxford indemnification obligations. A regulated investment company can satisfy the Diversification Tests by holding only cash. Accordingly, Oxford anticipates that it will satisfy the regulated investment company requirements as of the end of the first quarter of 2004. However, if Oxford were unable to satisfy the regulated investment company requirements, there is a risk that Oxford may be taxed as a C-corporation instead of a business development corporation, in which case Oxford’s combined federal and state tax rate would be approximately 39%, which would reduce the amount available for distribution to stockholders of Oxford upon liquidation.

      Oxford plans to distribute the majority of the closing date cash payments to its stockholders during the second quarter of 2004. Thus, during the second quarter of 2004, Oxford’s principal asset after distribution of the closing date cash payment will be its right to receive the $2,000,000 contingent payment, which Oxford believes qualifies as a cash receivable under the Diversification Tests. Accordingly, Oxford does not believe it would fail to satisfy the regulated investment company requirements at the end of the second quarter if its principal asset were its right to receive the contingent payment. This belief is not without doubt, however, and the IRS could contend that the right to receive the $2,000,000 contingent payment qualifies as a security of OAC. If the IRS succeeded with such a contention, Oxford could fail to meet the Diversification Tests for the second quarter of 2004.

      To address the concern that the IRS might contend that the right to receive the $2,000,000 contingent payment qualifies as a security of OAC, the asset purchase agreement provides that, if the contingent payment has not been delivered to Oxford before June 29, 2004, OAC will deposit an amount equal to the contingent payment into an escrow account to be held for the benefit of Oxford to the extent all or a portion of the contingent payment becomes payable to Oxford. Thus, before the end of the second quarter of 2004, the right to receive the contingent payment will be satisfied by OAC delivering to an escrow account for Oxford’s benefit cash in the amount of the contingent payment. For purposes of the Diversification Test, Oxford believes that the cash held in the escrow account for its benefit should be treated either as its cash or as cash not yet received by it until the cash is distributed to it from the escrow account. In either case, Oxford believes it should satisfy the Diversification Tests at the end of the second quarter of 2004. There can be no guarantee, however, that the IRS would agree with such a position.

Built-in Gain

      As of the effective date of the election to be treated as a regulated investment company, Oxford held assets (including intangible assets not reflected on the balance sheet, such as goodwill) with “built-in gain,” which are assets whose fair-market value as of the effective date of the election exceeds their tax basis. Oxford also held assets with “built-in loss,” which are assets whose tax basis as of the effective date of the election exceeds their fair market value. Under applicable law, if Oxford had net built-in gain and did not elected to recognize and pay a corporate-level tax on all its net built-in gain as of the date it became a regulated investment company, it will incur a corporate-level tax on any such net built-in gain it recognizes within 10 years after the effective date of its election to be treated as a regulated investment company. Any such corporate-level tax generally would be payable with respect to its taxable years during which it sells such built-in gain assets in taxable transactions. The amount of this tax, if any, will vary depending on the assets that are actually sold by Oxford in this 10-year period, the actual amount of net built-in gain or loss present in those assets at the time of its election to be treated as a regulated investment company, and applicable tax rates for such taxable years. Any built-in gains recognized within 10 years after the effective date of Oxford’s election to be treated as a regulated investment company (net of corporate taxes it pays on those gains) would be treated as long-term or short-term capital gains (depending on the applicable holding period) and includible in its income together with any other long-term or short-term capital gains.

      Oxford does not intend to elect to recognize and pay the corporate level tax on all its net built-in gain as of the date it became a regulated investment company, and does not believe it has any such liability. Oxford estimates that its built-in gains, as of December 31, 2002, are $0.

Taxation of U.S. Stockholders

      In General. Distributions by Oxford generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of Oxford’s “investment company taxable income” (which is, generally, Oxford’s ordinary income plus net short-term capital gains in excess of net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of Oxford’s current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. Distributions of Oxford’s net capital gains (which is generally its realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by Oxford as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Long-term capital gain rates for individuals have been temporarily reduced to 15 percent (with lower rates for individuals in the 10 percent and 15 percent rate brackets) for taxable years beginning before December 31, 2008. Distributions in excess of Oxford’s earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

      Oxford has not and does not intend to retain its net capital gains. A regulated investment company may retain its net capital gains, but designate the retained amount as a “deemed distribution.” If Oxford were to do so, among other consequences, it would pay tax on the retained amount, each U.S. stockholder would be required to include his, her, or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder would be entitled to claim a credit equal to his, her, or its allocable share of the tax paid thereon by Oxford. The amount of the deemed distribution net of such tax would be added to the U.S. stockholder’s cost basis for his, her, or its common stock. If Oxford paid tax on any retained capital gains at its regular corporate capital gain tax rate, that rate would be in excess of the maximum rate currently payable by individuals on long-term capital gains. The amount of tax that individual U.S. stockholders would be treated as having paid and for which they would receive a credit would exceed the tax they owe on the retained net capital gain. Such excess generally could be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or could be refunded to the extent it exceeds a stockholder’s liability for federal income tax. A U.S. stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes Oxford paid. To utilize the deemed distribution approach, Oxford would have to provide written notice to its stockholders prior to the expiration of 60 days after the close of the relevant tax year. Oxford cannot treat any of its investment company taxable income as a “deemed distribution.”

      General Federal Income Tax Consequences of the Asset Sale. Oxford will sell substantially all of its tangible and intangible assets pursuant to the asset purchase agreement. The sale of substantially all of Oxford’s assets and transfer of related liabilities may result in a net long-term capital gain, net long-term capital loss, net short-term capital gain, or net short-term capital loss. Although Oxford has not determined the tax consequences of the sale of substantially all of Oxford’s assets and transfer of related liabilities, it anticipates that the transaction will result in a long-term capital gain.

      Oxford will distribute all its investment company taxable income and net capital gains that result from the sale of substantially all of its assets and transfer of related liabilities. As explained above, these distributions will be taxable to the U.S. stockholders as ordinary income or capital gains.

      Oxford intends to conclude all actions necessary to discontinue its business affairs within one hundred and eighty (180) days after the closing date. After the payment of all debts and obligations, Oxford will distribute the remaining cash to the holders of Oxford common stock. Such distributions in excess of the amount attributable to investment company taxable income and net capital gains will be treated as a taxable sale for U.S. federal income tax purposes. Accordingly, an Oxford stockholder who receives cash pursuant to the asset purchase agreement in excess of his, hers, or its share of investment company taxable income and net capital gains will recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder’s adjusted tax basis in the shares such stockholder holds. The gain or loss will be a long-term capital gain or loss if, as of the date of the sale, such stockholder’s holding period for such shares is more than one year. Under current law, an individual is subject to a maximum U.S. federal income tax rate of 15 percent on any net long-term capital gains, and a corporation is subject to a maximum U.S. federal income tax rate of 35 percent on any net capital gain. If the distribution of cash to the stockholders of Oxford common stock results in recognition of a capital loss, deductibility of such loss may be subject to limitation. For additional information on the tax consequences affecting options to purchase shares of Oxford common stock, see “— Treatment of Stock Options” on page 46.

      Under recently promulgated Treasury regulations, if the holder of Oxford stock recognizes a loss with respect to shares of $2,000,000 or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on IRS Form 8886. The IRS has issued guidance that excepts from this reporting requirement the sale of securities in certain cases. Direct stockholders of portfolio securities are, in many cases, excepted from reporting under this guidance. The current guidance, however, does not except stockholders of RICs. Future guidance may extent the current exceptions to this reporting requirement to stockholders of some or all RICs. The requirement to report a loss does not preclude the stockholder from deducting the loss. The legal determination as to whether the loss may be deducted remains the same. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their circumstances.

      Backup Withholding. Unless an Oxford stockholder complies with certain reporting or certification procedures or is an “exempt recipient” (in general, corporations and certain other entities) under applicable provisions of the Code and Treasury regulations, such stockholder may be subject to a withholding tax of 31 percent with respect to any cash payments received pursuant to the asset purchase agreement. Backup withholding is not an additional tax. Any amount withheld under these rules will be credited against a stockholder’s U.S. federal income tax liability provided such stockholder furnishes the required information to the IRS. If a stockholder does not comply with the backup withholding rules, such stockholder may be subject to penalties imposed by the IRS. A non-U.S. Oxford stockholder should consult its tax advisor with respect to the application of withholding rules to it with respect to any cash payments received pursuant to the asset purchase agreement.

Treatment of Stock Options

      Mr. J. Alden Philbrick, IV, the Chairman of the Board, Chief Executive Officer and President of Oxford, and Mr. Michael Altenburger, the Chief Financial Officer, Executive Vice President, Corporate Secretary, Treasurer and director of Oxford, each entered into option agreements with Oxford that granted him one or more non-statutory and/or incentive stock options to purchase shares of Oxford common stock under the 2002 Oxford Finance Corporation Stock Incentive Plan. In connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities, Messrs. Philbrick and Altenburger have each enter into an option buyout and cancellation agreement with Oxford. Under the option buyout and cancellation agreement with Mr. Philbrick, Oxford agrees to pay Mr. Philbrick an amount equal to the excess of the value of the Oxford common stock based on the distribution of proceeds received from OAC, less related expenses, to Oxford stockholders over the exercise price for all vested stock options in exchange for the cancellation of all of Mr. Philbrick’s unexercised vested stock options granted under the Option Plan. Under the option buyout and cancellation agreement with Mr. Altenburger, Oxford agrees to fully vest Altenburger’s unexercised stock option as of the closing date and to pay Mr. Altenburger an amount equal to the excess of the value of the Oxford common stock based on the distribution of proceeds received from OAC, less related expenses, to Oxford stockholders over the exercise price as consideration for the cancellation of his stock option. Such amounts paid to Messrs. Philbrick and Altenburger shall constitute compensation income and they will be taxed at ordinary income rates.

Termination of Oxford

      As explained under “Proposal 2: Approval of Plan of Liquidation and Dissolution” at page 52, Oxford will file articles of dissolution and wind up its affairs after distribution of the contingent payment to its stockholders. Oxford intends to maintain its regulated investment company status throughout its final taxable year.

REGULATORY APPROVALS

      The asset purchase agreement provides that OAC and Oxford will use reasonable commercial efforts to cause the sale of substantially all of Oxford’s assets and transfer of related liabilities to be consummated on the terms and subject to the conditions set forth in the asset purchase agreement, including by obtaining all necessary consents, waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the asset purchase agreement.

      Except for (1) the approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement, (2) the filing of articles of transfer with the Maryland State Department of Assessments and Taxation, (3) the filing of a certificate of amendment to change the name of “Oxford Finance Corporation” after the asset sale, (4) complying with federal and state securities laws, and (5) notifying and furnishing information to the Federal Trade Commission and the Antitrust Divisions of the U.S. Department of Justice, and satisfying specified waiting period requirements, Oxford is not aware of any material U.S. federal or state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities.

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that legislation, Oxford and OAC cannot complete the sale of substantially all of Oxford’s assets and transfer of related liabilities until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements have been satisfied. Each of Oxford and Sumitomo Corporation of America will provide notice of and information regarding the sale of substantially all of Oxford’s assets and transfer of related liabilities to the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act for their review. At any time before or after the closing of the asset purchase agreement, either the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons could also take action under the antitrust laws, including an attempt to enjoin the asset sale. Accordingly, it is possible that a challenge to the asset sale on antitrust grounds will be made, and, if made, it is uncertain what the result will be. Oxford believes, however, that the anticipated closing of the asset sale will not violate any antitrust laws.

APPRAISAL RIGHTS

      Under Maryland law, you have the right to dissent from the sale of substantially all of Oxford’s assets and transfer of related liabilities and to have an appraisal of the fair value of your shares conducted by a Maryland court of competent jurisdiction. Stockholders electing to exercise dissenters’ rights must strictly comply with the provisions of Sections 3-202 through 3-213 of the Maryland General Corporation Law, or MGCL, to perfect their rights. Sections 3-202 through 3-213 of the MGCL are attached to this Proxy Statement as Appendix J.

      The following is intended as a brief summary of the material provisions of the Maryland statutory procedures required to dissent from the sale of substantially all of Oxford’s assets and transfer of related liabilities and perfect a stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 3-202 through 3-213 of the MGCL.

      This proxy statement provides you with information on the availability of appraisal rights in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities. If you wish to consider exercising your appraisal rights, you should carefully review the text of Sections 3-202 through 3-213 contained in Appendix J because failure to timely and properly comply with the requirements set forth in these sections will result in the loss of your appraisal rights under Maryland law.

      If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

1. You must deliver to Oxford a written objection to the asset purchase agreement before or at the special meeting. Voting against or failing to vote for the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement by itself does not constitute a demand for appraisal within the meaning of Section 3-203.

2. You must not vote any of your shares in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement if you wish to assert appraisal rights. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written objections to the asset purchase agreement; and

3. You must make a written demand on Oxford for payment of the fair value of your shares within 20 days after the effective date of the sale of substantially all of Oxford’s assets and transfer of related liabilities. Your written demand must state the number and class of shares that you own.

      If you fail to comply with all of these conditions with respect to any of your shares, you will be entitled to receive the cash payment for any shares of Oxford common stock that you hold as of the effective time of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the same terms as all other shares of Oxford common stock, but will have no appraisal rights for those shares.

      All written objections to the asset purchase agreement should be addressed to Michael J. Altenburger, Corporate Secretary, Oxford Finance Corporation, 133 North Fairfax Street, Alexandria, Virginia 22314. All demands for appraisal should be executed by, or on behalf of, the record holder of the shares. The demand must state the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

      To be effective, a demand for appraisal by a holder of our common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he, she or it does not also hold the shares of record. The beneficial holder must, in these cases, have the registered owner submit the required demand in respect of the shares.

      If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal shall be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand shall be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In this case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

      Once you have filed a written demand seeking the fair value of your shares, you may not withdraw the demand without Oxford’s consent. In addition, once demand is made, you cease to have any rights of a stockholder, including the right to receive dividends or distributions, if any, payable to Oxford’s stockholders of record on a record date after the date of the special meeting. Your right will only be restored if:

1. the demand for payment is withdrawn;

2. a petition for appraisal is not timely filed;

3. a court determines that you are not entitled to the relief sought; or

4. the asset sale is abandoned.

      After the receipt of a written demand, Oxford may send you a written offer to pay what it considers to be the fair value for your common stock. If Oxford does make an offer, the offer must be accompanied by a balance sheet and an income statement for Oxford.

      If within 50 days after the filing of the articles of transfer with the Maryland Department of Assessments and Taxation, you and Oxford do not reach an agreement on the value of your shares, either you or Oxford may file a petition in any court of competent jurisdiction in Baltimore City, Maryland, asking the court for a finding and determination of the fair value of your shares. You will be entitled to receive an amount determined by the court as the fair value of your shares as of the close of business on the day of the vote at the special meeting, together with interest on the amount up to the date of the judgment by the court. You must surrender your shares in order to receive this payment.

      If Oxford abandons the asset sale or asset purchase agreement, your right as an objecting stockholder to be paid the fair value of your shares will cease.

      In view of the complexity of Sections 3-202 through 3-213, Oxford stockholders who may wish to object to the sale of substantially all of Oxford’s assets and transfer of related liabilities and pursue appraisal rights should consult their legal advisors.

      In light of the foregoing, please realize that if any stockholder makes a demand on Oxford for appraisal of such stockholder’s shares, Oxford will need to retain a necessary amount of funds to respond to the demand and to any appraisal proceeding that may take place. These proceedings, if they occur, could delay all, or a portion of, the distributions that would be made to Oxford stockholders as a result of the sale of substantially all of Oxford’s assets and transfer of related liabilities.

AGREEMENTS RELATED TO THE ASSET PURCHASE AGREEMENT

      In connection with the execution of the asset purchase agreement, the parties also agreed to enter into several related transaction agreements, the material terms of which are summarized below.

Voting and Support Agreement

      On January 28, 2004, Friedman, Billings, Ramsey Group, Inc., as the beneficial owner of approximately 22% of Oxford’s outstanding shares of common stock, entered into a voting and support agreement, which included an irrevocable proxy, with Sumitomo Corporation of America under which Friedman, Billings, Ramsey Group and its affiliates agreed to vote in favor of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement. In the agreement, Friedman, Billings, Ramsey Group and its affiliates also agreed to vote against any action or agreement that would result in a material breach of the asset purchase agreement, any takeover proposal and any amendment to Oxford’s articles of incorporation or bylaws that would frustrate the sale of substantially all of Oxford’s assets and transfer of related liabilities. The executed voting and support agreement is attached as Appendix D to this proxy statement, and we encourage you to read it carefully in its entirety.

Trademark Assignment Agreement

      In connection with the closing of the asset purchase agreement, Oxford and OAC shall enter into a trademark assignment agreement by which Oxford will assign to OAC its right, title, and interest in, as well as the goodwill associated with, the trademark known as “Today’s Capital For Tomorrow’s Cures.” Under the trademark assignment, Oxford will authorize the officials of the U.S. Patent and Trademark office to record the transfer of this trademark registration. The form of trademark assignment is attached as Exhibit E to the asset purchase agreement, which is attached as Appendix A to this proxy statement. We encourage you to read the form trademark assignment in its entirety for a more detailed description.

Domain Name Assignment Agreement

      In connection with the closing of the asset purchase agreement, Oxford and OAC shall enter into a domain name assignment agreement by which Oxford will assign to OAC its right, title, and interest in the domain name “www.oxfordfinance.com”. Under the domain name assignment, the domain name must be transferred to OAC within five business days after OAC initiates a request for transfer through a domain name registrar. The domain name assignment agreement is attached as Exhibit F to the asset purchase agreement, which is attached as Appendix A to this proxy statement. We encourage you to read the domain name assignment in its entirety for more detailed information.

Employment Agreement with Mr. Philbrick

      On January 28, 2004, OAC and J. Alden Philbrick, IV, the Oxford Chairman of the Board, Chief Executive Officer and President, executed an employment agreement, effective as of the closing date, by which OAC has agreed to employ Mr. Philbrick for a period beginning on the date of the closing and ending on the third anniversary of the closing. Mr. Philbrick will serve as the President and Chief Executive Officer of OAC, and for his services, Mr. Philbrick will receive a base salary that is not less than $300,000 per year and may receive an annual bonus that is determined by a compensation committee of OAC. Other forms of compensation Mr. Philbrick may be entitled to under the agreement include: participation in savings and retirement plans; participation in welfare benefit plans; expense reimbursement; fringe benefits; office and support staff; and vacation, the collective value of which is estimated to be comparable to the benefits Mr. Philbrick receives under his current employment agreement with Oxford (excluding any bonus or exit success fee described below), which were valued at $7,800. In addition, Mr. Philbrick may also be entitled to an exit success fee equal to a percentage of the amount by which the value of OAC exceeds a certain dollar amount, upon the earlier to occur of: (i) the date that Mr. Philbrick or an affiliate no longer owns any shares of OAC stock; (ii) the transfer of all issued and outstanding OAC shares to a third party via a merger or other disposition; or (iii) the sale of all or substantially all of OAC’s assets. If at the time the fee becomes payable the value of OAC exceeds $54,000,000 but is less than $60,000,000, the fee could range from $0 to approximately $800,000. If at the time the fee becomes payable the value of OAC equals or exceeds $60,000,000, the minimum fee would be $810,000. The specific terms of the fee are set forth in Section 2(b)(iii) of Mr. Philbrick’s employment agreement attached as Appendix E hereto. Moreover, if Mr. Philbrick’s employment is terminated by OAC for any reason other than cause (as defined in the employment agreement) or by him for good reason (as defined in the employment agreement), Mr. Philbrick will be entitled to severance payments including, among other things (i) annual base salary through the end of the scheduled employment term; (ii) an annual bonus, if any; and (iii) accrued vacation pay. The employment agreement also contains standard confidentiality, non-competition and non-solicitation restrictive covenants. The employment agreement executed between OAC and Mr. Philbrick and effective as of the closing, is attached as Appendix E to this proxy statement. We encourage you to read this employment agreement carefully in its entirety.

Employment Agreement with Mr. Altenburger

      On January 28, 2004, OAC and Michael Altenburger, Oxford’s Executive Vice President, Chief Financial Officer, Corporate Secretary, Treasurer and a director, executed an employment agreement, effective as of the closing date, by which OAC agreed to employ Mr. Altenburger for a period beginning on the date of the closing and ending on the first anniversary of the closing date. Mr. Altenburger will serve as the Executive Vice President, Chief Financial Officer and Treasurer of OAC, and for his services, Mr. Altenburger will receive a base salary that is not less than $175,000 per year and may receive an annual bonus that is determined by a compensation committee of OAC. Other forms of compensation

Mr. Altenburger will be entitled to under the agreement include: participation in savings and retirement plans; participation in welfare benefit plans; expense reimbursement; fringe benefits; office and support staff; and vacation. Moreover, if Mr. Altenburger’s employment is terminated by OAC for any reason other than cause (as defined in the employment agreement) or by him for good reason (as defined in the employment agreement), Mr. Altenburger will be entitled to severance payments including, among other things (i) annual base salary through the end of the scheduled employment term; (ii) an annual bonus, if any; and (iii) accrued vacation pay. The employment agreement also contains standard confidentiality, non-competition and non-solicitation restrictive covenants. The employment agreement executed between OAC and Mr. Altenburger and effective as of the closing is attached as Appendix F to this proxy statement. We encourage you to read this employment agreement carefully in its entirety.

Subscription Agreement

      Immediately prior to the closing of the asset purchase agreement, Sumitomo will own all of the issued and outstanding stock of OAC. In connection with the closing of the asset purchase agreement, OAC and J. Alden Philbrick, IV have agreed to enter into a stock subscription agreement by which Mr. Philbrick will acquire 30 shares of common stock, par value $0.01 per share, of OAC (3%) of the issued and outstanding shares of OAC for an aggregate purchase price of approximately $1,530,000. Immediately after the closing, Sumitomo will retain 970 shares of common stock, par value $0.01 per share, of OAC (97% of the issued and outstanding shares of OAC). The subscription agreement shall become effective on the closing date of the asset purchase agreement; however, it shall be void in all respects if the asset purchase agreement is terminated according to its terms prior to closing. Upon consummation of the asset purchase agreement, Mr. Philbrick will agree to fulfill his obligations under the subscription agreement to OAC through: (1) a promissory note for approximately $1,386,000 plus interest that will mature six months following the closing date, and (2) a promissory note for approximately $144,000 plus interest that will mature three years following the closing date. The form of stock subscription agreement is attached as Appendix H to this proxy statement, and we encourage you to read it in its entirety for more detailed information.

      After the closing of the asset purchase agreement Sumitomo Corporation, the sole shareholder of Sumitomo Corporation of America, may acquire between 10% and 17% of the issued and outstanding stock of OAC from Sumitomo Corporation of America.

Stockholders Agreement

      Sumitomo Corporation of America, J. Alden Philbrick, IV and OAC have entered into a stockholders agreement that, among other things, (1) provides Mr. Philbrick the right to elect one member of the OAC board of directors; (2) imposes limitations on the manner and terms by which Mr. Philbrick may transfer his shares of OAC; (3) prescribes the circumstances under which Mr. Philbrick can put all or a portion of his shares to Sumitomo Corporation of America; (4) prescribes the circumstances under which Sumitomo Corporation of America can call all of Mr. Philbrick’s shares; (5) prescribes certain voluntary and involuntary participation rights by which Mr. Philbrick may choose or be compelled to participate in a transaction involving the sale of Sumitomo Corporation of America’s shares; and (6) grants Mr. Philbrick certain rights to participate on a pro-rata basis in any new issuances of stock. In addition, the parties agree that unless the director elected by Mr. Philbrick agrees, the board of OAC will not (i) amend the certificate of incorporation or bylaws of the company contrary to the stockholders agreement or (ii) declare any dividend that is not proportionate to all stockholders. The stockholders agreement is attached as Appendix G to this proxy statement, and we encourage you to read it carefully in its entirety.

PROPOSAL 2: ADOPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION

Background

      On December 31, 2002, Oxford elected to be regulated as a business development company under the 1940 Act by filing a properly executed notice of such election pursuant to Form N-54A with the Securities and Exchange Commission. In addition, when Oxford files its year 2003 tax returns, it intends to elect to be regulated for tax purposes as a regulated investment company under Subchapter M of the Code.

      In connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities, the board of directors has approved the plan of liquidation and dissolution, under which the board of directors and authorized officers following the closing of the asset purchase agreement will, among other things, take the necessary steps to liquidate and dissolve Oxford in accordance with Maryland law and withdraw Oxford’s election as a business development company.

Reasons for Implementing the Plan of Liquidation and Dissolution

      The board of directors believes that liquidating Oxford’s assets and terminating its existence following the closing of the asset purchase agreement and distribution of the proceeds, less related expenses, to Oxford stockholders is advisable, fair to and in the best interests of Oxford and its stockholders because, should the first proposal be approved and adopted by the stockholders, Oxford will have sold substantially all of its assets and no longer be operating a viable business. In addition, the implementation of the plan of liquidation and dissolution has been crafted so that Oxford can elect to maintain its regulated investment company status during 2004 until all proceeds from the sale of substantially all of Oxford’s assets and transfer of related liabilities, less related expenses, are distributed to Oxford’s stockholders, which should provide Oxford and its stockholders with preferred tax treatment.

      Furthermore, as a business development company, Oxford must meet a number of regulatory requirements, many of which incur expenses for Oxford. For example, Oxford must have a board of directors that includes a majority of independent directors, whose fees and expenses are paid by Oxford. Oxford is also required to file periodic reports with the SEC that include audited financial statements, and its quarterly financial statements are subject to limited reviews by its auditors. With the passage of the Sarbanes-Oxley Act of 2002, Oxford anticipates material increases in audit and review expenses if it were to remain an SEC reporting company.

      If the asset sale is consummated, Oxford will no longer be operating a viable business and it would be unnecessary and unwarranted to continue to incur the expenses required to meet the obligations of the 1940 Act and Exchange Act. Thus, if the plan of liquidation and dissolution is approved by the requisite stockholder vote and the board of directors determines, in its sole discretion, that Oxford has sufficient liquid assets to meet its existing and anticipated liabilities, Oxford’s assets will be liquidated in accordance with the law and the plan of liquidation and dissolution.

Legal Requirements and Effects of Implementing the Plan of Liquidation and Dissolution

      If the proposal to sell substantially all of Oxford’s assets and transfer the related liabilities on the terms and subject to the conditions set forth in the asset purchase agreement is approved and this proposal is approved by a sufficient amount of votes of the Oxford stockholders at the special meeting, then as soon as reasonably practicable after distributing to Oxford stockholders any final proceeds, less related expenses, received in connection with the asset purchase agreement and in accordance with the plan of liquidation and dissolution, Oxford will file articles of dissolution with the Maryland State Department of Assessments and Taxation to dissolve the company and file a notice with the SEC to withdraw its election to be a business development company under the 1940 Act. Immediately upon filing the articles of dissolution, Oxford will no longer qualify for treatment as a regulated investment company under the Code.

      Concurrently with Oxford’s revocation of its election as a business development company under the 1940 Act, Oxford will deregister as a reporting company under the Exchange Act. From and after the date of such deregistration, Oxford will no longer be obligated to file periodic reports under the Exchange Act, will no longer be subject to the proxy rules promulgated by the Securities and Exchange Commission under the Exchange Act in the conduct of stockholder meetings or the solicitation of stockholder consents (other than certain antifraud rules), and the officers and controlling persons of Oxford will not be subject to the insider reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act.

Summary of Plan of Liquidation and Dissolution

      The following summarizes the material provisions of the plan of liquidation and dissolution. It does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the plan of liquidation and dissolution, which is attached hereto as Appendix B.

      Effective Date of the Plan and Cessation of Oxford’s Activities. The plan of liquidation and dissolution will become effective only upon (1) the adoption and approval of the asset purchase agreement, asset sale and plan of liquidation and dissolution by the stockholders in the manner and by the vote required by Maryland law, the Investment Company Act of 1940, as amended, and Oxford’s articles of incorporation; (2) the completion of the sale of substantially all of Oxford’s assets and transfer of related liabilities on the terms and subject to the conditions of the asset purchase agreement; (3) Oxford’s receipt of all purchase price payments required to be paid by OAC under the asset purchase agreement; (4) the resolution of any objecting stockholder issues or appraisal proceedings or the creation of a fund to address such issues; and (5) the authorization of the board of directors to implement the plan of liquidation and dissolution following the completion of items (1) through (4). Following the effective date of the plan of liquidation and dissolution, Oxford (i) will cease to invest its assets in accordance with its investment objective; (ii) will not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs; and (iii) will dissolve in accordance with the plan of liquidation and dissolution and will file articles of dissolution with the Maryland State Department of Assessments and Taxation.

      Closing of Books and Restriction on Transfer of Shares. The proportionate interests of stockholders in the assets of Oxford will be fixed on the basis of their holdings on the effective date of the plan of liquidation and dissolution. On such date, the Oxford books will be closed. Thereafter, unless the books of Oxford are reopened because the plan of liquidation and dissolution cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders’ respective interests in Oxford’s assets will not be transferable by the negotiation of share certificates.

      Liquidation Distributions. The distribution of Oxford’s assets will be made in up to two cash payments in complete cancellation of all the outstanding shares of Oxford capital stock. The first distribution of Oxford’s assets is expected to consist of cash representing substantially all of the assets of Oxford, less an estimated amount necessary to discharge any unpaid liabilities and obligations related to the sale of substantially all of Oxford’s assets and transfer of related liabilities. A second distribution, if applicable, will consist of cash from the contingent payment made by OAC under the asset purchase agreement plus any assets remaining after payment of related expenses, and any other miscellaneous income.

      All stockholders will receive information concerning the sources of the liquidating distribution. Stockholders who hold shares on account will not be required to take any action to receive liquidated proceeds. Stockholders holding share certificates should consider arranging with Oxford’s transfer agent the return of their certificates in advance of any liquidating distributions in order to facilitate payments to them. The transfer agent’s name and address is American Stock Transfer and Trust Co., Operations Center, 6201 15th Avenue, Brooklyn, NY 11219. All monies not paid to stockholders due to non-surrender of share certificates will eventually be escheated to the State of Maryland 60 days after any final distribution. Stockholders may return their share certificates up until the date that monies are escheated to the State of Maryland.

      Following is a table showing Oxford management’s current estimate of cash proceeds and expenses related to the asset sale and the expected distributions to stockholders pursuant to the plan of liquidation and dissolution. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that Oxford consummates the proposed asset sale with OAC by the end of May 2004. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan” for a discussion of the risk factors related to the plan of liquidation dissolution and any potential proceeds which Oxford may be able to distribute to its stockholders.

Estimated Distributions to Stockholders

	Low Range	High Range

Asset Purchase Price	$51,000,000	$51,000,000
Purchase Price Adjustment(1)	(2,000,000)	0

Estimated Cash Proceeds	49,000,000	51,000,000

Estimated 2004 Distributable earnings	1,000,000	1,000,000
Transaction expenses(2):
Financial advisory fees
Friedman, Billings, Ramsey & Co., Inc.	(440,000)	(460,000)
Other financial advisory fees	(70,000)	(70,000)

Total	(510,000)	(530,000)
Professional Fees (attorneys, accountants, other)(3)	(716,000)	(600,000)
Proxy Solicitation(4)	(75,000)	(75,000)

Total transaction expenses	(1,301,000)	(1,205,000)

Estimated Cash to Distribute to Stockholders
J. Alden Philbrick, IV	1,636,814	1,835,708
Michael J. Altenburger	445,808	512,176
Others	46,616,378	48,447,115

Total	$48,699,000	$50,795,000

Estimated Equivalent Shares(5)
J. Alden Philbrick, IV shares	154,000	154,000
J. Alden Philbrick, IV vested options	21,631	35,647
J. Alden Philbrick, IV unvested options	0	0
Michael J. Altenburger shares	40,000	40,000
Michael J. Altenburger vested options	5,877	9,685
Michael J. Altenburger unvested options	1,959	3,228
Others	5,006,000	5,006,000

Total	5,229,467	5,248,561

Estimated per share distribution	$9.32	$9.68

(1)	The high range assumes no purchase price adjustment under the asset purchase agreement and the low range assumes a purchase price adjustment of $2.0 million.

(2)	Transaction expenses are limited to those estimated expenses expected to be incurred specifically related to the asset sale transaction.

(3)	Estimated cash used for professional fees related to the asset sale.

(4)	Estimated cash for payments to a proxy solicitation service to prepare proxy and solicit shareholders to vote at the special meeting.

(5)	Total number of outstanding shares plus equivalent shares for vested options.

      Expenses of Liquidation and Dissolution. Oxford will bear all of the expenses incurred by it in carrying out this plan of liquidation and dissolution, however, under the asset purchase agreement, OAC has agreed to reimburse Oxford for all expenses related to winding up and dissolving Oxford.

      Continued Operation of Oxford. The plan of liquidation and dissolution provides that the board of directors has the authority to authorize such non-material variations from or non-material amendments of the provisions of such plan, other than the terms of the liquidating distributions, at any time without stockholder approval, if the board of directors determines that such action would be advisable and in the best interests of Oxford and its stockholders, as may be necessary or appropriate to effect the marshalling of Oxford assets and the dissolution, complete liquidation and termination of existence of Oxford, and the distribution of its net assets to stockholders in accordance with Maryland laws and the purposes to be accomplished by the plan of liquidation and dissolution. In addition, the board of directors may abandon the plan of liquidation and dissolution, without stockholder approval, prior to the filing of articles of dissolution with the Maryland State Department of Assessments and Taxation if the board of directors determines that such abandonment would be advisable and in the best interests of Oxford and its stockholders. However, it is the board of directors’ current intention to liquidate and dissolve Oxford as soon as practicable following the receipt of the contingent payment, if any, under the asset purchase agreement.

      If both the asset sale detailed in the first proposal and the plan of liquidation and dissolution are not approved by the stockholders, Oxford will continue to operate as a business development company under the 1940 Act in accordance with its investment mandate.

      Impact of the Plan on Oxfords’ Status under the 1940 Act. On the effective date of the plan of liquidation and dissolution, Oxford will cease doing business as a business development company and will, as soon as practicable, file the necessary paperwork to revoke its election as a business development company under the 1940 Act and deregister as a reporting company under the Exchange Act. It is expected that the SEC, after the liquidation and distribution of Oxford’s assets, will issue an order approving the request if Oxford is no longer doing business as a business development company. Accordingly, the plan of liquidation and dissolution provides for the eventual cessation of Oxford’s activities as a business development company and its deregistration under the 1940 Act, and a vote in favor of the plan of liquidation and dissolution will constitute a vote in favor of such a course of action.

      Appraisal Rights. Stockholders will not be entitled to appraisal rights under Maryland law in connection with the plan of liquidation and dissolution. However, stockholders are entitled to appraisal rights in connection with the sale of substantially all of Oxford’s assets and transfer of related liabilities See “Proposal 1: The Asset Sale and Asset Purchase Agreement — Appraisal Rights” on page 19.

Procedure for Dissolution under Maryland Law

      After the effective date of the plan of liquidation and dissolution, pursuant to Maryland law and Oxford’s articles of incorporation and bylaws, articles of dissolution stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the Maryland State Department of Assessments and Taxation, and will become effective in accordance with such laws. Upon the effective date of such articles of dissolution, Oxford will be legally dissolved, but thereafter it will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs; provided, however, it does not continue the business for which Oxford was organized. The board of directors will be the trustees of its assets for purposes of liquidation after the acceptance of the articles of dissolution, unless and until a court appoints a receiver. The board of directors will be vested in their capacity as trustees with full title to all the assets of Oxford.

Federal Income Tax Consequences

      In general, any proceeds received as a result of the plan of liquidation and dissolution will be treated for U.S. tax purposes as a sale of shares in Oxford. A stockholder who is subject to federal income taxation will recognize gain or loss measured by the difference between the liquidation distributions received and the stockholder’s basis in Oxford shares. For a detailed description of the tax consequences as a result of the asset sale and dissolution of Oxford, see “Proposal 1: The Asset Sale and Asset Purchase Agreement – Federal Income Tax Consequences” on page 42.

Recommendation of the Oxford Board of Directors

      The Oxford board of directors, by unanimous vote and after careful consideration, has approved the plan of liquidation and dissolution and the transaction contemplated thereby, and has determined that the terms of the plan of liquidation and dissolution are advisable, fair to and in the best interests of Oxford and its stockholders.

      THE OXFORD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION.

BUSINESS OVERVIEW FOR OXFORD

EXECUTIVE SUMMARY

Oxford’s Business

      Oxford is a financial services company that provides senior secured equipment financing primarily to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Oxford’s investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans it makes to portfolio companies and to achieve capital gains through an increase in the value of the warrants it expects to receive from its portfolio companies in connection with these loans. Oxford generally secures loans with equipment and other assets.

      Oxford was incorporated under the general corporation laws of the state of Maryland on October 23, 2001. On December 31, 2002, Oxford elected to be regulated as a business development company, under the Investment Company Act of 1940, as amended. In addition, when Oxford files its 2003 tax returns it intends to elect to be regulated for tax purposes as a regulated investment company, under Subchapter M of the Internal Revenue Code of 1986, as amended, for the calendar year 2003.

      To qualify as a regulated investment company for federal income tax purposes, Oxford was required to distribute any “earnings and profits” (as determined for federal income tax purposes) from operations prior to the election to be taxed as a regulated investment company. To meet this requirement, Oxford paid dividends during 2002 and 2003 of substantially all of the earnings and profits for the years ended December 31, 2002 and 2003, respectively.

      As a regulated investment company, Oxford must pay out as a dividend 90% of its ordinary income and short-term capital gains for each taxable year in order to maintain its status as a regulated investment company under Subtitle A, Chapter 1 of Subchapter M of the Code. Oxford has and intends to pay out as a dividend substantially all those amounts. The amount to be paid out as a dividend is determined by the board of directors each quarter and is based on the annual earnings estimated by the management of Oxford. Oxford has a policy of retaining long-term capital gains and not paying them out as dividends.

      As of December 31, 2003, Oxford had outstanding investments in loans of $61.3 million, an increase of $22.3 million, or 57.2%, from $39.0 million at December 31, 2002 and equity investments of $1.7 million at December 31, 2003 compared to $1.0 million at December 31, 2002, an increase of $0.7 million, or 70%. Oxford acquired its equity investments primarily in connection with its loans. For the year ended December 31, 2003, Oxford originated approximately $47.0 million of loans, an increase of $0.4 million, or 1%, from $46.6 million for the year ended December 31, 2002.

      Oxford’s principal executive offices are located at 133 N. Fairfax Street, Alexandria, Virginia 22314. Oxford’s telephone number is (703) 519-4900. Oxford’s web site address is www.oxfordfinance.com.

Oxford’s Industry

      Oxford believes that significant opportunities exist to provide its lending products to emerging-growth life science companies. New life science enterprises are emerging at a rapid pace and require significant amounts of capital as they transition from start-up through maturity. While much of this need is met through traditional private equity funds, federal grants and research and development collaborations with large pharmaceutical firms, the cost of these capital vehicles is often very high. Oxford’s equipment-based lending solutions allow firms to leverage their equity and lower their overall cost of capital. Oxford believes that the combination of its contacts within the life science industry and its lending products will make us a source of capital to emerging-growth life science companies.

      Oxford believes the life science industry has growth potential driven by the need for new medical treatments, improved research and development technologies and improved discovery technologies and diagnostic tools. Oxford expects that the future value creation from the inventions in the life science industry will lead to improvements in the span and quality of life and present lending opportunities for it in the future.

      In general, Oxford expects that emerging life science companies will have equipment expenditures totaling approximately 20% of their total expense budgets. Total financing for the biotech industry was $15.1 billion in 2001, and this generated a potential market size for Oxford’s lending products of approximately $3.0 billion. This figure has grown significantly in recent years as existing venture capitalists are allocating increasing percentages of their funds to life science portfolios and as a number of new funds are emerging focused exclusively on the life science industry. Oxford believes that the equipment financing needs of emerging-growth life science companies are not adequately served at present by traditional sources, presenting Oxford with potential market opportunities.

      The year 2003 represented a strong year for the biotech and life-sciences industries. During the fourth quarter of 2003, the industries experienced more access to the initial public offering market, as seven companies went public raising a total of $453 million during the year. Also at the end of December, 2003, there were 14 additional companies which had filed to complete public offerings of stock. During the third quarter of 2003, the biotech and life-sciences industries had their strongest fund raising quarter since 2001. The most popular fundraising vehicle was convertible debt. In the fourth quarter of 2003, the industry raised nearly $1.6 billion in debt and for the full year of 2003 raised a total of almost $7.2 billion compared to a total of $5.3 billion in 2002. There also continued to be mergers and acquisitions as well as partnering activity in the industries during 2003 as companies attempted to broaden product lines and technology capabilities. Oxford believes that, based on growth in the life sciences industry, there will be a continuing demand for its products now and in the future.

Oxford’s Background

      Oxford’s management team previously established and operated Oxford Venture Finance, LLC (Oxford LLC) that, under its guidance, became a leading provider of equipment financing to emerging-growth life science companies. J. Alden Philbrick, IV, Oxford’s President and Chief Executive Officer, was the founder and Chief Executive Officer of Oxford LLC. Oxford LLC provided equipment loans and leases to public and private companies located primarily on the east coast for over a decade, and exclusively to life science companies since 1997. In 1997, Oxford LLC entered into an independent contract to originate life science loans for a company subsequently acquired by a large financial institution. Under these arrangements, all of the transaction duties, including origination, underwriting, due diligence and documentation, excluding billing and collecting, were initially performed by Oxford’s management team. All of the loans were closed in the name of Oxford LLC and assigned to the large financial institution for funding. At Oxford LLC, Oxford’s management team originated over $225 million in equipment financing lines of credit to 75 emerging growth life-science companies.

      During 2002, Oxford LLC assigned to Oxford the opportunity (which is neither an obligation nor a right) to fund 29 emerging-growth life science companies under existing lines of credit with Oxford LLC. As of the date of the assignment, unfunded availability under these lines of credit amounted to approximately $65 million in initial funding opportunities for Oxford. Under these loan relationships, referred to herein as lines of credit, Oxford is not obligated to provide funding to the prospective borrowers, and the prospective borrowers are not required to obtain funding from Oxford.

      Oxford is expanding its portfolio by funding additional amounts under the lines of credit assigned to Oxford by Oxford LLC and by funding loans for new portfolio companies originated by Oxford’s business development officers. Oxford has received additional deal-flow opportunities from its management’s relationships with the life science private equity investors and their network of contacts with senior executives at emerging-growth life science companies. During the years ended December 31, 2002 and 2003, Oxford funded $46,642,000 and $47,010,000 in loans, respectively.

Oxford’s Products

      Oxford offers prospective portfolio companies fully amortizing senior loans in the form of lines of credit that can be drawn down during a stated term, up to the total approved amount, provided that the portfolio company satisfies Oxford’s lending criteria at the time of each draw. Oxford’s lines of credit to portfolio companies generally range from $300,000 to $8,000,000, but average approximately $3,000,000 in size. These loans are secured by a first priority lien on equipment and other collateral that is essential to the businesses of Oxford’s portfolio companies. These loans typically have a term of from three to four years and require monthly payments of interest and principal.

      Oxford’s lending products are intended to be used by portfolio companies primarily to finance the purchase of laboratory equipment and, to a lesser extent, computers, furniture, manufacturing equipment and software. Oxford’s loans are generally collateralized by a first priority security interest in essential-use assets, primarily laboratory equipment, and to a lesser extent, computers, furniture, software and manufacturing equipment that tends to retain secondary market value. The monthly amortization of the loans is intended to keep the loan balances in line with secondary market values of the collateral securing such loan balances based on management’s experience. Generally, Oxford does not finance special purpose or customized equipment. Oxford’s loans are amortizing term loans that generally mature between 30 and 48 months. Debt instruments are at fixed rates of interest which range from 600 to 1,000 basis points above coterminous treasury bills. Due to the fully-amortizing structure of Oxford’s loans, Oxford expects the principal amount to be fully repaid by the end of the term of the loan. Oxford also expects to receive transaction fees based on its total commitment, as well as equity participation in the form of warrants issued as a percentage of the actual amount funded at an exercise price equal to the price of the underlying stock determined in the most recent round of equity financing.

Election to be a Business Development Company and Regulated Investment Company Status

      On December 31, 2002, Oxford elected to be regulated as a business development company under the 1940 Act. The results of operations for 2002 reflect Oxford’s results prior to operating as a business development company. There was no cumulative effect of accounting change for the conversion to a business development company on December 31, 2002. Accounting principles used in the preparation of the financial statements as a business development company differ from those used in preparing financials for an ordinary corporation primarily with regard to the carrying value of investments and the accounting for income taxes.

      As a regulated investment company, Oxford began to make quarterly distributions beginning in 2003. Regulated investment companies generally are not subject to federal income tax on the portion of their income that they distribute to their stockholders if they meet certain minimum distribution requirements. Oxford intends to meet these requirements by distributing to its stockholders all of its income, except for certain net capital gains. If this happens, stockholders will be treated for tax purposes as if they received an actual distribution of the capital gains and reinvested the net after-tax proceeds in Oxford. Stockholders also may be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to such stockholder’s allocable share of the tax Oxford pays on the capital gains deemed distributed to the stockholder.

      Oxford was taxed as an ordinary corporation through December 31, 2002.

BUSINESS

General

      Oxford Finance Corporation is a financial services company incorporated in Maryland on October 23, 2001 that provides senior secured equipment financing primarily to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Oxford’s investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans it makes to portfolio companies and to achieve capital gains through an increase in the value of the warrants Oxford expects to receive from its portfolio companies in connection with these loans. Oxford generally secures loans with equipment and other assets.

      Oxford was incorporated under the general corporation laws of the state of Maryland on October 23, 2001. On December 31, 2002, Oxford elected to be regulated as a business development company, under the 1940 Act. In addition, when Oxford files its 2003 tax return it intends to elect to be regulated for tax purposes as a regulated investment company, under Subchapter M of the Code for the calendar year 2003.

      To qualify as a regulated investment company for federal income tax purposes, Oxford was required to distribute any “earnings and profits” (as determined for federal income tax purposes) from operations prior to the election to be taxed as a regulated investment company. To meet this requirement, Oxford paid dividends during 2002 and 2003 of substantially all of the earnings and profits for the years ended December 31, 2002 and 2003, respectively.

      As a regulated investment company, Oxford must pay out as a dividend 90% of its ordinary income and short-term capital gains for each taxable year in order to maintain its status as a regulated investment company under Subtitle A, Chapter 1 of Subchapter M of the Code. Oxford intends to pay out as a dividend substantially all those amounts. The amount to be paid out as a dividend is determined by the board of directors each quarter and is based on the annual earnings estimated by the management of Oxford. Oxford has a policy of retaining long-term capital gains and not paying them out as dividends.

Background

      Oxford’s management team previously established and operated Oxford Venture Finance, LLC (Oxford LLC) that, under its guidance, became a leading provider of equipment financing to emerging-growth life science companies. J. Alden Philbrick IV, Oxford’s President and Chief Executive Officer, was the founder and Chief Executive Officer of Oxford LLC. Oxford LLC provided equipment loans and leases to public and private companies located primarily on the east coast for over a decade, and exclusively to life science companies since 1997. In 1997, Oxford LLC entered into an independent contract to originate life science loans for a company subsequently acquired by a large financial institution. Under these arrangements, all of the transaction duties, including origination, underwriting, due diligence and documentation, excluding billing and collecting, were initially performed by Oxford’s management team.

      At Oxford LLC, Oxford’s management team originated over $225 million in equipment financing lines of credit to 75 emerging growth life-science companies. Oxford LLC assigned to Oxford the opportunity (which is neither an obligation nor a right) to fund 29 emerging-growth life science companies under existing lines of credit with Oxford LLC. As of the date of the assignment, unfunded availability under these lines of credit amounts to approximately $65 million in initial funding opportunities for Oxford. Under these loan relationships, referred to herein as lines of credit, Oxford is not obligated to provide funding to the prospective borrowers, and the prospective borrowers are not required to obtain funding from Oxford.

      Oxford LLC assigned to Oxford the opportunity (which is neither an obligation nor a right) to fund 29 emerging-growth life science companies under existing lines of credit with Oxford LLC. As of the date of the assignment, unfunded availability under these lines of credit amounted to approximately $65 million in initial funding opportunities for Oxford. Under these loan relationships, referred to herein as lines of credit, Oxford is not obligated to provide funding to the prospective borrowers, and the prospective borrowers are not required to obtain funding from Oxford. In addition to the 29 lines of credit, Oxford also acquired certain assets of

Oxford LLC, including its software and databases, computers, furniture, forms and customer lists. In exchange for all of these items, Oxford paid cash to Oxford LLC and assumed liabilities of Oxford LLC totaling $250,000. See Note 3 to the Financial Statements — Summary of Significant Accounting Policies.

      On March 28, 2002, Oxford completed a private offer and sale of 5,000,000 shares of common stock, $.01 par value per share. Proceeds to Oxford, net of underwriting costs, were $46,500,000, and were used to fund loans, and for corporate and working capital purposes.

      Oxford is expanding its portfolio by funding additional amounts under the lines of credit assigned to it by Oxford LLC and by fundings for new portfolio companies originated by Oxford’s business development officers. Oxford has received additional deal-flow opportunities from its management’s relationships with the life science private equity investors and their network of contacts with senior executives at emerging-growth life science companies. During the years ended December 31, 2002 and 2003, Oxford funded $46,642,000 and $47,010,000 in loans, respectively.

      Oxford is an internally managed, non-diversified, closed-end investment company that has elected to be regulated as a business development company under the 1940 Act. As a business development company, Oxford is required to meet regulatory tests, the most significant of which relate to its investments and borrowings. A business development company is required to invest at least 70% of its total assets in securities issued by private or thinly traded public U.S.-based companies or in cash, government securities or short-term high quality debt securities. A business development company also must meet a coverage ratio of total assets to total senior securities, which include all of Oxford’s borrowings and any preferred stock Oxford may issue in the future, of at least 200%. See “Regulation as a Business Development Company”. In addition, Oxford will elect to be treated for federal income tax purposes as a regulated investment company under the Code with the filing of its federal corporate income tax return for 2003, which election will be effective as of January 1, 2002.

Business

      Oxford offers its portfolio companies fully amortizing senior loans in the form of lines of credit that can be drawn down during a stated term, up to the total approved amount, provided the portfolio company satisfies Oxford’s lending criteria at the time of each draw. Oxford’s lines of credit to portfolio companies generally range from $300,000 to $8,000,000, but average approximately $3,000,000 in size. Oxford’s loans are secured by a first priority lien on equipment and other collateral that is essential to the businesses of its portfolio companies. These loans typically have a term of from three to four years and require monthly payments of interest and principal.

      Oxford’s lending products are intended to be used by portfolio companies primarily to finance the purchase of laboratory equipment and, to a lesser extent, computers, furniture, manufacturing equipment and software. Oxford primarily secures its loans with laboratory equipment and other tangible assets that tend to retain their secondary market value over the course of the term of the loan. Oxford obtains senior secured positions on all collateral prior to any financing. Oxford’s loans typically bear interest at a fixed rate that generally ranges from 8% to 14% in the current market. Due to the fully-amortizing structure of Oxford’s loans, Oxford expects the principal amount to be fully repaid by the end of the term of the loan. Oxford also typically receives transaction fees based on its total commitment, as well as equity participation in the form of warrants issued as a percentage of the actual amount funded at an exercise price equal to the price of the underlying stock determined in the most recent round of equity financing.

      Oxford’s investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans it makes to portfolio companies and to achieve capital gains through an increase in the value of the warrants Oxford expects to receive from its portfolio companies in connection with its loans. Capital gains, if any, may be realized from the sale of warrants (or the stock underlying such warrants) in Oxford’s portfolio companies when and if a portfolio company has an initial public offering or is acquired by another company. Oxford believes that the following factors enable it to make loans to emerging-growth life science companies that meet its investment objective:

•	Oxford obtains senior (first priority) secured positions on all collateral that it finances;

•	Oxford seeks to collateralize its loans with equipment that is considered essential to its portfolio companies and their business plans and that retains substantial secondary market value over the term of the loan;

•	Oxford’s fully-amortizing structures require repayment of principal and interest from the first month, thus allowing repayment of an appreciable amount of principal within the first two to three years of the loan;

•	Oxford makes loans to companies with cash reserves — a portfolio company’s strong cash position can substantially mitigate the principal risk of Oxford’s amortizing loans;

•	unlike information technology and telecommunications, commercialization of life science technologies, particularly drug discovery and development, is a process that many investors expect to last from 6 to 10 years, and sometimes longer, and Oxford seeks to make loans to portfolio companies that have patient investors that signal a willingness to support the company over the long-term; and

•	Oxford’s strict underwriting procedures allow it to structure loans in a way that is designed to consistently generate returns at a low default rate.

      Pending these loan fundings, cash will be invested primarily in certain temporary investments. See “Business — Temporary Investments.”

Life Science Industry

      During the past five years, life science has emerged as a key industry with complex and well-developed sectors and prospects for high growth. Key sectors include human therapeutics, human diagnostics, medical devices, agriculture biotechnology and numerous technologies and tools that streamline drug discovery and development. Human therapeutics comprises a large sector of the life science industry that is focused on developing treatments for various human diseases, and a relatively smaller human diagnostics sector that is focused on developing technologies that allow medical practitioners to recognize and evaluate various disease conditions more effectively. Medical devices include any instrument, machine, implant or other such non-chemical article that is used in the diagnosis, treatment or prevention of disease. Agriculture biotechnology typically refers to a broad industry sector focused on developing genetic technologies that improve crop production and extend and expand the industrial uses of various crops.

“Life Science” Companies

      Oxford considers a “life science” company to be a company that is engaged in one or more of the following:

•	the design, manufacture or sale of products or services used for or in connection with medicine or medical treatments;

•	research and development of pharmaceutical products, gene mapping or analysis, protein mapping or analysis or medical services;

•	research, development or manufacturing of products and services relating to human health care, pharmaceuticals, agricultural, medical device, chemical or industrial products; or

•	research and development of cells and biological molecules for applications used to detect a wide variety of diseases and genetic conditions.

      Oxford considers a company to be engaged in one of the above activities if the plurality of its resources are committed to such activity, or if a plurality of its revenues or profits are derived from such activity during the most recent fiscal year.

Life Science Lending Strategy

      Oxford believes that existing market demands and dynamics, recent technological and scientific developments and the current economic environment have created an opportunity to lend to life science companies. Oxford’s target life science sectors include but are not limited to the following:

•	biopharmaceuticals;

•	drug delivery and specialty pharmaceuticals;

•	genomics;

•	proteomics;

•	biotechnology and enabling technologies;

•	medical devices;

•	diagnostics; and

•	agricultural biotechnology.

      Oxford believes that these sectors offer growth potential and that the financial characteristics and prospects of the life science industry create lending opportunities that Oxford believes will continue to meet its investment objective.

      Oxford believes there are important advantages to the long-term business models of most of these companies as compared to the business models of other types of technology companies. While the development risks are high and attainment of Food and Drug Administration market approvals can be challenging, patent positions are generally more enforceable and product life cycles, especially in human therapeutic products, are generally longer than in other technology sectors, such as information technology. Market demand for approved products that improve critical areas of human health is usually responsive soon after introduction.

      Oxford expects that the future value creation from inventions and developments in the life science industry will lead to improvements in the span and quality of life, and present lending opportunities in the future. Oxford believes the life science industry has growth potential driven by the need for new medical treatments, improved research and development technologies and improved discovery technologies and diagnostic tools. Attractive characteristics of the life science industry include the following:

Marketplace Demands

      Oxford has identified several factors that it believes impact the life science marketplace:

•	existing therapies do not adequately treat many serious diseases such as cancer, cardiovascular diseases, metabolic diseases, neurodegenerative diseases, infectious diseases and genetic diseases;

•	demand for new drug products from large pharmaceutical companies’ product pipelines are expected to require additional products to meet earnings expectations;

•	the large and growing elderly population in the United States and other major countries will increase the demand for innovative therapeutics and for healthcare products and services overall; and

•	opportunities exist for new technology to improve quality and reduce total cost of healthcare.

Technological Developments

      The rapid pace of innovations and maturing of existing technology creates investment opportunities with attractive risk-reward profiles. These include:

•	the relative maturity of certain technologies such as genetic research, antibody therapy, gene therapy, drug delivery, robotics and miniaturization;

•	the recent technological advances in genomics, proteomics and bioinformatics, creating new tools to treat and diagnose serious medical conditions; and

•	the approval of over 130 biotech medicines and vaccines in the United States (70 percent of those in the past 6 years), and more than 350 biotech medicines are in late stage development for more than 200 diseases.

Economic Environment

      The economic environment in which Oxford invests and in which its portfolio companies compete is characterized by:

•	high barriers to entry, including significant intellectual property protection and substantial capital requirements for research and development projects;

•	attractive business models based on highly differentiated and innovative products and services, multi-faceted product pipelines and numerous financing sources;

•	large market for life science products and services with established channels of distribution;

•	a demand for life science products and services that historically has been less affected by changes in general economic conditions; and

•	the fact that most drugs cost several hundred million dollars to develop and commercialize and can require 10 to 15 years to move from discovery to market.

      Oxford’s target portfolio company is an emerging-growth drug development company with a deep research pipeline, a platform technology with multiple applications and long term, experienced equity investors with cash reserved for future financings. These companies are attractive because their multifaceted product approach mitigates research risk, balances private equity infusions over a period of several years and increases the likelihood of cash-bearing collaborative arrangements with other biotechnology and large pharmaceutical companies. Oxford expects that most of its portfolio companies will be engaged, partially if not principally, in the research and development of human therapeutics and diagnostics. While Oxford intends to invest principally within these parameters, Oxford also expects to make loans on an opportunistic basis to companies outside of the human therapeutics and diagnostics sectors, for example to agricultural biotechnology, medical device and enabling technology companies. A breakout of Oxford’s investments by industry sub sectors is presented under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      A number of life science companies are focused on developing technologies that improve the process of drug discovery and development. Genomics and proteomics, the study of genes and proteins, respectively, and their functions, have generated significant advances in the industry’s ability to determine the causes of disease and to develop medicines, vaccines and other diagnostic tests to cure and perhaps to prevent disease. Prior to the emergence of genomic technologies, researchers required five to ten years to discover a gene and then purify and clone its protein. Today, these activities require days and sometimes only hours. By lowering costs, improving discovery speed and accuracy, and generating other efficiencies, Oxford believes new technologies are changing the overall economics of developing and selling drugs.

      The year 2003 represented a strong year for the biotech and life-sciences industries. During the fourth quarter of 2003, the industries experienced more access to the initial public offering market, as seven companies went public raising a total of $453 million during the year. Also at the end of December 2003, there were 14 additional companies which had filed to complete public offerings of stock. During the third quarter of 2003, the biotech and life-sciences industries had their strongest fund raising quarter since 2001. The most popular fundraising vehicle was convertible debt. In the fourth quarter of 2003, the industry raised nearly $1.6 billion in debt and for the full year of 2003 raised a total of almost $7.2 billion compared to a total of $5.3 billion in 2002. There also continued to be mergers and acquisitions as well as partnering activity in the industries during 2003 as companies attempted to broaden product lines and technology capabilities. Oxford believes that based on growth in the life sciences industry, there will be a continuing demand for its products now and in the future.

Life Science Equipment Finance Sector

      Life science research and development is costly and equipment-intensive. Emerging-growth life science companies are motivated to finance their equipment needs by borrowing money to conserve their equity capital and reduce dilution. In general, private equity financings, collaborative research payments, government research grants and public equity markets create a market for Oxford’s loans by generating the means for payment of its loans. New drugs and technologies remain very costly to research, develop and market, and life science companies must leverage their equity capital to finance long-term growth. To this end, equipment financing has emerged as a very effective means for firms to limit equity dilution while continuing to develop their products.

      Oxford believes potential lenders and debt financiers who use traditional approaches to credit underwriting are not well equipped to serve this market. These early and expansion stage companies have a very different set of finance components that are tied more to the strength of their balance sheets and equity investors than to cash flow statements and revenues. Oxford aims to reduce the risks associated with lending to these emerging-growth companies through the disciplined application of its underwriting approach, by obtaining senior secured positions on all collateral and by adopting a short-term amortizing structure for Oxford’s loans. Moreover, because most of Oxford’s portfolio companies often own protected intellectual property, the sale of the company or its intellectual property may be a potential downside exit strategy.

      There is a lengthy development cycle for Oxford’s portfolio companies’ products. For this reason, Oxford works primarily with private equity investors experienced in life science investing that have indicated a willingness and ability to make future investments in Oxford’s portfolio companies. As a result, the performance of Oxford’s portfolio does not depend directly upon the cycles of the overall private equity markets.

Underwriting Discipline

      Oxford undertakes a review process to select those portfolio companies it believes to have a strong credit profile and provide opportunities for growth. Oxford reviews carefully the capital needs of its portfolio companies and allocates funding to the companies that continue to meet its lending criteria. Oxford’s senior secured loans are intended to provide predictable returns with a reduced risk of loss of principal and the potential for additional appreciation from the exercise of warrants to purchase stock in Oxford’s portfolio companies and the sale of stock received upon exercise of the warrants.

      Oxford routinely monitors the status of many life science companies in a variety of sectors through review of journals, attendance at conferences and through primary research on areas of specific interest. In addition, Oxford’s senior management has developed relationships with consultants, advisors, entrepreneurs, bankers and venture capitalists that may serve as a useful context for its lending considerations. For companies presenting lending opportunities that meet Oxford’s general lending criteria, Oxford performs additional due diligence, including company and technology assessments, market analysis, competitive analysis, evaluation of management, risk analysis, and transaction size, pricing and structure analysis.

      Over the course of the lending relationship, Oxford monitors its portfolio companies closely in order to determine whether or not they continue to meet its lending criteria. Oxford may decline additional loans to portfolio companies that do not continue to meet its lending criteria. However, Oxford expects to pursue additional funding of those portfolio companies it believes will perform well in the future in an effort to achieve greater positive yields overall.

      Oxford believes that risk management is essential to achieving its investment objective, and Oxford seeks to manage its risk through portfolio diversification within the life science industry, in terms of both development stage and industry sector. Diversification is intended to decrease Oxford’s risk exposure within any one sector of the life science industry and to offset the impact of loans to companies that default. Oxford will also consider lending to a limited number of companies engaged in the development of technologies outside of life science. While no more than 25% of Oxford’s capital will be lent to any one company, Oxford does not anticipate imposing formal limits on the amount of its capital that may be lent to an individual portfolio company in order to ensure that its management has freedom to select optimal lending opportunities other than those required to maintain Oxford’s business development company status. Oxford focuses on loans that both provide yields and give the highest probability of full repayment.

Underwriting Process

Approval Process

      In selecting portfolio companies for financing, Oxford conducts a preliminary evaluation by reviewing certain criteria that it deems important to the execution of loan transactions with emerging-growth life science companies. The criteria delineated below provide general parameters for lending considerations and decisions, although not all of such criteria may be followed in each instance.

      A preliminary evaluation involves a review of a prospective portfolio company’s business plan, business model, business sector, cash position, management histories, financial results and projections and private equity investment history and projections. Additionally, the value of the assets collateralizing Oxford’s loans is an important factor in each investment decision. Oxford uses the liquidation value of the collateral in connection with this analysis. Oxford places emphasis primarily upon tangible essential-use assets and, foremost, upon laboratory and other equipment. Upon successful completion of this preliminary evaluation, Oxford makes a determination as to whether to deliver a non-binding loan proposal.

      Upon the execution of a transaction proposal, Oxford begins its in-depth due diligence process, which includes but is not limited to the following:

Management Team and Financial Sponsor

      Oxford believes that due to the potentially lengthy time horizon for development of products, the existence of a strong management team and backing by an equity investor is extremely important. Oxford expects to conduct, among other things:

•	interviews with management and private equity investors;

•	reviews of equity financing history (including prices per round and investors capital participation per round);

•	reviews of management’s track record of decision making with respect to product development and marketing, mergers and acquisitions, alliances, collaborations, research and development outsourcing and other strategic activities;

•	reviews of the board of directors’ ownership and level of participation;

•	assessments of competition; and

•	reviews of exit strategies.

Financial Condition

      Oxford also considers and reviews the prospective portfolio company’s financial condition. In its underwriting process, Oxford emphasizes, among other things:

•	evaluation of future financing needs and plans;

•	detailed analysis of financial performance;

•	cash-on-hand levels, actual and projected cash burn levels; and

•	review of assets and liabilities.

Technology Assessment

      Oxford believes that it is important to conduct a review of a potential portfolio company’s technology and long-term market strategy. Oxford believes that the developed technologies and the existence of patents often creates value for the companies it finances. For these reasons, Oxford emphasizes:

•	evaluation of intellectual property position;

•	analysis of core science under development;

•	research and development milestones;

•	assessment of collaborations and other scientific technology validations;

•	revenue and profitability projections;

•	clinical results; and

•	assessment of market and growth potential.

Collateral

      Because Oxford is a lender, it seeks to secure its loans with equipment that is considered essential to Oxford’s portfolio companies and their business plan; and that retains substantial secondary market value.

      Upon completion of these analyses, Oxford conducts an on-site visit with a facility tour led by a member of the portfolio company’s senior management team, usually its chief executive officer.

Documentation Process

      Each new portfolio company executes documentation establishing the general terms and conditions of any loan or lease financing draws to be executed. Fundings on the open lines of credit are performed using loans evidencing an independent loan or lease with a fixed interest rate and amortization period subject to the terms and conditions of the applicable loan agreement. Oxford’s average equipment loan totals approximately $575,000 and consists of a variety of equipment used principally in the laboratory. Prior to funding a loan, all components of the documentation are reviewed for compliance with the original transaction terms and the documents that are already in place. Oxford completes credit and financial reviews for each portfolio company and must approve the result of those reviews prior to any loan funding. All loan draws are subject to acceptable review of collateral compliance and review of the portfolio company against Oxford’s lending criteria.

Portfolio Monitoring and Risk Management

      Oxford has several methods of evaluating and monitoring the performance and fair value of its loans and equity positions, including but not limited to the following:

•	the amortized value of the loans;

•	assessment of business development success, including product development, financings, net income and overall adherence to its business plan;

•	periodic and regular contact with management to discuss financial position, requirements and accomplishments;

•	periodic and regular formal update interviews with management and, if desired, lead equity investors; and

•	reviews of monthly and quarterly financial statements and financial projections for private and public portfolio companies.

      In addition to the aforementioned activities, Oxford seeks to maintain updated information on its portfolio companies to the extent available. Oxford evaluates the financial statements of its private portfolio companies on a monthly basis and evaluates the financial statements of its public portfolio companies on a quarterly basis. Oxford assesses audited statements on an annual basis and capitalization tables and financial projections on an as-available basis for its portfolio companies.

Investment Rating System

      In addition to various risk management and monitoring tools, Oxford also uses an investment rating system to characterize and monitor its expected level of returns on each investment in its portfolio. Oxford uses the following 1 to 5 investment rating scale. Below is a description of the conditions associated with each investment rating.

Rating	Summary Description

1	Capital gains expected
2	Full return of principal and interest expected with customer performing in accordance with plan
3	Full return of principal and interest expected but customer requires closer monitoring
4	Some loss of interest expected but still expecting an overall positive internal rate of return on the investment
5	Loss of interest and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

      The management team monitors and, when appropriate, changes the investment ratings. The investment ratings are reviewed at least quarterly.

      The following table shows the distribution of Oxford’s investments on the 1 to 5 investment rating scale at fair value as of December 31, 2003 and 2002:

	December 31, 2003		December 31, 2002

Investment	Investments at	Percent of	Investments at	Percent of
Rating	Fair Value	Total Portfolio	Fair Value	Total Portfolio

1	$12,246,832	19%	$13,100,432	33%
2	48,620,746	77%	25,413,193	64%
3	2,176,327	3%	983,813	2%
4	302,865	0%	533,144	1%
5	—	—	—	—

	$63,346,770	100%	$40,030,582	100%

Loan Servicing Procedures

      Oxford currently uses software to monitor the progress of a transaction through the documentation process and to provide servicing information, invoicing, collection and aging status. Oxford receives updated financial information regarding its portfolio companies and intends to review that information on at least a quarterly basis. Emerging-growth businesses may have limited financial resources and may be unable to repay Oxford’s loans to them. A portfolio company’s ability to repay its loan may be adversely affected by numerous factors, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Oxford generally includes covenants in its loan documentation that are intended to provide some protection for contain covenants that protect Oxford in the case of default by a borrower. These protections generally do not include positive or negative financial covenants.

      Loans that are 60 days or more overdue are classified as delinquent accounts. Oxford will generally attempt to work with the portfolio company’s management and its investors to rehabilitate, rather than liquidate delinquent accounts, provided that such actions are consistent with preserving the value of Oxford’s collateral to minimize losses on the loan obligations. If Oxford ultimately repossesses its loan collateral, Oxford intends to work with the portfolio company, its equity investors and third parties to sell the collateral to other companies having similar equipment needs with an intention of maximizing the resale value of the collateral.

      While Oxford seeks to reduce its secondary equipment market risks by structuring its loans as fully amortizing senior loans and do not rely on the residual value of equipment for transaction yield purposes, defaults may occur. All loans in which payments are more than 90 days overdue are classified as in default. During 2002, one portfolio company defaulted while there were no defaults during 2003.

Competition

      Oxford faces competition from banks and other financial services companies with, in many instances, greater financial resources than Oxford. Leading competitors include GATX Ventures, General Electric Capital Corporation, Transamerica Technology Finance, Silicon Valley Bank and Comerica Bank. Oxford believes that it has a competitive lending product due to its equipment-secured fully-amortizing loans, flexibility, responsiveness and customer service. Moreover, Oxford believes that its network of relationships with executives in the life science industry and with private equity investors significantly reduces traditional barriers to entry for it and is a substantial source of new business growth for Oxford. In addition to these factors, Oxford believes that its emphasis in the life science market makes it one of the only equipment lenders that specializes in meeting the equipment finance needs of private, emerging-growth life science companies.

Employees

      At December 31, 2003, Oxford had 13 employees, 4 of whom were responsible for identifying and originating Oxford’s transactions. Oxford believes that its relations with its employees are very good.

Temporary Investments

      Oxford invests, either directly or indirectly, otherwise uninvested cash primarily in cash, cash items, government securities or high quality debt securities maturing in one year or less from the time of investment, which Oxford refers to collectively as temporary investments, so that 70% of its assets are qualifying assets. See “Regulation as a Business Development Company.” Typically, Oxford will invest in United States treasury bills or in repurchase obligations of a “primary dealer” in government securities, as designated by the Federal Reserve Bank of New York, or of any other dealer whose credit has been established to the satisfaction of the board of directors. A repurchase agreement involves the purchase by an investor, such as Oxford, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed upon future date and at a price that is greater than the purchase price by an amount that reflects an agreed-upon interest rate. If the seller were to default on its repurchase obligation, Oxford might suffer a loss to the extent that the proceeds from the sale of the underlying security were less than the repurchase price. Also, a seller’s bankruptcy could delay or prevent a sale of the underlying securities.

Potential Hedging Activities

      A portion of Oxford’s income depends upon the difference between the rate at which it borrows funds and the rate at which it loans these funds. Oxford uses a combination of equity and borrowings to finance its lending activities. Currently, all of the loans in Oxford’s portfolio are at fixed rates. Oxford may seek to hedge against the risk of adverse movement in interest rates on its borrowings relative to its portfolio of assets to the extent permitted by the 1940 Act. Oxford would expect to hedge against interest rate fluctuations by using standard hedging instruments such as futures, options and forward contracts. At December 31, 2003, Oxford had not entered into any hedging activities.

ELECTION TO BE A BUSINESS DEVELOPMENT COMPANY AND REGULATED INVESTMENT COMPANY STATUS

      Through December 31, 2002, Oxford was subject to tax as an ordinary corporation under Subchapter C of the Code. Oxford will elect to be treated as a regulated investment company under Subchapter M of the Code with the filing of its federal corporate income tax return for 2003, which election will be effective as of January 1, 2003. As a regulated investment company, Oxford generally will not have to pay corporate taxes on any income Oxford distributes to its stockholders as dividends, which will allow it to reduce or eliminate its corporate-level tax liability. The results of operations for 2002 reflect Oxford’s results prior to operating as a business development company and the cumulative effect of accounting change for the conversion to a business development company on December 31, 2002. Accounting principles used in the preparation of the financial statements as a business development company differ from those used in preparing financials for an ordinary corporation primarily with regard to the carrying value of investments and the accounting for income taxes.

      As a regulated investment company, Oxford began to make quarterly distributions beginning in 2003. Regulated investment companies generally are not subject to federal income tax on the portion of their income that they distribute to their stockholders if they meet certain minimum distribution requirements. Oxford intends to meet these requirements by distributing to its stockholders all of its income, except for certain net capital gains. If this happens, stockholders will be treated for tax purposes as if they received an actual distribution of the capital gains and reinvested the net after-tax proceeds in Oxford. Stockholders also may be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to such stockholder’s allocable share of the tax pay on the capital gains deemed distributed to such stockholder.

      If Oxford qualifies as a regulated investment company, and distributes each year to stockholders at least 90% of its “investment company taxable income” (which is defined in the Code generally as ordinary income plus net short-term capital gains over net long-term capital losses), and 90% of any ordinary pre-regulated investment company built in gains Oxford recognizes between January 1, 2003 and December 31, 2012, less Oxford’s taxes due on those gains (90% distribution requirement) Oxford will be entitled to deduct, and therefore will not be subject to U.S. federal income tax on, the portion of Oxford’s income it distributes to stockholders other than any built-in gain recognized between January 1, 2003 and December 31, 2012.

      In general, distributions of Oxford’s investment company taxable income will be taxable to stockholders as ordinary income. Typically, dividends from regulated investment companies are not eligible as qualifying dividends subject to reduced income tax rates under the new tax law. Distributions of capital gain (including deemed distributions) generally will be taxable to stockholders as capital gain. Oxford will be subject to U.S. federal income tax at the regular corporate rate on any income not distributed (or deemed distributed).

      Oxford will be subject to a 4% nondeductible U.S. federal excise tax to the extent it does not distribute (actually or on a deemed basis) 98% of its income (both ordinary income and net capital gains). The excise tax will apply to the excess of 98% of Oxford’s income over the amount of income actually (or deemed) distributed to its stockholders. Oxford generally will endeavor in each taxable year to avoid any U.S. federal excise taxes on its earnings.

      In order to qualify as a regulated investment company for federal income tax purposes, Oxford must, among other things:

•	continue to qualify as a business development company under the 1940 Act;

•	derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to debt securities, gains from the sale of stock or other securities, or other income derived with respect to its business of investing in such stock or securities; and

•	diversify its holdings so that at the end of each quarter of the taxable year:

•	at least 50% of the value of its assets consists of cash, cash items, U.S. government securities, securities of other regulated investment companies, and other securities if such other securities of any one issuer do not represent more than 5% of the value of Oxford’s assets or more than 10% of the outstanding voting securities of the issuer, and

•	no more than 25% of the value of Oxford’s assets is invested in the securities, other than U.S. government securities or securities of other regulated investment companies, of one issuer or of two or more issuers that are controlled, as determined under applicable Code rules, by Oxford and are engaged in the same or similar or related trades or businesses.

      Oxford may be required to recognize taxable income in circumstances in which it does not receive cash. For example, if Oxford holds debt obligations that are treated under applicable tax rules as having original issue discount, Oxford must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by Oxford in the same taxable year. Oxford also may have to include in income other amounts that it has not yet received in cash, such as those paid as non-cash compensation such as warrants to purchase stock. Because any original issue discount or other amounts accrued will be included in Oxford’s investment company taxable income for the year of accrual, Oxford may be required to make a distribution to its stockholders in the amount of that non-cash income in order to satisfy the 90% Distribution Requirement, even though Oxford will not have received any cash representing such income.

      If Oxford fails to satisfy the 90% distribution requirement or otherwise fails to qualify as a regulated investment company in any taxable year, Oxford will be subject to tax in that year on all of its taxable income, regardless of whether it makes any distributions to its stockholders. In that case, all of Oxford’s income will be subject to corporate-level tax, reducing the amount available to be distributed to its stockholders, and all of its distributions to its stockholders will be characterized as ordinary income (to the extent of Oxford’s current and accumulated earnings and profits).

      A business development company is regulated by the 1940 Act. A business development company must be organized in the United States for the purpose of investing in or lending to primarily private companies and making significant managerial assistance available to them. A business development company may use capital provided by public stockholders and from other sources to invest in long-term, private investments in businesses. A business development company provides stockholders the ability to retain the liquidity of a publicly traded stock, while sharing in the possible benefits, if any, of investing in primarily privately owned companies.

      As a business development company, Oxford may not acquire any asset other than “qualifying assets” unless, at the time it makes the acquisition, the value of Oxford’s qualifying assets represent at least 70% of the value of its total assets. The principal categories of qualifying assets relevant to Oxford’s business are:

•	Securities of an eligible portfolio company that are purchased in transactions not involving any public offering. An eligible portfolio company is defined under the 1940 Act to include any issuer that:

•	is organized and has its principal place of business in the United States,

•	is not an investment company or a company operating pursuant to certain exemptions under the 1940 Act, other than a small business investment company wholly owned by a business development company; and

•	does not have any class of publicly traded securities with respect to which a broker may extend margin credit;

•	Securities received in exchange for or distributed with respect to securities described in the bullet above or pursuant to the exercise of options, warrants, or rights relating to those securities; and

•	Cash, cash items, government securities, or high quality debt securities (as defined in the 1940 Act), maturing in one year or less from the time of investment.

      To include certain securities described above as qualifying assets for the purpose of the 70% test, a business development company must offer to make available to the issuer of those securities significant managerial assistance such as providing guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company. Portfolio companies are not required to accept such assistance. Oxford offers to provide significant managerial assistance to each portfolio company.

      As a business development company, Oxford is required to meet an asset coverage ratio of the value of total assets to total senior securities, which include all of Oxford’s borrowings and any preferred stock it may issue in the future, of at least 200%. Oxford may also be prohibited under the 1940 Act from knowingly participating in certain transactions with its affiliates without the prior approval of its directors who are not interested persons and, in some cases, prior approval by the Commission. Oxford also may be periodically examined by the Commission for compliance with the 1940 Act.

      As with other companies regulated by the 1940 Act, a business development company must adhere to certain substantive regulatory requirements. A majority of Oxford’s directors must be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, Oxford is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the business development company. Furthermore, as a business development company, Oxford is prohibited from protecting any director or officer against any liability to Oxford or its stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

      As a business development company under the 1940 Act, Oxford is entitled to provide loans to its employees in connection with the purchase of shares of its common stock pursuant to an executive compensation plan. However, as a result of certain provisions of the Sarbanes-Oxley Act of 2002, Oxford is prohibited from making new loans to its executive officers for that purpose.

      As required by the 1940 Act, Oxford maintains a code of ethics that establishes procedures for personal investments and restricts certain transactions by Oxford’s personnel. Oxford’s code of ethics generally does not permit investments by its employees in securities that may be purchased or held by Oxford.

      You may read and copy the code of ethics at the Commission’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the Commission at 1-202-942-8090. In addition, the code of ethics is available on the EDGAR Database on the Commission’s Web site at http://www.sec.gov. You may obtain copies of the code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Commission’s public reference section, Washington, D.C. 20549.

      Oxford may not change the nature of its business so as to cease to be, or withdraw its election as, a business development company unless authorized by vote of a majority of the outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67% or more of such company’s shares present at a meeting if more than 50% of the outstanding shares of such company are present or represented by proxy, or (ii) more than 50% of the outstanding shares of such company.

DETERMINATION OF NET ASSET VALUE

      As a business development company, the net asset value per share of Oxford’s outstanding shares is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus liabilities by the total number of shares outstanding at the date as of which the determination is made.

      In calculating the value of Oxford’s total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued at the prevailing market price on the valuation date, unless the securities are subject to a restriction that requires a discount from such price, which is determined in good faith by Oxford’s board of directors. All other securities are valued at fair value as determined in good faith by the board of directors. In making such determination, the board of directors values loans and non-convertible debt securities for which there exists no public trading market at cost plus amortized original issue discount, if any, unless adverse factors lead to a determination of a lesser value. In valuing convertible debt securities, equity or other types of securities for which there exists no public trading market, the board of directors will determine fair value on the basis of collateral, the portfolio company’s ability to make payments, its earnings and other pertinent factors.

      A significant portion of Oxford’s assets consist of securities carried at fair values determined by its board of directors. Determination of fair values involves subjective judgment not susceptible to substantiation by auditing procedures. Accordingly, under current auditing standards, the notes to Oxford’s financial statements will refer to the uncertainty with respect to the possible effect of such valuations on its financial statements.

PORTFOLIO COMPANIES

      As of December 31, 2003, Oxford had funded loans to 53 portfolio companies. Under the terms of its arrangements with the portfolio companies set forth below, Oxford generally has the right, through its assignees, to invest in these companies; however, Oxford has not exercised such right in any of its portfolio companies. The warrants Oxford holds represent, in each instance, less than 1% of the company issuing the warrants. The following table sets forth information about Oxford’s portfolio companies.

Oxford Finance Corporation

Schedule of Investments

December 31, 2003

			December 31, 2003

Portfolio Company	Industry Sector	Investment	Cost(2)	Fair Value(2)

Agilix Corporation	Therapeutics	Senior Debt	$1,253,564	$1,253,564
		Warrants to Purchase Common Stock	21,646	21,445

Alphavax Human Vaccines, Inc.	Vaccines	Senior Debt	360,881	360,881
		Warrants to Purchase Common Stock	1,932	2,053

Altus Biologics, Inc.	Enabling technology	Senior Debt	2,106,928	2,106,928
		Warrants to Purchase Common Stock	53,294	37,931

Ambit Biosciences, Inc	Therapeutics	Senior Debt	635,301	635,301
		Warrants to Purchase Preferred Stock	17,769	14,987

Amnis	Therapeutics	Senior Debt	230,392	230,392

Amphora Discovery, Inc.	Enabling technology	Senior Debt	3,502,758	3,502,758
		Warrants to Purchase Common Stock	101,218	66,523

Ardent Pharmaceuticals, Inc.	Therapeutics	Senior Debt	185,343	185,343
		Warrants to Purchase Common Stock	9,143	4,113

Athenix, Inc.	Agriculture Biotechnology	Senior Debt	235,704	235,704
		Warrants to Purchase Preferred Stock	20,018	14,013

Axya Medical, Inc.	Medical Devices	Senior Debt	41,994	41,994

Beyond Genomics, Inc.	Therapeutics	Senior Debt	2,386,815	2,386,815
		Warrants to Purchase Common Stock	76,695	80,500

BioTrove, Inc.	Enabling technology	Senior Debt	1,160,138	1,160,138
		Warrants to Purchase Preferred Stock	22,973	29,027

Cellular Genomics, Inc.	Enabling technology	Senior Debt	2,243,644	2,243,644
		Warrants to Purchase Preferred Stock	123,588	124,454

Ceptyr	Therapeutics	Senior Debt	1,328,359	1,328,359
		Warrants to Purchase Preferred Stock	34,331	34,331

Cogent Neuroscience, Inc.	Therapeutics	Intellectual Property	302,865	302,865

CropSolution, Inc.	Agriculture Biotechnology	Senior Debt	857,067	857,067
		Warrants to Purchase Common Stock	49,156	48,564

Dynogen Pharmaceuticals, Inc.	Therapeutics	Senior Debt	1,012,099	1,012,099
		Warrants to Purchase Preferred Stock	30,821	29,394

			December 31, 2003

Portfolio Company	Industry Sector	Investment	Cost(2)	Fair Value(2)

Egea Biosciences, Inc.	Therapeutics	Senior Debt	1,075,213	1,075,213
		Warrants to Purchase Preferred Stock	44,488	44,333

Elixir Pharmaceuticals, Inc.	Therapeutics	Senior Debt	1,764,650	1,764,650
		Warrants to Purchase Common Stock	55,876	64,703

Elusys Therapeutics, Inc.	Therapeutics	Senior Debt	332,521	332,521
		Warrants to Purchase Preferred Stock	8,031	8,674

Entelos, Inc.	Enabling technology	Senior Debt	779,192	779,192

Guava Technologies, Inc.	Enabling technology	Senior Debt	1,201,524	1,201,524
		Warrants to Purchase Preferred Stock	27,260	27,260

ICAgen, Inc.	Therapeutics	Senior Debt	1,073,899	1,073,899

Impact Rx	Health Services	Senior Debt	985,179	985,179

Infinity Pharmaceuticals	Therapeutics	Senior Debt	4,185,099	4,185,099
		Warrants to Purchase Preferred Stock	87,578	83,136

Iomai Corporation	Vaccines	Senior Debt	2,273,517	2,273,517
		Warrants to Purchase Preferred Stock	34,015	34,015

LipoScience, Inc.	Diagnostics	Senior Debt	1,801,477	1,801,477
		Warrants to Purchase Common Stock	62,391	61,873

Locus Discovery, Inc.	Enabling technology	Senior Debt	2,550,747	2,550,747
		Warrants to Purchase Common Stock	175,478	127,579

Memory Pharmaceuticals, Inc.	Therapeutics	Senior Debt	2,492,151	2,492,151
		Warrants to Purchase Common Stock	119,129	167,209

Metabasis Therapeutics, Inc.	Therapeutics	Senior Debt	788,533	788,533

Microbia, Inc.	Therapeutics	Senior Debt	2,628,394	2,628,394

Navimedix, Inc.	Health Services	Senior Debt	1,297,828	1,297,828
		Warrants to Purchase Common Stock	21,574	22,010

Nobex, Inc.	Enabling technology	Senior Debt	461,186	461,186
		Warrants to Purchase Preferred Stock	22,762	18,514

Norak BioSciences	Therapeutics	Senior Debt	981,452	981,452
		Warrants to Purchase Preferred Stock	18,301	19,065

Nuada Pharmaceuticals	Enabling technology	Senior Debt	610,431	610,431
		Warrants to Purchase Preferred Stock	31,492	24,587

			December 31, 2003

Portfolio Company	Industry Sector	Investment	Cost(2)	Fair Value(2)

Odyssey Thera, Inc.	Therapeutics	Senior Debt	758,114	758,114
		Warrants to Purchase Preferred Stock	23,937	23,899

Optobionics Corporation	Medical Devices	Senior Debt	1,114,182	1,114,182
		Warrants to Purchase Preferred Stock	48,339	47,653

Picoliter, Inc	Enabling technology	Senior Debt	854,962	854,962
		Warrants to Purchase Preferred Stock	29,523	31,248

Plexxikon, Inc.	Enabling technology	Senior Debt	1,729,548	1,729,548
		Warrants to Purchase Preferred Stock	75,104	74,620

Protometrix, Inc.	Enabling technology	Senior Debt	701,990	701,990
		Warrants to Purchase Preferred Stock	61,423	47,187

Quantum Dot	Enabling technology	Senior Debt	276,990	276,990
		Warrants to Purchase Preferred Stock	6,333	6,505

Sagres Discovery, Inc.	Therapeutics	Senior Debt	1,390,175	1,390,175
		Warrants to Purchase Preferred Stock	36,304	38,428

Stemco Biomedical	Enabling technology	Senior Debt	406,713	406,713
		Warrants to Purchase Preferred Stock	10,549	11,355

Stressgen Biotechnologies, Inc.(1)	Therapeutics	Senior Debt	679,072	679,072

Structural GenomiX, Inc.	Therapeutics	Senior Debt	3,563,859	3,563,859
		Warrants to Purchase Preferred Stock	91,806	93,695

Surface Logix, Inc.	Enabling technology	Senior Debt	554,295	554,295
		Warrants to Purchase Common Stock	2,642	3,137

Targeted Molecules Corporation	Therapeutics	Senior Debt	171,247	171,247
		Warrants to Purchase Preferred Stock	3,736	3,736

Transmolecular, Inc.	Therapeutics	Senior Debt	94,913	94,913
		Warrants to Purchase Preferred Stock	6,004	4,937

TransTech Pharma, Inc.	Therapeutics	Senior Debt	1,174,418	1,174,418
		Warrants to Purchase Common Stock	29,118	29,155

Triad Therapeutics, Inc.	Therapeutics	Senior Debt	121,134	121,134
		Warrants to Purchase Common Stock	3,865	4,086

Trubion Pharmaceuticals, Inc.	Therapeutics	Senior Debt	1,609,569	1,609,569
		Warrants to Purchase Preferred Stock	24,669	24,719

			December 31, 2003

Portfolio Company	Industry Sector	Investment	Cost(2)	Fair Value(2)

US Genomics, Inc	Enabling technology	Senior Debt	374,348	374,348

Vanda Pharmaceuticals, Inc.	Therapeutics	Senior Debt	442,480	442,480
		Warrants to Purchase Common Stock	14,424	14,424

Xcyte Therapies, Inc.	Therapeutics	Senior Debt	519,408	519,408
		Warrants to Purchase Preferred Stock	13,468	13,431

Total Investments			$63,416,465	$63,346,770

(1)	Stressgen Biotechnologies, Inc. is a publicly traded company.

(2)	The warrants Oxford holds represent, in each instance, less than 1% of the company issuing the warrants and are not currently income producing.

PROPERTY DESCRIPTION

      Oxford does not own any real estate or other physical properties materially important to its operation. Currently, Oxford leases 5,350 square feet of office space in Alexandria, Virginia for its corporate headquarters located at 133 N. Fairfax Street, Alexandria, Virginia 22314. Oxford’s telephone number is (703) 519-4900.

LEGAL PROCEEDINGS

      There are no material pending legal proceedings to which Oxford is a party or of which any of its property is the subject, other than ordinary routine litigation incidental to its business.

SELECTED FINANCIAL DATA AND SUPPLEMENTARY FINANCIAL INFORMATION

      The selected consolidated financial data for Oxford set forth below for the periods ended December 31, 2003 and 2002 should be read in conjunction with the Consolidated Financial Statements and notes thereto included in Oxford’s Annual Report on Form 10-K. Although Oxford was incorporated in October 2001, it did not begin operations until March 20, 2002.

BALANCE SHEET

	December 31, 2003	December 31, 2002

ASSETS
Cash and cash equivalents	$488,883	$11,831,439
Loans	62,460,108	39,963,137
Less: Net unearned income	(1,098,712)	(932,503)
Investments in equity securities	1,682,509	999,948
Other investments	302,865	—

Total investments	63,346,770	40,030,582
Principal and interest receivable	2,291,435	663,911
Interest receivable — cash and cash equivalents	293	15,336
Intangible assets	200,940	224,580
Prepaid and other assets	772,737	498,363

TOTAL ASSETS	$67,101,058	$53,264,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Notes payable	$20,688,714	$7,131,205
Accounts payable	43,251	17,578
Accrued expenses and other liabilities	458,026	171,747
Customer deposits	246,021	124,253

Total Liabilities	21,436,012	7,444,783

STOCKHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized and 5,200,000 issued and outstanding at December 31, 2003 and December 31, 2002	52,000	52,000
Capital in excess of par value	45,739,152	45,849,434
Distributions in excess of earnings	(56,411)	(53,675)
Net unrealized depreciation on investments	(69,695)	(28,331)

Total Stockholders’ Equity	45,665,046	45,819,428

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,101,058	$53,264,211

STATEMENTS OF OPERATIONS

		Prior to Becoming
	As a Business	a Business
	Development Company	Development Company
	Year Ended	Year Ended
	December 31, 2003	December 31, 2002

INTEREST AND FEE INCOME
Interest and fee income — loans	$6,494,787	$2,214,527
Interest income — cash and cash equivalents	61,042	313,338

Total Interest and Fee Income	6,555,829	2,527,865

Salaries, payroll taxes and benefits	1,875,597	509,708
Interest and financing fees	790,386	969,636
General and administrative	1,071,673	480,196

Total Expenses	3,737,656	1,959,540

Net operating income before provision for loan losses and income taxes	2,818,173	568,325
Provision for loan losses	—	(315,000)

Net operating income before income taxes and net unrealized depreciation on investments and extraordinary item	2,818,173	253,325

Income tax expense	—	(47,000)
Income before net unrealized depreciation on investments and extraordinary item	2,818,173	206,325
Net unrealized depreciation on investments	(41,364)	(28,811)
Costs associated with proposed sale of assets	(116,909)	—

INCREASE IN STOCKHOLDERS’ EQUITY FROM EARNINGS	$2,659,900	$177,994

EARNINGS PER COMMON SHARE:
Basic	$0.51	$0.04
Diluted	$0.51	$0.04
Dividends declared and paid per common share	$0.52	$0.05
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	5,200,000	4,366,667
Diluted	5,200,000	4,366,667

      Oxford commenced operations on March 20, 2002. Accounting principals used in the preparation of financial statements as a business development company differ from those used in periods prior to becoming a business development company. See Note 2 to the financial statements.

      The following tables set forth certain quarterly financial information for each of the eight quarters ended with the quarter ended December 31, 2003. This information was derived from Oxford’s unaudited consolidated financial statements. Results for any quarter are not necessarily indicative of results for the full year or for any future quarter.

	2003
	Qtr 1	Qtr 2	Qtr 3	Qtr 4

Operating Income	$1,854,686	$1,390,348	$1,567,133	$1,743,663
Net Operating Income before investment losses/provision for loan losses	1,021,312	479,867	624,465	692,514
Income (loss) from operations	1,006,802	474,704	634,064	692,514
Net increase (decrease) in stockholders’ equity resulting from net income	1,006,802	474,704	634,064	544,315
Income (loss) from operations per common share — basic and diluted	$0.19	$0.09	$0.12	$0.13
Earnings per common share — basic and diluted	$0.19	$0.09	$0.12	$0.10

	2002
	Qtr 1	Qtr 2	Qtr 3	Qtr 4

Operating Income	$39,804	$560,939	$813,512	$1,113,610
Net Operating Income before investment losses/provision for loan losses	(242,180)	171,650	264,763	374,093
Income (loss) from operations	(160,307)	87,990	149,551	100,762
Net increase (decrease) in stockholders’ equity resulting from net income	(160,307)	87,990	149,551	100,762
Income (loss) from operations per common share — basic and diluted	$(0.09)	$0.02	$0.03	$0.02
Earnings per common share — basic and diluted	$(0.09)	$0.02	$0.03	$0.02

MANAGEMENT’S DISCUSSION AND ANALYSIS

      The following analysis of Oxford’s financial condition and results of operations should be read in conjunction with Oxford’s financial statements and the notes thereto contained elsewhere in this report.

Overview

      Oxford was incorporated under the general corporation laws of the state of Maryland on October 23, 2001, and it commenced operations on March 20, 2002. Oxford is a financial services company that provides senior secured equipment financing primarily to emerging-growth life science companies. Oxford elected to be treated as a business development company under the 1940 Act during 2002. In addition, Oxford intends to elect to be treated as a regulated investment company under Subchapter M of the Code effective as of January 1, 2003.

      Oxford’s investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans it makes to portfolio companies and to achieve capital gains through an increase in the value of the warrants it receives from its portfolio companies in connection with these loans.

      Oxford targets private emerging-growth companies in the life science industry that meet Oxford’s lending criteria, including substantial ownership by experienced private equity investors, adequate assets for loan collateral, strong cash position, experienced management teams, potential for growth and profitable operations, and potential opportunities for Oxford to realize appreciation and gain liquidity in its equity position. Oxford anticipates that this liquidity may be achieved through a merger or acquisition of the portfolio company or a public offering by the portfolio company.

      On March 28, 2002, Oxford completed a private offer and sale of 5,000,000 shares of common stock, $.01 par value per share. Proceeds received by Oxford, net of underwriting costs, were approximately $46,500,000, and were used to fund loans, and for corporate and working capital purposes.

      The results of operations for the year ended December 31, 2003 reflect Oxford’s results as a business development company under the 1940 Act. The 10-month period from March 20, 2002 through December 31, 2002 reflects Oxford’s results prior to operating as a business development company under the 1940 Act. The principal differences between these two reporting periods relate to accounting for investments and income taxes. See Note A to Oxford’s Consolidated Financial Statements. In addition, certain prior year items have been reclassified to conform to the current year presentation as a business development company.

Conversion to Business Development Company

      On December 31, 2002, Oxford elected to be regulated as a business development company under the 1940 Act. The results of operations for 2002 reflect Oxford’s results prior to operating as a business development company and the cumulative effect of accounting change for the conversion to a business development company on December 31, 2002. There was no cumulative effect of accounting change for the conversion to a business development company on December 31, 2002. Accounting principles used in the preparation of the financial statements as a business development company differ primarily related to the carrying value of investments and the accounting for income taxes.

Critical Accounting Policies

      The financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. Oxford believes that the following are some of the more critical judgment areas in the application of its accounting policies that currently affect its financial condition and results of operations.

      Income Recognition — Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Unearned income is amortized into interest income using the effective interest method. It is management’s practice to cease accruing interest on loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection.

      Loan origination fees are deferred and amortized as adjustments to the related loan’s yield over the contractual life of the loan. In certain loan arrangements, warrants or other equity interests are received from the borrower as additional origination fees. The borrowers granting these interests are typically non-publicly traded companies. Oxford records the financial instruments received at estimated fair value as determined by its board of directors. Changes in these values are recorded through Oxford’s statement of operations. Any resulting discount on the loan from recordation of warrant and other equity instruments are accreted into income over the term of the loan. Oxford had $1,099,000 and $933,000 of unearned fees as of December 31, 2003 and 2002, respectively. Oxford recognized $691,000 of these fees in income during 2003 and $180,000 million of these fees in income during 2002. Unearned fees are amortized over the term of the related loan using the effective interest method.

      Valuation of Investments — At December 31, 2003, approximately 94% of Oxford’s total assets represented investments recorded at fair value. Value, as defined in Section 2(a)(41) of 1940 Act, is (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value is as determined in good faith by the board of directors. Since there is typically no readily ascertainable market value for the investments in Oxford’s portfolio, Oxford values substantially all of its investments at fair value as determined in good faith by the board of directors pursuant to a valuation policy and a consistent valuation process. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily ascertainable market value, the fair value of Oxford’s investments determined in good faith by the board of directors may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

      There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment. Unlike banks, Oxford is not permitted to provide an allocated reserve for anticipated loan losses. Instead, Oxford must determine the fair value of each individual investment on a quarterly basis. Oxford records unrealized depreciation on investments when it believes that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful. Conversely, Oxford records unrealized appreciation if it believes that the underlying portfolio company has appreciated in value and, therefore, Oxford’s investment has also appreciated in value, where appropriate.

      As a business development company, Oxford invests primarily in illiquid securities including debt and equity securities of private companies. The structure of each debt and equity security is specifically negotiated to enable Oxford to protect its investment and maximize its returns. Oxford’s investments are generally subject to some restrictions on resale and generally have no established trading market. Oxford believes that these restrictions limit the willingness of buyers to purchase this type of investment. Because of the type of investments that Oxford makes and the nature of its business, Oxford’s valuation process requires an analysis of various factors. Oxford’s fair value methodology includes the examination of, among other things, the underlying investment performance, financial condition interest rates and other market changing events that impact valuation.

      Commercial Loans — Net unearned income includes unearned fees of $1,099,000 and $933,000 at December 31, 2003 and December 31, 2002, respectively. Unearned fees are amortized over the term of the related loan using the effective interest method for amortizing term loans. In general, Oxford’s loans are collateralized by equipment and other assets pledged by Oxford’s customers. These loan investments were acquired in privately negotiated transactions and have no readily determinable market values. At December 31, 2003 and December 31, 2002, Oxford’s loans were carried at fair value. In making such a determination, loans for which no public trading market exists, the board of directors values loans at original cost less principal repayment, unless economic, industry, or company fundamentals have deteriorated to the degree that the market value or repayment expectation indicates otherwise. The board of directors considered the following factors: enterprise value, enterprise performance asset liquidation, collateral value, changes in prevailing interest rates, comparable loan purchases/sales, or other sources of repayment. Oxford’s invest-

ments in debt securities are short-term in nature, typically 36 to 48 months in term, which amortize on a monthly basis.

      Investments in Equity Securities — In certain loan arrangements, warrants are received from the borrower as additional origination fees. Oxford’s equity securities are carried at fair value. These equity securities are warrants in non-public companies and typically have an exercise price equal to the price of the stock as determined in the most recent equity round of financing. On a quarterly basis, the board of directors establishes the fair value of warrants using Black-Scholes valuation techniques and taking an assessment and review of the borrower’s business performance under consideration. The board of directors will consider subsequent rounds of financing that establish a third-party confirmation of value. In the absence of a new round of financing consideration is given to the portfolio company’s performance.

      Stock-based Compensation — Oxford accounts for stock-based compensation arrangements in accordance with the intrinsic value method as defined by the Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which for Oxford requires certain disclosures related to Oxford stock-based compensation arrangements. Under APB No. 25 and related interpretations, if the exercise price of the employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, and other criteria are met, Oxford records no compensation expense for the award of employee stock options.

      On February 28, 2003, Oxford granted 674,000 stock options with a strike price of $8.81, to executive management. One-third of these options vested immediately, with the remainder then vesting on a quarterly basis ratably over three years from the grant date. These options expire in February, 2013. At December 31, 2003, 393,168 of the options had vested with none having been exercised. The following table presents the effect on net increase in stockholders’ equity resulting from net earnings/ net income and earnings per share if Oxford had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to Oxford’s stock-based compensation. The fair value for these options of $1.62 was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions: an expected life of 10 years, a risk-free interest rate of 3.31%, an expected dividend yield of 5.00% and an expected volatility of 30%.

		Prior to Becoming
	As a Business	A Business
	Development	Development
	Company	Company
	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

Net increase (decrease) in stockholders’ equity resulting from earnings/ net income (loss)	$2,659,900	$177,994
Add: Stock-based compensation included in net increase (decrease) in stockholders’ equity resulting from earnings/ net income (loss)	—	—
Less Stock-based compensation expense determined under the fair value based method for all awards	(636,932)	—

Pro Forma net increase (decrease) in stockholders’ equity resulting from earnings/ net income (loss)	$2,022,968	$177,994

Earnings (loss per share)
Basic and diluted — as reported	$0.51	0.04
Basic and diluted — pro forma	$0.39	0.04

Portfolio Composition and Asset Quality

      Oxford makes loans primarily to emerging-growth life sciences companies to finance equipment acquisitions that are essential to their businesses. Oxford’s loans will range from $300,000 to $8,000,000 (averaging approximately $3,000,000), and mature in approximately three to four years. Generally, Oxford’s loans accrue interest at a fixed rate of from 8% to 14% and are not rated by any debt rating agency. The average effective rate and term of Oxford’s loans at December 31, 2003 was approximately 12% and 40 months. Oxford’s loans are generally collateralized by a first priority security interest in essential-use assets, primarily laboratory equipment, and to a lesser extent, computers, furniture, software and manufacturing equipment that tends to retain secondary market value. The monthly amortization of the loans is intended to keep the loan balances in line with secondary market values of the collateral securing such loan balances based on management’s experience. Generally, Oxford does not finance special purpose or customized equipment. The loans are fully amortized over the term, with payments of principal and interest being required on a monthly basis.

      Through December 31, 2003, Oxford had made loans to 53 portfolio companies for a total of approximately $93.6 million. Investments in portfolio companies increased from $40,030,582 to $63,346,770 during the year ended December 31, 2003. Repayments during the year ended December 31, 2003 included a prepayment in full of an investment in a portfolio company with a balance of $5,948,421 in 2003. This portfolio company was acquired during the first quarter of 2003, and the new parent company elected to repay the loan as well as a prepayment fee of $551,759, which is included in interest and fee income in the statement of operations. During the year ended December 31, 2003, other portfolio companies made regularly scheduled principal repayments of $17,704,452.

      Total investment activity as of and for the year ended December 31, 2003 was:

Beginning Portfolio: January 1, 2003	$40,030,582
Originations/ Net Draws	47,010,425
Repayments	(23,652,873)
Net Change in Unrealized Appreciation (Depreciation) on Loans and Warrants	(41,364)

Ending Portfolio December 31, 2003	$63,346,770

      The majority of Oxford’s investments are senior secured loans. Oxford’s investments in equity securities are warrants to acquire equity interests. The receipt of warrants allows Oxford to participate in positive changes in the value of the portfolio company. The following table shows the cost and fair value of Oxford’s portfolio by asset class as of December 31, 2003 and December 31, 2002:

	December 31, 2003		December 31, 2002

	Cost	Fair Value	Cost	Fair Value

Senior Debt	$62,460,109	62,460,109	$39,963,137	$39,963,137
Investments in Equity Securities	1,752,204	1,682,509	1,028,279	999,948
Other Investments	302,865	302,865	—	—
Unearned income	(1,098,713)	(1,098,713)	(932,503)	(932,503)

Total	$63,416,465	$63,346,770	$40,058,913	$40,030,582

      Set forth below is a table showing the composition of Oxford’s portfolio by industry section at fair value and cost at December 31, 2003 and December 31, 2002.

	Investments at Fair Value

	December 31, 2003		December 31, 2002

		Percent of		Percent of
Industry Sector:	Investment	Total	Investment	Total

Therapeutics	$34,003,439	54%	$19,603,385	49%
Enabling technology	20,145,320	33%	15,578,575	39%
Diagnostics	1,863,350	3%	2,542,090	6%
Agriculture Biotechnology	1,155,348	2%	1,486,896	4%
Other	6,179,313	8%	819,636	2%

Total	$63,346,770	100%	$40,030,582	100%

	Investments at Cost

	December 31, 2003		December 31, 2002

		Percent of		Percent of
Industry Sector:	Investment	Total	Investment	Total

Therapeutics	$33,952,177	53%	$19,603,385	49%
Enabling technology	$20,259,032	34%	15,606,906	39%
Diagnostics	$1,863,868	3%	2,542,090	6%
Agriculture Biotechnology	$1,161,945	2%	1,486,896	4%
Other	$6,179,443	8%	819,636	2%

Total	$63,416,465	100%	$40,058,913	100%

      In addition to various risk management and monitoring tools, Oxford also use a rating system to characterize and monitor its expected level of returns on each loan and warrant in its portfolio. Oxford uses the following 1 to 5 rating scale. Below is a description of the conditions associated with each rating:

Rating	Summary Description

1	Capital gains expected
2	Full return of principal and interest expected with customer performing in accordance with plan
3	Full return of principal and interest expected but customer requires closer monitoring
4	Some loss of interest expected but still expecting an overall positive internal rate of return on the investment
5	Loss of interest and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

      The following table shows the distribution of Oxford’s loans, warrants and other investments on the 1 to 5 rating scale at fair value as of December 31, 2003 and December 31, 2002:

	December 31, 2003		December 31, 2002

Investment	Investments at	Percent of	Investments at	Percent of
Rating	Fair Value	Total Portfolio	Fair Value	Total Portfolio

1	$12,246,832	19%	$13,100,432	33%
2	48,620,746	77%	25,413,193	64%
3	2,176,327	3%	983,813	2%
4	302,865	0%	533,144	1%
5	—	—	—	—

	$63,346,770	100%	$40,030,582	100%

      Oxford monitors loan concentrations in its portfolio, both on an individual loan basis and on a sector or industry basis, to manage overall portfolio performance due to specific customer issues or specific industry issues. At December 31, 2003, of the investments with a 4 rating, the entire amount was on non-accrual status and was classified on the balance sheet as “Other Investments.”

      Oxford monitors individual customer’s financial trends in order to assess the appropriate course of action with respect to each customer and to evaluate overall portfolio quality. Oxford closely monitors the status and performance of each individual investment on a quarterly and, in some cases, a monthly or more frequent basis. When a loan becomes 90 days or more past due, or if Oxford otherwise does not expect the customer to be able to service its debt and other obligations, Oxford, as a general matter, places the loan on non-accrual status and cease recognizing interest income on that loan until all principal has been paid. However, Oxford may make exceptions to this policy if the investment is well secured and in the process of collection.

      When principal and interest on a loan is not paid within the applicable grace period, Oxford will contact the customer for collection. At that time, Oxford will make a determination as to the extent of the problem, if any. Oxford will then pursue a commitment for immediate payment and will begin to more actively monitor the investment. Oxford will formulate strategies to optimize the resolution process and will begin the process of restructuring the investment to better reflect the current financial performance of the customer. Such a restructuring may involve deferring payments of principal and interest, adjusting interest rates or warrant positions, imposing additional fees, amending financial or operating covenants or converting debt to equity. In general, in order to compensate Oxford for any enhanced risk, Oxford receives appropriate compensation from the customer in connection with a restructuring. During the process of monitoring a loan that is out of compliance, Oxford will in appropriate circumstances send a notice of non-compliance outlining the specific defaults that have occurred and preserving Oxford’s remedies, and initiate a review of the collateral. When a restructuring is not the most appropriate course of action, Oxford may determine to pursue remedies available under its loan documents or at law to minimize any potential losses, including initiating foreclosure and/or liquidation proceedings.

      At December 31, 2003, there was one investment classified on the balance sheet as “Other Investments” with a fair value of approximately $302,000, or approximately 0.5%, of the investment portfolio. This portfolio company, which Oxford had made a loan to during early 2002, filed for Chapter 7 bankruptcy protection on December 3, 2002. During 2002, this loan investment was placed on non-accrual status, and Oxford recorded a provision for loan loss of $315,000. During 2003, Oxford took possession of certain collateral that had secured this loan. Oxford believes the value of this collateral approximates the current recorded investment balance, and that Oxford will not incur any loss on its liquidation. However, there can be no assurance that the collateral value will be sufficient to repay the investment in full. Oxford had no other loans or investments that were greater than 30 days delinquent at December 31, 2003.

      Prior to Oxford’s conversion to a business development company, Oxford provided an allowance for loan losses estimated to be sufficient to absorb probable future losses, net of recoveries. From inception through December 31, 2002, Oxford had provided $315,000 of allowance for loan losses.

      The year 2003 represented a strong year for the biotech and life-sciences industries. During the fourth quarter of 2003, the industries experienced more access to the initial public offering market, as seven companies went public raising a total of $453 million during the year. Also at the end of December 2003, there were 14 additional companies which had filed to complete public offerings of stock. During the third quarter of 2003, the biotech and life-sciences industries had their strongest fund raising quarter since 2001. The most popular fundraising vehicle was convertible debt. In the fourth quarter of 2003, the industry raised nearly $1.6 billion in debt and for the full year of 2003 raised a total of almost $7.2 billion compared to a total of $5.3 billion in 2002. There also continued to be mergers and acquisitions as well as partnering activity in the industries during 2003 as companies attempted to broaden product lines and technology capabilities. Oxford believes that based on growth in the life sciences industry, there will be a continuing demand for its products now and in the future.

Results of Operations for the Year Ended December 31, 2003

      Oxford commenced operations on March 20, 2002 and operated as a C Corporation through December 31, 2002. Oxford had no operations at December 31, 2001. On December 31, 2002, Oxford elected to be regulated as a business development company. Different accounting principles are used in the preparation of Oxford’s financial statements as a business development company under the 1940 Act. The items discussed below were not affected by the change in accounting principles resulting from Oxford’s conversion to a business development company. See Note 2 to Oxford’s Financial Statements.

Interest and Income

      Interest income consists of commercial loan interest at contractual rates and facility fees that are amortized into income over the life of the loan. In certain loan arrangements, warrants are received from the borrower as additional origination fees. Any resulting discount on the loan from recordation of warrants is accreted into income over the term of the loan.

      Interest income consisted of approximately $6,495,000 in interest income from Oxford’s loans to portfolio companies and approximately $61,000 from Oxford’s invested cash and cash equivalents for the year ended December 31, 2003. The interest on invested cash and cash equivalents primarily reflects the interest Oxford received on the investment of the proceeds of its private placement of common shares at the end of the first quarter of 2002. During 2002, as Oxford began to utilize credit facilities, the amount of invested cash and interest earned from cash investments decreased.

      Interest income is affected by both the level of net new investments and by changes in interest rates. All of Oxford’s loans have been made at fixed rates. The average interest rate on loans to portfolio companies was 12.2% during the year ended December 31, 2003 as compared to 13.2% during the year ended December 31, 2002. The average interest rate on invested cash was 1.0% during the year ended December 31, 2003 as compared to 1.5% during the year ended December 31, 2002.

Expenses

      Expenses for the year ended December 31, 2003 were approximately $3,757,000. This amount consisted primarily of salaries and benefits, interest and financing fees and general and administrative expenses.

      Salaries and benefits consisted of approximately $1,875,000 for the year ended December 31, 2003 as compared to $510,000 for the year ended December 31, 2002. During 2002, Oxford commenced operations in March and began to grow its operations throughout the year. During 2003, Oxford had its full complement of employees in place for the entire year. During the year ended December 31, 2003, Oxford incurred interest expense and financing fees of 790,000 as it began to utilize its credit facilities. The remainder of the selling, general and administrative expenses incurred for the year ended December 31, 2003 was approximately $1,072,000 and consisted of $247,000 of legal and professional fees, $105,000 in office rents, $167,000 in marketing and travel costs, $96,000 in director’s fees and $457,000 in other selling, general and administrative expenses.

Costs Associated with Sale of Assets

      On January 28, 2004, Oxford entered into a definitive asset purchase agreement with Oxford Finance Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of Sumitomo Corporation of America, a New York corporation and integrated global trading firm with diversified investments in businesses producing both capital and consumer products. Under the asset purchase agreement, Oxford Finance Acquisition Corp. will acquire substantially all of Oxford’s assets and assume certain liabilities related to Oxford’s business of providing senior secured equipment financing primarily to emerging-growth life science companies, including, without limitation, all of Oxford’s financing contracts, leases, securities or warrants issued in connection with any financing contract and all intangible assets, such as the right to use the name “Oxford Finance Corporation”. This description of the transaction, including the asset purchase agreement, is qualified in its entirety by reference to the full text of the asset purchase agreement included with Oxford’s current report on Form 8-K as filed with the Commission on February 6, 2004.

      Oxford is paying its expenses related to this transaction and has incurred approximately $117,000 during 2003, which are being expensed as incurred.

Income Taxes

      Through December 31, 2002, Oxford was taxed under Subchapter C of the Code at an effective rate of 19%. Oxford intends to elect, effective as of January 1, 2003, to be a regulated investment company under Subchapter M of the Code and will not be subject to taxation of income to the extent such income is distributed to stockholders and Oxford meets certain minimum dividend distribution and other requirements. Oxford believes it has met these requirements, and accordingly, no provision for income taxes was made in 2003. There are no material differences between the basis of assets used for financial reporting compared to the income tax basis.

Unrealized Depreciation on Investments

      Oxford values its investment portfolio each quarter. The valuations are reviewed by Oxford’s senior management and presented to the board of directors, which reviews and approves the portfolio valuations in accordance with its valuation policy. During the year ended December 31, 2003, Oxford recorded an unrealized depreciation on investments of $41,000, related entirely to equity investments, based on the board of directors’ valuation. The increase in unrealized depreciation consisted primarily of fair value decreases associated with the decreased time value component of warrants which was offset in part by an increase in the value of the equity underlying the warrants of one portfolio company.

Net Earnings

      As a result of the operating income and operating expenses described above, Oxford had net income of $2,659,000 for the year ended December 31, 2003. Based on a weighted-average of 5,200,000 (basic and fully diluted) shares outstanding, Oxford’s net income per common share for the year ended December 31, 2003 was $0.51 (basic and fully diluted).

Results of Operations for the Year Ended December 31, 2002

      Oxford commenced operations on March 20, 2002 and operated as a C Corporation through December 31, 2002. Oxford had no operations at December 31, 2001. On December 31, 2002, Oxford elected to be regulated as a business development company. Different accounting principles are used in the preparation of Oxford’s financial statements as a business development company under the 1940 Act. The items discussed below were not affected by the change in accounting principles resulting from Oxford’s conversion to a business development company. See Note 2 to Oxford’s Financial Statements.

Interest and Income

      Interest income consists of commercial loan interest at contractual rates and facility fees that are amortized into income over the life of the loan. In certain loan arrangements, warrants are received from the borrower as additional origination fees. Any resulting discount on the loan from recordation of warrants is accreted into income over the term of the loan.

      Interest income consisted of approximately $2,215,000 in interest income from Oxford’s loans to portfolio companies and approximately $313,000 from Oxford’s invested cash and cash equivalents for the year ended December 31, 2002. The interest on invested cash and cash equivalents primarily reflects the interest Oxford received on the investment of the proceeds of Oxford’s private placement of common shares at the end of the first quarter of 2002. As Oxford funds additional loans, income from invested cash and cash equivalents has declined as a percentage of total revenue and that interest income from loans will increase.

      The average interest rate on loans to portfolio companies was 13.2% during the year ended December 31, 2002. The average interest rate on invested cash was 1.5% during the year ended December 31, 2002.

Expenses

      Expenses for the year ended December 31, 2002 were approximately $1,960,000 excluding provision for loan losses of $315,000. This amount consisted primarily of salaries and benefits, interest and financing fees and general and administrative expenses.

      Salaries and benefits consisted of approximately $970,000 for the year ended December 31, 2002. During the year ended December 31, 2002, Oxford paid interest expense and financing fees of $510,000. This amount included $226,000 of interest and fees on a bridge loan utilized during the first quarter of 2002 and $250,000 paid as a fee under a commitment letter for an available debt facility which Oxford did not utilize, and interest expense on the notes payable outstanding at year end. During the year ended December 31, 2002, Oxford recorded a $315,000 provision for loan losses related to a company which filed for Chapter 7 bankruptcy protection.

      The remainder of the selling, general and administrative expenses incurred for the year ended December 31, 2002 was approximately $480,000 and consisted of $71,000 of legal and professional fees, $69,000 in office rent, $123,000 in marketing and travel costs and $217,000 in other selling, general and administrative expenses.

Unrealized Appreciation of Investments

      Oxford values its investment portfolio each quarter. The valuations are reviewed by Oxford’s senior management and presented to the board of directors, which reviews and approves the portfolio valuations in accordance with Oxford’s valuation policy. During the year ended December 31, 2002, Oxford recorded an unrealized depreciation on investments of $28,000, related entirely to equity investments, based on the board of directors’ valuation. The increase in unrealized depreciation consisted of a decrease in the value of the equity underlying the warrants of one portfolio company.

Income Taxes

      Through December 31, 2002, Oxford was taxed under Subchapter C of the Code. Oxford intends to elect, effective as of January 1, 2003, to be a regulated investment company under Subchapter M of the Code and will not be subject to taxation of income to the extent such income is distributed to stockholders and Oxford meets certain minimum dividend distribution and other requirements.

      Oxford’s average statutory tax rate was 40% during 2002, which includes both federal and state income tax components. Oxford’s effective rate for the year ended December 31, 2002 was 19%. The effective tax rate differs from the statutory tax rate due to permanent differences between book and tax income for certain capital related costs. As of December 31, 2002, tax assets of $53,000 represent estimated refunds on current year payments.

Net Earnings

      As a result of the operating income and operating expenses described above, Oxford had net income of $178,000 for the year ended December 31, 2002. Based on a weighted-average of 4,366,667 (basic and fully diluted) shares outstanding, Oxford’s net income per common share for the year ended December 31, 2002 was $0.04 (basic and fully diluted).

Cash and Cash Equivalents

      At December 31, 2003, Oxford had $489,000 in cash and cash equivalents. Oxford invests cash on hand in interest-bearing deposit accounts with daily sweep features. This cash represents the proceeds from Oxford’s private offering that has not yet been invested in loans to portfolio companies. Oxford expects its cash on hand and cash generated from operations to be adequate to meet its operational needs.

Liquidity and Capital Resources

      Oxford expects its cash on hand and cash generated from operations to be adequate to meet its cash needs at its current level of operations, including the next year if the asset purchase agreement is not consummated and Oxford continues to operate its business. Oxford generally funds new originations using cash on hand and advances under its credit facilities.

      In order to satisfy the requirements applicable to a regulated investment company, Oxford intends to distribute to its stockholders all of its income except for certain net capital gains and adjustments for long-term incentive compensation. In addition, as a business development company, Oxford generally is required to meet a coverage ratio of total assets to total senior securities, which include all of Oxford’s borrowings and any preferred stock it may issue in the future, of at least 200%. As of December 31, 2003, this ratio was 321%. This requirement limits the amount that Oxford may borrow. If the asset purchase agreement is not consummated, Oxford anticipates needing to raise additional capital from various sources, including the public and/or private equity markets to fund growth in Oxford’s investment portfolio.

      At December 31, 2003, Oxford had investments in loans to 52 portfolio companies totaling approximately $61.3 million. Oxford currently has a number of non-binding loan proposal letters outstanding that it expects to close in the next 90 days resulting in additional lines of credit.

      Cash provided by operating activities for the year ended December 31, 2003, consisting primarily of Oxford’s net income less working capital needs, was approximately $2,406,000.

      Net cash used in investing activities was $24.0 million for the year ended December 31, 2003 as compared to $41.0 million during the comparable period in 2002, and primarily consisted of the amounts used to make loans to portfolio companies. Net investments in portfolio companies decreased from approximately $41.0 million during the year ended December 31, 2002 to approximately $23.7 million during the year ended December 31, 2003. In 2003, net investments were reduced by the prepayment of one of Oxford’s portfolio investments with a balance of approximately $5,948,000. This portfolio company was acquired during the first quarter of 2003, and the new parent company elected to repay the loan as well as a prepayment fee of approximately $552,000.

      Net cash provided by financing activities was approximately $10.3 million for the year ended December 31, 2003 and consisted primarily of net draws upon Oxford’s credit facilities of $13.6 million less dividends distributed to stockholders of $2.7 million.

      During the year ended December 31, 2003, cash and cash equivalents decreased from $11,800,000 at the beginning of the year to $489,000 at December 31, 2003. This decrease was the result of Oxford’s operating and financing activities, described above, primarily the continued investments made to portfolio companies.

      During 2002, Oxford entered into a Master Loan and Security Agreement with Farmers & Mechanics Bank. Pursuant to the agreement, Farmers & Mechanics Bank agreed to provide Oxford $7,500,000 in term loans that can be drawn down through April 30, 2004. Oxford has the option of selecting a fixed interest rate equal to Farmers & Mechanics Bank’s like term cost of funds plus 320 basis points or a floating interest rate equal to the base rate plus 1 percent. The base rate is equal to the highest per annum rate published from time to time in the Wall Street Journal. The obligations to Farmers & Mechanics Bank to repay the loans are secured by certain eligible loans. The average interest rate on Oxford’s borrowings was a fixed rate of 6.32% at December 31, 2003, and the outstanding balance was $6,188,714.

      On October 17, 2003, Oxford entered into a Master Loan and Security Agreement with National City Bank, as administrative agent, and other lenders as part of a syndicate. Pursuant to the agreement, National City Bank and other lenders agreed to provide Oxford $35,000,000 in revolving loans that must be drawn down by May 31, 2005. If Oxford draws on the line of credit, Oxford has the option of selecting an interest rate equal to the 30-Day LIBOR plus 325 basis points or the base rate which is the prime rate plus 150 basis points. The obligations to National City Bank and other lenders to repay the loans are secured by certain eligible loans. Concurrent with this agreement, Oxford terminated its previous Master Loan and Security Agreement, as amended, with National City Bank dated September 25, 2003 and repaid all outstanding amounts. At December 31, 2003, Oxford had utilized $14,500,000 of this line and had $20,500,000 remaining available.

      The syndicated credit facility with National City Bank and other lenders are revolving loans with a current maturity date of May 31, 2005. Oxford also has contractual obligations related to operating leases for certain office equipment. Below is a table of the maturities of Oxford’s contractual obligations:

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Notes payable	$20,688,714	$2,746,582	$16,954,569	$987,563	$—
Capital Lease obligations
Operating Leases	220,575	110,862	109,713	—	—
Purchase obligations
Other long-term obligations

Total	$20,909,289	$2,857,444	$17,064,282	$987,563	$—

      In connection with Oxford’s election to be regulated as a business development company, Oxford intends to elect to be treated as a regulated investment company under Subchapter M of the Code for the year 2003. As a regulated investment company, Oxford is required to distribute annually 90% or more of its investment company taxable income and 98% of its realized short-term capital gains to stockholders. As a business development company, Oxford’s asset coverage must be at least 200% after each issuance of senior securities. As of December 31, 2003, Oxford’s asset coverage was approximately 321%.

      On January 28, 2004, Oxford entered into the definitive asset purchase agreement with OAC, a wholly-owned subsidiary of Sumitomo Corporation of America. Under the asset purchase agreement, OAC will acquire substantially all of the assets and assume the related liabilities, including, without limitation, all of Oxford’s financing contracts, leases, securities or warrants issued in connection with any financing contract and all intangible assets, such as the right to use the name “Oxford Finance Corporation”.

      As described in detail elsewhere in this proxy statement, during the second half of 2003, Oxford engaged a financial advisor to investigate various strategic alternatives, including a possible sale of Oxford, and to assist Oxford’s management and the board of directors with analyzing these alternatives. After reviewing the various alternatives and analyzing comparative transactions, Oxford entered into negotiations with Sumitomo Corporation of America. The parties determined that the purchase price for the assets would consist of an initial payment at the closing of $49 million in cash and an additional contingent payment of up to $2 million, which shall be paid within 90 days of the closing and is subject to certain post-closing adjustments fully described in the asset purchase agreement. In addition, OAC agreed to make a payment to Oxford in an amount equal to Oxford’s outstanding debt under certain credit agreements as of the closing date, provided such amount shall not exceed $36,000,000.

      As described above, the asset purchase agreement contains representations, warranties, covenants, indemnifications and provisions that are customary for a transaction of this type. The closing of the transaction will be contingent upon approval of the sale of substantially all of Oxford’s assets and transfer of related liabilities by Oxford’s stockholders as well as certain regulatory approvals. The transaction is expected to close during the second quarter of fiscal 2004.

      In connection with the asset purchase agreement, the Oxford stockholders are also being asked to approve a plan of liquidation and dissolution, under which Oxford will take the necessary steps to dissolve its status as a corporation under Maryland law, revoke its status as a business development company under the 1940 Act, and distribute any remaining assets, less related expenses, to its stockholders.

      Upon the closing of the transaction, Oxford will receive $49 million in cash from OAC that will be distributed to the stockholders in a timely manner. Oxford will also receive from OAC an amount equal to the aggregate amount outstanding under certain Oxford Credit facilities, less any cash, which is more fully described in the asset purchase agreement. As a result, upon the closing, Oxford will no longer need to utilize its credit facilities and will retain cash sufficient to satisfy all of its other liabilities prior to dissolving Oxford.

Portfolio Companies

      Set forth below are descriptions of the portfolio companies that are in excess of 5% of Oxford’s portfolio.

Amphora Discovery, Inc.

      In September 2002, Oxford provided a line of credit to and received warrants from Amphora Discovery, Inc. Amphora Discovery was formed to exploit opportunities in chemical genomics. By applying high precision screening across biological systems and surrogate therapeutic suitability assays, Amphora is able to efficiently deliver high quality drug candidates. As of December 31, 2003, the outstanding loan balance was $3,569,000.

Infinity Pharmaceuticals, Inc.

      In October 2002, Oxford provided a line of credit to and received warrants from Infinity Pharmaceuticals, Inc. Infinity Pharmaceuticals, Inc., is a drug discovery company that is developing and integrating unique approaches and capabilities in synthetic chemistry, chemical genetics, informatics, and biological screening. The company is positioned to capitalize on the enormous opportunity resulting from the genomics revolution by providing pharmaceutically active and selective new drug candidates to a broad, expanded range of well-validated biological targets. As of December 31, 2003, the outstanding loan balance was $4,268,000.

Structural GenomiX, Inc.

      In July 2002, Oxford provided a line of credit to Structural GenomiX, Inc. Structural GenomiX is a drug discovery company utilizing genomics-driven, high-throughput structure-based platform to increase the efficiency and effectiveness of the drug discovery process. As of December 31, 2002, the outstanding loan balance was $3,658,000.

OXFORD MANAGEMENT AND SECURITY OWNERSHIP OF FIVE PERCENT

BENEFICIAL OWNERS

Officers and Directors

      Oxford’s board of directors is responsible for managing Oxford’s business and affairs and supervising the management of the company. The responsibilities of each director include, among other things, the oversight of the loan and investment process, and the valuations of Oxford’s assets. Oxford’s board of directors maintains an audit committee, compensation committee and nominating committee.

      Oxford’s board of directors currently consists of seven members, but may be increased up to eleven by board action as provided in Oxford’s bylaws. Each director holds office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. As a business development company, Oxford is required to have a majority of directors who are not “interested” persons as defined in Section 2(a)(19) of the 1940 Act.

      The following sets forth certain information regarding Oxford’s executive officers and directors:

Name	Age	Position	Responsibility

Interested Persons
J. Alden Philbrick, IV	46	President, Chief Executive Officer and Director	Oversight of general management, loan origination and marketing function
Michael J. Altenburger	54	Chief Financial Officer, Executive Vice President, Secretary, Treasurer and Director	General financial management, financial reporting, accounting, compliance and certain operations
Richard J. Hendrix	38	Director, term expires in 2004
Non-Interested Persons
T. Forcht Dagi, M.D	55	Director, term expires in 2004
Joseph C. Lane	50	Director, term expires in 2004
Suzanne N. Richardson	37	Director, term expires in 2004
J. Mitchell Reese	44	Director, term expires in 2004

      The following sets forth certain biographical information regarding Oxford’s executive officers and directors:

      J. Alden Philbrick, IV. Mr. Philbrick is Oxford’s founder, Chairman, Director, President and Chief Executive Officer. Prior to joining Oxford, Mr. Philbrick founded Oxford Venture Finance, LLC and served as president and managing general partner from 1987 until March 2002. Mr. Philbrick has worked in venture lending and leasing since 1988 and in the equipment leasing industry since 1983. Mr. Philbrick has coordinated the financing of close to $1 billion in equipment loans to Fortune 500 companies and emerging venture stage companies. Prior to founding Oxford LLC, Mr. Philbrick worked for Finalco, Inc., a publicly-held equipment leasing company specializing in providing operating leases for equipment to Fortune 500 companies. Mr. Philbrick served on the board of directors and senior management of EMC3 International Holding, NV, a digital compression and entertainment media download service company. Mr. Philbrick has also been employed in various marketing capacities by Xerox Corporation. He holds a B.A. in Management Science and Public Policy from Duke University.

      Michael J. Altenburger. Mr. Altenburger is a Director and Oxford’s Chief Financial Officer, Executive Vice President, Secretary and Treasurer. Prior to joining Oxford, Mr. Altenburger served as the vice president of equipment leasing for Presidential Bank with an emphasis on financing high-tech emerging growth companies. His responsibilities include all facets of equipment leasing, including credit approval, documentation, collections and origination. From 1989 to 1995, Mr. Altenburger was chief financial officer of a privately owned equipment leasing company specializing in arranging financing for federal government equipment lease transactions. Mr. Altenburger holds a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science in Economics from Villanova University.

      T. Forcht Dagi, M.D. Dr. Dagi is a Director of Oxford and is the managing partner of Cordova Ventures, LLC, an Atlanta based life science venture fund. He was also the managing partner and director of Cordova Technology Partners, L.P. Dr. Dagi served on the faculties of Harvard University, Georgetown University, and Brown University, where he was appointed to the Weyland Collegium. He currently holds an appointment as Clinical Professor of Surgery at the Medical College of Georgia, and is a visiting professor of management at the Georgia Institute of Technology. He received an A.B. from Columbia College; an M.D. and M.P.H. from Johns Hopkins; and an M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Dagi is a Diplomat of the American Board of Neurological Surgeons, and a fellow of both the American College of Surgeons and the College of Critical Care Medicine. He also is a director of several privately held in the life science industry and is a director of Atherogenics Inc., a publicly traded company.

      Richard J. Hendrix. Mr. Hendrix is a Director of Oxford and, since March 2003, has served as senior managing director and chief investment officer of Friedman, Billings, Ramsey Group, Inc. (a 22% stockholder of Oxford), where he is responsible for their principal investing activities, including its mortgage-backed securities and merchant banking businesses and strategic planning. Additionally, he heads the Real Estate and Diversified Industries Investment Banking Groups. From July 1999 through March 2003, Mr. Hendrix served as a managing director and senior managing director of Friedman, Billings, Ramsey Group, Inc. Mr. Hendrix also served as chief operating officer of FBR Asset Investment Corporation from February 2001 to February 2002 and president and chief operating officer from February 2002 through March 2003 when the two firms merged. Prior to joining Friedman, Billings, Ramsey Group, Inc., Mr. Hendrix was the managing director of PNC Capital Markets’ Investment Banking Group, focusing on mergers and acquisitions and equity and high-yield debt underwriting. Previously, he headed PNC Capital Markets’ asset-backed securities business. During his career, Mr. Hendrix has worked extensively with companies in a broad range of industries, including financial institutions, real estate investment trusts, metals, retailing, diversified holding companies, specialty finance, and consumer products. He received a B.S. in finance, from Miami University.

      Joseph C. Lane. Mr. Lane is a Director of Oxford and is currently the vice chairman of Bay4 Capital, LLC, an information technology-focused financial management company. He is also chairman and chief executive officer of Hyphos360, Inc., a data-based marketing solutions company. Previously, Mr. Lane was president of IBM Credit Corporation and senior vice president of IBM. He was the group executive for IBM Global Financing, responsible for the business direction and management of a $40 billion leasing and financing portfolio, with operations in more than 40 countries. Prior to joining IBM, Mr. Lane served as president and chief executive officer of GATX Capital Corporation and was head of corporate finance, GATX International, GATX Rail, GATX Air, GATX Technology Services, and the venture leasing program. He was chairman of the Equipment Leasing Association and has served on numerous boards in the United States, Asia, and Europe, including Link Institute and the Carl Schmitt Foundation. Mr. Lane earned a B.A. from Yale University.

      Suzanne N. Richardson. Ms. Richardson is a Director of Oxford and the chief financial officer and head of business development for Ascend Therapeutics, which she co-founded in April 2002. She has over 14 years of experience in financing and assessing strategy of private and public companies. Prior to founding Ascend Therapeutics, Ms. Richardson was a managing director at JP Morgan from 2000 to 2002 and served as Sector Captain in Equity Capital Markets Origination for the Technology and Finance sectors. Before joining JP Morgan, Ms. Richardson was among the founders of Friedman, Billings, Ramsey Group, Inc., where she held a variety of positions from 1989 to 1999 and gained expertise in the venture capital and investment banking industry. Ms. Richardson co-founded their Investment Banking division and grew Friedman Billings Ramsey’s Technology Investment Banking Group to $1.7 billion in transactions. She also participated in over $10 billion in capital transactions. Ms. Richardson received her B.A. from the University of Virginia.

      J. Mitchell Reese. Mr. Reese is a Director of Oxford and also serves as a president of the Cintra Select Fund, Inc., a closed-end mutual fund, and as managing member of Cintra Capital, LLC, a private equity firm. From 2002 to 2002, Mr. Reese was a principal of Claris Capital. Prior to joining Claris Capital in 2000, Mr. Reese served as managing director of The Carlyle Group from 1997 to 2000. From 1990 to 1997, Mr. Reese was a managing director of Morgan Keegan & Company, Inc., where he served on the board of directors and was successively head of the mergers and acquisitions group, co-head of the investment banking group and president of the firm’s merchant banking subsidiary. From 1986 to 1990, Mr. Reese was a vice president in the mergers & acquisitions group at Alex. Brown & Sons. Mr. Reese received his bachelor’s degree from Harvard College and his M.B.A. from Harvard Business School.

Committees of the Board of Directors

      Oxford’s board of directors has established an audit committee, a compensation committee, and a nominating committee.

      The audit committee among other things recommends the selection of Oxford’s independent public accountants; reviews with such independent public accountants the planning, scope and results of their audit of Oxford’s financial statements and the fees for services performed; reviews with the independent public accountants the adequacy of internal control systems; reviews Oxford’s annual financial statements; and reviews Oxford’s audit reports and financial statements. The audit committee currently consists of Dr. Dagi, Mr. Reese and Ms. Richardson.

      The compensation committee among other things determines the compensation for Oxford’s officers based upon recommendations from management and approves stock option grants for Oxford’s officers under Oxford’s existing stock option plan. The compensation committee consists of Dr. Dagi, Mr. Reese and Ms. Richardson.

      The nominating committee consists of five directors, including two directors who are interested persons as defined under the 1940 Act and three directors who are not an interested persons under the 1940 Act. The nominating committee is responsible for identifying a replacement for Mr. Philbrick, if at any time he is no longer employed by Oxford. The members of the nominating committee are Messrs. Philbrick, Altenburger, Dagi and Reese and Ms. Richardson.

Beneficial Ownership of Directors, Executive Officers and 5% Stockholders

      As of February 12, 2004, there were 5,200,000 shares of common stock outstanding and 54 stockholders of record. Oxford has no other shares of capital stock outstanding. The following table sets forth certain ownership information with respect to Oxford’s common stock for executive officers, directors and beneficial owners of over 5% of Oxford’s common stock.

	Shares Beneficially
	Owned

Name and Address	Number	Percent

Directors and Executive Officers
J. Alden Philbrick, IV(1)	507,335	9.0%
Michael Altenburger(2)	136,000	2.4%
T. Forcht Dagi, M.D.	—	*
Richard J. Hendrix	—	*
Joseph C. Lane	—	*
J. Mitchell Reese	—	*
Suzanne N. Richardson	—	*

All officers and directors as a group (7 persons)(3)	640,335	11.4%

	Shares Beneficially
	Owned

Name and Address	Number	Percent

Beneficial Owners of Over 5%
Friedman, Billings, Ramsey Group, Inc.(4)	663,250	12.8%
1001 19th Street North Arlington, VA 22209
Mutual Financial Services Fund(5)	500,000	9.6%
51 John F. Kennedy Parkway Short Hills, NJ
FBR Private Equity Partners(6)	478,800	9.2%
1001 19th Street North Arlington, VA 22209
Sunova	400,000	7.7%
780 3rd Avenue, 30th Floor New York, NY
Eubel, Brady and Suttman	376,750	7.2%
7777 Washington Village Drive Suite 210 Dayton, OH 45459
Strome Investment Management, LP	350,000	6.7%
100 Wilshire Blvd, Suite 1500 Santa Monica, CA 90401
Mangan & McColl Partners LLC	300,000	5.8%
100 N. Tryon Street Charlotte, NC 28202

*	Less than 1%

(1)	Includes options exercisable by Mr. Philbrick within 60 days of February 4, 2004 for 353,335 shares of common stock.

(2)	Includes options exercisable by Mr. Altenburger within 60 days of February 4, 2004 for 96,000 shares of common stock.

(3)	Includes options exercisable by all officers and directors within 60 days of February 4, 2004 for a total of 449,335 shares of common stock.

(4)	Friedman, Billings, Ramsey Group, Inc., is a publicly traded national investment bank.

(5)	Mutual Financial Services Fund is one of the series comprising Franklin Mutual Series Fund Inc., an investment company registered under the 1940 Act. The Fund is an advisory client of Franklin Mutual Advisers LLC, an investment adviser registered under the Investment Advisers Act of 1940. Pursuant to an investment advisory agreement with the Fund, the adviser has sole voting and investment power with respect to the shares. The adviser has no interest in dividends or proceeds from the sale of all of the shares and disclaims beneficial ownership of the shares beneficially owned by the fund.

(6)	FBR Private Equity Fund, L.P. is a limited partnership whose general partner is an affiliate of Friedman, Billings, Ramsey Group, Inc.

RELATED PARTY TRANSACTIONS

      In connection with the private placement, FBR Asset, an affiliate of Friedman, Billings, Ramsey & Co., Inc. and Friedman, Billings, Ramsey Group, Inc., provided an aggregate of $9.8 million in funding on March 20, 2002, structured in the form of a loan, to fund five loan originations until the closing of Oxford’s private placement. Oxford repaid this loan on March 28, 2002 plus fees of $200,000 and interest of $26,000 with the proceeds from the private placement. Oxford will pay Friedman, Billings, Ramsay & Co.,

Inc. approximately $460,000 upon the consummation of the transactions contemplated by the asset purchase agreement. Friedman, Billings, Ramsey & Co., Inc. has not entered into any arrangement or agreement to receive any fees from OAC or advise OAC on any matters, including any future liquidation or disposition of OAC. Friedman, Billings, Ramsey & Co., Inc. has no existing relationship with OAC or its affiliates. In addition, Oxford has agreed that for three years following the closing of the private placement, Friedman, Billings, Ramsey & Co., Inc. will have the right for three years to act as financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction and to serve as the lead underwriter or placement agent in connection with any public or private equity offerings by Oxford if such transactions are on commercially reasonable terms. This agreement will not survive Oxford’s liquidation. After inquiry, Oxford is not aware of, and has been advised by each of Friedman, Billings, Ramsey & Co., Inc. and OAC that there is not, any prior relationship or dealing within the past two years between Friedman, Billings, Ramsey & Co., Inc. and its affiliates and OAC and its affiliates.

      On March 25, 2002, Oxford entered into an assignment agreement with Oxford LLC, to acquire open lines of credit with 29 life science companies with an aggregate availability of approximately $65 million and other corporate assets, upon closing of Oxford’s private placement. The principal owner of Oxford LLC is the President and Chief Executive Officer of Oxford. Oxford is not required to fund any amounts under these lines of credit, and the recipients of these lines of credit are not required to obtain funding from Oxford. In addition to the 29 lines of credit, Oxford also acquired certain assets of Oxford LLC, including its software and databases, computers, furniture, forms, and customer lists. In exchange for all of these items, Oxford LLC received $250,000 in cash.

      On March 25, 2002, First Union Securities, Inc. (acting under the trade name “Wachovia Securities”), Mr. Philbrick, Oxford LLC and Oxford entered into a memorandum of understanding in connection with the cancellation of a February 28, 2002 engagement letter. The engagement letter was canceled due to structural and timing issues between the parties. Under the memorandum of understanding, subject to final agreement by all parties, Oxford paid Wachovia Securities $100,000, agreed that Wachovia Securities would serve as debt placement agent for Oxford in connection with future debt offerings until Wachovia Securities has generated $500,000 in fees and Wachovia Securities would have received an additional cash payment of $400,000 from Mr. Philbrick within 30 days of the closing of the private placement.

      On May 1, 2002, Oxford entered into a final agreement with Wachovia Securities that contained mutual releases and indemnities among Oxford, Wachovia Securities and Mr. Philbrick from any obligations under any prior agreements, including the February 28, 2002 memorandum of understanding. Under this final agreement, Wachovia Securities retained $100,000 received under the memorandum of understanding, retained the right to be debt placement agent, and additionally Oxford agreed to pay Wachovia Securities $150,000 to be credited against future fees payable for services related to debt financing transactions. Furthermore, Oxford agreed that Wachovia Securities would be paid a fee equal to 1% of the aggregate consideration received if Oxford is effectively acquired or merged within 18 months of the date of the agreement with two specified parties introduced to Oxford by Wachovia Securities.

STOCKHOLDER PROPOSALS

      The matters to be considered at the special meeting are limited to those set forth in the notice of special meeting accompanying the proxy statement and procedural matters relating to the meeting.

      According to the Oxford bylaws, as amended, the annual meeting of stockholders of Oxford for the year 2004 is to be held during a 30-day period commencing on the fourth Thursday of April. Stockholder proposals intended to be presented at the annual meeting and included in Oxford’s proxy statement, if the asset sale is not approved and such a meeting is held, should be received by Michael Altenburger, Chief Financial Officer, 133 N. Fairfax St., Alexandria, Virginia 22314, on or before March 15, 2004. Stockholder proposals must comply with the bylaws of Oxford and with the rules of the Commission to be eligible for inclusion in the proxy statement for the annual meeting in 2004.

      In addition, the proxy solicited by the board of directors of Oxford related to the 2004 annual meeting, if one is held, may confer discretionary authority to vote on any stockholder proposal presented at that meeting unless Oxford receives notice of such proposal by March 15, 2004.

WHERE YOU CAN FIND MORE INFORMATION

      Questions concerning this proxy statement should be directed to J. Alden Philbrick, IV, Chief Executive Officer, of Oxford at (703) 519-4900, or by email to aphilbrick@oxfordfinance.com.

      Oxford will furnish a copy of its most recent annual report, without charge, to any stockholder that requests it. Stockholders who wish to receive this information should direct their requests to Michael Altenburger, Corporate Secretary, at 133 N. Fairfax St., Alexandria, Virginia 22314. Alternatively, stockholders may telephone their requests to Mr. Altenburger toll-free at (888) 471-0174. Oxford will do everything that it can to assure prompt delivery within three business days of the receipt of your request.

      Oxford does not intend to present any other business at the meeting, nor is it aware of any stockholder that intends to do so. If, however, any other matter is properly brought before the meeting, the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

By Order of the Board of Directors

/s/ J. ALDEN PHILBRICK, IV

J. Alden Philbrick, IV
Chairman of the Board of Directors
and Chief Executive Officer

April 30, 2004

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Oxford Finance Corporation

      We have audited the accompanying balance sheets of Oxford Finance Corporation as of December 31, 2003 and 2002, including the schedules of investments, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oxford Finance Corporation at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 2 to the financial statements, accounting principles used in the preparation of the financial statements beginning December 31, 2002 (upon conversion to a business development company under the Investment Company Act of 1940, as amended) are different than those of prior periods and therefore are not directly comparable.

/s/ ERNST & YOUNG LLP

McLean, Virginia

January 30, 2004

OXFORD FINANCE CORPORATION

BALANCE SHEETS

	December 31, 2003	December 31, 2002

ASSETS
Cash and cash equivalents	$488,883	$11,831,439
Investments:
Loans at fair value (cost of $62,460,108 and $39,963,137)	62,460,108	39,963,137
Less: unearned income	(1,098,712)	(932,503)
Investment in equity securities at fair value (cost of $1,752,204 and $1,028,279, respectively)	1,682,509	999,948
Other investments	302,865	—

Total Investments	63,346,770	40,030,582
Principal and interest receivable on loans	2,291,435	663,911
Interest receivable — cash and cash equivalents	293	15,336
Intangible assets, net	200,940	224,580
Prepaid & other assets	772,737	498,363

TOTAL ASSETS	$67,101,058	$53,264,211

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Notes payable	$20,688,714	$7,131,205
Accounts payable	43,251	17,578
Accrued expenses and other liabilities	458,026	171,747
Customer deposits	246,021	124,253

Total Liabilities	$21,436,012	$7,444,783

STOCKHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, no shares issued or outstanding	$—	$—
Common stock, $0.01 par value, 40,000,000 shares authorized and 5,200,000 shares issued and outstanding	52,000	52,000
Capital in excess of par value	45,739,152	45,849,434
Distributions in excess of earnings	(56,411)	(53,675)
Net unrealized depreciation on investments	(69,695)	(28,331)

Total Stockholders’ Equity	45,665,046	45,819,428

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,101,058	$53,264,211

See accompanying notes

OXFORD FINANCE CORPORATION

STATEMENTS OF OPERATIONS

		Prior to Becoming
	As a Business	a Business
	Development Company	Development Company
	Year Ended	Year Ended
	December 31, 2003	December 31, 2002*

Interest and fee income
Interest and fee income — loans	$6,494,787	$2,214,527
Interest income — cash and cash equivalents	61,042	313,338

Total interest and fee income	6,555,829	2,527,865
Operating expenses
Salaries, payroll taxes and benefits	1,875,597	509,708
Interest and financing fees	790,386	969,636
General and administrative	1,071,673	480,196

Total operating expense	3,737,656	1,959,540

Net operating income (loss) before provision for loan losses	2,818,173	568,325
Provision for loan losses	—	(315,000)

Net operating income before income taxes and net unrealized depreciation on investments	2,818,173	253,325
Income tax (expense)	—	(47,000)

Net operating income	2,818,173	206,325
Costs associated with proposed sale of assets (Note 15)	(116,909)
Net unrealized (depreciation) on investments	(41,364)	(28,331)

Net increase in stockholders’ equity resulting from net income	$2,659,900	$177,994

Per common share data:
Earnings per common share — basic and diluted	$0.51	$0.04
Dividends declared and paid per common share	$0.52	$0.05
Weighted average common shares outstanding — basic and diluted	5,200,000	4,366,667

*	The Company commenced operations as of March 20, 2002.

See accompanying notes

OXFORD FINANCE CORPORATION

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Stock	Capital in	Earnings in	Net Unrealized	Total
			Subscription	Excess of	Excess of	Depreciation	Stockholders’
	Shares	Amount	Receivable	Par Value	Distributions	on Investments	Equity

Balance at December 31, 2001	200,000	$2,000	$(2,000)	$—	$—	$—	$—
Offering of common stock, net of costs	5,000,000	50,000	2,000	45,849,434			45,901,434
Net increase/(decrease) in stockholders’ equity resulting from net earnings					206,325	(28,331)	177,994
Dividend declared and paid					(260,000)		(260,000)

Balance at December 31, 2002	5,200,000	52,000	—	45,849,434	(53,675)	(28,331)	45,819,428
Offering of common stock, net of costs	—	—		(110,282)	—	—	(110,282)
Net increase/(decrease) in stockholders’ equity resulting from net earnings					2,701,264	(41,364)	2,659,900
Dividend declared and paid					(2,704,000)		(2,704,000)

Balance at December 31, 2003	5,200,000	$52,000		$45,739,152	$(56,411)	$(69,695)	$45,665,046

See accompanying notes

OXFORD FINANCE CORPORATION

STATEMENT OF CASH FLOWS AND CASH EQUIVALENTS

		Prior to Becoming
	As a Business	a Business
	Development	Development
	Company Year	Company Year
	Ended	Ended
	December 31, 2003	December 31, 2002

Cash Flows from Operating Activities:
Net increase in stockholders’ equity resulting from net income	$2,659,900	$177,994
Adjustments to reconcile net income to net cash used by operating activities:
Provision for loan losses	—	315,000
Depreciation expense	55,061	18,718
Amortization of intangible asset	23,640	11,820
Amortization of deferred financing costs	153,634	—
Accretion of unearned income	(690,554)	(179,808)
Changes in operating assets and liabilities:
Interest receivable	(302,792)	(199,750)
Prepaid and other assets	73,492	2,718
Accounts payable	25,673	17,578
Accrued and other liabilities	408,047	296,000

Net Cash Flows Provided by Operating Activities	2,406,101	460,270

Cash Flows from Investing Activities:
Capital expenditures	(61,454)	(143,905)
Purchase of intangible asset	—	(236,400)
Net increase in loans and equity investments	(23,950,366)	(40,629,935)

Net Cash Flows Used in Investing Activities	(24,011,820)	(41,010,240)

Cash Flows from Financing Activities:
Issuance of Common Stock net of issuance costs	(110,282)	45,901,434
Proceeds from borrowings	15,981,568	7,500,000
Repayments of borrowings	(2,424,059)	(526,910)
Payment of deferred financing costs	(480,064)	(233,115)
Dividends paid	(2,704,000)	(260,000)

Net Cash Flows Provided by Financing Activities	10,263,163	52,381,409

Net (Decrease) Increase in Cash and Cash Equivalents	(11,342,556)	11,831,439
Cash and Cash Equivalents — Beginning of Year	11,831,439	—

Cash and Cash Equivalents — End of Year	$488,883	$11,831,439

Supplemental Data:
Cash paid for interest	$609,010	$26,357
Non-cash Financing and Investing Activity:
Equity investments received in connection with loan originations	$723,925	$1,028,279

See accompanying notes

OXFORD FINANCE CORPORATION

SCHEDULE OF INVESTMENTS

		December 31, 2003

Portfolio Company	Investment	Cost(2)	Fair Value(2)

Agilix Corporation	Senior Debt	$1,253,564	$1,253,564
	Warrants to Purchase Common Stock	21,646	21,445

Alphavax Human Vaccines, Inc.	Senior Debt	360,881	360,881
	Warrants to Purchase Common Stock	1,932	2,053

Altus Biologics, Inc.	Senior Debt	2,106,928	2,106,928
	Warrants to Purchase Common Stock	53,294	37,931

Ambit Biosciences, Inc	Senior Debt	635,301	635,301
	Warrants to Purchase Preferred Stock	17,769	14,987

Amnis	Senior Debt	230,392	230,392

Amphora Discovery, Inc.	Senior Debt	3,502,758	3,502,758
	Warrants to Purchase Common Stock	101,218	66,523

Ardent Pharmaceuticals, Inc.	Senior Debt	185,343	185,343
	Warrants to Purchase Common Stock	9,143	4,113

Athenix, Inc.	Senior Debt	235,704	235,704
	Warrants to Purchase Preferred Stock	20,018	14,013

Axya Medical, Inc.	Senior Debt	41,994	41,994

Beyond Genomics, Inc.	Senior Debt	2,386,815	2,386,815
	Warrants to Purchase Common Stock	76,695	80,500

BioTrove, Inc.	Senior Debt	1,160,138	1,160,138
	Warrants to Purchase Preferred Stock	22,973	29,027

Cellular Genomics, Inc.	Senior Debt	2,243,644	2,243,644
	Warrants to Purchase Preferred Stock	123,588	124,454

Ceptyr	Senior Debt	1,328,359	1,328,359
	Warrants to Purchase Preferred Stock	34,331	34,331

Cogent Neuroscience, Inc.(1)	Intellectual Property	302,865	302,865

CropSolution, Inc.	Senior Debt	857,067	857,067
	Warrants to Purchase Common Stock	49,156	48,564

Dynogen Pharmaceuticals, Inc.	Senior Debt	1,012,099	1,012,099
	Warrants to Purchase Preferred Stock	30,821	29,394

Egea Biosciences, Inc.	Senior Debt	1,075,213	1,075,213
	Warrants to Purchase Preferred Stock	44,488	44,333

Elixir Pharmaceuticals, Inc.	Senior Debt	1,764,650	1,764,650
	Warrants to Purchase Common Stock	55,876	64,703

Elusys Therapeutics, Inc.	Senior Debt	332,521	332,521
	Warrants to Purchase Preferred Stock	8,031	8,674

Entelos, Inc.	Senior Debt	779,192	779,192

Guava Technologies, Inc.	Senior Debt	1,201,524	1,201,524
	Warrants to Purchase Preferred Stock	27,260	27,260

OXFORD FINANCE CORPORATION

SCHEDULE OF INVESTMENTS — (Continued)

		December 31, 2003

Portfolio Company	Investment	Cost(2)	Fair Value(2)

ICAgen, Inc.	Senior Debt	1,073,899	1,073,899

Impact Rx	Senior Debt	985,179	985,179

Infinity Pharmaceuticals	Senior Debt	4,185,099	4,185,099
	Warrants to Purchase Preferred Stock	87,578	83,136

Iomai Corporation	Senior Debt	2,273,517	2,273,517
	Warrants to Purchase Preferred Stock	34,015	34,015

LipoScience, Inc.	Senior Debt	1,801,477	1,801,477
	Warrants to Purchase Common Stock	62,391	61,873

Locus Discovery, Inc.	Senior Debt	2,550,747	2,550,747
	Warrants to Purchase Common Stock	175,478	127,579

Memory Pharmaceuticals, Inc.	Senior Debt	2,492,151	2,492,151
	Warrants to Purchase Common Stock	119,129	167,209

Metabasis Therapeutics, Inc.	Senior Debt	788,533	788,533

Microbia, Inc.	Senior Debt	2,628,394	2,628,394

Navimedix, Inc.	Senior Debt	1,297,828	1,297,828
	Warrants to Purchase Common Stock	21,574	22,010

Nobex, Inc.	Senior Debt	461,186	461,186
	Warrants to Purchase Preferred Stock	22,762	18,514

Norak BioSciences	Senior Debt	981,452	981,452
	Warrants to Purchase Preferred Stock	18,301	19,065

Nuada Pharmaceuticals	Senior Debt	610,431	610,431
	Warrants to Purchase Preferred Stock	31,492	24,587

Odyssey Thera, Inc.	Senior Debt	758,114	758,114
	Warrants to Purchase Preferred Stock	23,937	23,899

Optobionics Corporation	Senior Debt	1,114,182	1,114,182
	Warrants to Purchase Preferred Stock	48,339	47,653

Picoliter, Inc	Senior Debt	854,962	854,962
	Warrants to Purchase Preferred Stock	29,523	31,248

Plexxikon, Inc.	Senior Debt	1,729,548	1,729,548
	Warrants to Purchase Preferred Stock	75,104	74,620

Protometrix, Inc.	Senior Debt	701,990	701,990
	Warrants to Purchase Preferred Stock	61,423	47,187

Quantum Dot	Senior Debt	276,990	276,990
	Warrants to Purchase Preferred Stock	6,333	6,505

Sagres Discovery, Inc.	Senior Debt	1,390,175	1,390,175
	Warrants to Purchase Preferred Stock	36,304	38,428

Stemco Biomedical	Senior Debt	406,713	406,713
	Warrants to Purchase Preferred Stock	10,549	11,355

OXFORD FINANCE CORPORATION

SCHEDULE OF INVESTMENTS — (Continued)

		December 31, 2003

Portfolio Company	Investment	Cost(2)	Fair Value(2)

Stressgen Biotechnologies, Inc.(3)	Senior Debt	679,072	679,072

Structural GenomiX, Inc.	Senior Debt	3,563,859	3,563,859
	Warrants to Purchase Preferred Stock	91,806	93,695

Surface Logix, Inc.	Senior Debt	554,295	554,295
	Warrants to Purchase Common Stock	2,642	3,137

Targeted Molecules Corporation	Senior Debt	171,247	171,247
	Warrants to Purchase Preferred Stock	3,736	3,736

Transmolecular, Inc.	Senior Debt	94,913	94,913
	Warrants to Purchase Preferred Stock	6,004	4,937

TransTech Pharma, Inc.	Senior Debt	1,174,418	1,174,418
	Warrants to Purchase Common Stock	29,118	29,155

Triad Therapeutics, Inc.	Senior Debt	121,134	121,134
	Warrants to Purchase Common Stock	3,865	4,086

Trubion Pharmaceuticals, Inc.	Senior Debt	1,609,569	1,609,569
	Warrants to Purchase Preferred Stock	24,669	24,719

US Genomics, Inc	Senior Debt	374,348	374,348

Vanda Pharmaceuticals, Inc.	Senior Debt	442,480	442,480
	Warrants to Purchase Common Stock	14,424	14,424

Xcyte Therapies, Inc.	Senior Debt	519,408	519,408
	Warrants to Purchase Preferred Stock	13,468	13,431

Total Investments		$63,416,465	$63,346,770

OXFORD FINANCE CORPORATION

SCHEDULE OF INVESTMENTS — (Continued)

		December 31, 2002

		Cost(2)	Fair Value(2)

3-Dimensional Pharmaceuticals, Inc.	Senior Debt	$6,502,591	$6,502,591

Alphavax, Human vaccines, Inc.	Senior Debt	410,901	410,901

Altus Biologics, Inc.	Senior Debt	1,600,376	1,600,376
	Warrants to Purchase Common Stock	39,165	39,165

Ambit Biosciences, inc	Senior Debt	405,094	405,094
	Warrants to Purchase Preferred Stock	10,915	10,915

Amphora Discovery, Inc.	Senior Debt	2,697,379	2,697,379
	Warrants to Purchase Common Stock	47,218	18,887

Ardent Pharmaceuticals, Inc.	Senior Debt	119,394	119,394
	Warrants to Purchase Common Stock	6,178	6,178

Athenix, Inc.	Senior Debt	345,931	345,931
	Warrants to Purchase Preferred Stock	20,018	20,018

Axya Medical, Inc.	Senior Debt	70,280	70,280

Beyond Genomics, Inc.	Senior Debt	1,659,648	1,659,648
	Warrants to Purchase Common Stock	64,485	64,485

Cellular Genomics, Inc.	Senior Debt	2,950,443	2,950,443
	Warrants to Purchase Preferred Stock	172,054	172,054

Chemcodes, Inc.	Senior Debt	614,936	614,936
	Warrants to Purchase Preferred Stock	25,460	25,460

Cogent Neuroscience, Inc.(1)	Senior Debt	533,144	533,144

CropSolution, Inc.	Senior Debt	1,073,339	1,073,339
	Warrants to Purchase Common Stock	47,608	47,608

Dynogen Pharmaceuticals, Inc.	Senior Debt	236,371	236,371
	Warrants to Purchase Preferred Stock	7,590	7,590

Elixir Pharmaceuticals, Inc.	Senior Debt	414,572	414,572
	Warrants to Purchase Common Stock	15,910	15,910

Entelos, Inc.	Senior Debt	729,140	729,140

ICAgen, Inc.	Senior Debt	476,509	476,509

Infinity Pharmaceuticals	Senior Debt	2,165,921	2,165,921
	Warrants to Purchase Preferred Stock	41,205	41,205

LipoScience, Inc.	Senior Debt	2,454,335	2,454,335
	Warrants to Purchase Common Stock	87,755	87,755

Locus Discovery, Inc.	Senior Debt	3,473,822	3,473,822
	Warrants to Purchase Common Stock	166,244	166,244

Memory Pharmaceuticals, Inc.	Senior Debt	1,735,330	1,735,330
	Warrants to Purchase Common Stock	82,453	82,453

Microbia, Inc.	Senior Debt	1,467,927	1,467,927

OXFORD FINANCE CORPORATION

SCHEDULE OF INVESTMENTS — (Continued)

		December 31, 2002

		Cost(2)	Fair Value(2)

Nobex, Inc.	Senior Debt	323,180	323,180
	Warrants to Purchase Preferred Stock	15,275	15,275

Plexxikon, Inc.	Senior Debt	1,691,146	1,691,146
	Warrants to Purchase Preferred Stock	44,091	44,091

Protometrix, Inc.	Senior Debt	752,483	752,483
	Warrants to Purchase Preferred Stock	49,618	49,618

Structural GenomiX, Inc.	Senior Debt	3,444,050	3,444,050
	Warrants to Purchase Preferred Stock	79,033	79,033

Transmolecular, Inc.	Senior Debt	129,061	129,061
	Warrants to Purchase Preferred Stock	6,004	6,004

US Genomics, Inc	Senior Debt	553,331	553,331

Total Investments		$40,058,913	$40,030,582

(1)	Non-income producing.

(2)	The warrants Oxford holds represent, in each instance, less than 1% of the company issuing the warrants and are not currently income producing.

(3)	Publicly traded investment.

See accompanying notes

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2003

Note 1.     Description of Business

      The Company was incorporated under the General Corporation Laws of the State of Maryland on October 23, 2001. On December 31, 2002, the Company elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940. In addition, the Company intends to elect to be regulated for tax purposes as a Regulated Investment Company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for the calendar year 2003.

      To qualify as a RIC for federal income tax purposes, the Company was required to distribute any “earnings and profits” (as determined for federal income tax purposes) from operations prior to the elective election to be taxed as a RIC. To meet this requirement, the Company paid dividends during 2002 of substantially all of the earning and profits for the year ended December 31, 2002.

      As a RIC, the Company will be required to pay out as a dividend 90% of its ordinary income and short-term capital gains for each taxable year in order to maintain its status as a RIC under Subtitle A, Chapter 1 of Subchapter M of the Code. The Company intends to pay out as a dividend substantially all those amounts. The amount to be paid out as a dividend is determined by the Board of Directors each quarter and is based on the annual earnings estimated by the management of the Company. The Company has a policy of retaining long-term capital gains and not paying them out as dividends.

      The Company’s investment objective is to achieve a high level of current income from interest payments from the loans made to portfolio companies and to achieve capital gains through an increase in the value of the warrants received from portfolio companies in connection with these loans. The Company provides loans primarily to emerging-growth life sciences companies. The Company generally secures loans with equipment and other assets.

Note 2.     Summary of Significant Accounting Policies

      The financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. The Company believes that the following are some of the more critical judgment areas in the application of the Company’s accounting policies that currently affect the Company’s financial condition and results of operations.

      Conversion to Business Development Company — On December 31, 2002 the Company elected to be regulated as a BDC under the Investment Company Act of 1940. The results of operations for 2002 reflect the Company’s results prior to operating as a BDC. There was no cumulative effect of accounting change for the conversion to a BDC on December 31, 2002. Accounting principles used in the preparation of the financial statements as a BDC differ primarily related to the carrying value of investments and the accounting for income taxes.

      Cash and cash equivalents — Cash and cash equivalents as presented in the balance sheet and the statement of cash flows includes bank checking accounts and highly liquid investments with original maturities of 90 days or less.

      Income Recognition — Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Unearned income is amortized into interest income using the effective interest method. It is management’s practice to cease accruing interest on loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection.

      Loan origination fees are deferred and amortized as adjustments to the related loan’s yield over the contractual life of the loan. In certain loan arrangements, warrants or other equity interests are received from

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

the borrower as additional origination fees. The borrowers granting these interests are typically non-publicly traded companies. We record the financial instruments received at estimated fair value as determined by our board of directors. Changes in these values are recorded through our statement of operations. Any resulting discount on the loan from recordation of warrant and other equity instruments are accreted into income over the term of the loan. We had $1,099,000 and $933,000 of unearned fees as of December 31, 2003 and 2002, respectively. We recognized $691,000 of these fees in income during 2003 and $180,000 million of these fees in income during 2002.

      Valuation of Investments — At December 31, 2003, approximately 94% of our total assets represented investments recorded at fair value. Value, as defined in Section 2(a)(41) of 1940 Act, is (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value is as determined in good faith by the board of directors. Since there is typically no readily ascertainable market value for the investments in our portfolio, we value substantially all of our investments at fair value as determined in good faith by the board of directors pursuant to a valuation policy and a consistent valuation process. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily ascertainable market value, the fair value of our investments determined in good faith by the board of directors may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

      With respect to debt securities, our valuation procedures define fair value as the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing sellers (that is, the price Oxford might reasonably expect to receive upon its current sale). Oxford expects that the initial fair value of a debt security will generally approximate the cost of the security unless the factors Oxford considers in valuing debt securities indicate otherwise. In valuing debt securities, the valuation committee may consider, among other factors, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its financial condition, earnings and cash flow, the markets in which the portfolio company does business and other relevant factors.

      There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment. Unlike banks, we are not permitted to provide an allocated reserve for anticipated loan losses. Instead, we must determine the fair value of each individual investment on a quarterly basis. We will record unrealized depreciation on investments when we believe that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful. Conversely, we will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and, therefore, our investment has also appreciated in value, where appropriate.

      As a business development company, we invest primarily in illiquid securities including debt and equity securities of private companies. The structure of each debt and equity security is specifically negotiated to enable us to protect our investment and maximize our returns. Our investments are generally subject to some restrictions on resale and generally have no established trading market. Because of the type of investments that we make and the nature of our business, our valuation process requires an analysis of various factors. Our fair value methodology includes the examination of, among other things, the underlying investment performance, financial condition interest rates and other market changing events that impact valuation.

      Commercial Loans — Net unearned income includes unearned fees of $1,099,000 and $933,000 at December 31, 2003 and December 31, 2002, respectively. Unearned fees are amortized over the term of the related loan using the effective interest method for amortizing term loans. In general, the Company’s loans are collateralized by equipment and other assets pledged by the Company’s customers. These loan investments were acquired in privately negotiated transactions and have no readily determinable market values. At December 31, 2003 and December 31, 2002, the Company’s loans were carried at fair value. In making such a determination, loans for which no public trading market exists, the Board of Directors initially values loans at

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

original cost less principal repayment, unless economic, industry, or company fundamentals indicate otherwise. The board considered the following factors: enterprise value, enterprise performance asset liquidation, collateral value, changes in prevailing interest rates, comparable loan purchases/ sales, or other sources of repayment. Our investments in debt securities are short-term in nature, typically 36 to 48 months in term, which amortize on a monthly basis.

      Investments in Equity Securities — In certain loan arrangements, warrants are received from the borrower as additional origination fees. The Company’s equity securities are carried at fair value. These equity securities are warrants in non-public companies and typically have an exercise price equal to the price of the stock as determined in the most recent equity round of financing. On a quarterly basis, the board establishes the fair value of warrants using Black-Scholes valuation techniques and taking an assessment and review of the borrower’s business performance under consideration. The board will consider subsequent rounds of financing that establish a third-party confirmation of value. In the absence of a new round of financing consideration is given to the portfolio company’s performance.

      Debt Issuance Costs — Debt issuance costs represent fees and other direct incremental costs incurred in connection with the Company’s borrowings. The company paid $480,000 and $233,000 and amortized $153,000 and $0 during the years ended December 31, 2003 and 2002, and the net amounts of $560,000 at December 31, 2003 and $233,000 at December 31, 2002 are included in other assets on the balance sheet and are amortized into the statement of operations as interest expense ratably over the contractual term of the borrowing on the effective interest method.

      Stock-based Compensation — The Company accounts for stock-based compensation arrangements in accordance with the intrinsic value method as defined by the Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which for the Company requires certain disclosures related to the Company stock-based compensation arrangements. Under APB No. 25 and related interpretations, if the exercise price of the employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, and other criteria are met, the Company records no compensation expense for the award of employee stock options.

      On February 28, 2003, the Company granted 674,000 stock options with a strike price of $8.81, to executive management. One third of these options vested immediately, with the remainder then vesting on a quarterly basis ratably over three years from the grant date. These options expire in February, 2013.At December 31, 2003, 393,168 of the options had vested with none having been exercised. The following tables presents the effect on net increase in stockholders’ equity resulting from net earnings/ net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to the Company’s stock-based compensation. The fair value for these options of $1.62 was estimated at the date of grant using a Black-Scholes option-pricing model with the following

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

assumptions: an expected life of 10 years, a risk-free interest rate of 3.31%, an expected dividend yield of 5.00% and an expected volatility of 30%.

		Prior to becoming
	As a Business	a Business
	Development	Development
	Company Year	Company Year
	Ended	Ended
	December 31, 2003	December 31, 2002

Net increase (decrease) in stockholders’ equity resulting form earnings/ net income (loss)	$2,659,900	$177,994
Add: Stock-based compensation included in net increase (decrease) in stockholders’ equity resulting from earnings/ net income (loss)	—	—
Less: Stock-based compensation expense determined under the fair value based method for all awards	(636,932)	—

Pro Forma net increase (decrease) in stockholders’ equity resulting form earnings/ net income (loss)	$2,022,968	$177,994

Earnings (loss) per share
Basic and diluted — as reported	$0.51	$0.04
Basic and diluted — pro forma	$0.39	$0.04

      Property and Equipment — Property and equipment are carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years.

      Intangible Assets — Intangible assets are recorded in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” issued in September 2001. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company is amortizing these intangible assets, primarily customer lists, over their expected life which is ten years. Accumulated amortization at December 31, 2003 and 2002 was $35,000 and $12,000, respectively.

      Income Taxes — Through December 31, 2002 the Company was taxed under subchapter C of the Internal Revenue Code. The Company intends to elect to be taxed as a RIC under Subchapter M of the Internal Revenue Code effective January 1, 2003. Pursuant to this election, if the Company qualifies to be a RIC, Oxford generally will not pay corporate-level income taxes on any income distributed to stockholders as dividends, allowing the Company to substantially reduce or eliminate corporate-level income tax liability. At December 31, 2002, tax assets of $53,000 represent refunds receivable of prior year payments.

      Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. As a BDC, because all of the Company’s investments were acquired in privately negotiated transactions and do not have readily determinable market values, the investments are required to be carried at fair value. Fair value is determined in good faith by the Company’s Board of Directors pursuant to the Company’s valuation policy, with changes in value reported quarterly through the Company’s statement of operations under the caption “unrealized appreciation (depreciation) on investments.” Determination of fair value involves subjective judgments and the resultant

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

values may not represent amounts at which investments could be bought or sold in an independent third party transaction, and the difference could be material.

      Recently Issued Accounting Pronouncements — In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). The Company has adopted this provision during 2003. There was no impact to the Company.

      Reclassifications — Certain prior period information has been reclassified to conform to current year presentation.

      Segments — The Company lends to and invests in customers in various sectors of the life-sciences and biotechnology industries. Oxford separately evaluates the performance of each of its lending and investment relationships. However, because each of these loan and investment relationships have similar business and economic characteristics, they have been aggregated into a single lending and investment segment. All segment disclosures are included in or can be derived from the Company’s financial statements.

Note 4.     Investments

      At December 31, 2003 and December 31, 2002, investments consisted of the following:

	December 31, 2003		December 31, 2002

	Cost	Fair Value	Cost	Fair Value

Senior Debt	$62,460,109	62,460,109	$39,963,137	$39,963,137
Investments in Equity Securities	1,752,204	1,682,509	1,028,279	999,948
Other Investments	302,865	302,865	—	—
Unearned income	(1,098,713)	(1,098,713)	(932,503)	(932,503)

Total	$63,416,465	$63,346,770	$40,058,913	$40,030,582

      The composition of the Company’s portfolio of investments as of December 31, 2003 and December 31, 2002 at cost and fair values was as follows:

	Investments at Fair Value

	December 31, 2003		December 31, 2002

Senior Debt	$61,361,396	96.8%	$39,030,634	97.5%
Investments in Equity Securities	1,682,509	2.7%	999,948	2.5%
Other Investments	302,865	0.5%	—	0.0%

Total	$63,346,770	100.0%	$40,030,582	100.0%

	Investments at Cost

	December 31, 2003		December 31, 2002

Senior Debt	$61,361,396	96.7%	$39,030,634	97.4%
Investments in Equity Securities	1,752,204	2.8%	1,028,279	2.6%
Other Investments	302,865	0.5%	—	0.0%

Total	$63,416,465	100.0%	$40,058,913	100.0%

      The Company provides loans primarily to emerging-growth life science companies. The Company’s loans are generally collateralized by a first priority security interest in essential-use assets, primarily laboratory equipment, and to a lesser extent, computers, furniture, software and manufacturing equipment that tends to

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

retain secondary market value. The monthly amortization of the loans is intended to keep the loan balances in line with secondary market values based on management’s experience. Generally, the Company does not finance special purpose or customized equipment. The Company’s loans are amortizing term loans that generally mature between 30 and 48 months. Debt instruments are at fixed rates of interest which range from 600 to 1,000 basis points above coterminous Treasury Bills.

      Set forth below is a table showing the composition of Oxford’s portfolio by industry sector at cost and fair value at December 31, 2003 and December 31, 2002.

	Investments at Fair Value

	December 31, 2003		December 31, 2002

		Percent of		Percent of
Industry Sector:	Investment	Total	Investment	Total

Therapeutics	$34,003,439	54%	$19,603,385	49%
Enabling technology	20,145,320	33%	15,578,575	39%
Diagnostics	1,863,350	3%	2,542,090	6%
Agriculture biotechnology	1,155,348	2%	1,486,896	4%
Other	6,179,313	8%	819,636	2%

Total	$63,346,770	100%	$40,030,582	100%

	Investments at Cost

	December 31, 2003		December 31, 2002

		Percent of		Percent of
Industry Sector:	Investment	Total	Investment	Total

Therapeutics	$33,952,177	53%	$19,603,385	49%
Enabling technology	20,259,032	34%	15,606,906	39%
Diagnostics	1,863,868	3%	2,542,090	6%
Agriculture biotechnology	1,161,945	2%	1,486,896	4%
Other	6,179,443	8%	819,636	2%

Total	$63,416,465	100%	$40,058,913	100%

      Investments in portfolio companies increased from $40,030,582 to $63,346,770 during the year ended December 31, 2003. Repayments during the period include a prepayment in full of an investment in a portfolio company with a balance of $5,948,421 in 2003. This portfolio company was acquired during the first quarter of 2003, and the new parent company elected to repay the loan as well as a prepayment fee of $551,759 which is included in interest and fee income in the statement of operations. Other portfolio companies made regularly scheduled principal repayments of $17,704,452 during the year ended December 31, 2003.

      Investments in equity securities represent the Company’s ownership of warrants received primarily as part of a loan arrangement. In certain loan arrangements, warrants are received from the borrower as additional origination fees to provide the Company with a potentially enhanced internal rate of return. At December 31, 2003, 81% of Oxford’s loans had associated warrants. When the Company receives a warrant to purchase stock in a borrower in connection with a loan, the warrant will typically have an exercise price, equal to the price of the stock as determined in the most recent equity round of financing, and entitles the Company to purchase a non-controlling percentage of the borrower’s stock. Any resulting discount on the loan from recordation of warrants is accreted into income over the term of the loan.

      At December 31, 2003, there was one investment classified on the balance sheet as “Other Investments” with a fair value of approximately $302,000, or approximately 0.5% of the investment portfolio. This portfolio

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

company, which Oxford had made a loan to during early 2002, filed for Chapter 7 bankruptcy protection on December 3, 2002. During 2002, this loan investment was placed on non-accrual status and the Company recorded a provision for loan loss of $315,000. During 2003, Oxford took possession of certain collateral that had secured this loan. We believe the value of this collateral approximates the current recorded investment balance. There can be no assurance that the collateral value will be sufficient to repay the investment in full. We had no other loans or investments that were greater than 30 days delinquent at December 31, 2003.

      At December 31, 2003, approximately 73% of the Company’s investments are in portfolio companies located in the eastern United States.

Note 5.     Borrowings

      On November 27, 2002, the Company entered into a Master Loan and Security Agreement with Farmers & Mechanics Bank (“F&M Bank”). Pursuant to the agreement, F&M Bank agreed to provide the Company $7,500,000 in term loans that had to be drawn down by April 30, 2003. The Company has the option of selecting a fixed interest rate equal to F&M Bank’s like term cost of funds plus 320 basis points or a floating interest rate equal to the base rate plus 1 percent. The base rate is equal to the highest per annum rate published from time to time in the Wall Street Journal. The obligations to F&M Bank to repay the loans are secured by certain eligible loans. The average interest rate on the Company’s borrowings was a fixed rate of 6.32% at December 31, 2003.

      At December 31, 2003 the Company had outstanding $6,188,714 and pledged certain loans as collateral. The loans had terms coterminous with the Company’s pledged customer loans and ranged between 30 and 48 months with fixed interest rates ranging from 4.97% to 6.95%. Monthly principal and interest payments due on these term loans commenced on January 15, 2003 and end on November 15, 2006. The Company is subject to certain financial covenants including an interest rate coverage ratio and a maximum debt to net worth covenant.

      On October 17, 2003, the Company entered into a Master Loan and Security Agreement with National City Bank, as administrative agent, and other lenders as part of a syndicate. Pursuant to the agreement, National City Bank and other lenders agreed to provide the Company $35,000,000 in revolving loans that must be drawn down by May 31, 2005. If the Company draws on the line of credit, the Company has the option of selecting an interest rate equal to the 30-Day LIBOR plus 325 basis points or the base rate which is the prime rate plus 150 basis points. The obligations to National City Bank and other lenders to repay the loans are secured by certain eligible loans. Concurrent with this agreement, the Company cancelled its previous Master Loan and Security Agreement, as amended, with National City Bank dated September 25, 2003. As of November 14, 2003, the Company has utilized $14,500,000 of this line and has $20,500,000 remaining available. The Company is subject to a borrowing base and certain financial covenants including an interest rate coverage ratio and a maximum debt to net worth covenant.

      The syndicated credit facility with National City Bank and other lenders are revolving loans with a current maturity date of May 31, 2005. The term loans with F&M Bank have remaining maturities as follows:

Period Ending
December 31:

2004	$2,746,582
2005	2,454,569
2006	987,563

Total	$6,188,714

      In connection with our election to be regulated as a BDC, we intend to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code for the year 2003. As a RIC, we are required to distribute

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

annually 90% or more of our investment company taxable income and 98% of our realized short-term capital gains to shareholders. As a BDC, our asset coverage must be at least 200% after each issuance of Senior Securities. As of December 31, 2003, the Company’s asset coverage was approximately 321%.

Note 6.     Capital Stock

      On March 28, 2002 the Company completed a private offer and sale of 5,000,000 shares of common stock, $.01 par value per share for $10 per share. Proceeds to the company, net of underwriting costs, were $46,500,000, and were used fund loans, and for corporate and working capital purposes.

Dividends

      We are required to distribute at least 90% of our investment company taxable income to avoid corporate level taxes on the amount distributed and at least 98% of our investment company taxable income to avoid an excise tax. We intend to make distributions on a quarterly basis to our stockholders of all of our income, except for certain net capital gains and adjustments for long-term incentive compensation expense.

      We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage test for borrowings applicable to us as a BDC and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure shareholders that they will receive any distributions or distributions at a particular level.

      The following table summarizes our dividends declared to date:

Date Declared	Record Date	Payment Date	Amount

December 3, 2003	December 15, 2003	December 31, 2003	$0.15
September 2, 2003	September 15, 2003	September 30, 2003	$0.11
May 30, 2003	June 13, 2003	June 30 2003	$0.19
February 28, 2003	March 14, 2003	March 31, 2003	$0.07
November 4, 2002	December 15, 2002	December 31, 2002	$0.03
September 5, 2002	September 15, 2002	September 30, 2002	$0.02

      The dividend which was declared on February 28, 2003 was based on our projected earnings of the Company for the first quarter of 2003. The Company subsequently received a fee from the prepayment in full of an investment in a portfolio company with a balance of $5,948,421 in 2003. This portfolio company was acquired during the first quarter of 2003, and the new parent company elected to repay the loan as well as a prepayment fee of $551,759 which is included in interest and fee income in the statement of operations during the first quarter of 2003. The dividend which was declared on May 30, 2003 was based on our projected earnings of the Company for the second quarter of 2003 as well as the one time distribution of the income from the prepayment fee.

      All dividends paid during 2002 and 2003 were characterized as ordinary income with no return of capital or capital gain components.

Note 7.     Employee Benefit Plans

      Oxford Finance sponsors a contributory savings plan, which was established during 2003. Oxford’s savings plan allows all full-time and part-time employees who work at least one thousand hours per year to participate beginning on the first day of an employee’s date of hire. Oxford contributes 3% of an employee’s to the savings plan. Expenses related to the contributory savings plan were $40,000 for the periods ended December 31, 2003

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 8.     Income Taxes

      Through December 31, 2002 the Company was taxed under Subchapter C of the Internal Revenue Code. During 2002 we had an average statutory tax rate of 29%, which included both federal and state income tax components. Our effective tax rate for the twelve months ended December 31, 2002 was 19%. The effective tax rate differs from the statutory rate due to permanent differences between book and tax income for certain capital related costs. As of December 31, 2002, tax assets of $53,000 represent estimated refunds on current year payments.

      We will elect to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code with the filing of our federal corporate income tax return for 2003, which election will be effective as of January 1, 2003. Our income therefore generally will not be subject to Federal taxation to the extent such income is distributed to stockholders and we meet certain minimum dividend distribution and other requirements. There are no materials differences between the basis of assets used for financial reporting compared to income tax basis.

Note 9.     Concentrations of Credit Risk

      Oxford’s customers are primarily small- and medium-sized companies serving the life-sciences and biotechnology industry sectors. These sectors are characterized by high margins, high growth rates, consolidation and product and market extension opportunities. Value often is vested in intangible assets and intellectual property.

      The largest customers vary from year to year as new loans are recorded and loans pay off. Loan revenue, consisting of interest, fees, and recognition of gains on equity interests, can fluctuate dramatically when a loan is paid off or a related equity interest is sold. Revenue recognition in any given year can be highly concentrated among several customers.

Note 10.     Earnings per Share

      The following table sets forth the computation of basic and diluted earnings per share for the year ended:

As a Business
Development Company
December 31, 2003

Net increase in stockholder’s equity resulting from earnings/net income	$2,659,900
Denominator for basic weighted average shares	5,200,000
Dilutive potential shares	—
Denominator for diluted weighted average shares	5,200,000
Basic earnings per common share	$0.51
Diluted earnings per common share	$0.51

Prior to Becoming
a Business
Development Company
December 31, 2002

Net increase in stockholder’s equity resulting from earnings/net income	$177,994
Denominator for basic weighted average shares	4,366,667
Dilutive potential shares	—
Denominator for diluted weighted average shares	4,366,667
Basic earnings per common share	$0.04
Diluted earnings per common share	$0.04

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Oxford issued 674,000 stock options during 2003 which are not included as dilutive securities because at December 31, 2003 they were anti-dilutive. These securities could potentially be dilutive in the future (see note 15).

Note 11.     Selected Quarterly Data (Unaudited)

      The following tables set forth certain quarterly financial information for each of the eight quarters ended with the quarter ended December 31, 2002. This information was derived from our unaudited consolidated financial statements. Results for any quarter are not necessarily indicative of results for the full year or for any future quarter.

	2003

	Qtr 1	Qtr 2	Qtr 3	Qtr 4

Operating Income	$1,854,686	$1,390,348	$1,567,133	$1,743,662
Net Operating Income before investment losses/ provision for loan losses	1,021,312	479,867	624,465	692,529
Income (loss) from operations	1,021,312	479,867	624,465	692,529
Net increase (decrease) in stockholders’ equity resulting from net income	1,006,802	474,704	634,064	544,320
Income (loss) from operations per common share — basic and diluted	$0.20	$0.09	$0.12	$0.13
Earnings per common share — basic and diluted	$0.19	$0.09	$0.12	$0.10

	2002

	Qtr 1	Qtr 2	Qtr 3	Qtr 4

Operating Income	$39,804	$560,939	$813,512	$1,113,610
Net Operating Income before investment losses/ provision for loan losses	(242,180)	171,650	264,763	374,093
Income (loss) form operations	(160,307)	87,990	149,551	129,091
Net increase (decrease) in stockholders’ equity resulting from net income	(160,307)	87,990	149,551	100,760
Income (loss) from operations per common share — basic and diluted	$(0.09)	$0.02	$0.03	$0.02
Earnings per common share — basic and diluted	$(0.09)	$0.02	$0.03	$0.02

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 12.     Financial Highlights

      Following is a schedule of financial highlights for the year ended December 31, 2003:

Twelve Months Ended
December 31, 2003

Per Share Data — basic and diluted:
Net asset value at beginning of period	$8.81

Net operating income	0.51
Increase in unrealized depreciation on investments	(0.01)

Net increase in stockholders’ equity resulting from earnings	0.50

Dividends paid	(0.52)
Business Development Company reporting costs *	(0.01)

Net decrease in stockholders’ equity resulting from distributions	(0.53)

Net asset value at end of period	$8.78

Ratio/ Supplemental Data:
Net assets at end of period	$45,665,046
Ratio of operating expenses to average net assets	8.2%
Ratio of net operating income to average net assets	6.1%

Note 13.     Commitments and Contingencies

      The Company has retained Wachovia Securities to provide asset-backed securitization transaction services at some future date. Through December 31, 2003, the Company has paid $150,000. These amounts have been recorded as prepaid financing costs and included in other assets in the December 31, 2003 balance sheet as we believe it is probable that these amounts have future economic benefits.

      The Company has several operating leases including office leases and office equipment leases. Rent expense was $135,000 in 2003 and $89,000 in 2002. Minimum future repayments are as follows:

For the Years
Ending December 31:

2004	$110,862
2005	109,713

Total	$220,575

Note 14.     Related Party Transactions

      During 2003 Oxford Finance and a related party, Friedman Billings and Ramsey & Co. (“FBR”) entered into an agreement in which Oxford retained FBR to serve as the financial advisor to the Company in connection with the Company’s consideration and possible implementation of a strategic transaction, including without limitation the potential purchase of another entity through the purchase of the capital stock, or the potential sale of all or substantially all of the assets and/or liabilities or capital stock of the Company. In connection with FBR’s proposed service, upon the completion of any qualified transaction, Oxford will pay FBR 1% of the fair market value of the aggregate consideration (which amount includes amounts payable to Mr. Philbrick and Mr. Altenburger in connection with their respective Oxford stock and options but excludes any compensation paid or payable to Messrs. Philbrick and Altenburger as employees of OAC), plus 5% of the fair market value of any aggregate consideration received by the Company’s shareholders as of the closing of

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

the transaction in excess of $10.00 per share. The payment of 5% of the fair market value of aggregate consideration in excess of $10 per share will not apply to the transaction. Mr. Philbrick and Mr. Altenburger will receive in the range of $9.32 to $9.68 per share in exchange for their respective Oxford shares, the same as every other Oxford stockholder. Mr. Philbrick will receive employment compensation in the amount of $900,000 over three years (excluding bonus) and a total of $307,401 in consideration for the cancellation of his options. Mr. Altenburger will receive employment compensation in the amount of $175,000 over one year (excluding bonus) and a total of $125,280 in consideration for the cancellation of his options. Messrs. Philbrick and Altenburger will receive approximately $7,800 and $6,522 respectively in other compensation consisting of contributions to Oxford’s 401(k) plan and premiums paid for group term life insurance and long-term disability. In addition, Mr. Philbrick may be entitled to receive an exit success fee. See “Employment Agreement with Mr. Philbrick” on page [*].

      In connection with the private placement, FBR Asset, an affiliate of Friedman Billings Ramsey & Co., Inc., provided an aggregate of $9.8 million in funding on March 20, 2002, structured in the form of a loan, to fund five loan originations until the closing of our private placement. We repaid this loan on March 28, 2002 plus fees of $200,000 and interest of $26,000 with the proceeds from the private placement. In addition, we have agreed that for three years following the closing of the private placement, Friedman Billings Ramsey will have the right for three years to act as financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction and to serve as the lead underwriter or placement agent in connection with any public or private equity offerings by us if such transactions are on commercially reasonable terms.

      On March 25, 2002, we entered into an Assignment Agreement with Oxford LLC, to acquire open lines of credit with 29 life science companies with an aggregate availability of approximately $65 million and other corporate assets, upon closing of our private placement. The principal owner of Oxford LLC is the President and Chief Executive Officer of Oxford Finance. We are not required to fund any amounts under these lines of credit, and the recipients of these lines of credit are not required to obtain funding from us. In addition to the 29 lines of credit, we also acquired certain assets of Oxford LLC, including its software and databases, computers, furniture, forms, and customer lists. In exchange for all of these items, the Company paid cash to Oxford LLC and assumed liabilities of Oxford LLC totaling $250,000.

      On March 25, 2002, First Union Securities, Inc. (acting under the trade name “Wachovia Securities”), Mr. Philbrick, Oxford LLC and the Company entered into a memorandum of understanding in connection with the cancellation of a February 28, 2002 engagement letter. The engagement letter was canceled due to structural and timing issues between the parties. Under the memorandum of understanding, subject to final agreement by all parties, the Company paid Wachovia Securities $100,000, agreed that Wachovia Securities would serve as debt placement agent for the Company in connection with future debt offerings until Wachovia Securities has generated $500,000 in fees, and Wachovia Securities would have received an additional cash payment of $400,000 from Mr. Philbrick within 30 days of the closing of the private placement.

      On May 1, 2002 we entered into a final agreement with Wachovia Securities that contained mutual releases and indemnities among us, Wachovia Securities and Mr. Philbrick from any obligations under any prior agreements, including the February 28, 2002 memorandum of understanding. Under this final agreement, Wachovia retained $100,000 received under the memorandum of understanding and retained the right to be debt placement agent. Additionally, the Company paid Wachovia Securities $150,000 during 2002 which will be credited against future debt financing transaction fees. Furthermore, we agreed that Wachovia Securities would be paid a fee equal to 1% of the aggregate consideration received if the Company is effectively acquired or merged within 18 months of the date of the agreement with two specified parties introduced to the Company by Wachovia Securities. On January 23, 2003, the parties amended the agreement to provide that for fees earned by Wachovia Securities up to $300,000, 50% would be paid in cash and 50% would be credited against the $150,000 already paid by Oxford. Fees in excess of $300,000 are to be paid in

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

cash. In connection with a financing transaction, Wachovia Securities was entitled to $75,000 of which $37,500 was payable at December 31, 2002 and $37,500 was credited against the $150,000 already paid.

Note 15.     Subsequent Events

      On January 28, 2004, the Company entered into a definitive Asset Purchase Agreement (the “Agreement”) with Oxford Finance Acquisition Corp, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Sumitomo Corporation of America, a New York corporation and integrated global trading firm with diversified investments in businesses producing both capital and consumer products (“Sumitomo”). Under the Agreement, Purchaser will acquire all of the assets and assume certain liabilities related to the Company’s business of providing senior secured equipment financing primarily to emerging-growth life science companies (the “Business”), including, without limitation, all of the Company’s financing contracts, leases, securities or warrants issued in connection with any financing contract and all intangible assets, such as the rights to use the name “Oxford Finance Corporation”.

      During the second half of 2003, the Company engaged a financial advisor (i) to investigate various strategic alternatives that the Company may wish to pursue, including a possible sale of the Company; and (ii) to assist management and the board of directors with analyzing these alternatives. After reviewing the various alternatives and analyzing comparative transactions, the Company entered into purchase price, transaction and related negotiations with Sumitomo. The parties determined that the purchase price for the assets would consist of an initial payment at the closing of $49 million in cash and an additional contingent payment of up to $2 million, which shall be paid within 90 days of the closing and is subject to certain post-closing adjustments fully described in the Agreement. In addition, Purchaser will pay to the Company at the closing an amount up to $36.0 million if necessary to extinguish all amounts owed by the Company under its bank credit agreements. Assuming the closing occurs at the end of May, 2004, the Company estimates that Purchaser will require approximately $27-30 million to extinguish the Company’s debt under its bank credit agreements. Oxford has not entered into any new bank credit agreements after December 31, 2003 or extended any loans other than loans in the ordinary course of business.

      The Agreement contains representations, warranties, covenants, indemnifications and provisions that are customary for a transaction of this type. The closing of the transaction will be contingent upon approval of any final agreement by the shareholders of Oxford as well as certain regulatory approvals. This description of the transaction, including the Agreement, is qualified in its entirety by reference to the full text of the Agreement included with the Company’s current report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 6, 2004. The transaction is expected to close at the end of the first quarter or during the second quarter of fiscal 2004. We cannot assure you that the transactions contemplated by the Agreement will occur.

      In connection with the Agreement, the stockholders will also be asked to approve a Plan of Liquidation and Dissolution, under which the Company will take the necessary steps following consummation of the asset sale and distribution of the related proceeds to dissolve its status as a corporation under Maryland law, and withdraw its election to be a business development company under the Investment Company Act of 1940, as amended.

      Costs incurred through December 31, 2003 in connection with this proposed transaction have been included in the statement of operations.

APPENDIX A

ASSET PURCHASE AGREEMENT

by and between
OXFORD FINANCE ACQUISITION CORP.
and
OXFORD FINANCE CORPORATION
dated as of
January 28, 2004

A-ii

A-iii

Exhibits

Exhibit A —	Definitions and Defined Terms
Exhibit B —	Form of Assignment and Assumption Agreement
Exhibit C —	Closing Date Adjustment Report
Exhibit D —	Form of Bill of Sale
Exhibit E —	Form of Trademark Assignment Agreement
Exhibit F —	Form of Domain Name Assignment Agreement
Exhibit G —	Form of Subscription Agreement

A-iv

ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2004 by and between Oxford Finance Acquisition Corp., a Delaware corporation (“Purchaser”), and Oxford Finance Corporation, a Maryland corporation (“Seller”).

RECITALS

      WHEREAS, Seller is engaged in the business of providing senior secured equipment financing primarily to emerging-growth life science companies (the “Business”);

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase, all of the tangible and intangible assets of Seller used in connection with the Business, in connection with which Purchaser will assume certain liabilities and obligations of Seller related to the Business, and Seller will remain solely liable for all liabilities and obligations of the Business other than those expressly assumed by Purchaser;

      WHEREAS, in order to induce Purchaser to enter into this Agreement, certain stockholders of Seller are simultaneously entering into Voting and Support Agreements with respect to the approval of this Agreement and the transactions contemplated hereby (collectively, the “Voting and Support Agreements”); and

      WHEREAS, in order to induce Purchaser to enter into this Agreement, J. Alden Philbrick, IV and Michael Altenburger are simultaneously entering into separate employment agreements with Purchaser to become effective on the Closing Date (collectively, the “Employment Agreements”).

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

      SECTION 1.1     Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

ARTICLE II

PURCHASE OF ASSETS

      SECTION 2.1     Purchase and Sale of Transferred Assets. On the terms and subject to the conditions set forth herein, at the Closing, as described in Article V hereto, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, good and valid title to, and all rights and interests of Seller in and to, all of the rights, properties and assets used or held for use in, necessary for or relating to the Business, other than the Excluded Assets (collectively, the “Transferred Assets”), free and clear of all Liens, except Permitted Liens, including, good and valid title to, and all rights and interests in and to, the following:

(a) All assets reflected on the balance sheet as of and for the year ended December 31, 2003 relating to the Business (the “Balance Sheet”) and all assets used to generate revenue and income reflected on the income statement relating to the Business for the year ended December 31, 2003 (the “Income Statement”), which Balance Sheet and Income Statement are set forth in Schedule 2.1(a), other than, in each case, assets disposed of after the date of such Balance Sheet and Income Statement and on or prior to the Closing in the ordinary course of business as permitted under Section 8.1 hereto.

(b) All assets used, or held for use in, necessary for or otherwise relating to the Business acquired by Seller in the ordinary course of business after December 31, 2003 and on or prior to the Closing.

(c) All leases to which Seller is a party, including real property leases for the operating facilities, relating to the Business and any improvements thereunder.

(d) All Financing Contracts relating to the Business.

(e) All other Contracts relating to the Business.

(f) All securities or warrants to acquire securities issued to Seller in connection with any Financing Contract (the “Securities”).

(g) All general intangibles and intangible property, including all Seller’s Rights.

(h) All accounts receivable, notes receivable and other indebtedness related to the Business that are outstanding as of the Closing (the “Accounts Receivable”).

(i) All rights under Contracts, including Financing Contracts, relating to the Business to the extent that such rights relate to non-competition, confidentiality or non-solicitation obligations enforceable against a third party.

(j) All current, fixed or prepaid assets, prepaid items and plant, property and equipment used or held for use in, necessary for or relating to the Business.

(k) All Permits used or held for use in, necessary for or relating to the Business including the Seller Permits, to the extent transferable under applicable Law.

(l) All books and records relating to the Business or the Transferred Assets, including those in respect of Taxes.

      The Contracts included in the Transferred Assets, including those listed above, are hereinafter collectively referred to as the “Assumed Contracts.”

      SECTION 2.2     Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the rights, properties and assets set forth on Schedule 2.2 (collectively, the “Excluded Assets”) will not be included in the Transferred Assets.

ARTICLE III

ASSUMPTION OF LIABILITIES

      SECTION 3.1     Assumed Liabilities. At the Closing, pursuant to an Assignment and Assumption Agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”), Seller will assign all of its rights, title and interest in, to and under, and Purchaser will assume and agree to undertake, pay, satisfy, discharge and perform in respect of, all liabilities, obligations and indebtedness of Seller set forth on Schedule 3.1(collectively, the “Assumed Liabilities”).

      SECTION 3.2     Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree or undertake to pay, satisfy or discharge or perform in respect of, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy or discharge or perform in respect of, any liability, obligation or indebtedness (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured or otherwise), including for or in respect of Taxes, of Seller or of any other Person or in any way relating to the Business as conducted on or prior to the Closing other than the Assumed Liabilities (such liabilities and obligations retained by Seller, including all liabilities and obligations with respect to the Excluded Assets, being referred to herein as the “Retained Liabilities”). It is specifically agreed that Seller shall remain liable for all the Retained Liabilities.

ARTICLE IV

PURCHASE PRICE

      SECTION 4.1     Purchase Price. In consideration of the conveyance to Purchaser of all right, title and interest of Seller in and to the Transferred Assets and the other rights granted to Purchaser hereunder, and subject to the terms and conditions hereof, Purchaser shall:

(a) at Closing, assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement;

(b) pay an aggregate of up to US$51,000,000 (the “Purchase Price”), subject to adjustment as hereinafter provided, which shall be delivered as follows:

(i) at Closing, Purchaser shall pay to Seller US$49,000,000 in cash, in immediately available funds (the “Closing Date Cash Payment”); and

(ii) within ninety (90) calendar days of the Closing Date, Purchaser shall deliver to Seller an aggregate of US$2,000,000 (the “Contingent Payment”), unless and to the extent that such amount is reduced pursuant to Section 4.3 or Section 10.6 hereof, in which case Purchaser shall deliver to Seller the reduced amount, if any, in cash, in immediately available funds; provided that in the event that Purchaser has made a claim pursuant to Article X for any amount, the Contingent Payment otherwise payable hereunder shall not be made to the extent of the amount of such claim until such claim is resolved and then only to the extent of the Contingent Payment payable after accounting for the claim as so resolved; provided further, that in the case the Contingent Payment has not been delivered to Seller in accordance with this Section 4.1(b)(ii) on or before June 29, 2004, Purchaser shall deposit an amount equal to the Contingent Payment into an escrow account to be held for the benefit of Seller to the extent all or any portion of the Contingent Payment becomes payable to Seller hereunder; and

(c) at Closing, pay to Seller the aggregate amount outstanding under the Bank Credit Agreements as of the Closing Date evidenced by executed payoff letters received from the banks which are parties to the Bank Credit Agreements no later than two (2) Business Days prior to the Closing less any Excess Cash (the “Payoff Amount”) in immediately available funds. “Excess Cash” means the amount by which cash on hand and cash equivalents of Seller immediately prior to the Closing exceeds the sum of (1) the earnings of Seller in excess of distributions at Closing, (2) any net realized gains on investments prior to Closing and (3) any proceeds received by Seller on the disposition of the Cogent Asset prior to Closing.

      SECTION 4.2     Closing Date Adjustment Report.

      (a) Not later than sixty (60) calendar days after the Closing Date, Seller shall prepare and deliver to Purchaser a written report (substantially in the form of Exhibit C attached hereto) (the “Closing Date Adjustment Report”) identifying each Obligor under a Financing Contract (a “High Risk Obligor”) with respect to which Purchaser does not have Acceptable Evidence confirming that the High Risk Obligor had sufficient available cash, as of the Closing Date, to satisfy all of its projected expenses over the six (6) month period immediately following the Closing Date. The Closing Date Adjustment Report shall also identify, with respect to each High Risk Obligor, (i) the amount by which the outstanding loan balance as of the last date such High Risk Obligor is projected to make a payment against its outstanding loan balance (the “Out of Cash Date”) is undersecured based on an Under-The-Hammer Analysis on the Out of Cash Date (the “Undersecured Loan Amount”) as of the Closing Date and (ii) the value at which any Securities issued by any High Risk Obligor are carried on the Company’s balance sheet as of the Closing Date (the “Securities Writeoff Amount”). For purposes of this Section 4.2(a), “Acceptable Evidence” means any of the following documentation to the extent such documentation evidences that the High Risk Obligor has, or reasonably expects to receive, sufficient cash to satisfy all of its projected expenses for at least six (6) months: (1) an executed letter of intent, or binding transaction documentation such as a subscription agreement or loan agreement, for equity or debt financing, (2) financial statements delivered by the High Risk Obligor,

(3) contracts for the sale of products or services by the High Risk Obligor, (4) a collaborative agreement for just reimbursed research and development, (5) documentation verifying grant funding from a Governmental Entity or private organization, (6) any license agreements that would provide cash inflows, (7) a letter of intent for an acquisition or a merger/purchase agreement, (8) comfort letter from the existing stockholders who are also the company’s lead venture capitalists, attesting to their commitment to fund the company or to provide bridge financing or (9) such other documentation that is reasonably acceptable to Purchaser. So long as the Cogent Asset remains a Transferred Asset hereunder, Purchaser and Seller agree to apply Section 4.2 to Cogent and the Cogent Asset. For purposes of Section 4.2 and 4.3 hereof, Cogent will be deemed a High Risk Obligor. Furthermore, for purposes of determining the extent to which the book value of the Cogent Asset is undersecured, Seller and Purchaser shall mutually agree upon the value of the Cogent Asset, based upon documentary evidence acceptable to Purchaser.

      (b) Unless within ten (10) calendar days after receipt of the Closing Date Adjustment Report, Purchaser delivers to Seller a reasonably detailed written statement describing any objections to such report and any figures or calculations therein, including a description of the bases of such objection (the “Objection Statement”), the report shall be final and binding.

      (c) If Purchaser delivers the Objection Statement, Purchaser and Seller shall use reasonable efforts to resolve any disputes, but if a final resolution is not reached within fifteen (15) calendar days after Purchaser has submitted the Objection Statement, the unresolved dispute shall be submitted to the Reviewing Accountants for determination, which shall be final and binding. Seller shall be solely responsible for all costs incurred by the Reviewing Accountants in connection with such determination.

      (d) The final and binding Closing Date Adjustment Report referred to in clauses (b) and (c) of this section shall be referred to as the “Final Closing Adjustment Report.”

      SECTION 4.3     Payment of Post-Closing Adjustments.

      (a) The Contingent Payment shall be reduced by an amount equal to (i) the sum of (A) the total aggregate Securities Writeoff Amounts for all High Risk Obligors set forth in the Final Closing Adjustment Report, plus (B) the amount equal to fifty percent (50%) of the total aggregate Undersecured Loan Amounts set forth in the Final Closing Adjustment Report and (ii) an amount equal to $302,685, if the Cogent Asset is not a Transferred Asset (collectively, the “Adjustment Amount”). The Adjustment Amount shall be reduced by an amount, if any, equal to the sum of the amount by which the net cash proceeds actually received by Purchaser from the sale or disposition by Purchaser of any Securities owned by Purchaser exceeds the book value of such Securities as of the Closing Date; provided that Purchaser receives such cash proceeds arising from such sale on or prior to the earlier to occur of (1) sixty (60) calendar days after the Closing Date or (2) payment of the Contingent Payment payable pursuant to Section 4.1(b)(ii), if any.

      (b) If the Adjustment Amount exceeds the Contingent Payment, then Purchaser shall have no obligation to pay any portion of the Contingent Payment to Seller pursuant to Section 4.1(b)(ii). If the Contingent Payment exceeds the Adjustment Amount, subject to Section 4.3(c) and Section 10.6 hereof, such excess shall be paid in accordance with Section 4.1(b)(ii) hereof. Notwithstanding the foregoing, the Contingent Payment may not be reduced below zero (0) or increased above US$2,000,000.

      (c) The Contingent Payment also shall be reduced by an amount equal to the sum of the Closing Date book values attributable to any Securities which have not been transferred by Seller to Purchaser within ninety (90) calendar days after the Closing Date. To the extent the Contingent Payment is actually reduced in accordance with the preceding sentence, Seller shall be entitled to retain those Securities, and only those Securities, that are the subject of such reduction. To the extent the Contingent Payment is actually reduced in accordance with paragraph (a) above, Purchaser shall be obligated to promptly transfer back to Seller those Securities, that are the subject of such reduction.

      (d) Seller acknowledges and agrees that the right to receive the Contingent Payment, if any, (i) is an integral part of the consideration provided for in this Agreement, (ii) shall not be evidenced by a certificate or other instrument, (iii) shall not be assignable or otherwise transferable (other than by will or descent after the death of a natural holder thereof), (iv) shall not accrue or pay interest on any portion thereof and (v) does not represent any right other than the right to receive the Contingent Payment. Any attempted transfer of the right to a Contingent Payment by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

      SECTION 4.4     Allocation of Consideration. All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Code and the regulations thereunder shall be allocated among the Transferred Assets and any other rights acquired by Purchaser hereunder, as applicable, in the manner required by Section 1060 of the Code and the regulations thereunder and all applicable Laws. Within sixty (60) calendar days after the Closing Date, Purchaser shall provide Seller with a proposed schedule (the “Allocation Schedule”) allocating all such amounts as provided herein. The Allocation Schedule shall become final and binding on the parties hereto fifteen (15) calendar days after Purchaser provides such schedule to Seller, unless Seller objects in writing to Purchaser, specifying the basis for its objection and preparing an alternative allocation. If Seller does object in writing, Purchaser and Seller shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to Purchaser of Seller’s objection. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to the Reviewing Accountants for determination, which shall be final and binding on the parties hereto. Purchaser and Seller will each pay one-half of the fees and expenses of the Reviewing Accountants. Seller and Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 4.4, including by furnishing such information and access to books, records (including accountants work papers), personnel and properties as may be reasonably requested. Each of the parties hereto agrees to (a) prepare and timely file all Tax Returns, including Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all tax purposes. The parties hereto will revise the Allocation Schedule to the extent necessary to reflect any Contingent Payment payable pursuant to Section 4.1(b)(ii), any payment made under Article X hereto or other post-Closing payment made pursuant to or in connection with this Agreement. In the case of any such payment, Purchaser shall propose a revised Allocation Schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision. In no event shall the allocation of consideration, on the Allocation Schedule, be such that amounts are allocated to Seller’s investments in loans or Securities in excess of the fair market values of such investments.

      SECTION 4.5     Prorations.

      (a) With respect to any payments made pursuant to the Financing Contracts or other obligations thereunder, Seller and Purchaser shall use commercially reasonable efforts to arrange for the counterparty to such Financing Contracts to pay Seller directly prior to the Closing Date and Purchaser directly on and after the Closing Date.

      (b) After the Closing, ad valorem, use, real and personal property and similar Taxes, installments or special assessments arising from, or relating to, the Transferred Assets or the conduct of the Business, which become due and payable on or after the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between Seller and Purchaser as of the Closing Date on a per diem basis and Seller shall be responsible for and pay to Purchaser the portion of such amounts allocable to the period or portion thereof ending on the Closing Date for which payment is due after the Closing Date at least ten (10) Business Days prior to the date such Taxes become due and payable; provided that property taxes with a lien date on or prior to the Closing Date shall be the sole liability of Seller, and Seller shall pay to Purchaser all such amounts at least ten (10) Business Days prior to the date such Taxes become due and payable.

ARTICLE V

CLOSING

      SECTION 5.1     Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, two (2) Business Days

following the satisfaction or waiver of the conditions set forth in this Article V (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to such conditions), or at such other time and place and on such other date as Purchaser and Seller shall agree in writing (the “Closing Date”).

      SECTION 5.2     Deliveries at Closing. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Purchaser, the following:

(i) a duly executed general bill of sale and assignment, in the form of Exhibit D attached hereto (the “Bill of Sale”);

(ii) the Assignment and Assumption Agreements and any other agreements or instruments necessary for assignment and assumption of the Assumed Liabilities, duly executed by Seller;

(iii) releases, in form and substance reasonably satisfactory to Purchaser, evidencing discharge, removal and termination of all Liens (other than Permitted Liens) to which any of the Transferred Assets are subject, which releases shall be effective at or prior to the Closing, and duly executed UCC-3 Termination Statements terminating each outstanding UCC-1 Financing Statement relating to such Liens or the Transferred Assets;

(iv) duly executed UCC-3 Amendments assigning each outstanding UCC-1 Financing Statement in favor of Seller relating to the Credit Enhancements to Purchaser;

(v) all certificates or other instruments evidencing Securities of at least eighty percent (80%) of the book value of all Securities together with such other documentation necessary to effectuate the re-issuance of the Securities in the name of Purchaser upon presentation to the issuer thereof, the remainder of which Seller shall be obligated to deliver to Purchaser within ninety (90) calendar days after the Closing Date;

(vi) the officer’s certificate referenced in Section 5.4(c) hereto;

(vii) a certification from Seller in accordance with United States Treasury Regulation Section 1.1445-2(b)(2)(i) and in the form provided in United States Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) (the “FIRPTA Certificate”);

(viii) duly executed consents to the assignment of all Contracts, including all Financing Contracts and Credit Enhancements, requiring prior written consent to assignment;

(ix) a Trademark Assignment Agreement with respect to the Trademark in substantially the form attached hereto as Exhibit E (the “Trademark Assignment Agreement”), duly executed by Seller and duly notarized;

(x) a Domain Name Assignment Agreement in substantially the form attached hereto as Exhibit F (the “Domain Name Assignment Agreement”), duly executed by Seller; and

(xi) such other duly executed documents and certificates as may be required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser prior to the Closing and necessary to consummate the transactions contemplated hereby.

(b) Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i) the Closing Date Cash Payment and the Payoff Amount by wire transfer of immediately available funds to an account of Seller designated by Seller no later than two (2) Business Days prior to the Closing;

(ii) the Assignment and Assumption Agreements and any other agreements or instruments necessary for assignment and assumption of the Assumed Liabilities, duly executed by Purchaser;

(iii) the officer’s certificate referenced in Section 5.5(c) hereto;

(iv) the Trademark Assignment Agreement, duly executed by Purchaser;

(v) the Domain Name Assignment Agreement, duly executed by Purchaser; and

(vi) such other duly executed documents and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller prior to the Closing and necessary to consummate the transactions contemplated hereby.

      SECTION 5.3     Conditions to Each Party’s Obligation to Effect the Transactions Contemplated by this Agreement. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

(c) Governmental Consents and Approvals. All necessary Consents and approvals of any Governmental Entity required for consummation of the transactions contemplated hereby, which are set forth in Schedule 5.3(c), shall have been obtained, and any waiting period applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

      SECTION 5.4     Conditions to Purchaser’s Obligation to Effect the Transactions Contemplated by this Agreement. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Purchaser:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (unless such representation or warranty is already subject, by its terms, to a qualification relating to materiality or a Material Adverse Effect, in which case the words “in all material respects” immediately preceding this parenthetical shall not be given effect) as of the date of this Agreement and when made and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date).

(b) Performance. Seller shall have complied, in all material respects, with all agreements, obligations, covenants and conditions (unless such agreements, obligations, covenants and conditions are already subject, by their terms, to a qualification relating to materiality or a Material Adverse Effect, in which case the words “in all material respects” preceding this parenthetical shall not be given effect) required hereby to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of Seller, by an authorized executive officer, certifying in such detail as Purchaser may reasonably request that the conditions specified in Section 5.4(a) and Section 5.4(b) hereto have been fulfilled.

(d) Consents. Purchaser shall have received evidence, in form and substance satisfactory to it, that Seller shall have obtained all Consents, approvals, authorizations, qualifications and Orders of third parties necessary for the transfer of the Transferred Assets and assumption of the Assumed Liabilities and set forth on Schedule 5.4(d).

(e) Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or by any other Person (other than Purchaser and/or its Affiliates) (i) challenging the acquisition by Purchaser of any Transferred Assets, seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement, or seeking to place limitations on the ownership of Transferred Assets by Purchaser or seeking to obtain from Seller or Purchaser any damages that are material in relation to Seller, (ii) as a result of any transaction contemplated by this Agreement, seeking to prohibit or materially limit the ownership or operation by Seller or Purchaser of any portion of any business or of any assets of Seller or Purchaser, or to compel Seller or Purchaser to divest or hold separate any portion of any business or of any assets of Seller or Purchaser as a result of the transactions contemplated by this Agreement or (iii) seeking to prohibit Purchaser from effectively controlling in any material respect the Business or the Transferred Assets.

(f) Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (e) of this Section 5.4 shall be in effect.

(g) No Prohibition. No preliminary or permanent injunction or other Order issued by any Governmental Entity, nor any Law promulgated or enacted by any Governmental Entity, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby, or imposes civil or criminal penalties on Purchaser if such transactions are consummated, shall be in effect.

(h) Material Adverse Effect. There shall not have occurred any event or events that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(i) Employment Agreements. Each of the Employment Agreements shall be in full force and effect.

(j) Fairness Opinion. Seller shall have received a Fairness Opinion and such opinion shall not have been withdrawn or, in any way, modified by the Seller Financial Advisor.

(k) Deliverables. Seller shall have delivered to Purchaser, on or prior to the Closing Date, all of the deliverables set forth in Section 5.2(a)hereof, in each case, duly executed, and, in the case of the Trademark Assignment Agreement, notarized, and in full force and effect.

(l) California Lenders License. Purchaser shall have secured a lenders license duly issued by the Department of Corporations of the State of California.

(m) Subscription Agreement. The Subscription Agreement (in the form of Exhibit G attached hereto) between Purchaser and J. Alden Philbrick, IV, pursuant to which J. Alden Philbrick, IV will subscribe for three percent (3%) of all of the common stock, par value US$0.01, of Purchaser issued and outstanding on the Closing Date (the “Subscription Agreement”), shall have been executed, delivered and fully consummated.

(n) Stockholders Agreement. The Stockholders Agreement by and among Purchaser, J. Alden Philbrick, IV and Sumitomo Corporation of America (the “Stockholders Agreement”) shall have been executed and delivered and shall be in full force and effect.

      SECTION 5.5     Conditions to Seller’s Obligation to Effect the Transactions Contemplated by this Agreement. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (unless such representation or warranty is already subject, by its terms, to a qualification relating to materiality, in which case the words “in all material respects” immediately preceding this parenthetical shall not be given effect) as of the date of this Agreement and when made and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date).

(b) Performance. Purchaser shall have complied, in all material respects, with all agreements, obligations, covenants and conditions (unless such agreements, obligations, covenants and conditions are already subject, by their terms, to a qualification relating to materiality, in which case the words “in all material respects” preceding this parenthetical shall not be given effect) required hereby to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer of Purchaser, certifying in such detail as Seller may reasonably request that the conditions specified in Section 5.5(a) and Section 5.5(b) hereto have been fulfilled.

(d) Closing Date Cash Payment. Purchaser shall have delivered to Seller, on or prior to the Closing Date, the Closing Date Cash Payment and the Payoff Amount.

(e) Deliverables. Purchaser shall have delivered to Seller, on or prior to the Closing Date, all of the deliverables set forth in Section 5.2(b) hereof, in each case, duly executed, and, in the case of the Trademark Assignment Agreement, notarized, and in full force and effect.

(f) No Prohibition. No preliminary or permanent injunction or other Order issued by any Governmental Entity, nor any Law promulgated or enacted by any Governmental Entity, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby, or imposes civil or criminal penalties on Seller if such transactions are consummated, shall be in effect.

      SECTION 5.6     Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Sections 5.3, 5.4 or 5.5, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use reasonable efforts to consummate the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as set forth in the disclosure schedule delivered by Seller to Purchaser prior to the execution of this Agreement (the “Disclosure Schedule”), which Disclosure Schedule identifies the Section to which such exception relates, Seller represents and warrants to Purchaser as follows:

      SECTION 6.1     Organization. Seller (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Maryland, (ii) has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and assets and to carry on its business (including the Business) as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties (including the Transferred Assets) owned, leased or operated by it or the nature of its activities (including the Business) makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or which would prevent, delay, impede or hinder consummation of the transactions contemplated hereby.

      SECTION 6.2     Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Collateral Agreements and consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and each of the Collateral Agreements or to consummate such transactions, other than, with respect to the transactions contemplated by this Agreement, the adoption and approval of this Agreement and Articles of Transfer by the holders of two-thirds (2/3) of the outstanding voting stock of Seller (the “Stockholder Approval”). This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

      SECTION 6.3     Consents and Approvals; No Violations.

      (a) The execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements and consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities or any other Person other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act and (iii) compliance with any applicable state securities or “blue sky” Laws.

      (b) The execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements and consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Transferred Assets under any of the terms, conditions or provisions of any Contract to which Seller is a party or may be subject to or which is included in the Transferred Assets or the Assumed Liabilities or (iii) violate any Order or Law applicable to Seller, the Transferred Assets, the Assumed Liabilities or the Business.

      SECTION 6.4     Books and Records. Seller’s books, accounts and records are, and have been, maintained in Seller’s usual, regular and ordinary manner and all material transactions to which Seller is or has been a party that are required to be reflected therein are properly reflected therein.

      SECTION 6.5     SEC Reports and Financial Statements.

      (a) Seller has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since October 1, 2002 (together with all information incorporated therein by reference, the “SEC Documents”). The SEC Documents as of their respective dates or, if amended, as of the date of the last such amendment (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Investment Company Act, as the case may be.

      (b) The financial statements of Seller included in the SEC Documents as of their respective dates or, if amended, as of the date of the last such amendment (i) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presented (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of Seller as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. There were no extraordinary or material non-recurring items of income or expense during the periods covered by such financial statements (except as set forth therein) and the consolidated balance sheets of Seller included or incorporated therein did not reflect any write-up or revaluation increasing the book value of any assets, except (X) as specifically disclosed in the notes thereto or the accompanying narrative description relevant thereto, or (Y) pursuant to any mark-to-market methodology that complies with Section 2(a)(41) of the Investment Company Act and GAAP consistently applied by Seller and which has been disclosed by Seller in any SEC Documents. Except as and to the extent reflected or reserved against in the financial statements included in Seller’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 or as disclosed therein, Seller did not have, as of such date, any liability or obligation of any kind, known or unknown, whether accrued, absolute, contingent, unliquidated or other, whether due or to become due and whether or not required to be disclosed (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), which was material to the business, assets, properties, results of operations or financial condition of Seller. Since September 30, 2003, there has been no material change in Seller’s accounting methods or principles that would be required to be disclosed in Seller’s financial statements in accordance with GAAP, except as described in the notes to such Seller financial statements.

      (c) Seller has heretofore made available to Purchaser complete and correct copies of any amendments or modifications to (i) agreements, documents or other instruments which previously have been filed by Seller with the SEC pursuant to the Exchange Act and (ii) the SEC Documents themselves. Seller has responded to all comment letters of the staff of the SEC relating to the SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. Seller has heretofore made available to Purchaser true, correct and complete copies of all correspondence with the SEC occurring since October 25, 2002.

      SECTION 6.6     Absence of Certain Changes or Events. Except as specifically disclosed in Seller SEC Documents publicly available prior to the date of this Agreement (the “Filed SEC Documents”), (a) Seller has conducted the Business only in the ordinary course, (b) there has not been any event or events that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (c) Seller has not taken, or agreed to take, any action contemplated by Section 8.1.

      SECTION 6.7     Employee Benefits.

      (a) Section 6.7(a) of the Disclosure Schedule sets forth a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe benefit plan, program, policy, arrangement and contract (all the foregoing being herein called “Benefit Plans”) sponsored, maintained or required to be contributed to, by Seller for the benefit of any current or former directors, officers, employees or independent contractors of the Business. Seller has made available to Purchaser complete and accurate copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required) and (iii) each trust agreement and group annuity contract relating to any Benefit Plan.

      (b) Each Benefit Plan has been administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. Neither Seller nor any entity that is treated with Seller as a single employer under Section 414 of the Code (“ERISA Affiliate”)maintains or contributes to any Benefit Plan that is subject to the provisions of Title IV of ERISA. Neither Seller nor any ERISA Affiliate has any unsatisfied material liability under the Code, ERISA or any other applicable Laws in respect of any Benefit Plan. Each employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is subject to a determination letter from the Internal Revenue Service stating it is so qualified and to Seller’s Knowledge there are no facts that would be reasonably likely to cause revocation of such letter. There are no material pending or, to Seller’s Knowledge, threatened claims, suits or arbitrations involving any Benefit Plan except any routine claim for benefits under a Benefit Plan.

      (c) No director, officer, employee or consultant of Seller will be entitled to any additional economic benefit (including the acceleration of the time of payment or vesting of any economic benefit) as a result of the consummation of the transactions contemplated by this Agreement other than pursuant to the terms of the Employment Agreements.

      (d) Seller is not a party to any Contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated by this Agreement, could give rise to the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

      SECTION 6.8     Contracts.

      (a) Neither Seller nor, to Seller’s Knowledge, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration, modification or loss of benefits, or result in the creation of any Lien upon any of the

Transferred Assets) under any Contract to which it is a party or by which any of the Transferred Assets are bound. No other party to any such Contract has alleged that Seller is in violation or breach of or in default under any such Contract or has notified Seller of an intention to terminate, amend, cancel, accelerate or modify any terms of or not to renew any such Contract.

      (b) Section 6.8(b) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts (excluding Financing Contracts) relating to the Business other than Contracts which involve the payment of less than $50,000 per year and are terminable without penalty by Seller on no more than thirty (30) days’ notice, which are not otherwise material to the Business.

      (c) (i) Each Contract included in the Transferred Assets or the Assumed Liabilities is legal, valid, binding and enforceable against Seller and to Seller’s Knowledge, against each other party thereto, is in full force and effect and will continue to be so legal, valid, binding and enforceable and in full force and effect following the assignment of such Contract at the Closing or pursuant to other arrangements in accordance with Section 8.20 hereto, as the case may be, and (ii) Seller and to Seller’s Knowledge, no other party, is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of any benefits under any such Contract, except in each case as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

      (d) Seller has delivered to Purchaser complete and accurate copies of each Contract. Since December 31, 2002, there has been no material modification, waiver, breach or termination of any Contract or any material provision thereto. To Seller’s Knowledge, no modification, waiver, breach or termination of any Contract is contemplated and no Contract is terminable or cancelable as a result of the consummation of the transactions contemplated by this Agreement.

      (e) Except as set forth on Section 6.8(e) of the Disclosure Schedule, there are no non-competition or non-solicitation agreements or any similar agreements or arrangements that would restrict or hinder the operation or conduct of the Business or use of any of the Transferred Assets or any “earn-out” agreements or arrangements to which Seller is a party or to which Seller, the Business or the Transferred Assets is or may be subject (other than this Agreement or pursuant to this Agreement).

      (f) No provision of any Contract, arrangement, understanding or Law or other item which binds or may bind the Business or is included in the Transferred Assets or the Assumed Liabilities, prevents, materially hinders or would prevent or materially hinder the Business from assigning or amending the Assumed Contracts or arrangements or as Purchaser may specify.

      SECTION 6.9     Financing Contracts.

      (a) Section 6.9(a) of the Disclosure Schedule sets forth for each Financing Contract entered into by Seller on or before the date of this Agreement the following information as of the date of this Agreement: (i) the name and address of the Obligor; (ii) the principal amount of the loan, the remaining term of the Financing Contract and all amounts outstanding thereunder; (iii) the amortization schedule in respect of each amount outstanding under the Financing Contracts, (iv) whether the debt under the Financing Contract is subordinate; (v) the number of shares or other units for which Securities have been issued to Seller in connection with the Financing Contract and the unadjusted exercise or conversion price thereunder; (vi) the material terms and amounts of any additional equity interest held by Seller in the Obligor (if any), and (vii) the value reflected on Seller’s books of any debt or equity interest in the Obligor.

      (b) Each Financing Contract and Credit Enhancement (i) is legal, valid, binding and enforceable by Seller against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by the Bankruptcy and Equity Exception, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary course of business of Seller.

      (c) (i) Each Financing Contract and Credit Enhancement is, or as of the Closing Date will be, in full force and effect, free and clear of all Liens (whether or not perfected), except for Permitted Liens, and to Seller’s Knowledge not subject to any defense, offset, claim, right of rescission or counterclaim by the Obligor under such Financing Contract in the case of a Financing Contract or by the Obligor thereunder in the case of a Credit Enhancement, or any Person claiming under any such right, (ii) each Financing Contract and Credit Enhancement is without (A) any default thereunder by Seller, (B) to Seller’s Knowledge, any monetary default by the Obligor thereunder or (C) to Seller’s Knowledge, any material non-monetary default by any Obligor or other party thereto, (iii) Seller is the owner and holder of all right, title and interest in each Financing Contract and each Credit Enhancement, (iv) to Seller’s Knowledge, no Obligor under any Financing Contract (A) has acquired any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to such Financing Contract for personal, family or household use or for agricultural purposes or (B) is required under any applicable Law to withhold any Taxes from payments on any such Financing Contracts, (v) Seller has in its possession a fully executed original, or valid, binding and enforceable copy, of any lease or note (and an executed original or true and correct copy of all other documents) comprising such Financing Contract and each such Credit Enhancement and all other documents required by the credit or investment approval of each Financing Contract, (vi) Seller has in its possession documentation sufficient to establish the original cost or value (as used by Seller) of all Portfolio Property for purposes of determining personal property tax liability, (vii) all payments pursuant to each Financing Contract are made directly to Seller and (viii) Seller neither is or has been, nor is committed to become, a party to any agreement, contract or commitment with respect to the Residual as to any Portfolio Property.

      (d) Except as set forth in Section 6.9(d) of the Disclosure Schedule, no Financing Contract is subject to any subordination agreement or Disposition Agreement.

      (e) Section 6.9(e) of the Disclosure Schedule sets forth (i) a list of each Credit Enhancement as of the date of this Agreement, (ii) with respect to each such Credit Enhancement which is a security deposit, the amount thereof and the depositor and (iii) with respect to each such Credit Enhancement which is a letter of credit, the issuer thereof, the maximum amount drawable thereunder, the expiration date thereof and the physical location thereof. Seller neither has accepted, nor possesses or is required, pursuant to the terms of any investment or credit approval, to have obtained any Credit Enhancement that is a certificate of deposit or stock certificate.

      (f) To Seller’s Knowledge, each Obligor under a Financing Contract is solvent and has the ability to pay its debts and obligations under such Financing Contract.

      (g) With respect to each Financing Contract in which Seller has been issued Securities, to the actual knowledge of Seller each such Security was issued in compliance with the requirements of the Securities Act and Seller has not taken any actions which would violate the restrictions imposed upon Seller in connection with such Securities under the applicable securities laws, pursuant to contract or otherwise.

      (h) Section 6.9(a) of the Disclosure Schedule sets forth each of the Securities issued by Obligors under Financing Contracts which are held by Seller as of the date of this Agreement. To the actual knowledge of Seller, each such security or warrant has been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. To the actual knowledge of Seller, the securities to be issued upon exercise of the warrants have been reserved for issuance to Seller by the Obligors. To the actual knowledge of Seller, upon exercise of any such warrant and payment of the exercise price, the shares of the Obligor’s capital stock issuable upon such exercise shall be duly authorized, validly issued and fully paid and nonassessable and free of preemptive and similar rights.

      SECTION 6.10     Receivables of Seller.

      (a) Each of the Accounts Receivable (i) is legal, valid, binding and enforceable by Seller against the Obligor thereunder in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception, (ii) has arisen out of a bona fide transaction and (iii) to Seller’s Knowledge, is not subject to any defense, offset, claim, right of rescission or counterclaim of the Obligor thereunder.

      (b) Each of the Accounts Receivable either has been or, to Seller’s Knowledge, will be collected in full, without any set off, within fifteen (15) days after the day on which it first becomes due and payable. Section 6.10(b) of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of this Agreement and sets forth the aging of such accounts receivables.

      SECTION 6.11     Portfolio Property.

      (a) Seller has (i) with respect to each item of Primary Portfolio Property, either (A) good and valid title to such Primary Portfolio Property free and clear of all Liens, other than Permitted Liens, or (B) a valid first priority security interest on such Primary Portfolio Property that is governed by or subject to a Financing Contract which has been duly perfected (including all appropriate Uniform Commercial Code filings), when and as required by Seller’s written operating procedures pertaining to such matters, a copy of which is set forth on Section 6.11(a) of the Disclosure Schedule and (ii) with respect to each item of Portfolio Property that does not constitute Primary Portfolio Property, either (A) good and valid title to such Portfolio Property free and clear of all Liens, other than Permitted Liens or (B) a valid security interest on each Portfolio Property that is governed by or subject to a Financing Contract, which has been duly perfected (including all appropriate Uniform Commercial Code filings) when and as required by Seller’s written operating procedures pertaining to such matters, a copy of which is set forth on Section 6.11(a) of the Disclosure Schedule and which has the priority as required by the investment or credit approval applicable to such Financing Contract. Each item of Portfolio Property and the amount of the Residual with respect thereto as described accurately in the files of Seller that relate to such item of Portfolio Property. None of the Portfolio Property is a vessel, an aircraft or a vehicle. None of the Portfolio Property has been sold, rented, leased, mortgaged, licensed, or otherwise transferred or encumbered.

      (b) To Seller’s Knowledge, as of the date any Portfolio Property became subject to a Financing Contract, such Portfolio Property was in compliance in all material respects with all Laws, statutes, ordinances, rules and regulations applicable to such Portfolio Property, and each of the Financing Contracts requires the Obligor thereunder to maintain or otherwise cause the Portfolio Property subject thereto to be, at all times, in compliance with all Laws, statutes, ordinances, rules and regulations applicable to such Portfolio Property and (ii) each Financing Contract requires the Obligor thereunder (and not Seller or any other Person) to provide insurance against loss or damage with respect to the Portfolio Property subject to or governed by such Financing Contract.

      SECTION 6.12     Insurance. Seller has delivered to Purchaser prior to the date of this Agreement copies of all insurance policies which are owned by Seller or which names Seller as an insured (or loss payee), including those relating to Seller’s properties, assets, businesses, employees or operations. All such insurance policies owned by Seller are, and all such insurance of which Seller is named insured or loss payee are to Seller’s Knowledge, in full force and effect, in such amounts and covering such losses and risks as are consistent with industry practice and sufficient to cover the full value of the Transferred Assets and the Business. All premiums due under insurance policies owned by Seller have been paid, and all premiums due under insurance policies of which Seller is named insured or loss payee have to Seller’s Knowledge been paid. Seller has not received notice of cancellation of any such insurance policies.

      SECTION 6.13     Litigation. There is no suit, claim, action, demand, notice, request for information, proceeding, arbitration or investigation pending before any Governmental Entity or, to Seller’s Knowledge, threatened against Seller, the Transferred Assets, the Assumed Liabilities or the Business. Seller is not subject to any outstanding Order or Orders. There is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, threatened against Seller, the Transferred Assets, the Assumed Liabilities or the Business, which seeks to restrain, enjoin or delay consummation of the transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued. Except as set forth on Section 6.13 of the Disclosure Schedule, there are no outstanding judgments, writs, injunctions, Orders, decrees or settlements that apply, in whole or in part, to the Transferred Assets, the Assumed Liabilities or the Business that restrict the ownership or use of the Transferred Assets, the Assumed Liabilities or the Business in any way.

      SECTION 6.14     Compliance with Applicable Law.

      (a) Seller holds all permits, licenses, variances, exemptions, orders and approvals necessary for the lawful conduct of the Business by Seller (the “Seller Permits”). Section 6.14(a) of the Disclosure Schedule sets forth Seller Permits. The Transferred Assets include all of the Seller Permits that are assignable to Purchaser under applicable Law. Seller is in compliance with the terms of Seller Permits. Seller is, and at all times has been, in compliance with all Laws, and all regulations promulgated or issued by a Governmental Entity, including Environmental Laws, and Laws pertaining to usury, installment or conditional sales and sales financing and neither the billing and collection nor enforcement of any Contract will result in a violation of Law or any regulation promulgated or issued by a Governmental Entity. To Seller’s Knowledge, no investigation or review by any Governmental Entity with respect Seller, the Transferred Assets, the Assumed Liabilities or the Business is pending and, to Seller’s Knowledge, no such investigation or review is threatened.

      (b) Seller (i) has qualified for and validly elected to be treated as a “Business Development Company” under the Investment Company Act and such election has not been revoked or rescinded and is in full force and effect and (ii) is in compliance with the Investment Company Act.

      (c) Neither Seller nor any “affiliated person” of Seller (as defined in the Investment Company Act), as applicable, is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an investment company registered under the Investment Company Act or to a company which has elected to be a “Business Development Company” pursuant to Section 54 of the Investment Company Act and has not withdrawn its election.

      SECTION 6.15     Taxes.

      (a) All Tax Returns required to be filed and relating in any manner to any of the Transferred Assets or the Business have been timely filed (after giving effect to extensions duly and timely filed). All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct and complete in all material respects.

      (b) Seller has paid, or caused to be paid, all Taxes due with respect to any of the Transferred Assets or the Business whether or not shown (or required to be shown) on a Tax Return; and such Taxes paid include those for which Seller may be liable in its own right, or as the transferee of the assets of, or as successor to, any other entity.

      (c) There has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Transferred Assets or the Business from any Taxing Authority which has not been fully paid or finally settled. To Seller’s Knowledge, there are no current audits or examinations of, and no notice of audit or examination of, any Tax Return that relates to any of the Transferred Assets or the Business. Seller has not given nor has there been given on Seller’s behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Transferred Assets or the Business.

      (d) Seller has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to the appropriate Taxing Authority, including, without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

      (e) No written claim has ever been made by any Taxing Authority and delivered to Seller, and to Seller’s Knowledge, no other claim has ever been made by any Taxing Authority, with respect to any of the Transferred Assets or the Business in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction.

      (f) There are no encumbrances or security interests on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any Transferred Asset. Purchaser will not be liable for, and none of the Transferred Assets will be subject to a Lien with respect to, any Taxes arising out of, relating to or in respect of the Business or any of the Transferred Assets for any tax period or portion thereof ending on or before the Closing Date.

      (g) No depreciation or amortization with respect to the Transferred Assets will be disallowed as a deduction under Section 197(f)(9) of the Code.

      (h) Other than in respect of the Securities included in the Transferred Assets, the Transferred Assets do not include any shares of capital stock of, or any other equity interest in, any Person.

      (i) For purposes of this Agreement:

(i) “Tax” and “Taxes” mean any and all federal, state, local and foreign taxes, duties, fees, assessments and other governmental charges, impositions, levies and liabilities in the nature of a tax, including, without limitation, taxes based upon, measured by, or with respect to gross or net income, earnings, profits or receipts, or any sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, alternative, add-on minimum, custom, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, or other taxes, duties, fees, assessments or charges of any kind whatsoever, together with any interest, penalties, and additions thereto.

(ii) “Tax Return” means any return, declaration, report, claim, election, notice or information return or statement or other document (including, without limitation, any related or supporting information, schedules, or exhibits) filed or required to be filed with any federal, state, local or foreign Governmental Authority or other authority in connection with any Tax or estimated Tax.

      SECTION 6.16     Environmental.

      (a) No Hazardous Substances are present at or have been Released or threatened to be Released from, onto or under any of the properties currently or formerly owned, leased, operated or otherwise used by Seller or its predecessor, or from any other location, resulting from or arising in connection with the operation of Seller or its predecessors. None of Seller, the Transferred Assets or the Business are subject to any indemnity or other agreement with any Person or entity relating to Hazardous Substances.

      (b) As used herein, the term “Environmental Law” means any Law or Permit relating to (i) protection, investigation or restoration of the environment (including natural resources), (ii) the health or safety of human or other living organisms or (iii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or pollution.

      (c) As used herein, the term “Hazardous Substance” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

      (d) As used herein, the term “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

      SECTION 6.17     State Takeover Statutes.

      (a) Seller has taken all actions (if any) required to be taken by it in order to exempt this Agreement, the Voting and Support Agreements and the transactions contemplated hereby and thereby from the provisions of Subtitles 6, 7 and 8 of the MGCL, and those subtitles do not apply to the transactions contemplated hereby or thereby. No other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state or Laws in the United States would apply to this Agreement, the Voting and Support Agreements or any of the transactions contemplated hereby and thereby.

      (b) If any anti-takeover statute shall become applicable to the transactions contemplated hereby, Seller and the members of its Board of Directors shall (subject to compliance with the MGCL and to the provisions of Section 8.2), grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

      (c) No anti-takeover provision in Seller’s articles of incorporation or bylaws is applicable to Seller, this Agreement or the transactions contemplated hereby.

      SECTION 6.18     Proprietary Rights.

      (a) Except as set forth in Section 6.18(a) of the Disclosure Schedule, (i) Seller is the sole owner of, free and clear of any claim or Lien (other than Permitted Liens), or has a valid license to, without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms, and after the Closing Purchaser will be the sole owner of, free and clear of any claim or Lien (other than Permitted Liens), or will have a valid license on the same terms as Seller (without the payment of any sublicense or other payment relating to the transactions contemplated by this Agreement) to, all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected therewith and symbolized thereby, patents, registered designs, copyrights, computer software and databases (including all source and object codes), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development and know-how (“Trade Secrets”) and all other proprietary and intellectual property rights and information, including, without limitation, all grants, registrations and applications relating thereto (all of the foregoing to be collectively referred to as the “Proprietary Rights”) necessary or advisable for the conduct of the Business as now conducted (such Proprietary Rights owned by or licensed to Seller, collectively, “Seller’s Rights”), (ii) except as set forth on Section 6.18(a) of the Disclosure Schedule, Seller’s Rights therein are valid and enforceable, subject to the Bankruptcy and Equity Exceptions, and, following the Closing, Purchaser’s rights in Seller’s Rights will be valid and enforceable, subject to the Bankruptcy and Equity Exceptions, (iii) no act has been done or omitted to be done by Seller which has, or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Seller’s Rights, or give any Person any rights with respect thereto, (iv) all necessary registration, maintenance and renewal fees in respect of Seller’s Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Seller’s Rights, (v) Seller has not received any demand, claim, notice or inquiry from any Person in respect of Seller’s Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of Seller in, any Seller’s Rights, and to Seller’s Knowledge there is no basis for any such challenge, (vi) neither Seller nor the Business as presently conducted by Seller is in violation or infringement of, nor has Seller nor the Business as currently or in the past conducted by Seller violated or infringed, any Proprietary Rights of any other Person, (vii) Seller has not received any written demand, claim, notice or inquiry from any Person alleging or inquiring whether there is any basis to allege that Seller or the Business violates or infringes, or has violated or infringed, any Proprietary Rights of any other Person, and no proceedings or actions are pending or have been instituted, or, to Seller’s Knowledge, threatened or asserted against Seller whereby it is alleged that Seller or the Business violates or infringes, or has violated or infringed, any Proprietary Rights of any other Person, and to Seller’s Knowledge there is no valid basis for any such proceeding or action; (viii) to Seller’s Knowledge, no Person is violating or infringing any Seller’s Rights, (ix) Seller has obtained from all individuals who participated (as employees, consultants, employees of consultants or otherwise) in any respect in the invention or authorship of any Seller’s Rights owned by Seller (“Owned Rights”)effective waivers of any and all ownership rights of such individuals in such Owned Rights, and/or assignments to Seller of all rights with respect thereto, (x) Seller’s Rights will not be adversely affected by the completion of the transactions contemplated by this Agreement and (xi) Seller has not divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person, and Seller has otherwise taken commercially reasonable measures to maintain the confidentiality of the Trade Secrets.

      (b) Section 6.18(b) of the Disclosure Schedule contains a complete and accurate list of Seller’s Rights, other than non-material unregistered copyrights and Trade Secrets, and all licenses and other agreements relating thereto.

      SECTION 6.19     Opinion of Financial Advisor. As of the date of this Agreement, Seller has received the opinion of Milestone Advisors, LLC (the “Seller Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Purchase Price to be received in the transactions contemplated by this Agreement is fair to Seller from a financial point of view (the “Fairness Opinion”). A complete and correct signed copy of such opinion has been, or promptly upon execution of this Agreement will be, delivered to Purchaser and such opinion shall be included as an exhibit to the Proxy Statement.

      SECTION 6.20     Board Approval. The Board of Directors of Seller, at a meeting duly called and held, has by unanimous vote of the directors (a) determined that this Agreement, each of the Collateral Agreements, the Voting and Support Agreements and the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the stockholders of Seller, (b) approved this Agreement and each of the Voting and Support Agreements and (c) recommended that the this Agreement and the Articles of Transfer and the transactions contemplated hereby be adopted by the holders of all of the issued and outstanding stock of Seller (the “Seller Shares”).

      SECTION 6.21     Voting Requirements.

      (a) The affirmative vote of holders of two-thirds ( 2/3) of the Seller Shares at the meeting of Seller’s stockholders to be held in connection with the transactions contemplated by this Agreement (the “Stockholder Meeting”) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of Seller’s necessary to adopt this Agreement and approve the transactions contemplated hereby.

      (b) Seller has been advised by each of its directors and executive officers that each such person intends to vote their respective Seller Shares in favor of the approval and adoption of this Agreement and the transactions contemplated by this Agreement.

      SECTION 6.22     Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Seller’s Financial Advisors, the fees and expenses of which will be paid by Seller (as reflected in an agreement between such firm and Seller, a copy of which has been delivered to Purchaser), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby.

      SECTION 6.23     Information Supplied. None of the information supplied by Seller or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in, and which is included or incorporated by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time of mailing or other distribution of the Proxy Statement to Seller’s stockholders or at the time of the Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to Closing, any event or circumstance relating to Seller or its officers or directors, should be discovered by Seller which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, Seller shall notify Purchaser in writing. All documents that Seller is responsible for filing with the SEC in connection with the transactions contemplated by this Transaction will comply with the applicable requirements of the Exchange Act.

      SECTION 6.24     No Third Party Options. There are no existing agreements, options, commitments or other rights granting any Person the right to acquire Seller’s right, title or interest in or to any of the Transferred Assets or any interest therein.

      SECTION 6.25     Assets Necessary to Business. The Transferred Assets constitute all of the rights, properties and assets used or held for use in or necessary for the conduct or operation of the Business as presently conducted. Seller is the sole owner of the Transferred Assets. Immediately following the Closing, none of Seller or any of its Affiliates will continue to own or lease any rights, properties or assets (other than Excluded Assets expressly excluded hereby) which are used or held for use in or necessary for the conduct of the Business as presently conducted.

      SECTION 6.26     No Default. Seller has not committed, or received notice of, any default or violation (and, as to Seller and, to Seller’s Knowledge, any third party, no event involving Seller or, to Seller’s

Knowledge, any third party has occurred which with notice or lapse of time or both would constitute a default or violation or loss of any material benefit) of any term, condition or provision of (a) any Contract to which Seller is a party or may be subject that is included in the Transferred Assets or the Assumed Liabilities or otherwise relates to or affects the Business or (b) except as set forth on Section 6.26 of the Disclosure Schedule, any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Business or any of the Transferred Assets or the Assumed Liabilities.

      SECTION 6.27     Transactions with Affiliates. Except as otherwise previously disclosed in the SEC Documents or set forth in Section 6.27 of the Disclosure Schedule, there are no outstanding liabilities or obligations for amounts owing or other commitments to or from, or Contracts between, and within the past year there have been no transactions between, any Affiliates of Seller or any of Seller’s respective directors (whether a current or former director), officers or employees on the one hand, and Seller, the Business, the Transferred Assets or the Assumed Liabilities, on the other hand.

      SECTION 6.28     Labor Relations.

      (a) Seller is not a party to any collective bargaining agreement with respect to any current or former employee of the Business and there is no collective bargaining agreement which relates to the Business.

      (b) There is no unfair labor practice, charge or complaint or other proceeding pending or, to Seller’s Knowledge, threatened, against any of the Transferred Assets or Seller or otherwise relating to the Business before the National Labor Relations Board or any other Governmental Authority.

      (c) There is no labor strike, slowdown or stoppage pending or, to Seller’s Knowledge, threatened, against Seller that would reasonably be expected to have a Material Adverse Effect, nor has there been any such activity within the past two (2) years.

      (d) There are no pending collective bargaining negotiations relating to any employees of the Business.

      (e) (i) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Business, (ii) no such petitions have been pending within the past five (5) years and (iii) to Seller’s Knowledge, there has not been any general solicitation of representation cards by any union seeking to represent the employees of Seller or of the Business as their exclusive bargaining agent at any time within the past five (5) years.

      (f) Seller is in material compliance with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, health and safety, classification of employment or service status, withholding and wages and hours, in each case, with respect to current and former employees and service providers of the Business.

      SECTION 6.29     Title to Assets. Seller is the lawful owner of, or has the right to use, and has good and valid title to, the Transferred Assets free and clear of any Liens other than Permitted Liens.

      SECTION 6.30     Absence of Certain Business Practices. Neither Seller nor any Affiliate, director, officer, employee or agent of Seller, nor any other Person acting on behalf of Seller, have to Seller’s Knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which (a) could reasonably be expected to subject the Transferred Assets or Purchaser to any damage or penalty or to increase the Assumed Liabilities in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would have been reasonably likely to, individually or in the aggregate, have had a Material Adverse Effect or (c) if not continued in the future, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect or which might subject Seller or Purchaser to suit or penalty in any private or governmental litigation or proceeding.

      SECTION 6.31     Real Property; Title. Section 6.31 of the Disclosure Schedule sets forth the location and a description of the leased real property included in the Transferred Assets or the Assumed Liabilities and the general nature of the facilities located on the properties. (a) Seller has good, legal and valid title to all of its assets (including its investment assets) and other rights that would not constitute real property, free and clear of all Liens, except for Permitted Liens, (b) Seller has valid leasehold interests in or valid contractual rights to use, all of the properties and assets, tangible and intangible, used or held for use in, necessary for or relating to the conduct or operation of, the Business as presently conducted and (c) in the case of property referenced in clauses (a) and (b), such property is in good operating condition (subject to ordinary wear and tear).

      SECTION 6.32     No Misleading Statements. The representations and warranties made by Seller in this Agreement, including the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements included herein or therein not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as follows:

      SECTION 7.1     Organization. Purchaser (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or which would prevent, delay, impede or hinder consummation of the transactions contemplated hereby.

      SECTION 7.2     Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Collateral Agreements to which it is a party and consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and each of the Collateral Agreements to which it is a party or to consummate such transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

      SECTION 7.3     Consents and Approvals; No Violations.

      (a) The execution, delivery and performance by Purchaser of this Agreement and each of the Collateral Documents to which it is a party and consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the Exchange Act, except for such the failure of which to make or obtain would not reasonably be expected to prevent, delay, impede or hinder Purchaser’s ability to consummate the transactions contemplated hereby.

      (b) The execution, delivery and performance by Purchaser of this Agreement and each of the Collateral Agreements to which it is a party and consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any contract to which Purchaser is a party or by which any of its properties or assets may be bound; or (iii) violate any Order or Law applicable to Purchaser or any of its properties or assets.

      SECTION 7.4     Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby.

      SECTION 7.5     Information Supplied. None of the information supplied by Purchaser or any of its Affiliates, directors, officers, employees, agents or representatives specifically for inclusion in, and which is included in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time of mailing of the Proxy Statement to Seller’s stockholders or at the time of the Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing Date, any event or circumstance relating to Purchaser or its respective officers or directors, should be discovered by Purchaser which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, Purchaser shall notify Seller in writing.

      SECTION 7.6     Financing. Purchaser has, or will have, sufficient funds available to consummate the transactions contemplated hereby.

      SECTION 7.7     Litigation. There is no action, suit, proceeding or investigation pending or, to Purchaser’s knowledge, threatened, that questions the validity of this Agreement or any Collateral Agreement or any actions taken or to be taken in connection with this Agreement or any Collateral Agreement which is reasonably likely to prevent, delay, impede or hinder Purchaser’s ability to consummate the transactions contemplated hereby.

ARTICLE VIII

COVENANTS

      SECTION 8.1     Covenants of Seller. Until the Effective Time, Seller shall (i) conduct the Business in the ordinary course of business, (ii) use reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Seller and (iii) use reasonable best efforts to protect Seller’s Rights to the end that Seller’s goodwill and the Business shall not be impaired in any material respects as of the Closing Date. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, until the Closing Date:

(a) Seller shall not sell, lease, license or otherwise dispose of or encumber, or agree to sell, lease or otherwise dispose of or encumber, any of its assets that would be included in the Transferred Assets other than in the ordinary course of business;

(b) Seller shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person, not within the ordinary course of its Business or which exceed US$3,000,000 individually or US$5,000,000 in the aggregate to any individual Person; provided that any loans, advances or capital contributions to, or investments in any other Person permitted under this clause (i) must be made in accordance with Seller’s underwriting practices, procedures and standards in effect on the date hereof or (ii) except in the ordinary course of business, incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(c) Seller shall not make, revoke or change any Tax election, settle or compromise any Tax liability of Seller or change any method or practice with respect to Taxes, except as required by Law, if any such action could have a material effect on Purchaser or otherwise bind Purchaser on a post-Closing basis;

(d) except as disclosed in the Filed SEC Documents or as required by a Governmental Entity, Seller shall not change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP;

(e) Seller shall not make or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments for capital expenditures, with respect to the Business or the Transferred Assets;

(f) Seller shall not take any action that, or omit to take any action where such omission would reasonably be expected to prevent, delay, impede or hinder consummation of the transactions contemplated hereby;

(g) Except as to matters related to Taxes (which are the subject of paragraph (c) above), Seller shall not pay, discharge, settle or satisfy any claims, liabilities or obligations related to the Transferred Assets or the Business (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations disclosed in the most recent financial statements (or the notes thereto) of Seller included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business;

(h) except as otherwise set forth in this Agreement, Seller shall not terminate, cancel or request any change in, or agree to any change in any Contract, including any Financing Contract, of Seller or enter into any Contract, including any Financing Contract, (whether written or oral) material to the condition of the (financial or otherwise) business, properties, assets prospects or results of operations of Seller;

(i) Seller shall not (i) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any Seller’s Rights, (ii) grant, extend, amend, waive or modify Seller’s Rights, or (iii) amend, assign, terminate, fail to exercise a right of renewal or extension under any Contract relating to Seller’s Rights;

(j) Seller shall not (i) increase the compensation or benefits of any director, officer, employee or consultant of or associated with the Business, (ii) adopt any new employee benefit plan or any amendment to an existing Benefit Plan other than as required by applicable Law, (iii) enter into any employment or consulting agreement with any director, officer, employee or consultant of or associated with the Business, (iv) accelerate the payment of compensation or benefits to any director, officer, employee or consultant of or associated with the Business, (v) enter into any compensation, severance, retention or change of control arrangement with any employee or other service provider of Seller or (vi) grant any stock option or other equity awards to any director, officer, employee or consultant of or associated with the Business;

(k) Seller shall not cease to continue to collect any Accounts Receivable and to pay any accounts payable in a manner consistent with past practice;

(l) Seller shall not waive any material rights;

(m) Seller shall not amend any material term of the Bank Credit Agreements, or create or incur any indebtedness under the Bank Credit Agreements except for borrowings in the ordinary course of business; provided that such borrowings shall not exceed an aggregate outstanding balance of US$36,000,000 and shall be on terms consistent with the Company’s prior borrowings and the proceeds of which shall be used for purposes consistent with prior borrowings; provided, further, that any proceeds of which that remain on the Closing Date shall be applied by Seller immediately prior to Closing to reduce the outstanding balance of the Bank Credit Agreements existing on the Closing Date; and

(n) Seller shall not authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions or any action which would result in a breach of any representation, warranty or covenant of Seller contained in this Agreement as of the date when made or as of any future date.

      SECTION 8.2     No Solicitation.

      (a) Seller shall, and shall cause its officers, directors, stockholders, employees, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated immediately any discussions or negotiations with any parties that may be ongoing with respect to, or that could reasonably be expected to lead to, a Takeover Proposal. Seller shall not, nor shall it authorize or permit any of its Representatives, to (i) directly or indirectly solicit, initiate, encourage or take any other action designed to, or which would reasonably be expected to, facilitate (including by way of furnishing information) any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than to Purchaser and its Affiliates) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of Seller’s equity securities; provided, however, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of Seller determines in good faith (after receiving advice from outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 8.2, Seller may, if its Board of Directors determines in good faith (after receiving advice from outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Seller under applicable Law, and subject to compliance with Section 8.2(c), (i) furnish information with respect to Seller to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided that all such information has previously been provided to Purchaser or is provided to Purchaser prior to or at the time it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

      (b) Seller shall provide Purchaser with seventy-two (72) hours’ prior written notice of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Takeover Proposal.

      (c) Neither the Board of Directors of Seller nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Purchaser), or propose to withdraw (or modify in a manner adverse to Purchaser), the approval, recommendation or declaration of advisability by such Board of Directors, or any such committee thereof, of this Agreement, the transactions contemplated hereby or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow Seller to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition or purchase agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 8.2(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of Seller may make an Adverse Recommendation Change in response to a Superior Proposal if such Board of Directors determines in good faith (after receiving advice from outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Seller under applicable Law; provided, however, that (i) no Adverse Recommendation Change shall be made until after the fifth (5th) Business Day following Purchaser’s receipt of written notice (a “Notice of Adverse Recommendation”) from Seller advising Purchaser that the Board of Directors of Seller intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of Seller (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five (5) Business Day period); (ii) during such five (5) Business Day period Seller shall negotiate with Purchaser in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Seller to proceed with its recommendation of this Agreement and not make an Adverse Recommendation Change; and (iii) the Board of Directors of Seller shall not make an Adverse Recommendation Change if, prior to the expiration of such five (5) Business Day period, Purchaser makes a proposal to adjust the terms and conditions of this Agreement that Seller’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal.

      (d) Seller agrees that in addition to the obligations of Seller set forth in paragraphs (a), (b) and (c) of this Section 8.2, promptly on the date of receipt thereof, Seller shall advise Purchaser orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations and Seller shall promptly provide to Purchaser copies of any written materials received by Seller in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Seller agrees that it shall keep Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Purchaser fully informed as to the details of any information requested of or provided by Seller and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

      (e) Nothing contained in this Section 8.2 shall prohibit Seller from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Seller if, in the good faith judgment of the Board of Directors of Seller (after receiving advice from outside counsel) such disclosure would be required under applicable Law; provided, however, that in no event shall Seller or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 8.2(c).

      (f) Seller agrees that immediately following the execution of this Agreement it shall request that each Person which has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring Seller to return or destroy all confidential information heretofore furnished to such Person by or on its behalf.

      SECTION 8.3     Stockholder Meeting; Preparation of Proxy Statement.

      (a) Seller shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Stockholder Meeting whereby Seller shall submit this Agreement and the transactions contemplated by this Agreement. Subject to Sections 8.2(c) and 8.2(e), Seller shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Seller’s obligations pursuant to the first sentence of this Section 8.3(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Seller of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of Seller or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement or the other transactions contemplated hereby; provided, however, that no breach of this Section 8.3(a) shall be deemed to have occurred if Seller adjourns or postpones the Stockholders Meeting for a reasonable period of time, each such period of time not to exceed ten (10) Business Days; provided that (x) at the time of such adjournment or postponement the Board of Directors shall be prohibited by the terms of this Agreement from making an Adverse Recommendation Change, and the Stockholders Meeting is then scheduled to occur within four (4) Business Days of the time of such adjournment or postponement or (y) at the time the Board of Directors announces an Adverse Recommendation Change, the Stockholders Meeting is then scheduled to occur no later than ten (10) Business Days from the date of such Adverse Recommendation Change; provided that Seller may not adjourn or postpone the Stockholders Meeting pursuant to this clause (ii) more than two (2) times or for more than fifteen (15) Business Days in the aggregate.

      (b) Seller shall, as soon as practicable following the execution of this Agreement, but in no event more than seventeen (17) calendar days following the execution of this Agreement, prepare and file a preliminary

Proxy Statement with the SEC and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as practicable. Seller shall notify Purchaser promptly of the receipt of any comments or other communication from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Seller shall provide Purchaser an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Purchaser reasonably objects. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Seller shall promptly prepare and mail to its stockholders such an amendment or supplement. Seller shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects.

      SECTION 8.4     Access to Information. Prior to Closing, Seller shall afford to Purchaser and its officers, employees, accountants, counsel, agents and other Representatives reasonable access at reasonable times and upon reasonable prior notice to all of the assets, properties, personnel, books and records of Seller relating to the Business, Transferred Assets and the Assumed Liabilities (including Tax Returns filed and those in preparation, work papers and other items relating to Taxes), and shall furnish promptly all information relating to the Business, Transferred Assets and the Assumed Liabilities as Purchaser may reasonably request. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

      SECTION 8.5     Disclosure Supplements. From time to time prior to Closing, Seller shall supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Seller which has been rendered inaccurate thereby. Seller shall promptly inform Purchaser of any claim by a third party that a Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated hereby. For purposes of determining the satisfaction of the conditions to consummation of the transactions contemplated hereby, no such supplement, amendment or information shall be considered without Purchaser’s written consent.

      SECTION 8.6     Commercially Reasonable Efforts.

      (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Collateral Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Collateral Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using its reasonable best efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement, as the same may be disclosed without (i) violating any legal constraints or any legal obligation, (ii) waiving any attorney/client work product or like privilege or (iii) disclosing information about the activities of Seller that is not related to Purchaser or the operation of the Business or the Transferred Assets or Assumed Liabilities.

      (b) Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Collateral Agreements. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its operations or to divest itself of any assets.

      SECTION 8.7     State Takeover Statutes. Seller and its Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated hereby, take all reasonable action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require Purchaser to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Purchaser or Seller.

      SECTION 8.8     Certain Litigation. Seller agrees that it shall not settle any litigation commenced after the date hereof against Seller or any of its directors or officers by any stockholder of Seller without the prior written consent of Purchaser. In addition, Seller shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement and shall cooperate with Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement.

      SECTION 8.9     Notification of Certain Matters. After the date hereof and prior to Closing, Seller shall give prompt notice to Purchaser of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to Closing, under any Contract material to the condition (financial or otherwise), business, properties, assets, prospects or results of operations of Seller to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby, (c) any Material Adverse Effect or the occurrence of any event or events which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (d) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 8.9 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

      SECTION 8.10     Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar Taxes incurred in connection with this Agreement or the transfer of the Business or the Transferred Assets shall be borne equally by Purchaser and Seller. Seller shall be solely responsible for making the determination with respect to the applicability of any such Taxes, and preparing and timely filing all Tax Returns with respect thereto.

      SECTION 8.11     Filings Under HSR Act. Purchaser and Seller shall make the necessary filings under the HSR Act with respect to the transactions contemplated hereby as promptly as possible but in no event more than ten (10) calendar days following execution of this Agreement, and shall thereafter use commercially reasonable efforts to cause the related waiting period to expire or to be otherwise terminated at the earliest practicable time.

      SECTION 8.12     Confidentiality. For purposes of this Agreement, the parties hereto adopt, acknowledge and affirm the terms and conditions of the Confidentiality Agreement and the terms and conditions of such agreement shall be incorporated into this Agreement, as if fully set forth herein and as if originally executed by the parties hereto.

      SECTION 8.13     Delivery of Agreements. Seller shall use reasonable efforts to cause J. Alden Philbrick, IV to duly execute and deliver the Subscription Agreement and the Stockholders Agreement to Purchaser not later than five (5) Business Days prior to the Closing Date.

      SECTION 8.14     No Inconsistent Action. Neither Purchaser nor Seller will take any action which is inconsistent with its respective obligations under this Agreement and both Purchaser and Seller will timely perform their respective obligations under this Agreement and as otherwise contemplated by the transactions contemplated hereby.

      SECTION 8.15     Payment of Accounts Payable. Seller shall, and shall cause its Affiliates to, pay all accounts payable and any other amounts owed by them, including accrued liabilities, to any third parties in accordance with their terms.

      SECTION 8.16     Powers of Attorney. At or prior to the Closing, all powers of attorney relating to the Business or the Transferred Assets shall be revoked by their terms or Seller shall revoke them or cause them to be revoked.

      SECTION 8.17     Seller’s Rights.

      (a) From and after the Closing, Purchaser shall possess, to the exclusion of Seller, all Seller’s Rights, and Seller agrees that it will not, nor will it authorize any third party to, register (as a trademark, service mark, corporate name, assumed name, trade name, domain name or otherwise), apply to register or use any of Seller’s Rights or any formatives, derivatives or colorable imitations thereof, or any marks confusingly similar thereto, or challenge the validity of, or Purchaser’s right in, Seller’s Rights, or engage in any act contesting or in any way impairing or tending to impair Purchaser’s rights in any of Seller’s Rights.

      (b) On or prior to the Closing, Seller shall change its company name and assumed names in accordance with the previous sentence, and from time to time after Closing, without additional consideration, Seller shall (or, if appropriate, cause its Affiliates to) execute and deliver such further consents or instruments and take such other action as may be reasonably necessary for Purchaser to register any of Seller’s Rights with any Governmental Entity as a trademark, service mark, company name, assumed name, trade name or otherwise.

      (c) The rights and obligations of the parties set forth in this Section 8.17 shall survive the Closing without limitation.

      SECTION 8.18     Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, will cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Collateral Agreements and to provide the other party with the intended benefits of this Agreement and the Collateral Agreements. Without limiting the foregoing, upon reasonable request of Purchaser, Seller shall, and Seller shall cause its Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in, to and under the Transferred Assets. If any party to this Agreement shall, following the Closing, have in its possession any asset or right (including with respect to any Seller’s Rights) which under this Agreement should have been delivered to the others, such party shall promptly deliver such asset or right to the others.

      SECTION 8.19     Release of Liens. At or prior to the Closing, Seller shall cause the release of all Liens (other than Permitted Liens) on the Transferred Assets, so that such Transferred Assets and rights are free and clear of any Liens (other than Permitted Liens).

      SECTION 8.20     Consents to Transfer Assets. Seller agrees that if any required Consent to the transfer of any Transferred Asset to Purchaser as provided for herein and set forth on Schedule 8.20 is not obtained prior to Closing, Seller shall provide Purchaser with all of the benefits of such Transferred Asset as though the required Consents had been obtained (and, to the extent, but, notwithstanding anything herein to the contrary, only to the extent, such benefits are provided, Purchaser shall assume the corresponding obligation) and shall continue to use reasonable best efforts to obtain such Consent.

      SECTION 8.21     Employment Matters. Seller shall make available to Purchaser all employees of the Business for the purposes of interviewing and hiring. Purchaser agrees and undertakes to extend to every employee of Seller an offer of employment with the same base salary that each such employee has with Seller immediately prior to the date hereof (other than with respect to J. Alden Philbrick, IV and Michael Altenburger, whose terms of employment shall be governed by the Employment Agreements), with employee benefits substantially similar, in the aggregate, to similarly situated employees of SCOA and its subsidiaries (with the exception of SCOA’s defined benefit pension plan), with recognition of all prior employment by Seller as employment by Purchaser for the purposes of benefit vesting, and with group health care coverage made available to all such employees without any limitation (but only to the extent such limitations did not apply to the employees under the applicable group health plan of Seller) or exclusion for preexisting conditions. Seller shall furnish to Purchaser such employee information and records and such descriptions of personnel policies, procedures and benefits plans applicable to employees of the Business as Purchaser may reasonably request and such information, records and descriptions shall be subject to the provisions of Section 8.12 hereto. Seller shall cooperate with the efforts of Purchaser to cause such employees to accept any offers of employment by Purchaser and shall not make any competing offer of continued employment to any individual whom Purchaser desires to employ in the Business. Seller does not intend to maintain a group health plan after Closing, and Purchaser shall be liable for and reimburse Seller for any liability or obligations which Seller might incur or for which Seller might become obligated under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to employees of the Business (and their eligible dependents) arising in connection with their termination of employment with Seller.

      SECTION 8.22     Bulk Sales Laws. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction (“Bulk Sales Laws”). This provision shall not be deemed to in any way limit the indemnity provided for in Article X hereof.

      SECTION 8.23     No Solicitation of Employees. For a period of three (3) years after the Closing Date, Seller shall not, and shall cause its Affiliates (other than Friedman, Billings, Ramsey Group, Inc.) not to, directly or indirectly, without the prior written consent of Purchaser, solicit, employ or contract with any employee of Seller who has accepted employment with Purchaser pursuant to Section 8.21 hereto (each, a “Transferred Employee”); provided that nothing shall prohibit Seller and its Affiliates from performing, or having performed on their behalf, a general solicitation for employees not specifically focused at the Transferred Employees through the use of media, advertisement, electronic job boards or other general, public solicitations.

      SECTION 8.24     Collection of Accounts Receivables.

      (a) As of the Closing Date, Seller hereby authorizes Purchaser to open any and all mail addressed to Seller relating to the Business and delivered to the offices of the Business or otherwise to Purchaser if received on or after the Closing Date, and hereby appoints Purchaser its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Purchaser after the Closing Date with respect to the Accounts Receivable and any accounts receivables made payable or endorsed to Seller or its order, for Purchaser’s own account.

      (b) As of the Closing Date, Seller agrees that it promptly shall forward to Purchaser any monies, checks or negotiable instruments received by Seller after the Closing Date relating to the Accounts Receivable and any accounts receivables for Purchaser’s own account.

      SECTION 8.25     Termination of Seller’s Activities.

      (a) Purchaser acknowledges that it is the intention of Seller to terminate its status as a reporting company under the Exchange Act at the end of the calendar quarter in which settlement of the Contingent Payment occurs, and to conclude all actions necessary to discontinue its business and affairs (including without limitation all distributions to its stockholders and all associated accounting and tax reporting and returns) within one hundred eighty (180) calendar days of the Closing. Purchaser agrees that it shall pay reasonable and documented expenses actually incurred by Seller which are directly related to the termination of Seller’s business and affairs up to US$150,000. Purchaser agrees to settle such expenses within five (5) Business Days of Seller’s written invoice therefor including any other documentation reasonably requested by Purchaser.

      (b) Purchaser agrees that it shall preserve and keep all material books and records of Seller included within the Transferred Assets for a period of at least three (3) years from the Closing Date and, subject to Section 8.12, provide Seller with reasonable access, upon reasonable prior notice, to such material books and records.

      (c) Purchaser agrees that it shall make J. Alden Philbrick, IV and Michael Altenburger available to Seller to assist Seller in the termination of its business and affairs.

      SECTION 8.26     Cancellation of Stock Options. Seller shall cancel the stock options of J. Alden Philbrick, IV which are unvested as of the Closing Date for the purchase of additional shares of Seller without compensation consistent with the terms of Seller’s stock option plan.

      SECTION 8.27     Payoff Amount. Seller shall promptly use the Payoff Amount to pay, satisfy, discharge and perform in respect of all liabilities, obligations and indebtedness of Seller under the Bank Credit Agreements as of the Closing Date.

ARTICLE IX

TERMINATION

      SECTION 9.1     Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller:

(i) if the Stockholder Approval is not obtained at the Stockholder Meeting;

(ii) if the transactions contemplated by this Agreement shall not have been consummated by May 31, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to occur on or before the Termination Date; or

(iii) there shall be any Law or Order that has the effects set forth in Section 5.3(b);

(c) by Seller, (i) (A) if Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Purchaser such that the closing condition set forth in Section 5.5(b) would not be satisfied or (B) if there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the closing condition set forth in Section 5.5(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Purchaser within thirty (30) Business Days after Purchaser receives written notice of such breach from Seller;

(d) by Purchaser:

(i) (A) if Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Seller such that the closing condition set forth in Section 5.4(b) would not be satisfied or (B) if there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 5.4(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Seller within thirty (30) Business Days after Seller receives written notice of such breach from Purchaser;

(ii) in the event that prior to obtaining the Stockholder Approval (A) an Adverse Recommendation Change shall have occurred, (B) Seller shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Seller that its stockholders vote in favor of the transactions contemplated hereby, (C) the Board of Directors of Seller shall have failed to publicly reaffirm its recommendation of this Agreement or the transactions contemplated hereby within five (5) Business Days after Purchaser requests in writing that such recommendation or determination be reaffirmed, (D) a tender or exchange offer relating to any Seller Shares shall have been commenced and Seller shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that Seller recommends rejection of such tender or exchange offer or (E) a Takeover Proposal is publicly announced, and Seller shall have failed to issue, within five (5) Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of Seller that its stockholders vote in favor of the transactions contemplated hereby; or

(iii) if Seller breaches any of its obligations under Section 8.2.

      SECTION 9.2     Effect of Termination. Except as otherwise set forth in this Agreement, in the event of a termination of this Agreement by either Seller or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers or directors; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material breach of this Agreement; and provided further, that the provisions of this Section 9.2, Section 8.12 (Confidentiality) Section 9.3 (Fees and Expenses), Section 9.4 (Termination Fee) and Section 11.6 (Publicity) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      SECTION 9.3     Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated. The filing fee payable in connection with the parties’ compliance with the HSR Act shall be borne equally by Purchaser and Seller.

      SECTION 9.4     Termination Fees.

      (a) If this Agreement shall be terminated pursuant to (i) Section 9.1(b)(i), 9.1(b)(ii), 9.1(d)(i) or 9.1(d)(ii) and (A) at any time after the date hereof a Takeover Proposal shall have been publicly announced or otherwise communicated to Seller’s Board of Directors and (B) within eighteen (18) months of the termination of this Agreement, Seller enters into a definitive agreement with any third party with respect to a transaction similar to a Takeover Proposal or any such transaction is consummated or such a transaction is consummated then Seller shall upon the earlier to occur of the execution of such definitive agreement and such consummation pay Purchaser a non-refundable fee in an amount equal to five percent (5%) of the Purchase Price (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to Seller by Purchaser or (ii) Section 9.1(c)(ii) and 9.1(d)(iii) Seller shall pay Purchaser a non-refundable fee in the amount equal to the fees and expenses of Purchaser and its Affiliates incurred in connection with the transactions contemplated by this Agreement up to US$500,000.

      (b) Seller acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if Seller fails to promptly pay the Termination Fee, and, in order to obtain such payment Purchaser commences a suit which results in a judgment against Seller for the Termination Fee, Seller shall pay to Purchaser its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the fee at the rate announced by Bank of America as its prime rate on the date on which the Termination Fee became payable, plus two percent (2%), per annum.

      (c) If this Agreement shall be terminated pursuant to Section 9.1(c)(i), Purchaser shall pay Seller a non-refundable fee in the amount equal to the fees and expenses of Seller and its Affiliates incurred in connection with the transactions contemplated by this Agreement up to US$500,000.

      SECTION 9.5     Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, subject to Section 11.10, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

SURVIVAL; INDEMNIFICATION

      SECTION 10.1     Survival of Indemnification Rights. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller contained in Article VI hereto and the representations and warranties of Purchaser in Article VII hereto shall survive the Closing and remain in full force and effect until the earlier to occur of (i) payment in full of the Contingent Payment payable pursuant to Section 4.1(b)(ii) by Purchaser to Seller or (ii) one hundred eighty (180) calendar days following the Closing Date; provided that if a claims notice has been provided within such one hundred eighty (180) calendar day period, they shall remain in full force and effect until final resolution thereof. The covenants and agreements of Seller contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article X shall survive for so long as any other Section of this Agreement shall survive. None of the Closing, Purchaser’s waiver of any condition to the Closing or Purchaser’s knowledge of any breach prior to the Closing, shall constitute a waiver of any of the rights Purchaser may have hereunder.

      SECTION 10.2     Seller Indemnification Obligations. Seller shall indemnify, defend and hold harmless Purchaser and any parent, subsidiary, associate, Affiliate, director, officer, stockholder or agent of Purchaser, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Purchaser Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all out-of-pocket losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, to the extent resulting from or relating to:

(a) any inaccuracy in, or breach of, any representation or warranty made by Seller under this Agreement or any Collateral Agreement;

(b) any material breach or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement or any other Collateral Agreement;

(c) the ownership or operation of the Transferred Assets or the conduct or operation of the Business or the activities of Seller in connection with the Transferred Assets or the Business on or prior to the Closing Date;

(d) any applicable Bulk Sales Laws as a result of the actions contemplated by Section 8.22 hereto;

(e) any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement; or

(f) the Retained Liabilities.

      SECTION 10.3     Purchaser Indemnification Obligations. Purchaser shall indemnify, defend and hold harmless Seller and any parent, subsidiary, associate, Affiliate, director, officer, stockholder or agent of Seller, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Seller Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may suffer, sustain or become subject to, to the extent resulting from or relating to:

(a) any inaccuracy in, or breach of, any representation or warranty made by Purchaser under this Agreement or any Collateral Agreement;

(b) any material breach or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement or any other Collateral Agreement;

(c) the ownership or operation of the Transferred Assets or the conduct or operation of the Business or the activities of Purchaser in connection with the Transferred Assets or the Business from and after the Closing; or

(d) the Assumed Liabilities.

      SECTION 10.4       Indemnification Procedure.

      (a) If any Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) intends to seek indemnification pursuant to this Article X, such Indemnified Party shall promptly notify the other party (the “Indemnifying Party”). The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Parties are materially prejudiced thereby.

      (b) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within thirty (30) calendar days after receipt of such notice and upon notice to the Indemnified Party, assume, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it; provided, further, that if the Indemnified Party reasonably determines that representation by the Indemnifying Party’s counsel of the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interests, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding anything in this Section 10.4 to the contrary, no Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may conduct and control, through counsel of their own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with them in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

      SECTION 10.5     Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article X shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence of the Loss that gave rise to such indemnity claim.

      SECTION 10.6     Relation of Indemnity to Contingent Payment. The amount of the Contingent Payment shall be reduced by any amount that is owed hereunder by Seller to any Purchaser Indemnified Party. The rights of any Purchaser Indemnified Party under the preceding sentence are in addition to any other rights and remedies that such Purchaser Indemnified Party may have under this Agreement. Seller acknowledges and agrees that its obligations to Purchaser under this Agreement, including this Article X, are not limited to the amount of the Contingent Payment.

      SECTION 10.7     Indemnification Amounts. Notwithstanding any provision to the contrary contained in this Agreement, the Indemnifying Party shall not be obligated to indemnify the Indemnified Parties for any Losses pursuant to this Article X to the extent they are the result of any breach of any representation or warranty or failure to perform any covenant made by or on behalf of the Indemnifying Party unless and until the dollar amount of all Losses in the aggregate exceed US$10,000, in which case the Indemnifying Party will be obligated to indemnify the Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 10.7; provided that in no event shall the aggregate indemnification obligations of the Indemnifying Party pursuant to Section 10.2(a) or (b) (with respect to Seller) or Section 10.3(a) or (b) (with respect to Purchaser) hereto exceed US$2,000,000. Notwithstanding the foregoing, none of (i), the Indemnified Parties’ right to seek indemnification hereunder for any Losses arising out of criminal activity or fraud of the Indemnifying Party, (ii) Purchaser’s right to seek indemnification under Section 10.2(c), (d), (e)or (f) or (iii) Seller’s right to seek indemnification under Section 10.3(c) or (d), shall be subject to, or limited by, the limits contained in this Section 10.7.

      SECTION 10.8     Limitation on Liability. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE INDEMNIFICATION OBLIGATIONS THE INDEMNIFYING PARTY, AND THE RECOVERY BY THE INDEMNIFIED PARTY OF ANY LOSSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL THE INDEMNIFIED PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION) SUFFERED OR INCURRED BY THE INDEMNIFIED PARTY.

ARTICLE XI

MISCELLANEOUS PROVISIONS

      SECTION 11.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser, to

Sumitomo Corporation of America

600 Third Avenue
New York, New York 10016
Attn: Hirohiko Imura, Vice President Business Investment
Telecopy: (212) 207-0830

with a copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas
New York, New York 10019
Attn: Morton A. Pierce
Michael J. Aiello
Telecopy: (212) 259-6333

(b)	if to Seller, to

McGuireWoods LLP

1750 Tysons Blvd., Suite 1800
McLean, VA 22102-4215
Attn: Clive R.G. O’Grady
Telecopy: (703) 712-5248

with a copy to:

McGuireWoods LLP

1750 Tysons Blvd., Suite 1800
McLean, VA 22102-4215
Attn: Waller T. Dudley
Telecopy: (703) 712-5220

      SECTION 11.2     Interpretation.

      (a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

      (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (c) This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

      (d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

      (e) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practices.”

      SECTION 11.3     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      SECTION 11.4     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) other than with respect to the matters set forth in Article X (Indemnification), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 11.5     Governing Law.

      (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Law thereof.

      (b) Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America, in either case sitting in the Borough of Manhattan, New York, New York, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement, the Voting and Support Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York state or federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1 hereof. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

      (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE VOTING AND SUPPORT AGREEMENTS OR ANY OF THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(c).

      SECTION 11.6     Publicity. Except as required by Law, neither party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party hereto as to the form and substance of such press release or statement.

      SECTION 11.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 11.8     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 11.9     Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

      SECTION 11.10     Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the parties hereto and that specifically refers to this Agreement.

      SECTION 11.11     Expenses. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OXFORD FINANCE ACQUISITION CORP.

By:	/s/ HIROHIKO IMURA

Hirohiko Imura
President

OXFORD FINANCE CORPORATION

By:	/s/ J. ALDEN PHILBRICK, IV

J. Alden Philbrick, IV
Chief Executive Officer

EXHIBIT A

TO ASSET PURCHASE AGREEMENT BY AND BETWEEN

OXFORD FINANCE ACQUISITION CORP.
AND OXFORD FINANCE CORPORATION

DEFINITIONS AND DEFINED TERMS

DEFINITIONS AND DEFINED TERMS

      (a) As used in this Agreement, the following terms shall have the following meanings:

      “Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

      “Bank Credit Agreements” shall mean (i) the Master Loan and Security Agreement dated October 17, 2003 by and among Seller, National City Bank as Administrative Agent and Bank of America as the other Lender named therein in the maximum principal amount of $35,000,000 and (ii) the Master Loan and Security Agreement dated November 27, 2002 by and between Farmers & Mechanics Bank and Seller in the maximum principal amount of $7,500,000.

      “Bankruptcy and Equity Exception” shall mean, in respect of any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract or commitment, by general principles of equity, including principles of commercial reasonableness, public policy, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      “Business Day” shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

      “Cogent” shall mean Cogent Neuroscience, Inc.

      “Cogent Asset” shall mean all rights of Seller in the Portfolio Property of Cogent.

      “Collateral Agreements” shall mean the Bill of Sale, the Assignment and Assumption Agreements, the Employment Agreements, the Trademark Assignment Agreement, the Domain Name Assignment Agreement and the other assignment or transfer documents delivered at the Closing.

      “Confidentiality Agreement” shall mean the confidentiality agreement, dated as of July 23, 2003, between Purchaser and Seller.

      “Consent” shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

      “Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

      “Credit Enhancement” shall mean any (a) security deposit, unapplied advance rental payment or dealer investment, (b) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (c) letter of credit, guarantee, lease guarantee bond or postponement agreement, (d) recourse agreement, (e) security agreement, (f) Property, (g) certificate representing shares or the right to purchase capital of or interests in, any Person or (h) bond or debenture, in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Financing Contract.

      “Disposition Agreement” shall mean any agreement, contract or other arrangement (other than this Agreement) pursuant to which any interest in any Financing Contract or any payment due under any Financing Contract and related Credit Enhancement or with respect to any Portfolio Property is sold, used as collateral, transferred to or otherwise disposed of to any Person or Persons by Seller.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Financing Contract” shall mean any contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) in existence on or prior to the Closing Date and any ancillary agreements relating thereto, in the form of (a) a lease of or rental agreement with respect to Property or (b) a sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Property or (c) a secured or unsecured financing of Property or (d) a secured or unsecured loan, and in each case, which with respect thereto: (i) Seller is the lessor, seller, lender, secured party or obligee (whether initially or as an assignee) or (ii) is between an obligor, on the one hand, and a lessor, seller, obligee, secured party or assignee of any of the foregoing, on the other hand, and (1) which would be a Financing Contract if Seller were the lessor, seller, obligee, secured party or assignee of any of the foregoing thereunder and (2) with respect to which Seller is an assignee of the revenues or claims with respect thereto.

      “GAAP” shall mean U.S. generally accepted accounting principles as in effect from time to time.

      “Governmental Entity” shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.

      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

      “Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity, including any Environmental Law.

      “Liens” shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature.

      “Material Adverse Effect” shall mean a fact, event, effect or circumstance which has had, or is reasonably likely to have, together with all similar or related facts, events, effects and circumstances, a material adverse effect on the condition (financial or otherwise), business, properties, assets, prospects or results of operations of the Transferred Assets, Assumed Liabilities or the Business taken as a whole or on the ability of Seller to perform its obligations hereunder or which would prevent, delay, impede or hinder consummation of the transactions contemplated hereby.

      “MGCL” shall mean the Maryland General Corporation Law, as amended.

      “Obligor” shall mean any Person that is an obligor, lessee or borrower under any Financing Contract.

      “Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

      “Permits” shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any of the Business or the Transferred Assets.

      “Permitted Lien” shall mean:

(i) all agreements, leases, instruments, documents, liens and encumbrances which are described in Schedule 1 to this Exhibit A;

(ii) any Lien for Taxes not yet due and payable (or which are being contested in good faith and which are fully reserved for on the books, records and financial statements of Seller);

(iii) any Liens arising under Financing Contracts entered into by Seller in accordance with the terms of this Agreement or in compliance with the approvals or directives of Purchaser made pursuant to this Agreement;

(iv) any Lien created by Purchaser;

(v) with respect to the Securities, restrictions on transfer by the terms of such Securities, by the terms of applicable shareholders agreements, pursuant to any legends on the certificates evidencing the Securities, and pursuant to any applicable lockup agreements, and under applicable securities laws;

(vi) any mechanic’s or materialmen’s lien, which an Obligor under a Financing Contract is required to remove;

(vii) any Lien on any Portfolio Property which is specifically permitted in accordance with the terms of the related Financing Contract (if any).

      “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.

      “Portfolio Property” shall mean Property with respect to which Seller is the lessor, seller or secured party, as the case may be, pursuant to the terms of a Financing Contract (whether initially or as an assignee).

      “Primary Portfolio Property” shall mean, with respect to a Financing Contract, the Portfolio Property that constitutes the primary or principal subject of, or collateral securing, such Financing Contract.

      “Property” shall mean all property and assets of whatsoever nature including personal property, whether tangible or intangible, and claims, rights and choses in action.

      “Proxy Statement” shall mean the proxy statement relating to the Stockholder Meeting, together with any amendments or supplements thereto.

      “Residual” shall mean the estimated value of Portfolio Property upon expiration of the Financing Contract to which it is subject, as determined by Seller and established on its books and records at the inception of such Financing Contract, as reflected on the books and records of Seller.

      “Reviewing Accountants” shall mean a public accounting firm or recognized life science industry expert as mutually agreed to by Seller and Purchaser.

      “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “Seller’s Knowledge” shall mean, with respect to a particular fact or other matter if (a) any of J. Alden Philbrick, IV, Chief Executive Officer of Seller, Michael J. Altenburger, Chief Financial Officer of Seller, Hans S. Houser, Vice President of Portfolio and Credit of Seller, Craig Bogle, Senior Contracts Manager of Seller or Mark Davis, Controller of Seller (each, a “Manager”) is aware of such fact or other matter or (b) a Manager could be reasonably expected to discover or otherwise become aware of such fact or other matter in the ordinary course of normal day to day operations of such Manager and consistent with industry practices and consistent with the requirements of the job of such Manager.

      “Superior Proposal” shall mean a bona fide written Takeover Proposal made by a third party to purchase at least eighty percent (80%) of the outstanding equity securities of Seller pursuant to a tender offer or exchange offer or to effect any merger, consolidation, business combination or sale of all or substantially all of the assets, recapitalization or similar transaction involving Seller (i) on terms which Seller’s Board of Directors determines in good faith (after consultation with its legal and financial advisors) to be superior for the stockholders of Seller (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and any alternative proposed by Purchaser in accordance with Section 8.2(c) hereof and (ii) which is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror).

      “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of fifteen percent (15%) or more of the assets of Seller or fifteen percent (15%) or more of any class of equity securities of Seller, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning at least fifteen percent (15%) of any class of equity securities of Seller or (iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction involving Seller other than the transactions contemplated by this Agreement.

      “Taxing Authority” shall mean any national, provincial, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

      “Trademark” shall mean the mark “TODAY’S CAPITAL FOR TOMORROW’S CURES”, U.S. Reg. No 2,764,398, registration date September 16, 2003, with respect to financing services (Int. Class 36).

      “Under-The-Hammer Analysis” shall mean the method for determining the value of the Company’s Credit Enhancements based on the “Under-the-Hammer Value” percentages reflected on the Company’s collateral risk analysis charts and tables for such Obligor that are generated in accordance with the Company’s underwriting guidelines to reflect the existing equipment breakdown of such Portfolio Property.

      “U.S.” shall mean the United States of America.

      “US$” shall mean the currency of the United States of America.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acceptable Evidence	4.2(a)
Accounts Receivable	2.1(h)
Acquisition Agreement	8.2(c)
Adjustment Amount	4.3(a)
Adverse Recommendation Change	8.2(c)
Agreement	Preamble
Allocation Schedule	4.4
Assignment and Assumption Agreement	3.1
Assumed Contracts	2.1
Assumed Liabilities	3.1
Balance Sheet	2.1(a)
Benefit Plans	6.7(a)
Bill of Sale	5.2(a)(i)
Bulk Sales Laws	8.22
Business	Recitals
Closing	5.1
Closing Date	5.1
Closing Date Adjustment Report	4.2(a)
Closing Date Cash Payment	4.1(b)(i)
Contingent Payment	4.1(b)(ii)
Disclosure Schedule	Preamble Article VI
Domain Name Assignment Agreement	5.2(a)(x)
Employment Agreements	Recitals
Environmental Law	6.16(b)
ERISA	6.7(a)
ERISA Affiliate	6.7(b)
Excess Cash	4.1(c)
Excluded Assets	2.2
Fairness Opinion	6.19
Filed SEC Documents	6.6

Term	Section

Final Closing Adjustment Report	4.2(d)
FIRPTA Certificate	5.2(a)(vii)
Hazardous Substance	6.16(c)
High Risk Obligor	4.2(a)
Income Statement	2.1(a)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Losses	10.2
Manager	Definition of Seller’s Knowledge
Notice of Adverse Recommendation	8.2(c)
Objection Statement	4.2(b)
Out of Cash Date	4.2(a)
Owned Rights	6.18(a)
Payoff Amount	4.1(c)
Proprietary Rights	6.18(a)
Purchase Price	4.1(b)
Purchaser	Preamble
Purchaser Indemnified Parties	10.2
Release	6.16(d)
Retained Liabilities	3.2
Representatives	8.2(a)
SEC Documents	6.5(a)
Securities	2.1(f)
Securities Writeoff Amount	4.2(a)
Seller	Preamble
Seller Indemnified Parties	10.3
Seller Financial Advisor	6.19
Seller Permits	6.14(a)
Seller Shares	6.20
Seller’s Rights	6.18(a)
Stockholder Approval	6.2
Stockholder Meeting	6.21(a)
Stockholders Agreement	5.4(n)
Subscription Agreement	5.4(m)
Tax(es)	6.15(i)(i)
Tax Return	6.15(i)(ii)
Termination Date	9.1(b)(ii)
Termination Fee	9.4(a)
Trademark Assignment Agreement	5.2(a)(ix)
Trade Secrets	6.18(a)
Transferred Assets	2.1

Term	Section

Transferred Employee	8.23
Undersecured Loan Amount	4.2(a)
Voting and Support Agreements	Recitals

EXHIBIT B

TO ASSET PURCHASE AGREEMENT BY AND BETWEEN

OXFORD FINANCE ACQUISITION CORP.
AND OXFORD FINANCE CORPORATION

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

      This ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of [                    ], 2004 (this “Agreement”), by and between Oxford Finance Acquisition Corp., a Delaware corporation (“Purchaser”), and Oxford Finance Corporation, a Maryland corporation (“Seller”).

      Reference is made to that certain Asset Purchase Agreement, dated as of January 28, 2004 (the “Asset Purchase Agreement”), by and between Purchaser and Seller. The Asset Purchase Agreement is hereby incorporated herein by reference and shall control in the event of any conflict with this Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.

      WHEREAS, Seller is engaged in the business of providing loans, primarily to emerging-growth life sciences companies (the “Portfolio Companies”), which loans are generally secured with equipment and other assets, and achieving current income from interest payments made by the Portfolio Companies, while attaining capital growth through the appreciation in value of Securities issued by the Portfolio Companies in connection with such loans;

      WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller, the Transferred Assets; and

      WHEREAS, as part of the transactions contemplated in the Asset Purchase Agreement, Seller desires to assign and Purchaser desires to assume the Assumed Liabilities set forth on Schedule A hereto.

      NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

      SECTION 1. Assumed Liabilities.

      (a) Seller hereby irrevocably conveys, assigns, transfers and delivers all of its rights, title and interest in, to and under the Assumed Liabilities to Purchaser.

      (b) Purchaser hereby assumes and agrees to undertake to pay, satisfy, discharge and/or perform the Assumed Liabilities. Other than such Assumed Liabilities set forth on Schedule A hereto, Purchaser is not assuming and in no way agrees to undertake to pay, satisfy, discharge, perform or be liable for, any liabilities, including, without limitation, any Retained Liabilities, for all of which Seller shall remain liable.

      SECTION 2. Further Assurances.

      From time to time, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and to provide the other party with the intended benefits of this Agreement. Without limiting the foregoing, upon reasonable request of Purchaser, Seller shall, and Seller shall cause its Affiliates, as applicable, to execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper and do all such other acts and things to more fully assign to Purchaser, or its successors or assigns, all right, title and interest in, to and under the Assumed Liabilities conveyed, assigned and transferred to or acquired by (or to be conveyed, assigned or transferred to or acquired by) Purchaser pursuant to this Agreement.

      SECTION 3. Effectiveness.

      Except as otherwise provided herein, the assignment of the Assumed Liabilities by Seller and the assumption of the Assumed Liabilities by Purchaser shall be deemed effective as of 12:01 a.m. on the date first written above.

      SECTION 4. Successors and Assigns.

      Subject to the Asset Purchase Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      SECTION 5. Entire Agreement, No Third Party Beneficiaries.

      This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) other than with respect to the matters set forth in Section 10, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 6. Governing Law.

      (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Law thereof.

      (b) Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America, in either case sitting in the Borough of Manhattan, New York, New York, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York state or federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11 hereof. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

      (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(c).

      SECTION 7. Counterparts.

      This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      SECTION 8. Titles and Headings.

      Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      SECTION 9. Rights and Liabilities.

      Notwithstanding anything to the contrary contained herein, nothing contained herein shall be deemed to grant Purchaser any rights, or to cause Seller to incur any liabilities, greater than or otherwise in excess of the rights and liabilities, respectively, set forth in the Asset Purchase Agreement.

      SECTION 10. Indemnification.

      Purchaser shall indemnify Seller in the manner set forth in Article X of the Asset Purchase Agreement. Seller shall indemnify Purchaser in the manner set forth in Article X of the Asset Purchase Agreement.

      SECTION 11. Notices.

      All notices and other communications hereunder shall be as set forth in the Asset Purchase Agreement.

      SECTION 12. Severability.

      This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

      SECTION 13. Assignment.

      Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 14. Modification.

      No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the parties hereto and that specifically refers to this Agreement.

      IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on its behalf as of the date first written above.

OXFORD FINANCE ACQUISITION CORP.

By:

Name:

Title:

OXFORD FINANCE CORPORATION

By:

Name:

Title:

EXHIBIT C

TO ASSET PURCHASE AGREEMENT BY AND BETWEEN

OXFORD FINANCE ACQUISITION CORP.
AND OXFORD FINANCE CORPORATION

CLOSING DATE ADJUSTMENT REPORT

1	2	3	4	5	6	7	8	9	10	11	12

Projected
		Value of							Total
		Collateral at	Projected			Number of			Calculated
	Projected	Out-of-Cash	Undersecured	Dated		Months of			Adjustments
	Loan	Date (Using	Loan Amount at	Cash		Cash	Securities	Book Value	(50% of
	Balance at	Under-the-	Out-of-Cash Date	Balance of	Cash	(Column 5	Issued by	of Securities	Column 4		Net
High Risk	Out-of-Cash	Hammer	(Column 2	High Risk	Burn	Divided by	High Risk	Listed in	Plus 100% of	Acceptable	Adjustment
Obligor	Date	Analysis)	Minus Column 3)	Obligor	Rate	Column 6)	Obligor	Column 8	Column 9)	Evidence	Amount

EXHIBIT D

TO ASSET PURCHASE AGREEMENT BY AND BETWEEN

OXFORD FINANCE ACQUISITION CORP.
AND OXFORD FINANCE CORPORATION

FORM BILL OF SALE

FORM OF BILL OF SALE

      KNOW ALL PERSONS BY THESE PRESENTS, that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to that certain Asset Purchase Agreement dated as of January 28, 2004 (the “Asset Purchase Agreement”), by and between Oxford Finance Corporation, a Maryland corporation (“Seller”) and Oxford Finance Acquisition Corp., a Delaware corporation (“Purchaser”), Seller has granted, bargained, sold, assigned, conveyed, transferred, delivered and set over unto and by these presents does hereby grant, bargain, sell, assign, convey, transfer, deliver and set over unto Purchaser and its successors and assigns, all right, title and interest of Seller in and to the Transferred Assets. All capitalized terms not otherwise defined herein shall have the respective meanings provided in the Asset Purchase Agreement.

      TO HAVE AND TO HOLD all right, title and interest of Seller in and to the Transferred Assets hereby granted, bargained, sold, assigned, conveyed, transferred, delivered and set over unto Purchaser, its successors and assigns for Purchaser’s own use and benefit forever.

      This Bill of Sale is governed by the laws of the State of New York without regard to any applicable conflicts of law principles.

      If any term or other provision of this Bill of Sale is held to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Bill of Sale shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      This Bill of Sale shall bind and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

      Seller hereby represents and warrants that it owns good and marketable title, free and clear of all Liens of any kind or nature whatsoever, except for Permitted Liens, to all of the property and assets being transferred to Purchaser hereunder, and it has full right, power and ability to sell such property and assets to Purchaser and to make this Bill of Sale.

      Seller agrees that it shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, consents, and assurances and take such other actions as Purchaser may reasonably request for Seller more effectively to sell, assign, convey, transfer and deliver the Business and the Transferred Assets to Purchaser.

      IN WITNESS WHEREOF, Seller has caused this instrument to be executed in its company name under seal by its duly authorized officers as of [ ], 2004.

SELLER:

OXFORD FINANCE CORPORATION
A Maryland corporation

By:

Name:
Title:

EXHIBIT E

TO ASSET PURCHASE AGREEMENT BY AND BETWEEN
OXFORD FINANCE ACQUISITION CORP.
AND OXFORD FINANCE CORPORATION

FORM OF TRADEMARK ASSIGNMENT

FORM OF TRADEMARK ASSIGNMENT

      This TRADEMARK ASSIGNMENT (this “Assignment”) is made and entered into as of [                    ], 2004 by and between Oxford Finance Corporation, a Maryland corporation (the “Assignor”), and Oxford Finance Acquisition Corp., a Delaware corporation (the “Assignee”).

      WHEREAS, Assignor is the owner of all right, title and interest in and to the trademarks and the corresponding registrations and/or applications for registration set forth on Schedule A (collectively, the “Trademarks”), together with the goodwill of the business connected with and symbolized by the Trademarks; and

      WHEREAS, Assignor has agreed to transfer its rights in the Trademarks to Assignee and Assignee desires to acquire all right, title and interest in and to the Trademarks.

      NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as set forth below.

      Assignor hereby sells, assigns, transfers and conveys to Assignee the entire right, title, interest in and to the Trademarks together with the goodwill of the business connected with and symbolized by the Trademarks, the same to be held and enjoyed by Assignee as fully and entirely as said interest could have been held and enjoyed by Assignor had this sale, assignment, transfer and conveyance not been made.

      Assignor authorizes the Commissioner of Trademarks of the United States and other empowered officials of the United States Patent and Trademark Office to record the transfer of the registrations and/or applications for registration set forth on Schedule A to Assignee as assignee of Assignor’s entire right, title and interest therein. Assignor agrees to further execute any documents reasonably necessary to effect this assignment or to confirm Assignee’s ownership of the Trademarks.

      This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:	ASSIGNEE:
OXFORD FINANCE CORPORATION	OXFORD FINANCE ACQUISITION CORP.

By:	By:
Name:	Title:
Title:	Name:

STATE OF	ss:

COUNTY OF

Before me, the undersigned, a Notary Public of the State of                     , personally appeared                               , having been sworn by me according to law did depose and say he was the                     of Oxford Finance Corporation (the “Assignor”) and did acknowledge the execution of the foregoing Trademark Assignment on behalf of said Assignor.

WITNESS my hand and notarial seal this                     , 2004.

(Written Signature)	(Printed Signature)

My commission expires                     .

EXHIBIT F

TO ASSET PURCHASE AGREEMENT BY AND BETWEEN

OXFORD FINANCE ACQUISITION CORP.
AND OXFORD FINANCE CORPORATION

FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT

FORM OF DOMAIN NAME ASSIGNMENT

      This DOMAIN NAME ASSIGNMENT (this “Assignment”) is made and entered into as of [                    ], 2004 by and between Oxford Finance Corporation, a Maryland corporation (the “Assignor”), and Oxford Finance Acquisition Corp., a Delaware corporation (the “Assignee”).

      WHEREAS, Assignor is the owner of all right, title and interest in and to the domain name registrations set forth on Schedule A (collectively, the “Domain Names”); and

      WHEREAS, Assignor has agreed to transfer its rights in the Domain Names to Assignee and Assignee desires to acquire all right, title and interest in and to the Domain Names.

      NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as set forth below.

      Assignor hereby sells, assigns, transfers and conveys to Assignee the entire right, title, interest in and to the Domain Names, the same to be held and enjoyed by Assignee as fully and entirely as said interest could have been held and enjoyed by Assignor had this sale, assignment, transfer and conveyance not been made.

      Assignor agrees, and agrees to cause its applicable affiliate(s), to take such steps as may be necessary to effect such assignment and transfer or to confirm Assignee’s ownership of the Domain Names, including, without limitation, executing transfer agreements or documents required by applicable domain name registrars. Without limitation to the foregoing, Assignor further agrees, and agrees to cause its applicable affiliate(s), to authorize the registrar of each Domain Name to transfer the Domain Name to the Assignee (or its designee) promptly (but in no event later than five (5) business days) after Assignee (or its designee) initiates a request for transfer through a domain name registrar.

      This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:	ASSIGNEE:

OXFORD FINANCE CORPORATION	OXFORD FINANCE ACQUISITION CORP.

By: Name: Title:	By: Name: Title:

EXHIBIT G

TO ASSET PURCHASE AGREEMENT BY AND BETWEEN

OXFORD FINANCE ACQUISITION CORP.
AND OXFORD FINANCE CORPORATION

FORM OF SUBSCRIPTION AGREEMENT

FORM OF STOCK SUBSCRIPTION AGREEMENT

      THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the [     ] day of [                    ], 2004, by and between Oxford Finance Acquisition Corp., a Delaware corporation (the “Company”), and J. Alden Philbrick, IV (the “Subscriber”).

      WHEREAS, the Company and Oxford Finance Corporation, a Maryland corporation, have entered into an Asset Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Asset Purchase Agreement”), providing for, among other things, the sale of all of the assets of Oxford Finance Corporation to the Company, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

      WHEREAS, the Subscriber desires to acquire, and the Company desires to issue, thirty (30) shares of common stock, par value US$0.01 per share, of the Company (the “Shares”) in consideration for payment by the Subscriber to the Company in the aggregate amount of US$1,530,000.00 (the “Subscription Price”).

      NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      SECTION 1.     Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings provided in the Asset Purchase Agreement.

      SECTION 2.     The Effective Date. This Agreement shall become effective on the Closing Date of the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated in accordance with its terms prior to Closing of the Asset Purchase Agreement, this Agreement shall be void in all respects and shall have no force and effect.

      SECTION 3.     Authorization of Issuance of the Shares. Subject to the terms and conditions of this Agreement, as of the Effective Date the Company will have authorized the issuance of the Shares.

      SECTION 4.     Agreement to Issue and Acquire the Shares. On the Effective Date, the Company shall issue to the Subscriber, and the Subscriber shall acquire from the Company, the Shares upon the terms and conditions set forth in this Agreement.

      SECTION 5.     Payment of the Subscription Price. On the Effective Date, the Subscriber shall pay to the Company the Subscription Price which shall be delivered as follows: (i) US$1,385,883.70 pursuant to the terms of a promissory note made by the Subscriber in favor of the Company, which note shall by its terms mature six (6) months after the Effective Date and (ii) US$144,116.30 pursuant to the terms of a promissory note made by Subscriber in favor of the Company, which note shall by its terms mature three (3) years after the Effective Date.

      SECTION 6.     Company Representation and Warranty. The Company represents and warrants that the Shares, when issued, will be duly authorized, validly issued, and, upon payment by the Subscriber of the Subscription Price, will be fully paid and nonassessable.

      SECTION 7.     Subscriber Representation. The Subscriber represents that the Shares are being acquired for its own account, for investment and not with a view to the distribution and resale thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any state securities or blue sky laws. The Subscriber understands that the Shares have not been registered under the Securities Act or any state securities or blue sky laws, by reason of their issuance in a transaction exempt from the registration requirements thereunder and may not be resold unless a subsequent disposition thereof is registered thereunder (the Company being under no obligation to so register) or is exempt from registration thereunder.

      SECTION 8.     Legend. As evidence of the restrictions on transfer, the following legend (or a substantially similar legend) will be placed on the certificate or certificates evidencing the Shares:

THE REGISTERED HOLDER HEREOF HAS REPRESENTED TO THE ISSUER OF THE SHARES REPRESENTED HEREBY THAT IT HAS ACQUIRED SUCH SHARES FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. ACCORDINGLY, SUCH SHARES

HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUBSEQUENTLY REGISTERED THEREUNDER OR AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.

      The Company may give appropriate stop-transfer instructions to any transfer agent for the Shares.

      SECTION 9.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflicts of laws.

      SECTION 10.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

By:

J. Alden Philbrick, IV

Agreed To and Accepted By:

OXFORD ACQUISITION CORP.

By:

Name:
Title:

APPENDIX B

OXFORD FINANCE CORPORATION

PLAN OF LIQUIDATION AND DISSOLUTION

      The following Plan of Liquidation and Dissolution (the “Plan”) of Oxford Finance Corporation (the “Company”), a corporation organized and existing under the laws of the State of Maryland, that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), is intended to accomplish the complete liquidation and dissolution of the Company in conformity with the provisions of the Company’s Articles of Incorporation, Maryland law and the 1940 Act.

      WHEREAS, on January 28, 2004, the Company executed that certain Asset Purchase Agreement (the “Purchase Agreement”) with Oxford Finance Acquisition Corp. (“OAC”), a Delaware company and the wholly-owned subsidiary of Sumitomo Corporation of America, under which the Company will sell substantially all of its assets and liabilities to OAC (the “Asset Sale”);

      WHEREAS, assuming the stockholders of the Company approve the Asset Sale and Purchase Agreement, and as a result, the Asset Sale is completed, the Company will no longer be operating a viable business;

      WHEREAS, on February 13, 2004, the Company’s Board of Directors (the “Board”) unanimously determined that it is advisable and in the best interests of the Company and the stockholders to dissolve the Company as soon as practicable following the completion of the Asset Sale; and

      WHEREAS, the Board has considered and approved this Plan as the method of liquidating and dissolving the Company following the completion of the Asset Sale and has directed that the dissolution of the Company be submitted to the stockholders of the Company for their consideration and approval.

      NOW, THEREFORE, the liquidation and dissolution of the Company shall be carried out in the manner hereinafter set forth:

1. Effective Date of Plan. The Plan shall be and become effective only upon: (i) the adoption and approval of the Purchase Agreement, Asset Sale and Plan by the stockholders in the manner and by the vote required by Maryland law, the 1940 Act and the Company’s Articles of Incorporation; (ii) the completion of the Asset Sale; (iii) the receipt by Oxford of all purchase price payments required to be paid by OAC under the Purchase Agreement; and (iv) the authorization of the Board to implement the Plan following the completion of items (i) through (iii). The date that items (i) through (iv) have been completed, and the Plan is therefore effective, is hereinafter called the “Effective Date.”

2. Cessation of Business. After the Effective Date of the Plan, the Company shall cease its operations. Thereafter, it shall not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and will dissolve in accordance with the Plan.

3. Restriction on Transfer and Redemption of Shares. The proportionate interests of stockholders in the assets of the Company shall be fixed on the basis of their respective stockholdings at the close of business on the Effective Date. On the Effective Date, the books of the Company shall be closed. Thereafter, unless the books of the Company are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders’ respective interests in the Company’s assets shall not be transferable by the negotiation of share certificates.

4. Notice of Liquidation. As soon as practicable after the Effective Date, the Company shall give notice to the appropriate parties that this Plan has been approved by the Board and the stockholders and that the Company will be liquidating its assets. Specifically, as soon as practicable after the Effective Date of the Plan, the Company shall mail notice to its known creditors and employees at their addresses as shown on the Company’s records, to the extent such notice is required under the Maryland General Corporation Law (the “MGCL”).

5. Liquidation of Assets. As soon as is reasonable and practicable after the Effective Date of the Plan, all remaining assets of the Company, to the extent possible, shall be converted to U.S. cash or U.S. cash equivalents.

6. Payments of Debts. As soon as practicable after the Effective Date of the Plan, the Company shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Company incurred or expected to be incurred prior to the date of the liquidating distribution provided for in Section 7 below.

7. Liquidating Distributions. Any Company assets remaining after the Effective Date (the “Remaining Assets”) are expected to be distributed by one or two cash payments as soon as practicable following the Effective Date in complete cancellation of all the outstanding shares of capital stock of the Company. The first distribution of the Remaining Assets (the “First Distribution”) is expected to be the final distribution and to consist of cash representing substantially all the Remaining Assets of the Company, less an estimated amount necessary to (a) discharge any unpaid liabilities and obligations of the Company on the Company’s books on the First Distribution date, and (b) discharge any liabilities not on the books of the Company on the First Distribution date that the Board shall reasonably deem to exist against the assets of the Company. A second distribution (the “Second Distribution”), if necessary, will consist of cash from any assets remaining after payment of and provision for expenses and other liabilities, the proceeds of any sale of assets of the Company under the Plan not sold prior to the First Distribution and any other miscellaneous income to the Company. The First Distribution is expected to be and may be designated the final distribution if it is determined that all expenses and liabilities have been paid or reasonably provided for.

           All stockholders will receive information concerning the sources of the liquidating distribution.

8. Expenses of the Liquidation and Dissolution. Subject to any expense reimbursement arrangements in effect with OAC under the Purchase Agreement, the Company shall bear all of the expenses incurred by it in carrying out this Plan including, but not limited to, all printing, mailing, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of stockholders, whether or not the liquidation contemplated by this Plan is effected.

9. Power of the Board; Implementation of the Plan. The Board and, subject to the direction of the Board, the Company’s officers and individual Directors, shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers that may be necessary or appropriate to implement the Plan or that may be required by the provisions of the 1940 Act, MGCL, the securities laws or any other applicable law. The death, resignation or other disability of any Director or any officer of the Company shall not impair the authority of the surviving or remaining Directors or officers to exercise any of the powers provided for in the Plan.

10. Amendment or Abandonment of Plan. The Board shall have the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating distributions) at any time without stockholder approval, if the Board determines that such action would be advisable and in the best interests of the Company and its stockholders, as may be necessary or appropriate to effect the marshalling of Company assets and the dissolution, complete liquidation and termination of existence of the Company, and the distribution of its net assets to stockholders in accordance with the laws of the State of Maryland and the purposes to be accomplished by the Plan. If any variation or amendment appears necessary and, in the judgment of the Board, will materially and adversely affect the interests of the Company’s stockholders, such variation or amendment will be submitted to the Company’s stockholders for approval. In addition, the Board may abandon this

Plan, without stockholder approval, prior to the filing of the Articles of Dissolution if it determines that abandonment would be advisable and in the best interests of the Company and its stockholders.

11. Withdrawal of Election Under the 1940 Act. As soon as practicable after the liquidation and distribution of the Company’s assets, the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a Form N-54C, and any other required reports, in order to revoke its election to be treated as a business development company under the 1940 Act.

12. Articles of Dissolution. Consistent with the provisions of the Plan, the Company shall be dissolved in accordance with the laws of the State of Maryland and the Company’s Articles of Incorporation and Bylaws. As soon as practicable after the Effective Date and pursuant to the MGCL, the Company shall prepare and file Articles of Dissolution with and for acceptance by the Maryland State Department of Assessments and Taxation. After the effectiveness of the Articles of Dissolution:

a) The Company’s Directors shall be the trustees of its assets for the purposes of liquidation unless and until a court appoints a receiver. The Director-Trustees will be vested in their capacity as trustees with full title to all the assets of the Company.

b) The Director-Trustees shall (i) collect and distribute any remaining assets of the Company, applying them to the payment, satisfaction and discharge of existing debts and obligations of the Company, including necessary expenses of liquidation; and (ii) distribute the remaining assets among the stockholders.

(c) The Director-Trustees may (i) carry out the contracts of the Company; (ii) sell all or any part of the assets of the Company at public or private sale; (iii) sue or be sued in their own names as trustees or in the name of the Company; and (iv) do all other acts consistent with law and the Articles of Incorporation of the Company necessary or proper to liquidate the Company and wind up its affairs.

13. Appraisal Rights. Under Maryland law, stockholders will not be entitled to appraisal rights in connection with the Plan.

APPENDIX C

April 30, 2004

Oxford Finance Corporation

133 North Fairfax Street
Alexandria, Virginia 22314

Dear Oxford Finance Corporation:

      Oxford Finance Corporation (“Oxford” or the “Company”) has requested that Milestone Advisors, LLC (“Milestone”) provide Oxford with its opinion as to the fairness, from a financial point of view, to Oxford of the Consideration (as hereinafter defined) to be received by Oxford pursuant to the Asset Purchase Agreement by and between Oxford and Oxford Acquisition Corp. (“Sub”), a wholly-owned subsidiary of Sumitomo Corporation of America (“SCOA”), dated January 28, 2004 (the “Agreement”). As more fully described in the Agreement, Sub will acquire certain assets and assume certain liabilities of Oxford (the “Transaction”) for $51,000,000 in cash, subject to a potential reduction of $2,000,000 based on certain post-closing matters set forth in the Agreement (the “Consideration”). You have provided us with a copy of the Agreement and all related agreements; the terms of the Transaction are more fully set forth therein.

      In the course of performing our review and analyses for rendering this opinion, Milestone has:

•	reviewed the Agreement and all agreements related to the Transaction;

•	reviewed Oxford’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003, Oxford’s draft Form 10-Q for the period ended March 31, 2004, and Oxford’s registration statement on Form 10 dated March 25, 2002;

•	met with certain members of Oxford’s senior management to discuss Oxford’s business, operations, historical and projected financial results and future prospects;

•	reviewed projections for the three years ended December 31, 2006 provided to us by management of Oxford;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Oxford;

•	reviewed the terms of recent merger and acquisition transactions which we deemed generally comparable to the Transaction;

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate, including an assessment of general economic, market and monetary conditions.

      In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information we reviewed. We have not assumed any responsibility for the independent verification of any such information or of the information provided to us, and we have further relied upon the assurances of the senior management of Oxford that they are unaware of any facts that would make the information provided to us incomplete or misleading.

      In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Oxford, nor have we been furnished with any such appraisals. Milestone’s conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to Milestone as of the date of this opinion. Milestone expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Transaction.

C-1

      We have assumed that the Transaction will be consummated in accordance with the terms of the Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Oxford or SCOA.

      Milestone, as part of its investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial finance companies, commercial banks, savings institutions and financial services holding companies, as well as business valuations for other corporate purposes for financial services organizations. Milestone has experience in, and knowledge of, the valuation of commercial finance companies based in the Mid-Atlantic United States as well as the United States as a whole.

      It is understood that this letter is intended for the use of Oxford in connection with its consideration of the Transaction and is not to be relied upon by any other person for any other purpose.

      This letter does not constitute a recommendation to Oxford as to whether to approve the Transaction and does not constitute a recommendation to any Stockholder to sell their shares, exercise their appraisal rights, if any, or to take any other action.

      This letter is not to be used for any other purpose, and may not be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement, information statement or any other material required to be distributed to the holders of Oxford common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

      Based on and subject to the foregoing, as well as any such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by Oxford in the Transaction is fair, from a financial point of view, to Oxford.

Very truly yours,

/s/ Milestone Advisors, LLC

C-2

APPENDIX D

VOTING AND SUPPORT AGREEMENT

      This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of January 28, 2004, is entered into by and between Sumitomo Corporation of America, a New York corporation (“Parent”) and Friedman, Billings, Ramsey Group, Inc. (“Stockholder”).

      WHEREAS, Oxford Finance Acquisition Corp., a Delaware corporation (“Purchaser”) and Oxford Finance Corporation, a Maryland corporation (the “Seller”), have entered into an Asset Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Purchase Agreement”), providing for, among other things, the sale by Seller and purchase by Purchaser of all Seller’s assets (the “Asset Sale”), upon the terms and subject to the conditions set forth in the Purchase Agreement;

      WHEREAS, as of the date hereof, Stockholder is the beneficial owner of 1,142,050 shares of common stock, par value $0.01 per share (“Company Shares”), of Seller (such Company Shares, together with any other shares of capital stock of Seller acquired by Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the “Subject Shares”); and

      WHEREAS, as a condition to Parent’s willingness to cause Purchaser to enter into the Purchase Agreement, Parent has required that Stockholder agree, and in order to induce Parent to cause Purchaser to enter into the Purchase Agreement, Stockholder is willing to agree, to (i) vote all of the Subject Shares in favor of the proposal to adopt the Purchase Agreement and to provide an irrevocable proxy in connection with such agreement to vote the Subject Shares in such manner; and (ii) such other matters as are set forth herein.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

      Section 1.     Definitions. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings provided in the Purchase Agreement.

      Section 2.     Voting Agreement; Irrevocable Proxy. From the date of this Agreement and ending on the Termination Date (as defined below), Stockholder agrees with Parent as follows:

(a) Agreement to Vote the Subject Shares. Without in any way limiting Stockholder’s right to vote the Subject Shares in its sole discretion with respect to any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Seller called upon to approve and adopt the Purchase Agreement and the Asset Sale or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Purchase Agreement and the Asset Sale is sought, Stockholder shall vote (or cause to be voted) the Subject Shares as follows:

(i) in favor of the Asset Sale, the adoption by the stockholders of Seller of the Purchase Agreement and approval of the other transactions contemplated by the Purchase Agreement;

(ii) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Seller under the Purchase Agreement; and

(iii) against (x) any Takeover Proposal or any merger agreement or merger, consolidation, combination, sale of substantially all of Seller’s assets (other than the Purchase Agreement and the Asset Sale), sale or issuance of securities of Seller, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Seller and (y) any amendment of the Seller’s articles of incorporation or bylaws or equivalent organizational documents or other proposal or transaction involving Seller which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Seller under or with respect to the Asset Sale, the Purchase Agreement or any of the transactions contemplated by the Purchase Agreement or by this Agreement.

(b) Irrevocable Proxy. Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Seller or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Section 2(a) hereof. Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon Stockholder’s execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 2(b) is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms and that no subsequent proxies with respect to the Subject Shares shall be given (and if given shall not be effective). Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Purchase Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 2-507 of the Maryland General Corporation Law (the “MGCL”), subject to the terms of this Section 2(b). Subject to the foregoing, the power of attorney granted by Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder.

      Section 3.     Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Ownership. Stockholder is the beneficial owner of 1,142,050 Company Shares, free and clear of any Liens whatsoever, except Permitted Liens or as created by this Agreement. Stockholder does not own, of record, any shares of capital stock of Seller other than such Company Shares. Stockholder has the sole right to vote such Company Shares, and none of such Company Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Company Shares, except as contemplated by this Agreement.

(b) Authority; No Conflict. Stockholder has all requisite power and authority to enter into this Agreement and to perform the obligations required to be performed by it hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and by general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof would not, conflict with, result in any violation of or constitute (with or without notice or lapse of time or both) default under, any provision of any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree in any case applicable to Stockholder or to any of Stockholder’s property or assets.

(c) No Filings; Consents. No consents or approvals of or filings or registrations by the Stockholder with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 2(b) hereof.

(d) No Prior Irrevocable Proxies Effective. Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies have been or are hereby revoked.

(e) Restriction on Transfer and Proxies. Stockholder agrees not to voluntarily transfer, sell, assign, exchange, pledge or otherwise dispose of (including by gift) or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement; provided, however, that Stockholder may transfer the Subject Shares to any person who is or becomes a party to this Agreement bound by all of the obligations of Stockholder hereunder prior to such transfer and to the extent such transfer is made in accordance with all applicable laws. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares and shall not commit or agree to take any of the foregoing actions.

(f) No Solicitation. Stockholder shall be deemed to be a Representative at all times for purposes of Section 8.2 of the Purchase Agreement (regardless of whether Stockholder is in fact a Representative at the relevant time) and shall comply with the terms of Section 8.2 of the Purchase Agreement as if it were a party thereto.

(g) Waiver of Appraisal Rights. Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 3-208 of the MGCL or other applicable law in connection with the Asset Sale.

(h) Further Assurances. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

      Section 4.     Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and by general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or bylaws of Parent or any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent’s property or assets.

      Section 5.     Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Seller affecting the Company Shares or the acquisition of additional shares of Company Shares or other voting securities of Seller by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Shares or other voting securities of Seller issued to or acquired or disposed of by Stockholder.

      SECTION 6.     Stockholder Capacity. Stockholder enters into this Agreement solely in Stockholder’s capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Seller, such Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken or to be taken by Stockholder in Stockholder’s capacity as an officer or director of Seller.

      SECTION 7.     No Ownership Interest. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Parent shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Seller or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

      SECTION 8.     Termination.

      (a) Subject to the provisions of Section 8(b) of this Agreement, this Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of September 30, 2004, the Closing Date or the termination of the Purchase Agreement in accordance with Article IX thereof (the “Termination Date”); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful breach of its covenants or a willful breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

      (b) This Agreement will terminate without any further action on the part of any party hereto on the Termination Date; provided, however, that if the Purchase Agreement is terminated prior to the Closing Date, then each of Section 1, Section 2(b), Section 3(f), Section 4, Section 6, Section 7, this Section 8 and Section 9 will survive the termination of the Purchase Agreement until the earlier of (a) the closing of an alternative disposition resulting from a Takeover Proposal and (b) the payment by Seller to Purchaser of the Termination Fee as provided in Article IX of the Purchase Agreement.

      SECTION 9.     General Provisions.

      (a) Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the parties hereto and that specifically refers to this Agreement.

      (b) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

      (c) Interpretation. When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the result of the joint efforts of Parent and Stockholder, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof. The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.” The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

      (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      (e) Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

      (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      (h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby (i) submit to the jurisdiction of any federal or state court sitting in the State of New York, (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iii) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 11(k) hereof. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 2 hereof shall be subject to the foregoing provisions of this Section 11(h).

      (i) Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

      (j) Waiver. The parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing, signed on behalf of each party hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

      (k) Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(i)	if to Stockholder, to:

Friedman, Billings, Ramsey Group, Inc.
1001 19th Street North
Arlington, Virginia 22209
Attention: Ned Wheeler
Facsimile No.: (703) 312-9602

(ii)	if to Parent or Purchaser, to:

Sumitomo Corporation of America
600 Third Avenue
New York, New York 10016
Attention: Hirohiko Imura, Vice President Business Investment
Facsimile No.: (212) 207-0830

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Morton A. Pierce
Michael J. Aiello
Facsimile No.: (212) 259-6333

      SECTION 1.1     Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

SUMITOMO CORPORATION OF AMERICA

By:	/s/ KAZUHIRO TAKEUCHI

Kazuhiro Takeuchi
Chief Financial Officer

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/s/ NED WHEELER

Ned Wheeler
Managing Director

APPENDIX E

EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 28, 2004, between J. Alden Philbrick, IV (the “Executive”) and Oxford Finance Acquisition Corp., a Delaware corporation, (the “Company”) recites and provides as follows:

      WHEREAS, the Board of Directors of the Company (the “Board”) expects that the Executive will make substantial contributions to the growth and prospects of the Company;

      WHEREAS, the Board desires that the Company employ the services of the Executive, and the Executive is willing to provide such services to the Company, both on the terms and subject to the conditions set forth herein;

      WHEREAS, the Company and Oxford Finance Corporation, a Maryland corporation (“Seller”) have entered into an Asset Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Asset Purchase Agreement”), providing for, among other things, the sale by Seller and the purchase by the Company of all Seller’s assets, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

      WHEREAS, this Agreement will become effective contemporaneously with the closing of the Asset Purchase Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1. Employment Period.

(a) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work for the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Closing Date (as defined in the Asset Purchase Agreement) (the “Effective Date”) and ending on the third (3rd) anniversary of the Closing Date (the “Employment Period”).

(b) If the Asset Purchase Agreement is terminated in accordance with its terms prior to Closing (as defined in the Asset Purchase Agreement), this Agreement shall be void in all respects and shall have no force and effect.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive shall serve as the President and Chief Executive Officer of the Company and shall have the duties and responsibilities that are normally associated with that office and such other powers and duties as may, from time to time, be prescribed by the Board; provided that such duties are generally consistent with the duties described above and applicable law and (B) the Executive’s services shall be performed at the Company’s headquarters in Alexandria, Virginia or at any office designated by the Board that is less than thirty-five (35) miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive hereunder, to use his reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, charitable or professional association boards or committees (provided the Executive obtains prior approval from the Board, such approval not to be unreasonably withheld), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments; provided that, in each case, such activities do not unreasonably interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

           (b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments in accordance with the Company’s payroll schedule, as in effect during the term, but not less frequently than on a monthly basis, at an annual rate of not less than Three Hundred Thousand Dollars ($300,000) per year. During the Employment Period, the Annual Base salary shall be reviewed at least annually. Annual Base Salary shall not be reduced at any time during the Employment Period.

(ii) Annual Bonus.

(A) In addition to Annual Base Salary, the Company’s compensation committee (which shall consist of members of the Board except the Executive) may grant the Executive an annual bonus for each of the three (3) successive twelve (12)-month periods (each, a “Bonus Period”) during the Employment Period commencing on the Effective Date. The annual bonus paid to the Executive under this paragraph, if any, shall be referred to as the “Annual Bonus” for purposes of this Agreement. The amount and other terms and conditions of the Annual Bonus shall be mutually agreed to by the Company’s compensation committee and the Executive prior to the commencement of each Bonus Period.

(B) In the event that the Company’s compensation committee and the Executive cannot agree to the terms of the Annual Bonus prior to the commencement of a Bonus Period, as contemplated by Section 2(b)(ii)(A), the Annual Bonus shall be equal to an amount that is not less than fifteen percent (15%) of the Annual Base Salary for such Bonus Period; provided that the Executive shall not be entitled to an Annual Bonus in such Bonus Period unless (i) the Company’s Return on Assets (as defined below) for such Bonus Period is at least six percent (6%) and (ii) the cash EBITDA for such Bonus Period exceeds a target amount (“Cash EBITDA Target”) that is mutually agreed upon by the Company and the Executive for each calendar year. The Company and the Executive hereby agree that the Cash EBITDA Target for the Bonus Period commencing on the Effective Date shall be Five Million Dollars ($5,000,000), and the Cash EBITDA Target for each of the Bonus Periods commencing on the first (1st) and second (2nd) anniversaries of the Effective Date shall be at least Five Million Dollars ($5,000,000). The Board may, in its sole discretion, increase the Cash EBITDA Target in any Bonus Period to take into account any effect on the Company’s cash EBITDA resulting from the Company’s (A) merger with another entity, the acquisition of any entity or business assets or any similar transaction, (B) acquisition of any portfolio financing contracts, (C) reorganization, recapitalization or similar event or (D) any other extraordinary or unusual event that might effect the Company’s cash EBITDA. For purposes of this Section 2(b)(ii)(B), the “Company’s Return On Assets” shall mean the Company’s cash EBITDA divided by the average of the total asset balances at the end of each calendar month during the applicable Bonus Period.

(iii) Exit Success Fee. In consideration of the Executive’s efforts in developing and implementing a successful strategy to enable the Company’s shareholders to realize a capital gain upon their investment in shares of the Company’s common stock, par value $0.01 (the “Company Shares”), the Company shall pay the Executive a Success Fee (as defined below) upon the earlier to occur of (A) the date that the Executive or any Affiliate (as defined in the Asset Purchase Agreement) of the Executive no longer owns any Company Shares or (B) the consummation of a Liquidation Event; provided that the Company shall be obligated to pay the Success Fee only if (1) at the time the Success Fee would be payable the Executive is employed by the Company or otherwise is available to the Company on a consulting basis to provide similar services to the Company (the “Employment Requirement”) and (2) at such time that the Success Fee would be payable the Executive remains in compliance with the restrictive covenants set forth in Sections 7, 8 and 9 of this Agreement, provided, however, that the Employment Requirement shall not apply if the Executive’s employment by the Company is terminated pursuant to the terms of Section 3(a), (c) or (d) or the Employment Period expires and in any of the foregoing circumstances of termination or expiration, the Success Fee is payable within six (6) months of the date of termination or expiration. In the event that at the time the Success Fee is payable the Company Value is (A) greater than Fifty-Four Million ($54,000,000) but less than Sixty Million ($60,000,000), the “Success Fee” shall be an amount equal to the product of thirteen and one-half percent (13.5%) multiplied by the difference between the Company Value and Fifty-Four Million Dollars ($54,000,000) or (B) equal to or in excess of Sixty Million Dollars ($60,000,000), the “Success Fee” shall be an amount equal to the product of nine percent (9%) multiplied by difference between the Company Value and Fifty-One Million Dollars ($51,000,000). For purposes of this Section 2(b)(iii), the following definitions shall apply:

“Company Value” shall mean the excess of (A) either (1) the aggregate amount of the proceeds actually received by the Company’s shareholders in the case of a Liquidation Event or (2) Fair Value, in the event that the Executive transfers his Company Shares to Sumitomo Corporation of America, a New York corporation (“SCOA”) in accordance with the terms of the Stockholders Agreement among the Company, SCOA and the Executive effective as of the Effective Date (the “Stockholders Agreement”) over (B) an amount equal to the aggregate of all capital investments in the Company by persons or entities other than the Executive after the Closing Date.

“Fair Value” shall have the meaning ascribed to such term under the Stockholders Agreement.

“Liquidation Event” shall mean (i) any merger, consolidation or other disposition pursuant to which all of the issued and outstanding Company Shares are transferred to a third party or (ii) a sale of all or substantially all of the assets of the Company.

The terms of this Section 2(b)(iii) shall survive expiration of this Agreement in accordance with its terms and shall survive any termination of this Agreement other than termination for “Cause” as defined in Section 3(b) below, in which event the Executive shall forfeit any rights to the Success Fee.

(iv) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company.

(v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, the “Other Benefits”) that are substantially comparable, in the aggregate, to the benefits the Executive was provided by Seller immediately prior to the Effective Date or substantially comparable, in the aggregate, to the benefits provided by SCOA to similarly situated employees.

(vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses actually incurred by the Executive in accordance with the policies, practices and procedures of the Company, as in effect generally from time to time after the Effective Date that are substantially comparable, in the aggregate, to the expense reimbursement policies of Seller which were applicable to the Executive immediately prior to the Effective Date or substantially comparable, in the aggregate, to the expense reimbursement policies of SCOA applicable to similarly situated employees.

(vii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company, as in effect generally from time to time after the Effective Date that are substantially comparable, in the aggregate, to the fringe benefits the Executive was provided by Seller immediately prior to the Effective Date or substantially comparable, in the aggregate, to the fringe benefits provided by SCOA to similarly situated employees.

(viii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, comparable to those offered generally from time to time after the Effective Date to other senior executives of the Company.

(ix) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company, as in effect generally from time to time after the Effective Date that are substantially comparable, in the aggregate, to the paid vacation the Executive was provided by Seller immediately prior to the Effective Date or substantially comparable, in the aggregate, to the paid vacation provided by SCOA to similarly situated employees.

3. Termination of Employment.

      (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(d) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that within the thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

      (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) a material breach by the Executive of the Executive’s obligations under Section 2(a) (other than as a result of incapacity due to physical or mental illness) which is grossly negligent or willful on the Executive’s part or which is committed in bad faith or without reasonable belief by the Executive, that such breach is in the best interests of the Company or (ii) the conviction of the Executive of a felony involving moral turpitude or the guilty or nolo contendere plea of the Executive to such a felony. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, if such Cause is susceptible to cure or remedy by the Executive, it shall be a condition precedent to the Company’s right to terminate the Executive’s employment during the Employment Period for Cause that a period of thirty (30) days from and after the giving of the Notice of Termination shall have elapsed without the Executive having effectively cured or remedied such Cause.

      (c) Termination Other Than for Cause. The Company may terminate the Executive’s employment during the Employment Period at any time and for any reason including any reason that does not constitute Cause, death or Disability.

      (d) Good Reason. The Executive’s employment may be terminated by the Executive for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith;

(ii) any material failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(iii) the Company’s requiring the Executive to be based at any office or location more than thirty-five (35) miles from that provided in Section 2(a) hereof;

(iv) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement; or

(v) any failure by the Company in any year to secure funding in accordance with the strategic plan for such year approved by the Board.

Notwithstanding the foregoing, if such Good Reason is susceptible to cure or remedy by the Company, it shall be a condition precedent to the Executive’s right to terminate his employment for Good Reason that a period of thirty (30) days from and after the giving of the Notice of Termination shall have elapsed without the Company having effectively cured or remedied such Good Reason.

      (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(d). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder, except to the extent that the Executive or the Company, as the case may be, demonstrates that it is prejudiced by such failure.

      (f) Date of Termination. Subject to the cure periods in Sections 3(b) and 3(d), “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

      4.     Obligations of the Company upon Termination.

      (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason, then the Company shall: (1) continue to pay the Executive’s Annual Base Salary for the remainder of the Employment Period, payable in accordance with the Company’s normal payroll policies; (2) be obligated to pay the Executive, to the extent not theretofore paid, an amount equal to the Annual Bonus paid or payable, including by reason of any deferral, to the Executive for the most recently completed fiscal year during the Employment Period, if any; (3) pay the Executive any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), if any, to the extent not therefore paid; (4) pay the Executive any accrued vacation pay, if any, to the extent not therefore paid and (5) pay the Executive the Success Fee to the extent due and payable pursuant to Section 2(b)(iii) (the sum of the amounts described in clauses (2), (3), (4) and (5) shall be hereinafter referred to as the “Accrued Obligations”). All Accrued Obligations referred to in clauses (2), (3) and (4) above shall be paid to the Executive in a lump sum payment in cash within thirty (30) days of the Date of Termination and the Accrued Obligation referred to in clause (5) above shall be paid to the Executive in a lump sum payment in cash if and when it becomes due and payable.

      (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations of the Company to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty

(30) days of the Date of Termination or, in the case of the Accrued Obligation described in Section 4(a)(5) above, if and when it becomes due and payable).

      (c) Cause, Other Than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations of the Company to the Executive, other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid.

      (d) Disability. If the Executive’s employment shall be terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations. Accrued Obligations of the Company shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination or, in the case of the Accrued Obligation described in Section 4(a)(5) above, if and when it becomes due and payable. The Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to other senior executives of the Company.

      (e) Nondisclosure to Media. After the Date of Termination or the end of Employment Period, the Executive agrees that he will not discuss his employment and resignation or termination (including the terms of this Agreement) with any representatives of the media, either directly or indirectly, without the written consent and approval of the Company.

      5.     Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

      6.     Full Settlement: Resolution or Disputes. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

      7.     Confidential Information.

      (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including, without limitation, the terms of this Agreement (“Confidential Information”), which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. Confidential Information does not include any information that (i) is or becomes public knowledge without any breach of this Agreement or another confidentiality agreement by the Executive, (ii) is or becomes lawfully available to the Executive from a third party who is entitled to disclose such information without breaching any confidentiality obligations under a written agreement or otherwise, (iii) is independently developed by the Executive after the date hereof without the use of any Confidential Information or (iv) is required to be disclosed by a valid order of a court or other governmental entity but only to the extent of such required disclosure; provided that the Executive shall promptly notify the Company in writing of the existence or imposition of any such order and shall use its reasonable efforts to afford the Company a reasonable period of time to contest such disclosure and, if such contest is unsuccessful, shall cooperate with the Company in seeking an appropriate protective order or other reliable assurance that confidential treatment will be afforded the Confidential Information; provided further that the Company shall be responsible for all reasonable and documented costs actually incurred by the Executive in connection with such contest.

      (b) In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. In the event of a final judgment by a court of competent jurisdiction that the Executive has breached the provisions of this Section 7, the Executive will forfeit the right to any further payments and benefits under this Agreement.

      (c) Any termination of the Executive’s employment or of this Agreement or the expiration of the Employment Period shall have no effect on the continuing operation of this Section 7.

      8.     Non-Compete; Non-Solicitation.

      (a) For the period commencing on the date hereof and ending on (i) the date that is twenty-four (24) months after the Executive is no longer employed by the Company and is no longer a director of the Company if the Executive first ceases to be employed by the Company following the first (1st) anniversary of the Closing Date or (ii) thirty-six (36) months after the Executive is no longer employed by the Company and is no longer a director of the Company if the Executive first ceases to be employed by the Company on or before the first (1st) anniversary of the Closing Date (the “Non-Competition Period”), the Executive shall not in the United States of America, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any entity that engages in or owns, invests in, manages or controls any venture or enterprise engaged in the business of making loans or leases secured by equipment to private equity-backed companies in the life science industry (or any other business of the type that constitutes a substantial portion of the Company’s business at the date the Executive ceases to be employed by the Company) (collectively, a “Competitor”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 4.99% of the equity securities of a corporation engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation.

      (b) During the Non-Competition Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing an employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and an employee of the Company except in the proper exercise of the Executive’s authority or (ii) induce or attempt to induce any customer to cease doing business with the Company or not to obtain funding from the Company, or in any way interfere with the relationship between the Company and any customer or other business relation of the Company.

      (c) In the event of a breach or threatened breach of this Section 8, the Executive agrees that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. In the event of a final judgment by a court of competent jurisdiction that the Executive has breached the provisions of this Section 8, the Executive will forfeit the right to any further payments and benefits under this Agreement.

      (d) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

      (e) The covenants made in this Section 8 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of the Executive against the Company or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

      9.     Intellectual Property. The Executive acknowledges and agrees that any and all copyrightable works created by the Executive within the scope of his employment with the Company shall be considered “works made for hire” under the Copyright Act and that the Company shall be the author and owner of such copyrightable works. Without limitation to the foregoing, the Executive hereby assigns to the Company all right, title and interest in and to all patents, copyrights, trademarks, know-how and other intellectual property and proprietary rights that the Executive may develop, create or reduce to practice within the scope of his employment with the Company, and agrees to execute such documents and take such actions as reasonably necessary, whether during or after the Employment Period, to confirm or perfect, or to assist the Company in enforcing, the Company’s right, title and interest therein. The Executive hereby agrees to forever waive and never to assert any moral rights or any other rights to claim authorship or credit with respect to any intellectual property that the Executive may develop, create or reduce to practice within the scope of his employment.

      10.     Withholding of Taxes. All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

      11.     Successors.

      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and shall be enforceable by the Executive’s legal representatives.

      (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      12.     Miscellaneous.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (b) All payment and benefits provided by Section 4 of this Agreement are contingent upon the Executive executing and honoring a general release in favor of the Company in substantially the form attached hereto as Exhibit A (subject to any changes required to make such release enforceable under, or to comply with, any change in law applicable to employee releases).

      (c) In the event the Executive continues to be an employee of the Company following the expiration of the Employment Period, he shall be employed under the terms of any successor employment agreement or as an at-will employee and, except as specifically stated in this Agreement, none of the provisions of this Agreement (other than Section 2(b)(iii)) shall apply to the Executive’s continued employment with the Company.

      (d) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive to:	If to the Company to:
J. Alden Philbrick, IV	c/o Sumitomo Corporation of America
1400 Orchard Street	600 Third Avenue
Alexandria, Virginia 22302	New York, New York 10016

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (f) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (g) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      (h) Any entitlements to the Executive created under Section 2(b) shall be contract rights to the extent not prohibited by law. However, the Company shall not be required to amend, or refrain from amending, any of its plans, practices, policies and programs to so provide the contract rights.

      (g) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered in person or by telecopier, receipt acknowledged, to the other party hereto.

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      IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

OXFORD FINANCE ACQUISITION CORP.

By:	/s/ HIROHIKO IMURA

Hirohiko Imura
President

EMPLOYEE:

/s/ J. ALDEN PHILBRICK, IV

APPENDIX F

EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 28, between Michael Altenburger (the “Executive”) and Oxford Finance Acquisition Corp., a Delaware Corporation, (the “Company”) recites and provides as follows:

      WHEREAS, the Board of Directors of the Company (the “Board”) expects that the Executive will make substantial contributions to the growth and prospects of the Company; and

      WHEREAS, the Board desires that the Company employ the services of the Executive, and the Executive is willing to provide such services to the Company, both on the terms and subject to the conditions set forth herein.

      WHEREAS, the Company and Oxford Finance Corporation, a Maryland corporation (“Seller”) have entered into an Asset Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Asset Purchase Agreement”), providing for, among other things, the sale by Seller and the purchase by the Company of all Seller’s assets, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

      WHEREAS, this Agreement will become effective contemporaneously with the closing of the Asset Purchase Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1. Employment Period. (a) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work for the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Closing Date (as defined in the Asset Purchase Agreement) (the “Effective Date”) and ending on the first anniversary of the Effective Date (the “Employment Period”). The Executive’s Employment Period may thereafter be extended by mutual agreement.

(b) If the Asset Purchase Agreement is terminated in accordance with its terms prior to Closing (as defined in the Asset Purchase Agreement), this Agreement shall be void in all respects and shall have no force and effect.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive shall serve as the Chief Financial Officer, Executive Vice President and Treasurer and shall have the duties and responsibilities that are normally associated with that office and such other powers and duties as may, from time to time, be prescribed by the Board, provided that such duties are generally consistent with the duties described above and applicable law and (B) the Executive’s services shall be performed at the Company’s headquarters in Alexandria, Virginia or at any office designated by the Board that is less than thirty-five (35) miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, charitable or professional association boards of committees (provided the Executive obtains prior approval from the Board), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not unreasonably interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments in accordance with the Company’s payroll schedule, as in effect during the term, but not less frequently than on a monthly basis, at the annual rate of not less than One Hundred Seventy Five Dollars ($175,000) per year. Annual Base Salary shall not be reduced at any time during the Employment Period.

(ii) Annual Bonus. In addition to Annual Base Salary, the Company’s compensation committee (which shall consist of all the members of the Board of Directors) (“Compensation Committee”) may grant the Executive an annual bonus for the Employment Period. The bonus paid to the Executive under this paragraph, if any, shall be the “Annual Bonus” for purposes of this Agreement.

(iii) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, the “Other Benefits”) to the extent applicable generally to other senior executives of the Company, and under terms generally applicable to other senior executives of the Company and under terms generally applicable to other senior executives of the Company.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company, as in effect generally from time to time after the Effective Date that are generally applicable to other senior executives of the Company.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company, as in effect generally from time to time after the Effective Date with respect to other senior executives of the Company.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, comparable to those offered generally from time to time after the Effective Date to other senior executives of the Company.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company, as in effect generally from time to time after the Effective Date with respect to other senior executives of the Company.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) a material breach by the Executive of the Executive’s obligations under Section 2(a) (other than as a result of incapacity due to physical or mental illness) which is grossly negligent or willful on the Executive’s part or which is committed in bad faith or without reasonable belief by the Executive, that such breach is in the best interests of the Company, or (ii) the conviction of the Executive of a felony involving moral turpitude or the guilty or nolo contendere plea of the Executive to such a felony. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, if such Cause is susceptible to cure or remedy by the Executive, it shall be a condition precedent to the Company’s right to terminate the Executive’s employment during the Employment Period for Cause that a period of thirty (30) days from and after the giving of the Notice of Termination shall have elapsed without the Executive having effectively cured or remedied such Cause.

(c) Termination Other Than for Cause. The Company may terminate the Executive’s employment during the Employment Period at any time and for any reason including any reason that does not constitute Cause, death or Disability.

(d) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith;

(ii) any material failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(iii) the Company’s requiring the Executive to be based at any office or location more than thirty-five (35) miles from that provided in Section 2(a) hereof; or

(iv) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

Notwithstanding the foregoing, if such Good Reason is susceptible to cure or remedy by the Company, it shall be a condition precedent to the Executive’s right to terminate his employment for Good Reason that a period of thirty (30) days from and after the giving of the Notice of Termination shall have elapsed without the Company having effectively cured or remedied such Good Reason.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive, with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder, except to the extent that the Executive or the Company, as the case may be, demonstrates that it is prejudiced by such failure.

(f) Date of Termination. Subject to the cure periods in Section 3(b) and 3(d), “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, or (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

      4.     Obligations of the Company upon Termination.

      (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason, then the Company shall: (1) continue to pay the Executive’s Annual Base Salary for the remainder of the Employment Period, payable in accordance with the Company’s normal payroll policies; (2) be obligated to pay the Executive, to the extent not theretofore paid, an amount equal to the Annual Bonus paid or payable, including by reason of any deferral, to the Executive for the most recently completed fiscal year during the Employment Period, if any; (3) pay the Executive any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), if any, to the extent not therefore paid; and (4) pay the Executive any accrued vacation pay, if any, to the extent not therefore paid (the sum of the amounts described in clauses (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”). All Accrued Obligations referred to in clauses (2), (3) and (4) above shall be paid to the Executive in a lump sum payment in cash within thirty (30) days of the Date of Termination.

      (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination).

      (c) Cause, Other Than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid.

      (d) Disability. If the Executive’s employment shall be terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. The Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to other senior executives of the Company.

      (e) Nondisclosure to Media. After the Date of Termination or the end of Employment Period, the Executive agrees that he will not discuss his employment and resignation or termination (including the terms of this Agreement) with any representatives of the media, either directly or indirectly, without the written consent and approval of the Company.

      5.     Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

      6.     Full Settlement: Resolution or Disputes.

      (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

      7.     Confidential Information

      (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including, without limitation, the terms of this Agreement (“Confidential Information”) which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. Confidential Information does not include any information that (i) is or becomes public knowledge without any breach of this Agreement or another confidentiality agreement by the Executive, (ii) is or becomes lawfully available to the Executive from a third party who is entitled to disclose such information without breaching any confidentiality obligations under a written agreement or otherwise, (iii) is independently developed by the Executive after the date hereof without the use of any Confidential Information or (iv) is required to be disclosed by a valid order of a court or other governmental entity but only to the extent of such required disclosure; provided that the Executive shall promptly notify the Company in writing of the existence or imposition of any such order and shall use its reasonable efforts to afford the Company a reasonable period of time to contest such disclosure and, if such contest is unsuccessful, shall cooperate with the Company in seeking an appropriate protective order or other reliable assurance that confidential treatment will be afforded the Confidential Information.

      (b) In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. In the event of a final judgment by a court of competent jurisdiction that the Executive has breached the provisions of this Section 7, the Executive will forfeit the right to any further payments and benefits under this Agreement.

      (c) Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 7.

      8.     Non-Compete; Non-Solicitation.

      (a) For the period commencing on the date hereof and ending on the earlier of (i) the date that is twelve (12) months after the Executive is no longer employed by the Company , or (ii) the first date on which the Company fails to punctually make any payment(s) that it is required to make under Section 4(a) (the “Non-Competition Period”), the Executive shall not in the United States of America, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any entity that substantially engages in or owns, invests in, manages or controls any venture or enterprise engaged in the business of making loans or leases secured by equipment to private equity-backed companies in the life science industry (or any other business of the type that constitutes a substantial portion of the Company’s business at the date the Executive ceases to be employed by the Company) (collectively, a “Competitor”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 4.99% of the equity securities of a corporation engaged in such business which is, publicly traded, so long as he has no active participation in the business of such corporation.

      (b) During the Non-Competition Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing an employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and an employee of the Company except in the proper exercise of the Executive’s authority, or (ii) induce or attempt to induce any customer to cease doing business with the Company or not to obtain funding from the Company, or in any way interfere with the relationship between the Company and any customer or other business relation of the Company.

      (c) In the event of a breach or threatened breach of this Section 8, the Executive agrees that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. In the event of a final judgment by a court of competent jurisdiction that the Executive has breached the provisions of this Section 8, the Executive will forfeit the right to any further payments and benefits under this Agreement.

      (d) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

      (e) The covenants made in this Section 8 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of the Executive against the Company or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

      9.     Intellectual Property. The Executive acknowledges and agrees that any and all copyrightable works created by the Executive within the scope of his employment with the Company shall be considered “works made for hire” under the Copyright Act and that the Company shall be the author and owner of such copyrightable works. Without limitation to the foregoing, the Executive hereby assigns to the Company all right, title and interest in and to all patents, copyrights, trademarks, know-how and other intellectual property and proprietary rights that the Executive may develop, create or reduce to practice within the scope of his employment with the Company, and agrees to execute such documents and take such actions as reasonably necessary, whether during or after the Employment Period, to confirm or perfect, or to assist the Company in enforcing, the Company’s right, title and interest therein. The Executive hereby agrees to forever waive and never to assert any moral rights or other any rights to claim authorship or credit with respect to any intellectual property that the Executive may develop, create or reduce to practice within the scope of his employment.

      10.     Withholding of Taxes. All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

      11.     Successors.

      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and shall be enforceable by the Executive’s legal representatives. In the event the Executive continues to be an employee of the Company following the expiration of the Employment Period, he shall be employed under the terms of any successor employment agreement or as an at-will employee and, except as specifically stated in this Agreement, none of the provisions of this Agreement shall apply to the Executive’s continued employment with the Company.

      (b) All payment and benefits provided by Section 4 of this Agreement are contingent upon the Executive executing and honoring a general release in favor of the Company in a form satisfactory to the Company.

      (c) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      (d) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      12.     Miscellaneous.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive to:	If to the Company to:

Michael Altenburger 9521 Liberty Tree Lane Vienna, Virginia 22182	c/o Sumitomo Corporation of America 600 Third Avenue New York, New York 10016 Attention: Investment Department

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      (f) Any entitlements to the Executive created under Section 2(b) shall be contract rights to the extent not prohibited by law. However, the Company shall not be required to amend, or refrain from amending, any of its plans, practices, policies and programs to so provide the contract rights. The Company will indemnify the Executive, in his capacity as an officer, to the fullest extent permitted by the Company’s Articles of Incorporation, Bylaws and the General Corporations Law of the State of Delaware.

      (g) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered in person or by telecopier, receipt acknowledged, to the other party hereto.

      IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

OXFORD FINANCE ACQUISITION CORP.

/s/ HIROHIKO IMURA

Hirohiko Imura
President

EMPLOYEE:

/s/ MICHAEL ALTENBURGER

APPENDIX G

STOCKHOLDERS AGREEMENT

      This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of January 28, 2004, by and among Oxford Finance Acquisition Corp., a Delaware corporation (the “Company”), Sumitomo Corporation of America, a New York corporation (“SCOA”) and J. Alden Philbrick, IV (“Philbrick,” together with SCOA, the “Stockholders,” and each individually a “Stockholder”).

      WHEREAS, the Company and Oxford Finance Corporation, a Maryland corporation (“Seller”), have entered into an Asset Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Asset Purchase Agreement”), providing for, among other things, the sale of all of the assets of Seller to the Company (the “Asset Sale”), upon the terms and subject to the conditions set forth in the Asset Purchase Agreement;

      WHEREAS, immediately following the consummation of the Asset Sale, SCOA will beneficially own nine hundred seventy (970) shares of the Company’s common stock, par value $0.01 per share (the “Company Shares”), representing ninety-seven percent (97%) of the issued and outstanding Company Shares and Philbrick will beneficially own the remaining thirty (30) Company Shares representing three percent (3%) of the issued and outstanding Company Shares;

      WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company’s Board of Directors (the “Board”), (ii) assuring continuity in the ownership of the Company and (iii) limiting the manner and terms by which Philbrick may transfer Company Shares;

      WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the Asset Purchase Agreement; and

      WHEREAS, the Company and Philbrick have entered into an Employment Agreement, dated as of January 28, 2004 (the “Employment Agreement”), pursuant to which the Company will employ Philbrick as President and Chief Executive Officer upon the terms and subject to the conditions set forth in the Employment Agreement.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

      SECTION 1.     Definitions. Capitalized terms used but not otherwise defined herein, shall have the respective meanings provided in the Asset Purchase Agreement. The following terms when used herein shall have the meanings hereinafter ascribed:

(a) “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with a Stockholder. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

(b) “Agreement” shall have the meaning set forth in the Preamble.

(c) “Asset Purchase Agreement” shall have the meaning set forth in the Recitals.

(d) “Asset Sale” shall have the meaning set forth in the Recitals.

(e) “Board” shall have the meaning set forth in the Recitals.

(f) “Call Date” shall have the meaning set forth in Section 7(b).

(g) “Call Exercise Date” shall have the meaning set forth in Section 7(b).

(h) “Call Notice” shall have the meaning set forth in Section 7(b).

(i) “Call Options” shall have the meaning set forth in Section 7(a).

(j) “Company” shall have the meaning set forth in the Preamble.

(k) “Company Shares” shall have the meaning set forth in the Recitals.

(l) “Confidential Information” shall have the meaning set forth in Section 15(a).

(m) “Drag-Along Notice” shall have the meaning set forth in Section 9(a).

(n) “Drag-Along Right” shall have the meaning set forth in Section 9.

(o) “Effective Date” shall have the meaning set forth in Section 2(a).

(p) “Employment Agreement” shall have the meaning set forth in the Recitals.

(q) “Fair Value” shall mean the fair market value of the Company as of the Put Exercise Date or the Call Exercise Date, as applicable, as determined by an independent third party appraiser which shall be a nationally recognized independent accounting firm or investment bank mutually agreeable to the Stockholders.

(r) “Initial Term” shall mean the thirty-six (36) month period commencing on the Effective Date.

(s) “Participation Notice” shall have the meaning set forth in Section 8(a).

(t) “Participation Right” shall have the meaning set forth in Section 8.

(u) “Philbrick” shall have the meaning set forth in the Preamble.

(v) “Philbrick Director” shall have the meaning set forth in Section 3(a)(ii) hereof.

(w) “Preemptive Rights Notice” shall have the meaning set forth in Section 10(a).

(x) “Preemptive Rights Offer” shall have the meaning set forth in Section 10(a).

(y) “Preemptive Rights Transaction” shall have the meaning set forth in Section 10(a).

(z) “Put Date” shall have the meaning set forth in Section 6(b).

(aa) “Put Exercise Date” shall have the meaning set forth in Section 6(b).

(bb) “Put Notice” shall have the meaning set forth in Section 6(b).

(cc) “Put Options” shall have the meaning set forth in Section 6(a).

(dd) “SCOA” shall have the meaning set forth in the Preamble.

(ee) “SCOA Director” shall have the meaning set forth in Section 3(a)(i) hereof.

(ff) “Stockholder” and “Stockholders” shall have the meaning set forth in the Preamble.

(gg)“Transaction” shall have the meaning set forth in Section 6(a)(v).

(hh)“Transfer” shall have the meaning set forth in Section 5(a).

      SECTION 2.     Term.

      (a) This Agreement shall become effective on the Closing Date of the Asset Purchase Agreement (the “Effective Date”) and shall remain in full force and effect until such time as Philbrick or any Affiliate of Philbrick no longer owns any Company Shares or any options or rights to acquire Company Shares.

      (b) If the Asset Purchase Agreement is terminated in accordance with its terms prior to Closing of the Asset Purchase Agreement, this Agreement shall be void in all respects and shall have no force and effect.

      SECTION 3.     Board of Directors.

      (a) Election of Nominees. During the term of this Agreement, each Stockholder shall vote all of its Company Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other reasonably necessary or desirable actions within its control (including, without limitation, causing any director designated by it to attend Board meetings in person or proxy for purposes of obtaining a quorum and/or to execute written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that the authorized number of directors on the Board shall be established at five (5) directors and the following individuals shall be elected to the Board:

(i) four (4) directors designated by SCOA shall be elected to the Board (the “SCOA Directors”);

(ii) for so long as Philbrick is a Stockholder owning at least ten (10) Company Shares or such adjusted number of Company Shares resulting from stock dividends, stock splits, reverse stock splits, recapitalizations or similar transaction in respect of Company Shares by the Company, one (1) director designated by Philbrick shall be elected to the Board (the “Philbrick Director”).

      (b) Removal of Directors. No Stockholder shall vote any Company Shares in favor of the removal of a SCOA Director or the Philbrick Director from the Board; provided that (i) upon the request of SCOA to remove a SCOA Director from the Board or upon the request of Philbrick to remove the Philbrick Director from the Board, the Stockholders shall vote all of their Company Shares in favor of (A) the removal of such director and (B) the election of any replacement director as may be designated by SCOA or Philbrick, as applicable, and (ii) if and when Philbrick no longer owns at least ten (10) Company Shares or such adjusted number of Company Shares resulting from stock dividends, stock splits, reverse stock splits, recapitalizations or similar transaction in respect of Company Shares by the Company, the Stockholders shall vote all of their Company Shares in favor of (A) the removal of the Philbrick Director and (B) the election of any replacement director as may be designated by SCOA. Notwithstanding the foregoing, the Stockholders holding a majority of the outstanding voting power of the Company Shares shall remove any director who, a majority of the members of the board reasonably believes, after conducting a reasonable investigation under the circumstances, (i) has committed an act of fraud, theft or dishonesty against the Company or (ii) has been convicted of a felony involving moral turpitude or the guilty or nolo contendere plea of such director to such a felony.

      (c) Vacancies. If a director ceases to serve as a member of the Board or any committee thereof during such director’s term for any reason, the party who designated such director pursuant to subsection (a) above shall designate the Person to fill the resulting vacancy on the Board or committee until the next election of directors.

      (d) Proxies. No Stockholder shall give any proxy or power of attorney to any Person that permits the holder thereof to vote in his discretion on any matter that may be submitted to the Company’s Stockholders for their consideration and approval, unless such proxy or power of attorney is made subject to and is exercised in conformity with the provisions of this Agreement.

      (e) Quorum. The quorum for conduct of business at any meeting of the Board shall consist of a majority of directors. For purposes of voting or constituting a quorum, a director may participate in any Board meeting by proxy.

      SECTION 4.     Board Actions.

      (a) Except as otherwise provided in paragraph (c) below, the Board shall have the full, exclusive and complete authority to manage, direct and control the business and affairs of the Company, and shall have full power and authority to make, execute and deliver in the name of and on behalf of the Company such certificates and documents as it deems necessary or appropriate for the conduct of the Company’s business or to effectuate the purposes of this Agreement. The Board may appoint such officers and other agents, and may grant such persons such rights and powers as the Board may deem appropriate. The Board may delegate to its officers the power to sign contracts, instruments and other documents on behalf of and to bind the Company.

      (b) Except as provided in paragraph (c) below, the action of the majority of directors present at a meeting at which a quorum is present shall be the act of the Board.

      (c) For so long as Philbrick owns at least ten (10) Company Shares or such adjusted number of Company Shares resulting from stock dividends, stock splits, reverse stock splits, recapitalizations or similar transaction in respect of Company Shares by the Company, the Board shall not, without first obtaining the approval of a majority of directors present in person or by proxy, including the affirmative vote of the Philbrick Director, approve any of the following:

(i) an amendment or restatement of the bylaws of the Company in direct contravention of this Agreement; or

(ii) a declaration or payment of any dividend or other distribution in respect of the Company Shares or redemption or repurchase of any Company Shares other than in a manner that affects all Stockholders proportionally.

      SECTION 5.     Restrictions on Transfer of Company Shares.

      (a) No Transfers. Except as otherwise expressly provided herein, Philbrick shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in his Company Shares (a “Transfer”).

      (b) Transfers to Affiliates. The restrictions on Transfer set forth in paragraph (a) above shall not apply with respect to any Transfer of Company Shares by Philbrick to an Affiliate if (i) the Affiliate transferee shall have agreed in writing to assume all of the obligations of Philbrick with respect to the Company Shares (including the obligations imposed hereunder as a condition to any Transfer), (ii) the Company shall have concluded (which conclusion may be based upon the opinion of counsel satisfactory to it) that such disposition would not result in a violation of the Securities Act or any other applicable Law by the transferor, the Company or the Stockholders and (iii) the Transfer is in compliance with the other provisions of this Agreement. Notwithstanding the foregoing, the restrictions contained in this Section 5 shall continue to be applicable to the Company Shares after any Transfer.

      SECTION 6.     Philbrick Put Options.

      (a) Put Options. Notwithstanding any other provision of this Agreement, Philbrick may elect, by giving SCOA written notice, to exercise the following put rights in respect of his Company Shares (the “Put Options”):

(i) after expiration of the Initial Term and provided that Philbrick remains employed by the Company, no more than once during any twelve (12) month period Philbrick may elect to sell at least one-third ( 1/3) of his Company Shares to SCOA for a price equal to one hundred percent (100%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding;

(ii) if Philbrick’s employment with the Company is terminated without Cause (as defined in the Employment Agreement) or the Employment Period (as defined in the Employment Agreement) expires pursuant to the terms of the Employment Agreement or upon his death or disability, Philbrick (or his estate) may elect to sell all (but not less than all) of his Company Shares to SCOA for a price equal to one hundred percent (100%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding;

(iii) if Philbrick resigns for Good Reason (as defined in the Employment Agreement) during the Initial Term, Philbrick may elect to sell all (but not less than all) of his Company Shares to SCOA for a price equal to one hundred ten percent (110%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding;

(iv) if the Company has a debt to equity ratio under 3:1 and fails to distribute at least ninety percent (90%) of the dividends legally available for distribution under the Delaware General Corporation Law on a quarterly basis, Philbrick may elect to sell all (but not less than all) of his Company Shares to SCOA for a price equal to one hundred percent (100%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding;

(v) if, during the Initial Term, the Company shall have agreed to consummate (a) any merger, consolidation or other disposition pursuant to which all of the issued and outstanding Company Shares are transferred to a another party, including an Affiliate of SCOA or (b) a sale of substantially all of the assets of the Company (either of the foregoing, a “Transaction”) and Philbrick shall have objected, in a writing delivered to SCOA, to such Transaction prior to the closing thereof, Philbrick may elect to sell all (but not less than all) of his Company Shares to SCOA for a price equal to one hundred ten percent (110%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding; and

(vi) if, after the Initial Term, the Company shall have agreed to consummate a Transaction, and Philbrick shall have objected, in a writing delivered to SCOA, to such Transaction prior to the closing thereof, Philbrick may elect to sell all (but not less than all) of his Company Shares to SCOA for a price equal to one hundred percent (100%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding.

      (b) Put Notice. Philbrick shall give written notice of his desire to exercise (the “Put Notice”) the Put Options pursuant to this Section 6 to SCOA (such date being the “Put Exercise Date”) not less than sixty (60) days prior to the date set forth in the Put Notice as the date fixed for sale (the “Put Date”); provided that in the case of either subparagraph (a)(v) or (a)(vi) above, delivery of a written objection by Philbrick to SCOA shall serve for all purposes hereunder as a Put Notice and the Put Date shall be a date prior to the date the Company has agreed to effectuate the consummation of the Transaction. All Put Notices shall set forth the Put Date, the basis for exercising the Put Options and, in the case of subparagraph (a)(i) above, the number of Company Shares to be sold.

      (c) Closing. On the Put Date, Philbrick shall transfer the Company Shares subject to the Put Option to SCOA at the principal office of the Company upon tender by SCOA of the purchase price in cash or other immediately available funds. In the event any audit to be conducted by the independent appraiser in connection with the determination of Fair Value has not been completed at least five (5) Business Days prior to the Put Date, the Put Date shall be postponed until five (5) Business Days after the completion of such determination; provided that such determination occurs on or before the originally scheduled Put Date.

      SECTION 7.     SCOA Call Option.

      (a) Call Options. Notwithstanding any other provision of this Agreement, SCOA may elect, by giving Philbrick written notice, to exercise the following call rights in respect of Philbrick’s Company Shares (the “Call Options”):

(i) after the expiration of the Initial Term, SCOA shall be entitled to purchase all of Philbrick’s Company Shares for a price equal to one hundred and ten percent (110%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding;

(ii) if the Company terminates Philbrick’s employment for Cause (as defined in the Employment Agreement), SCOA shall be entitled to purchase all of Philbrick’s Company Shares for a price equal to ninety percent (90%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding;

(iii) if, during the Initial Term, Philbrick’s employment with the company is terminated because of his voluntary resignation other than for Good Reason (as defined in the Employment Agreement),

SCOA shall be entitled to purchase all of Philbrick’s Company Shares for a price equal to ninety percent (90%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding;

(iv) if, after the Initial Term, Philbrick’s employment with the company is terminated because of his voluntary resignation, or, regardless of expiration of the Initial Term, upon Philbrick’s death or disability, SCOA shall be entitled to purchase all of Philbrick’s Company Shares for a price equal to one hundred percent (100%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding; and

(v) if Philbrick fails to exercise his participation rights pursuant to Section 8 of this agreement, SCOA shall be entitled to purchase all of Philbrick’s Company Shares for a price equal to one hundred and ten percent (110%) of the product of Fair Value multiplied by a fraction the numerator of which is the number of Company Shares owned by Philbrick being sold and the denominator of which is the total number of Company Shares issued and outstanding.

      (b) Call Notice. SCOA shall give written notice of its desire to exercise (the “Call Notice”) the Call Options pursuant to this Section 7 to Philbrick (such date being the “Call Exercise Date”) not less than sixty (60) days prior to the date set forth in the Call Notice as the date fixed for sale (the “Call Date”). All Call Notices shall set forth the Call Date, the number of Company Shares to be purchased and the basis for exercising the Call Options.

      (c) Closing. On the Call Date, Philbrick shall transfer the Company Shares subject to the Call Option to SCOA at the principal office of the Company upon tender by SCOA of the purchase price in cash or other immediately available funds. In the event any audit to be conducted by the independent appraiser in connection with the determination of Fair Value has not been completed at least five (5) Business Days prior to the Call Date, the Call Date shall be postponed until five (5) Business Days after the completion of such determination; provided that such determination occurs on or before the originally scheduled Call Date.

      SECTION 8.     Participation Right. In the event that SCOA proposes to dispose of all or any portion of its Company Shares to a non-Affiliate of SCOA, Philbrick shall have the right to offer and sell a pro-rata portion of his Company Shares to the prospective purchaser acquiring SCOA’s Company Shares, at the same price and on the same terms and conditions as SCOA (the “Participation Right”), in accordance with the following procedure:

(a) SCOA shall, prior to sale of Company Shares to any third party, provide written notice to Philbrick of the terms and conditions of the proposed sale (the “Participation Notice”).

(b) Philbrick shall have twenty (20) days after receipt of such Participation Notice to determine if he intends to offer a pro-rata portion of his Company Shares to the third party acquiring SCOA’s Company Shares on the terms and conditions set forth in the Participation Notice by providing written notice to SCOA of such intention during this twenty (20) day period. In the event Philbrick elects not to exercise or fails to exercise his Participation Right within such twenty (20) day period, then SCOA shall be entitled to consummate the sale of its Company Shares on substantially the same terms and conditions outlined in the Participation Notice.

      SECTION 9.     Drag-Along Rights. In the event that SCOA proposes to sell all of its Company Shares to a third party, and such party, as part of such transaction, requests the delivery of all of the Company Shares held by all Stockholders, SCOA shall have the right to require Philbrick to sell all of the Company Shares then held by Philbrick to such party on the same terms and conditions as are provided to SCOA in such proposed sale; provided that if the sale price received by Philbrick does not equal or exceed one hundred ten percent (110%) of the pro-rata portion of Fair Value represented by the Company Shares sold, SCOA shall pay to Philbrick the difference between the sale price received by Philbrick and one hundred ten percent

(110%) of the pro-rata portion of Fair Value represented by the Company Shares sold (the “Drag-Along Right”), in accordance with the following procedures:

(a) SCOA shall, prior to the sale of Company Shares to any third party, provide written notice to Philbrick of the terms and conditions of the proposed sale (the “Drag-Along Notice”).

(b) Upon receipt of the Drag-Along Notice, Philbrick will (i) be obligated to sell all of his Company Shares as contemplated by the Drag-Along Notice and (ii) otherwise take all reasonably necessary action to cause the consummation of such transaction.

      SECTION 10.     Preemptive Rights.

      (a) In the event that the Company proposes to issue or sell any Company Shares or any other equity securities of the Company (the “Preemptive Rights Transaction”), the Company shall, no later than thirty (30) days prior to the consummation of such transaction, provide written notice to Philbrick (the “Preemptive Rights Notice”) of such Preemptive Rights Transaction. The Preemptive Rights Notice shall describe the terms and conditions of the Preemptive Rights Transaction and shall contain an offer to sell to Philbrick, at the same price and for the same consideration to be paid by the proposed purchaser (provided that in the event any of such consideration is non-cash consideration, at the election of Philbrick, Philbrick may pay an amount in cash equal to the value of such non-cash consideration as determined by the Board), all or any part of Philbrick’s pro-rata portion of the Company Shares or any other equity securities offered (the “Preemptive Rights Offer”). Notwithstanding the foregoing, a Preemptive Rights Transaction shall not include (i) the issuance of securities pursuant to an acquisition by the Company of any Person or any product, technology, know-how or business by merger, asset purchase, stock purchase or other similar transaction or (ii) the issuance of securities to employees, consultants, officers or directors of the Company pursuant to any employee stock option plan, stock incentive plan or other similar plan or program.

      (b) Philbrick may accept the Preemptive Rights Offer within twenty (20) days of receipt of such Preemptive Rights Offer by providing the Company with written notice of such acceptance. If Philbrick fails to accept the Preemptive Rights Offer within twenty (20) days of receipt of such Preemptive Rights Offer, Philbrick shall have no further rights with respect to the proposed Preemptive Rights Transaction.

      SECTION 11.     Representations, Warranties and Covenant.

      (a) Each Stockholder represents and warrants that (i) such Stockholder is the beneficial and record owner of the number of Company Shares set forth opposite such Stockholder’s name on the Schedule of Stockholders attached hereto, as the same may be amended from time to time, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms and (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

      (b) Each Stockholder covenants that such Stockholder at all times shall cause the certificate of incorporation and the bylaws of the Company to be consistent with the terms of this Agreement and Philbrick’s rights hereunder.

      SECTION 12.     Further Assurances. The Stockholders shall promptly and duly execute and deliver such documents and take, and cause the Company to take, such further action that may be required under any applicable law in any jurisdiction in order to carry out effectively and accomplish the intent and purpose of this Agreement and any other agreement executed by the Company or Stockholders at or prior to the Closing and to establish and protect the rights and remedies created or intended to be created hereby or under such other agreements.

      SECTION 13.     Other Stockholders Agreement. Except as otherwise contemplated in this Agreement or agreed to by the Stockholders in writing, neither Stockholder nor any other Person that may become parties to this Agreement shall enter into any agreement, arrangement or understanding (whether oral or written) with respect to the holding, voting or transfer or otherwise with respect to any equity securities of the Company, other than amendments or modifications of this Agreement.

      SECTION 14.     Public Disclosures. Neither Stockholder shall make any press release or other public announcement about this Agreement or about the Company without the prior written consent of the other Stockholder, unless such disclosure is required by applicable law or by an order of a court of competent jurisdiction, in which case, prior to making such disclosure, the Stockholder shall (i) give written notice to the other Stockholder, which notice shall describe in reasonable detail the proposed content of such disclosure and (ii) permit the other Stockholder to review and comment upon the form and substance of such disclosure.

      SECTION 15.     Confidential Information.

      (a) Each Stockholder shall hold in strict confidence all secret or confidential information, knowledge or data relating to the Company, the other Stockholder or, where applicable, any of their affiliated companies, and their respective businesses, including, without limitation, the terms of this Agreement (“Confidential Information”), which shall have been furnished to such Stockholder in connection with this Agreement by the Company, the other Stockholder or, where applicable, any of their affiliated companies and which shall not be or become public knowledge (other than by acts of such Stockholder in violation of this Agreement). Each Stockholder shall not, without the prior written consent of the other Stockholder or except as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the other Stockholder and those designated by it. Confidential Information does not include any information that (i) is or becomes public knowledge without any breach of this Agreement or another confidentiality agreement by such Stockholder, (ii) is or becomes lawfully available to such Stockholder from a third party who is entitled to disclose such information without breaching any confidentiality obligations under a written agreement or otherwise, (iii) is independently developed by such Stockholder after the date hereof without the use of any Confidential Information or (iv) is required to be disclosed by a valid order of a court or other governmental entity but only to the extent of such required disclosure; provided that such Stockholder shall promptly notify the other Stockholder in writing of the existence or imposition of any such order and shall use its reasonable efforts to afford the other Stockholder a reasonable period of time to contest such disclosure and, if such contest is unsuccessful, shall cooperate with the other Stockholder in seeking an appropriate protective order or other reliable assurance that confidential treatment will be afforded the Confidential Information.

      (b) In the event of a breach or threatened breach of this Section 15, each Stockholder agrees that the other Stockholder shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and such Stockholder acknowledges that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the other Stockholder may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

      (c) Any termination of this Agreement shall have no effect on the continuing operation of this Section 15.

      SECTION 16.     Access and Information. Each Stockholder or any authorized representative thereof shall have the right to full access during reasonable business hours to all properties, books, accounts, records, contracts and commitments of the Company, and each Stockholder agrees to cause the Company to promptly furnish to the requesting Stockholder and its representatives all such information and documents concerning the property and assets of the Company and its operations as such Stockholder shall reasonably request, including all interim financial information and reports as they are prepared and become available in the ordinary course of business. Each Stockholder agrees to cause the Company to make available such personnel as the Stockholder requesting information or access to information may reasonably request for the furnishing of such information; provided, however that such review does not interfere with the operation of the business of the Company. Any costs associated therewith shall be borne by the Stockholder requesting such information.

      SECTION 17.     Tax Sharing. Anything to the contrary herein notwithstanding, the parties acknowledge and agree that SCOA and the Company shall enter into SCOA’s standard form of tax sharing agreement.

      SECTION 18.     Miscellaneous.

      (a) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby (i) submit to the jurisdiction of any federal or state court sitting in the State of New York, (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iii) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 18(b) hereof. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

      (b) Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(i) if to Stockholder, to:

J. Alden Philbrick, IV
1400 Orchard Street
Alexandria, Virginia 22302
Facsimile No.: (703) 519-4910

(ii) if to SCOA to:

Sumitomo Corporation of America
600 Third Avenue
New York, New York 10016
Attention: Hirohiko Imura, Vice President Business Investment
Facsimile No.: (212) 207-0830

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Morton A. Pierce
Michael J. Aiello
Facsimile No.: (212) 259-6333

      (c) Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

      (d) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Philbrick, on the one hand, without the prior written consent of SCOA nor by SCOA, on the other hand, without the prior written consent of Philbrick, and any attempt to make hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

      (e) Waiver. The parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing, signed on behalf of each party hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

      (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      (g) Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      (h) Governing Law.

      (i) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Law thereof.

      (ii) Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America, in either case sitting in the Borough of Manhattan, New York, New York, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or federal court and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York state or federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 18(b) hereof. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

      (iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18(h).

      (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      (j) Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the parties hereto and that specifically refers to this Agreement.

      (k) Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated. The fees of the independent third party appraiser incurred in connection with the determination of Fair Value shall be borne solely by the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

SUMITOMO CORPORATION OF AMERICA

By:	/s/ KAZUHIRO TAKEUCHI

Kazuhiro Takeuchi
Chief Financial Officer

J. ALDEN PHILBRICK, IV

/s/ J. ALDEN PHILBRICK, IV

OXFORD FINANCE ACQUISITION CORP.

By:	/s/ HIROHIKO IMURA

Hirohiko Imura
President

SCHEDULE OF STOCKHOLDERS

Stockholder	No. of Company Shares

SCOA	970.0
J. Alden Philbrick, IV	030.0

APPENDIX H

STOCK SUBSCRIPTION AGREEMENT

      THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the 28th day of January, 2004, by and between Oxford Finance Acquisition Corp., a Delaware corporation (the “Company”), and J. Alden Philbrick, IV (the “Subscriber”).

      WHEREAS, the Company and Oxford Finance Corporation, a Maryland corporation, have entered into an Asset Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Asset Purchase Agreement”), providing for, among other things, the sale of all of the assets of Oxford Finance Corporation to the Company, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

      WHEREAS, the Subscriber desires to acquire, and the Company desires to issue, thirty (30) shares of common stock, par value US$0.01 per share, of the Company (the “Shares”) in consideration for payment by the Subscriber to the Company in the aggregate amount of US$1,530,000.00 (the “Subscription Price”).

      NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      SECTION 1.     Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings provided in the Asset Purchase Agreement.

      SECTION 2.     The Effective Date. This Agreement shall become effective on the Closing Date of the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated in accordance with its terms prior to Closing of the Asset Purchase Agreement, this Agreement shall be void in all respects and shall have no force and effect.

      SECTION 3.     Authorization of Issuance of the Shares. Subject to the terms and conditions of this Agreement, as of the Effective Date the Company will have authorized the issuance of the Shares.

      SECTION 4.     Agreement to Issue and Acquire the Shares. On the Effective Date, the Company shall issue to the Subscriber, and the Subscriber shall acquire from the Company, the Shares upon the terms and conditions set forth in this Agreement.

      SECTION 5.     Payment of the Subscription Price. On the Effective Date, the Subscriber shall pay to the Company the Subscription Price which shall be delivered as follows: (i) US$1,385,883.70 pursuant to the terms of a promissory note made by the Subscriber in favor of the Company, which note shall by its terms mature six (6) months after the Effective Date and (ii) US$144,116.30 pursuant to the terms of a promissory note made by Subscriber in favor of the Company, which note shall by its terms mature three (3) years after the Effective Date.

      SECTION 6.     Company Representation and Warranty. The Company represents and warrants that the Shares, when issued, will be duly authorized, validly issued, and, upon payment by the Subscriber of the Subscription Price, will be fully paid and nonassessable.

      SECTION 7.     Subscriber Representation. The Subscriber represents that the Shares are being acquired for its own account, for investment and not with a view to the distribution and resale thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any state securities or blue sky laws. The Subscriber understands that the Shares have not been registered under the Securities Act or any state securities or blue sky laws, by reason of their issuance in a transaction exempt from the registration requirements thereunder and may not be resold unless a subsequent disposition thereof is registered thereunder (the Company being under no obligation to so register) or is exempt from registration thereunder.

H-1

      SECTION 8.     Legend. As evidence of the restrictions on transfer, the following legend (or a substantially similar legend) will be placed on the certificate or certificates evidencing the Shares:

THE REGISTERED HOLDER HEREOF HAS REPRESENTED TO THE ISSUER OF THE SHARES REPRESENTED HEREBY THAT IT HAS ACQUIRED SUCH SHARES FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. ACCORDINGLY, SUCH SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUBSEQUENTLY REGISTERED THEREUNDER OR AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.

      The Company may give appropriate stop-transfer instructions to any transfer agent for the Shares.

      SECTION 9.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflicts of laws.

      SECTION 10.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

By:

Name: J. Alden Philbrick, IV

Agreed To and Accepted By:

OXFORD FINANCE ACQUISITION CORP.

By:

Name:
Title:

H-2

Appendix I

ARTICLES OF TRANSFER

OXFORD FINANCE CORPORATION

      THESE ARTICLES OF TRANSFER are entered into this [          ] day of [                              ], 2004, by and between OXFORD FINANCE CORPORATION, a Maryland corporation (the “Transferor”), and OXFORD FINANCE ACQUISITION CORP., a Delaware corporation (the “Transferee”), pursuant to that certain Asset Purchase Agreement between the Transferor and the Transferee dated as of January 28, 2004 (hereinafter referred to as the “Agreement”).

      THIS IS TO CERTIFY THAT:

      1. Transferor agrees to sell, assign and transfer all or substantially all of its property and assets to Transferee, as hereinafter set forth and as more fully described in the Agreement.

      2. The name and state of incorporation of each corporation party to these Articles of Transfer are as follows:

      Transferor is Oxford Finance Corporation, a corporation organized under the laws of the State of Maryland; Transferee is Oxford Finance Acquisition Corp., a corporation incorporated under the Delaware General Corporation Law on                                 , 2004.

      3. The name, post office address and principal place of business of the Transferor are:

Oxford Finance Corporation
133 N. Fairfax Street
Alexandria, Virginia 22314
Attn: J. Alden Philbrick, IV

      The name, post office address and principal place of business of Transferee are:

Oxford Finance Acquisition Corp.
600 Third Avenue
New York, New York 10016
Attn: Hirohiko Imura

      4. The nature and amount of the consideration to be paid by Transferee for the Transferred Assets (as defined in the Agreement) is US $51,000,000 minus the Adjustment Amount (as defined in the Agreement), in cash.

      5. The sale herein set forth is made pursuant to the terms of the Agreement. The property and assets being transferred are the property and assets are as set forth in the Agreement. Transferee does not assume any debts, obligations, liabilities or undertakings of Transferor except those set forth in the Agreement.

      6. The Board of Directors of Transferor, at a meeting of the Board of Directors, duly adopted a resolution declaring that the sale, assignment and transfer of substantially all the assets of Transferor as herein set forth is advisable and directing that these Articles of Transfer be submitted for action thereon by the stockholders of Transferor, all in the manner and by the vote required by the Corporations and Associations Article of the Annotated Code of Maryland and the Charter of Transferor.

      7. These Articles of Transfer were approved at a meeting of the stockholders of Transferor, all in the manner and by vote required by the Corporations and Associations Article of the Annotated Code of Maryland and the Charter of Transferor.

      8. The Board of Directors of the Transferee, by unanimous consent signed by all of the members thereof filed with the Minutes of the proceedings of the Board of Directors, duly adopted a resolution declaring that the transfer to be affected pursuant to these Articles of Transfer was duly advised, authorized and approved in the manner and by the vote required by the Certificate of Incorporation of Transferee, and as required by the Delaware General Corporation Law.

[SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, Oxford Finance Corporation and Oxford Finance Acquisition Corp., parties to these Articles of Transfer, have caused these Articles of Transfer to be signed and acknowledged in the name and on behalf of each entity party to these Articles of Transfer, as of the date first set forth above.

WITNESS/ATTEST:	OXFORD FINANCE CORPORATION

	By:	(SEAL)
J. Alden Philbrick, IV Chief Executive Officer

OXFORD FINANCE ACQUISITION CORP.

	By:	(SEAL)
Hirohiko Imura, President

      THE UNDERSIGNED, Chief Executive Officer of Oxford Finance Corporation, who executed on behalf of said corporation the foregoing Articles of Transfer, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Transfer to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

J. Alden Philbrick, IV
Chief Executive Officer

      THE UNDERSIGNED, President of Oxford Finance Acquisition Corp., who executed on behalf of said limited liability company the foregoing Articles of Transfer, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Transfer to be the corporate act of said limited liability company and further certifies that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

Hirohiko Imura, President

APPENDIX J

Maryland General Corporation Law

Sections 3-202 through 3-213

      SECTION 3-202.     Right to Fair Value of Stock.

      (a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under Section 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by Section 3-602 of this title or exempted by Section 3-603(b) of this title.

      (b)(1) Fair value is determined as of the close of business:

(i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under Section 3-106; or

(ii) with respect to any other transaction, on the day the stockholders voted on the transaction objected to.

      (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

      (3) In any transaction governed by Section 3-602 of this title or exempted by Section 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of Section 3-603(b) of this title.

      (c) Unless the transaction is governed by Section 3-602 of this title or is exempted by Section 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under Section 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of Section 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle;

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

      SECTION 3-203.     Procedure by Stockholder.

      (a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(l) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under Section 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under Section 2-505(b) of this article, within 10 days after the corporation gives the notice required by Section 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

      (b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

      SECTION 3-204.     Effect of Demand on Dividend and Other Rights.

      A stockholder who demands payment for his stock under this subtitle:

(l) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

      SECTION 3-205.     Withdrawal of Demand.

      A demand for payment may be withdrawn only with the consent of the successor.

      SECTION 3-206.     Restoration of Dividend and Other Rights.

      (a) The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

      (b) The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

      SECTION 3-207.     Procedure by Successor.

      (a) (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

      (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

      (b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by registered mail at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

      SECTION 3-208.     Petition for Appraisal; Consolidation of Proceedings; Joinder of Objectors.

      (a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

      (b) (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it Considers proper.

      (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

      SECTION 3-209.     Certificate May be Noted.

      (a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

      (b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

      SECTION 3-210.     Appraisal of Fair Value.

      (a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

      (b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

      (c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

      (d) (1) on the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

      (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

      SECTION 3-211.     Consideration by Court of Appraisers’ Report.

      (a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which;

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

      (b) (l) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

      (2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the Stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

      (c) (l) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as to which fair value is to be determined under Section 3-202 of this subtitle, and

      (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

      (d) (l) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

      (2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if :

(i) The successor did not make an offer for the stock under Section 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

      (e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

      SECTION 3-212.     Surrender of Stock.

      The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment;

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

      SECTION 3-213.     Right of Successor with Respect to Stock.

      (a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle.

      (b) After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

      (c) Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

APPENDIX K

REVOCABLE PROXY

OXFORD FINANCE CORPORATION

Proxy Solicited on Behalf of the Board of Directors
For the Special Meeting of Stockholders to be held on [*], 2004

    The undersigned hereby appoints J. Alden Philbrick, IV, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all the shares of common stock of Oxford Finance Corporation (“Oxford”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of Oxford to be held at 133 North Fairfax Street, Alexandria, Virginia 22314 on Friday, the 28th of May, 2004 at 10:00 A.M., local time, and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxy is directed to vote as instructed on the matters below:

1.	Approval of the sale of all of Oxford’s assets and liabilities related to its business (“Asset Sale”) in accordance with the Asset Purchase Agreement (“Purchase Agreement”), dated as of January 28, 2004, between Oxford and Oxford Finance Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Sumitomo Corporation of America.

☐ FOR              ☐ AGAINST              ☐ ABSTAIN

2.	Approval of Oxford’s Plan of Liquidation and Dissolution, whereby Oxford’s board of directors and authorized officers following the consummation of the Asset Sale will, among other things, take the necessary steps to (i) dissolve Oxford’s status as a corporation in accordance with Maryland law and (ii) revoke Oxford’s status as a business development company under and subject to Sections 55 through 65 of the Investment Company Act of 1940, as amended.

☐ FOR              ☐ AGAINST              ☐ ABSTAIN

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(continued from reverse side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2) AND IN THE PROXY’S DISCRETION, ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

    The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxy, his substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.
Dated __________________________________________________, 2004

Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.

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